Form 10-K, Exhibit 13
period 1995-12-31
OLD NATIONAL BANCORP /IN/
filed 1996-03-29
CIK 707179

EXHIBIT 13

[Picture of Pocketwatch]

OLD NATIONAL BANCORP
1995 ANNUAL REPORT

SET YOUR WATCH BY US

                                TABLE OF CONTENTS

               Financial Highlights. . . . . . . . . . . . . . . 1
               Management Letter to Shareholders . . . . . . . 2-3
               A Commitment as Constant as Time Itself . . . . 4-9
               Affiliate Bank Information and Locations. . . 10-11
               Management's Discussion and Analysis. . . . . 12-30
               Report of Management. . . . . . . . . . . . . . .31
               Report of Independent Public Accountants. . . . .32
               Consolidated Financial Statements . . . . . . 33-36
               Notes to Consolidated Financial Statements. . 37-47
               Directors and Executive Officers. . . . . . . 48-51
               Stock Information . . . . . . . . . . . . . . . .52

                             Old National Bancorp
                             Financial Highlights
                    ($ in thousands except per share data)

Graphs
       Year-End      Year-End      Net Income    Cash Dividends Paid
     Total Assets   Total Loans     Per Share        Per Share
1991     4,156        2,407           1.53              0.66
1992     4,196        2,431           1.75              0.69
1993     4,487        2,616           1.84              0.72
1994     4,643        2,890           1.78              0.84
1995     4,823        3,038           2.04              0.88

                                                                    Percent
                                                 1995    1994(1)    Change
Income Statement Summary                 ----------------------------------
  Interest income . . . . . . . . . . . .     $355,272   $312,244    13.8%
  Interest expense. . . . . . . . . . . .      174,078    135,676    28.3
  Net interest income . . . . . . . . . .      181,194    176,568     2.6
  Net income. . . . . . . . . . . . . . .       51,694     46,472    11.2
Balance Sheet Summary
  Total assets. . . . . . . . . . . . . .   $4,822,628 $4,642,723     3.9%
  Investment securities and
   money market investments . . . . . . .    1,476,141  1,452,396     1.6
  Loans, net of unearned income . . . . .    3,037,733  2,890,313     5.1
  Deposits. . . . . . . . . . . . . . . .    3,973,675  3,669,186     8.3
  Shareholders' equity. . . . . . . . . .      428,077    408,612     4.8
Averages
  Total assets. . . . . . . . . . . . . .   $4,693,587 $4,509,671     4.1%
  Investment securities
   and money market investments . . . . .    1,443,500  1,509,446    (4.4)
  Loans, net of unearned income . . . . .    2,968,335  2,725,608     8.9
  Deposits. . . . . . . . . . . . . . . .    3,814,650  3,676,012     3.8
  Shareholders' equity. . . . . . . . . .      413,297    413,794    (0.1)


Per Common Share  (2)
  Net income per share - primary. . . . .   $     2.04 $     1.78    14.6%
  Net income per share - fully diluted. .         1.99       1.74    14.4
  Cash dividends paid . . . . . . . . . .         0.88       0.84     4.8
  Book value per share. . . . . . . . . .        17.15      15.86     8.1
  Stock price at year end . . . . . . . .       33 1/8     33 1/8
Selected Ratios
  Return on average assets. . . . . . . .         1.10%      1.03%
  Return on average shareholders'
   equity (3) . . . . . . . . . . . . . .        12.59      11.08
  Average shareholders' equity to
   average assets . . . . . . . . . . . .         8.81       9.18
  Total capital to risk-adjusted assets .        15.60      16.34
  Net interest margin . . . . . . . . . .         4.41       4.47
  Dividend payout . . . . . . . . . . . .        40.84      43.06
Other Data
  Number of full-time equivalent
   employees. . . . . . . . . . . . . . .        2,221      2,157
  Number of shareholders. . . . . . . . .       12,585     12,571
  Number of shares traded . . . . . . . .    3,753,200  2,892,900

(1) Financial information has been restated for mergers accounted for as poolings-of-interests.
(2) Restated for all stock dividends, including a 5% stock dividend paid to shareholders on February 20,1996
(3)  Excludes unrealized gains (losses) on investment securities.

MANAGEMENT LETTER TO SHAREHOLDERS

January 1996
Dear Shareholders:

Old National Bancorp proved once again to be a stable investment for its shareholders in 1995. An impressive net income fo $51.7 million was posted, an increase of 11% over the previous year. This noteworthy performance reflects the company's commitment to sound, steady growth.

Old National Bancorp's assets reached $4.82 billion in 1995, an increase of 16% over $4.15 billion reported in last year's annual report. This increase in assets is a direct result of the company's prudently planned and carefully implemented internal and external expansion efforts. In 1995, we completed acquisitions with five banks, and have announced plans to merge with one other, bringing our total number of banking affiliates to 26. The First National Bank of Oblong, Oblong, Illinois; Citizens National Bank, Tell City, Indiana; First United Savings Bank (name changed to ONB Bank), Greencastle and Bloomington, Indiana; The Bank of Harrisburg, Harrisburg, Illinois (merged into First National Bank, Harrisburg); and City National Bank, Fulton, Kentucky, became our newest affiliates. Additionally, we announced our intent to merge with The National Bank of Carmi, Carmi, Illinois.

Our new partners meet Old National Bancorp's stringent criteria established when we began the company's expansion program in 1985 that has since served as its foundation. These partners offer strong earnings potential, capable managment that remains dedicated to the bank and its community, and philosophies that are compatible with our goals. We continue to search for additions to our family of banks who will help us increase the services we can provide to our customers, and the value we can provide to our shareholders.

While our expansion comes from our recognition of the strength that lies in numbers, we also appreciate the diversity of the individual geographic areas served. That's why we've realigned our operation, dividing them into four independent regions. One is based in Terre Haute (Northern Region) and is led by Regional Executive Bill Britt; another is based in Jasper (Central Region) and is led by Regional Executive David Eckerle; a third is based in Evansville (Evansville Region) and is led by Regional Executive Jim Risinger; and our fourth is based in Madisonville (Southern Region) and is led by Regional Executive Morris Coffman. One of our philosophies is keeping our decision making as close to the customer as possible. So each of our banks in all of our regions is encouraged to specialize in what it does best - serving its own communities.

Throughout our expansion efforts, we're pleased to report that we've produced fine earnings growth, and have maintained sound performance ratios. Old National Bancorp ended 1995 with a return on average equity of 12.59%, while our return on average assets continued to be strong at 1.10%. At year end, Tier 1 capital was 8.37% of total assets.

We continue to focus on diversified loan portfolios to maintain our excellent loan quality. Maintaining our strong loan culture remains on of our top priorities. We believe our history of successfuly growing and managing loans effectively positions Old National Bancorp for continued growth throughout the decade, and well into the next century.

[Picture of Mr. Royse, Chairman and Mr. Lankford, President]


We're pleased that so many shareholders have entrusted their investment to us. Some 12,600 shareholders now hold nearly 25 million shares of Old National Bancorp stock. That's quite an increase from when we first began our expansion program with 1,500 shareholders and 2 million shares outstanding.
To us, it's the highest compliment - and challenge- there is. Our goal is continued appreciation of our stock price. Since the creation of Old National Bancorp, we've seen an average annual appreciation of our stock price of more than 15%. In fact, since 1983, Old National's common stock has outperformed the Dow Jones Industrial average by 126%. It's a tough act to follow, but we're committed to making your investment a rewarding one over the long term.

Technology is another key to our future success. For instance, we're going on line with our own personal computer banking service, PC Bank ConnectSM, to enable people to use their personal computer and a modem to pay their bills electronically, retrieve account information, such as account balances and statement histories, and transfer funds between accounts. Another home service, Touch Tone BankingSM, will allow people to receive those same services by using a touch tone phone. Now our customers can feel like they have their own ATM, right in their own home or anywhere in the United States, 24 hours a day and seven days a week.

While the banking industry is rapidly changing to meet the ever-changing needs of its customers, one thing remains constant...the need for steady direction from knowledgeable management. At Old National Bancorp, members of our senior management team are preparing the company to successfully meet the challenges of this changing industry. Rich in experience and leadership, this team and all of our extremely competent people are working together to strengthen our solid position as the leading financial services company in our area.

At Old National Bancorp, we're proud of our efforts that have historically provided a fine return on our shareholders' investments. We're confident that with the continued support of shareholders, customers and employees, we'll be in an excellent position to meet the challenges of 1996 in protecting...and growing...these investments.

Sincerely,

John N. Royse
Chairman

Ronald B. Lankford
President

[Picture of Grandfather Clock]

A TIME-HONORED TRADITION OF DEPENDABILITY

You treasure your grandfather's antique pocketwatch. You trace its worn, yet still beautifully intricate engravings with your fingertips. You gently open its clasp, marveling how after years of time-keeping, its delicate hands continue to move in precision.

When you carry it, you carry a piece of a man who knew what he stood for. A man you could trust to be as dependable and constant as the passing of time itself.

In today's chaotic financial world, where bank mega-mergers and acquisitions seem to occur by the minute, it's comforting to know that one constant exists
- Old National Bancorp. Old National bagan in Evansville, Indiana, in 1834...even before Evansville was granted its city charter..and remains one of the region's financial leaders today with over $4.8 billion in assets.

There is never any question about what Old National Bancorp stands for - solid performance and service. And its centruy-and-a-half heritage is proof that, when it comes to choosing a bank, characteristics like trust and stability transcend time.

[Picture of Old National Bank building in 1916]

[Picture of clock gears]

SYNCHRONIZED EFFORTS FOR PRECISE RESULTS

In age-old clock-making communities of Switzerland, Austria, and Germany, no single craftsman ever created a complete clock. Instead, each dial painter, frame maker, and case carver joined efforts to produce one extraordinary timepiece.

Much like the clock-making craftsmen, Old National Bancorp's four regions...based in Evansville, Terre Haute, Jasper, and
Madisonville...represents the strength that comes from knowing their markets. Old National Bancorp encourages each of its regions to specialize in what it does best - serving its own communities.

Watch the gently spinning pendulum of an anniversary clock and you'll understand why these communities depend on Old National Bancorp to meet their financial needs. You may see only its galss dome, dial, and hands, but inside are its delicate gears and springs...the heart of the timepiece whose efforts must be in exact alignment to keep proper time. An Old National Bank customer may see only his savings account book, or branch lobby. But it's the 2,200 Old National Bancorp employees who are the heart of the company...and whose behind-the-scenes efforts are really what make Old National Bancorp tick.

[Picture of Dave Eckerle, Central Regional Executive, Bill Britt, Northern Regional Executive, Jim Risinger, Evansville Regional Executive, and Morris Coffman, Southern Regional Executive]

[Picture of Clock]

STEADY ADVANCES AND SWEEPING MOVEMENTS

While there are many different ways to mark time...from a grandfather clock to a stopwatch to a sundial...there's still no way to stop it. Time marches on. And so does Old National Bancorp.

Thousands of families depend on Old National Bancorp to help them prepare financially for the many different times of their lives. Getting married. Buying a home. Welcoming a new baby. Establishing a college education fund. Enjoying a comfortable retirement. Different times demand different strategies. That's why Old National Bancorp continues to develop customized products and services, from home loans to home banking, or from investments to insurance, all desigend to meet the individual needs of each of these families.

Old National Bancorp. Like a sweeping second hand, it always moves forward, striving to meet the ever-changin financial needs of the communities it serves. In successfully helping its customers not just keep up with today, but better prepare for tomorrow, it has established itself as a company that is ahead of its time.

[Picture of Family on Front Porch]

                             ONB AFFILIATE BANKS
                   ($ in thousands as of December 31, 1995)

                                        Year of
Name of Affiliate            Banking   Affiliation                 Shareholders'
(Principal Office)           Offices    With ONB        Assets         Equity
-------------------------------------------------------------------------------
Old National Bank
(Evansville, Indiana)          15         1983        $1,248,997     $116,861
Merchants National Bank
(Terre Haute, Indiana)          9         1985           376,879       35,644
First Citizens Bank & Trust Co.
(Greencastle, Indiana)          3         1985           165,957       12,652
People's Bank & Trust Co.
(Mt. Vernon, Indiana)           3         1986           118,611       11,543
Rockville National Bank
(Rockville, Indiana)            3         1986            54,250        5,305
Clinton State Bank
(Clinton, Indiana)              2         1986            61,920        5,866
Gibson County Bank
(Princeton, Indiana)            2         1987            77,832        7,404
Security Bank & Trust Co.
(Vincennes, Indiana)            6         1987           161,379       15,884
Farmers Bank & Trust Co.
(Madisonville, Kentucky)        4         1987           180,275       17,251
Peoples National Bank
(Lawrenceville, Illinois)       1         1988            83,900        8,834
First State Bank
(Greenville, Kentucky)          5         1989           180,919       17,122
Morganfield National Bank
(Morganfield, Kentucky)         5         1989           108,968       10,525
First National Bank
(Harrisburg, Illinois)          6         1989           199,508       20,186
Farmers Bank & Trust Co.
(Henderson, Kentucky)           3         1990           187,707       16,259
Security Bank & Trust Co.
(Mt. Carmel, Illinois)          2         1990           113,944       11,261
United Southwest Bank
(Washington, Indiana)           6         1992           189,909       17,834
Palmer-American National Bank
(Danville, Illinois)            7         1992           306,464       30,457
Dubois County Bank
(Jasper, Indiana)              10         1993           327,509       31,368
Bank of Western Indiana
(Covington, Indiana)            7         1994           115,993       11,064
Indiana State Bank*
(Terre Haute, Indiana)          4         1994            91,711        9,128
Orange County Bank
(Paoli, Indiana)                3         1994            76,981        7,439
First National Bank
(Oblong, Illinois)              2         1995            89,884        8,282
Citizens National Bank
(Tell City, Indiana)            5         1995           149,349       14,417
ONB Bank
(Bloomington, Indiana)          2         1995           107,631       10,314
City National Bank
(Fulton, Kentucky)              3         1995           104,969        9,403

Pending Affiliate:
The National Bank of Carmi
(Carmi, Illinois)               2                         66,143        8,317

*Indiana State Bank is expected to be combined into Merchants National Bank, April 1996.

[Picture of Map of Illinois, Indiana, and Kentucky and various locations of banks in the states]

[Picture of various clocks with the quote, "Hold fast the time! Guard it, watch over it,every hour, every minute! Unregarded it slips away..."
THOMAS MANN (1875-1955)  THE BELOVED RETURNS(1939), centered on the page.]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

INTRODUCTION TO OLD NATIONAL BANCORP
Old National Bancorp (ONB) is a multi-bank holding company headquartered in Evansville, Indiana. Its twenty-five affiliate banks conduct business in 118 office locations in southwestern Indiana, southeastern Illinois, and western Kentucky. A complete listing of ONB's affiliate banks, including pending affiliations, is presented on page 10. The banks provide a wide range of financial services, such as making commercial and consumer loans; originating, marketing, and servicing mortgage loans; issuing and servicing credit cards; leasing; offering a wide range of deposit products; issuing letters of credit; issuing credit life, accident and health insurance; providing safe deposit facilities; and providing alternative investments and brokerage services. ONB also has six non-bank affiliates which provide services incidental to ONB's operations, including data processing, issuance and reinsurance of credit life, accident, health, property and casualty insurance, investment services, fiduciary and trust services, and property ownership.

The following information is an analysis of the major components of ONB's operations for the years 1993 through 1995 and financial condition as of December 31, 1995 and 1994. This information should be read in conjunction with the accompanying consolidated financial statements and footnotes thereto beginning on page 33. The information has been restated to reflect mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the date of the transaction.

Tax-exempt interest income in the following information has been increased to an amount comparable to interest subject to income taxes using federal statutory rates in effect of 34% in 1990-1992 and 35% in 1993-1995. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data. Net income is unaffected by these taxable equivalent adjustments.

MERGER ACTIVITY
During 1995, ONB consummated five mergers with banks in Indiana (2), Illinois
(2), and Kentucky (1) with total assets over $500 million. All of these were accounted for as pooling-of-interests. Presently, ONB has one pending transaction with The National Bank of Carmi, in Illinois, which has total assets of $66.1 million at December 31, 1995. This transaction is anticipated to close in mid-1996.

ONB completed in 1994 mergers adding nearly $300 million in total assets with Citizens Union Bank, Central City, Kentucky; Orange County Bank, Paoli, Indiana; Indiana State Bank, Terre Haute, Indiana; and Bank of Western Indiana, Covington, Indiana. All transactions used pooling-of-interests accounting. Citizens Union Bank was merged into ONB's existing affiliate, First State Bank, Greenville, Kentucky. Bank of Western Indiana was combined with another ONB bank, The Citizens State Bank, Williamsport, Indiana, with Bank of Western Indiana's charter surviving.

OVERVIEW OF FINANCIAL RESULTS
As a whole, the banking industry reported solid earnings in 1995 aided by continued economic growth and reduced FDIC insurance premiums. While interest rates generally dropped by the end of 1995, many financial institutions faced interest margin pressures as short-term rates declined less quickly than the long-term rates. Additionally, the 1994 rise in interest rates sparked
competitive pressures on deposits which carried over to 1995.   Strong loan
growth and expense control contributed to the industry's earnings.

ONB recorded record earnings in 1995 with net income of $51.7 million, an 11.2% increase over restated earnings for 1994. Over the last five years, ONB's earnings have grown at a compounded rate of 8%. A healthy net interest margin, controlled loan losses, and improved fee income contributed to ONB's performance. Expenses benefited from the lower FDIC premiums and by added volume at the company's internal operations center. The remaining sections of this management's discussion will present additional details of ONB's operating results.


                         Selected Financial Data
                 ($ in thousands except per share data)
                                                                                                    Five
                                                                                                    Year
                                 1995      1994       1993        1992       1991       1990       Growth
                             ----------------------------------------------------------------------------
Results Of Operations
(Taxable equivalent basis)
 Interest income . . . . . .  $368,478   $324,857    $319,285    $332,868    $369,429    $378,518
 Interest expense. . . . . .   174,078    135,676     134,484     156,056     205,192     226,875
                             ----------------------------------------------------------------------------
 Net interest income . . . .   194,400    189,181     184,801     176,812     164,237     151,643    5.1%
 Provision for loan losses .     6,657      7,682      10,189      11,859      11,885      10,114   -8.0
                             ----------------------------------------------------------------------------
 Net interest income after .
  provision for loan losses.   187,743    181,499     174,612     164,953     152,352     141,529    5.8
 Noninterest income  . . . .    39,170     34,809      33,598      29,153      26,496      23,986   10.3
 Noninterest expense . . . .   142,777    142,842     131,223     119,611     114,102     108,175    5.7
                             ----------------------------------------------------------------------------
 Income before income taxes.    84,136     73,466      76,987      74,495      64,746      57,340    8.0
 Income taxes. . . . . . . .    32,442     26,994      28,955      28,519      24,302      21,543    8.5
                             ----------------------------------------------------------------------------
 Net income. . . . . . . . .  $ 51,694   $ 46,472    $ 48,032    $ 45,976    $ 40,444    $ 35,797    7.6%
                             ============================================================================
Year-End Balances
 Total assets. . . . . . . .$4,822,628 $4,642,723  $4,487,232  $4,195,633  $4,156,401  $4,102,015    3.3%
 Total loans -
   net of unearned income. . 3,037,733  2,890,313   2,616,046   2,431,357   2,407,090   2,391,696    4.9
 Total deposits  . . . . . . 3,973,675  3,669,186   3,694,577   3,533,882   3,444,129   3,423,621    3.0
 Shareholders' equity. . . .   428,077    408,612     403,955     375,880     352,743     331,851    5.2
Per Share Data (1)
 Net income - primary. . . .    $ 2.04     $ 1.78      $ 1.84      $ 1.75      $ 1.53      $ 1.32    9.1
 Net income -
   fully diluted (2) . . . .      1.99       1.74        1.79        1.70        1.50        1.30    8.9
 Cash dividends paid . . . .      0.88       0.84        0.72        0.69        0.66        0.63    6.9
 Book value at year-end. . .     17.15      15.86       15.37       14.17       13.31       12.10    7.2
Selected Performance Ratios
 (based on averages)
  Return on assets . . . . .      1.10%      1.03%       1.10%        1.11%       1.00%      0.90%
  Return on equity (3) . . .     12.59      11.08       12.42        12.75       12.00      10.87
  Equity to assets . . . . .      8.81       9.18        8.82         8.67        8.31       8.30
  Primary capital to assets.      9.70      10.12        9.70         9.53        9.11       9.09
  Net charge-offs to
   average loans . . . . . .      0.28       0.30        0.26         0.33        0.41       0.58
  Allowance for loan losses
   to average loans. . . . .      1.34       1.52        1.67         1.55        1.39       1.39

(1)  Restated for all stock dividends and stock splits.
(2)  Assumes the conversion of ONB's subordinated debentures.
(3)  Excludes unrealized gains (losses) on investment securities.

                                        14

RESULTS OF OPERATIONS

NET INCOME

Graph of Net Income ($ in Millions)
1991   40.4
1992   46.0
1993   48.0
1994   46.5
1995   51.7

ONB recorded $51.7 million of net income in 1995, a $5.2 million or 11.2% increase over 1994 results. Primary net income per share for 1995 rose 14.6% to $2.04 compared to $1.78 in 1994. Growth in net interest income and other income combined with lower loan loss provision and noninterest expense generated the improvement. The specific effects of each of these factors are discussed in the following paragraphs.

ONB's 1994 net income was $46.5 million which is down 3.2% from 1993. Prior to restating 1994 and 1993 for the 1995 merger activity, ONB showed net income growth of 1.0%. One of the acquisitions made in 1995 experienced a $2.7 million loss in 1994 primarily due to a loss on a real estate investment. Net interest income, other income, and lower loan loss provision positively contributed to net income. Increased personnel, equipment, and data processing expense negatively impacted earnings.

NET INTEREST INCOME
A major share of ONB's earnings results from net interest income, the difference between interest and fees on earning assets, such as loans and investments, and the interest paid on deposits and other liabilities obtained to fund them. The net interest margin is net interest income, on a taxable equivalent basis, expressed as a percentage of average earning assets. This permits comparability incorporating the tax savings on certain assets. The margin is influenced by a number of factors, such as the volume and mix of earning assets and funding sources, the interest rate environment and income tax rates. The level of earning assets funded by interest free funding sources (primarily noninterest-bearing demand deposits and equity capital) also impacts net interest margin. ONB can control the effect of some of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed in detail later in this report. External factors such as the overall condition of the economy, strength of credit demand, Federal Reserve Board monetary policy and changes in tax laws can also have a significant effect on changes in net interest income from one period to another.

On a taxable equivalent basis net interest income increased $5.2 million or 2.8% over the prior year. Average earning assets increased 4.2% or $176.8 million between years while the net interest margin declined slightly from 4.47% to 4.41%. During 1995, the mix of earning assets changed significantly as the average balances of higher yielding loans rose $242.7 million (8.9%) while investments, securities and money market combined, decreased $65.9 million (4.4%). The yield on the assets increased 69 basis points primarily due to the loan yield rising from 8.37% to 9.06%. Interest bearing liabilities grew $151.1 million or 4.2%. ONB experienced a significant shift away from savings and daily interest checking, down 10.7%, to higher paying money market accounts, up 15.1%, and certificates of deposit, up 8.4%. This shift, combined with interest rate pressures in 1995, caused our cost of interest-bearing liabilities to rise to 4.61%, an 87 basis point increase.

Graph of Net Interest Income (Taxable Equivalent Basis)($ in Millions)
1991   164.2
1992   176.8
1993   184.8
1994   189.2
1995   194.4

In 1994 net interest income rose 2.4% or $4.4 million and reached $189.2
million.  Average earning assets rose 3.2% or $130.1 million.   While the
yields for most categories dropped, the overall yield dropped only 11 basis points to 7.67% as earning assets shifted toward the higher yielding loan portfolio which grew 8.8%. Many older, higher yielding assets were repaid during 1994. Deposits grew 1.2% while total interest-bearing liabilities grew 2.7%. The rates on liabilites decreased 7 basis points as the cost of deposits trended downward. The overall net interest margin was 4.47%, down 3 basis points from 1993.

Table 1 on page 16 details the changes in the components of net interest income. Table 2 on page 16 attributes those fluctuations to the impact of changes in the average balances of assets and liabilities and the yields/rates earned or paid thereon. Table 3 on page 17 presents a three year average balance sheet and for each major asset and liability category its related interest income and yield or its expense and rate.


Changes in Net Interest Income  (Table 1)
(Taxable equivalent basis, $ in thousands)                           % Change From
                                                                      Prior Year
                                                                  -----------------
                                 1995       1994       1993         1995     1994
Interest income on:          ------------------------------------------------------
  Loans. . . . . . . . . . .  $269,020    $228,257   $215,085      17.9%      6.1 %
  Investment securities. . .    95,864      93,871     98,875       2.1      (5.1)
  Federal funds sold and
  securities purchased under
  agreements to resell . . .     3,393       2,391     4,130       41.9     (42.1)

Interest-bearing
 deposits in other banks . .       201         338     1,195      (40.5)    (71.7)
                             ------------------------------------------------------
 Total interest income . . .   368,478     324,857   319,285       13.4       1.7
                             ------------------------------------------------------
Interest expense on:
 Savings and daily interest
  checking . . . . . . . . .    24,056      25,181    26,656       (4.5)     (5.5)
  Money market deposits. . .    21,620      13,226    12,818       63.5       3.2
  Certificates of deposit of
  $100,000 and over. . . . .    14,472       8,774     9,221       64.9      (4.8)
  Other time deposits. . . .    89,578      70,373    72,500       27.3      (2.9)
  Federal funds purchased and
  ecurities sold under
  agreements to repurchase .    12,155       9,406     6,545       29.2      43.7
  All other borrowings . . .    12,197       8,716     6,744       39.9      29.2
                             ------------------------------------------------------
  Total interest expense . .   174,078     135,676   134,484       28.3       0.9
                             ------------------------------------------------------
Net interest income. . . . .  $194,400    $189,181  $184,801        2.8%      2.4%
                             ======================================================
Net interest margin. . . . .      4.41%       4.47%     4.50%
                             ================================


Net Interest Income - Rate/Volume Analysis (Table 2)
(Taxable equivalent basis, $ in thousands)


                                             1995 vs. 1994                       1994 vs. 1993
                                        -------------------------         ---------------------------
                                                   Attributed to                       Attributed to
                                          Total  ----------------           Total    ----------------
                                          Change  Volume    Rate            Change    Volume    Rate
                                        -------------------------         ---------------------------
Interest income on:
  Loans. . . . . . . . . . . . . . . .   $40,763  $21,163 $19,600          $13,172   $18,603  $(5,431)
  Investment securities. . . . . . . .     1,993   (3,911)  5,904           (5,004)      212   (5,216)
  Federal funds sold and
  securities purchased under
  agreements to resell . . . . . . . .     1,002     (118)  1,120           (1,739)   (2,693)     954
  Interest-bearing deposits
    in other banks . . . . . . . . . .      (137)    (240)    103             (857)     (667)    (190)
                                        -------------------------         ---------------------------
    Total interest income. . . . . . .    43,621   16,894  26,727            5,572    15,455   (9,883)
                                        -------------------------         ---------------------------
Interest expense on:
  Savings and daily
 interest checking . . . . . . . . . .    (1,125)  (2,798)  1,673           (1,475)      215   (1,690)
  Money market deposits. . . . . . . .     8,394    2,412   5,982              408     1,220     (812)
  Certificates of deposit of
    $100,000 and over. . . . . . . . .     5,698    1,807   3,891             (447)     (543)      96
  Other time deposits. . . . . . . . .    19,205    5,486  13,719           (2,127)     (129)  (1,998)
Federal funds purchased and securities
sold under agreements to repurchase. .     2,749     (708)  3,457            2,861     1,476    1,385
  All other borrowings . . . . . . . .     3,481    3,192     289            1,972       983      989
                                        -------------------------         ---------------------------
   Total interest expense. . . . . . .    38,402    9,391  29,011            1,192     3,222   (2,030)
                                        -------------------------         ---------------------------
Net interest income. . . . . . . . . .   $ 5,219  $ 7,503 $(2,284)          $4,380   $12,233  $(7,853)
                                        =========================         ===========================

*The variance not solely due to rate or volume is allocated equally between the rate and volume variances.


Three-Year Average Balance Sheet And Net Interest Analysis  (Table 3)
(Taxable equivalent basis, $ in thousands)
                                               1995                               1994                        1993
                                 ----------------------------------------------------------------------------------------------
                                  Average    Interest   Yield/      Average  Interest   Yield/     Average   Interest   Yield/
                                  Balance    & Fees     Rate        Balance  & Fees     Rate       Balance   & Fees     Rate
                                 ----------------------------------------------------------------------------------------------
Earning Assets:
Money market investments:
Interest-bearing deposits
 in other banks . . . . . . . . $    3,826   $   201      5.25%  $    9,208 $   338      3.67%  $   24,957   $ 1,195     4.79%
Federal funds sold and
 securities purchased under
 agreements to resell . . . . .     57,400     3,393      5.91       59,801   2,391      4.00      136,517     4,130     3.03
 Investment  securities:
 U.S. Treasury and Government
  agencies (1). . . . . . . . .    933,388    58,445      6.26      970,179  55,441      5.71    1,031,108    63,006     6.11
 State and political subdivisions  420,189    35,556      8.46      427,686  36,155      8.45      367,394    33,165     9.03
 Other securities . . . . . . .     28,697     1,863      6.49       42,572   2,275      5.34       38,769     2,704     6.97
                                 ----------------------------------------------------------------------------------------------
  TOTAL INVESTMENT SECURITIES .  1,382,274    95,864      6.94    1,440,437  93,871      6.52    1,437,271    98,875     6.88
                                 ----------------------------------------------------------------------------------------------
Loans: (2) (3)
  Commercial and financial. . .    742,942    72,407      9.75      702,921  58,132      8.27      715,428    61,613     8.61
  Mortgage  . . . . . . . . . .  1,567,980   132,349      8.44    1,430,431 115,842      8.10    1,313,527   103,721     7.90
  Consumer, net of unearned
    income  . . . . . . . . . .    630,560    59,667      9.46      566,261  49,686      8.77      452,006    45,316    10.03
  Credit card . . . . . . . . .     26,853     4,597     17.12       25,995   4,597     17.68       25,230     4,435    17.58
                                 ----------------------------------------------------------------------------------------------
  TOTAL LOANS . . . . . . . . .  2,968,335   269,020      9.06    2,725,608 228,257      8.37    2,506,191   215,085     8.58
                                 ----------------------------------------------------------------------------------------------
  TOTAL EARNING ASSETS. . . . .  4,411,835   368,478      8.36%   4,235,054 324,857      7.67%   4,104,936   319,285     7.78%
Less: Allowance for loan losses    (41,819)               ====      (42,617)             ====      (38,846)              ====
Non-Earning Assets:
  Cash and due from banks . . .    157,622                          159,414                        168,022
  Other assets. . . . . . . . .    165,949                          157,820                        151,302
                                 ----------                       ---------                      ---------
TOTAL ASSETS. . . . . . . . . . $4,693,587                       $4,509,671                     $4,385,414
                                 ==========                       =========                      =========

                                                          LIABILITIES AND EQUITY

Interest-Bearing Liabilities:
  Savings and daily
     interest checking. . . . . $ 876,175  $  24,056      2.75%  $  981,571 $25,181      2.57%  $  973,476  $ 26,656    2.74%
  Money market deposits . . . .   585,805     21,620      3.69      509,071  13,226      2.60      463,587    12,818    2.76
  Certificates of deposit
   of $100,000 and over . . . .   256,253     14,472      5.65      218,836   8,774      4.01      232,472     9,221    3.97
  Other time deposits . . . . . 1,647,172     89,578      5.44    1,537,599  70,373      4.58    1,540,377    72,500    4.71
                                ----------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING
 DEPOSITS . . . . . . . . . . . 3,365,405    149,726      4.45    3,247,077 117,554      3.62    3,209,912   121,195    3.78
  Federal funds purchased
   and securities sold under
   agreements to repurchase . .   230,960     12,155      5.26      246,573   9,406      3.81      204,467     6,545    3.20
  All other borrowings. . . . .   182,216     12,197      6.69      133,866   8,716      6.51      117,784     6,744    5.73
                                ----------------------------------------------------------------------------------------------
  TOTAL INTEREST BEARING
   LIABILITIES. . . . . . . . . 3,778,581    174,078      4.61%   3,627,516 135,676      3.74%   3,532,163   134,484    3.81%
Noninterest-Bearing Liabilities:
  Demand deposits . . . . . . .   449,245                           428,935                        425,068
Other liabilities . . . . . . .    52,464                            39,426                         41,431
  Shareholders' equity. . . . .   413,297                           413,794                        386,752
                                ---------                         ---------                      ---------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY. . . . .$4,693,587                        $4,509,671                     $4,385,414
                                =========                         =========                      =========
Interest Margin Recap:
Interest income/earning
 assets . . . . . . . . . . . .            $368,478      8.36%               $324,857      7.67%              $319,285     7.78%
Interest expense/earning
 assets . . . . . . . . . . . .             174,078      3.95                 135,676      3.20                134,484     3.28
                                            -------      ----                 -------      ----                -------     ----
Net interest margin . . . . . .            $194,400      4.41%               $189,181      4.47%              $184,801     4.50%
                                            =======      ====                 =======      ====                =======     ====
(1) Includes Government agency mortgage-backed securities.
(2) Includes principal balances of nonaccrual loans.  Interest income relating to nonaccrual loans is not included.
(3) The amount of loan fees is not material in any of the years presented.


INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT
Managing the net interest margin is a critical element in optimizing the earnings of a banking organization. A movement in interest rates and the corresponding effect on the net interest margin may significantly affect profitability. The impact of interest rate changes can be mitigated by maintaining a balance between interest-rate sensitive assets and liabilities within given time frames. With the goal of consistent earnings growth with minimal interest rate risk, ONB's Funds Management Committee oversees this process by establishing guidelines for its affiliate banks to manage the sensitivity and repricing of their assets and liabilities. This committee and similar committees at the affiliate banks monitor these guidelines monthly on a consolidated basis and at the bank level.

The difference between assets and liabilities within a given repricing period is expressed as a ratio and as a dollar amount known as the "gap," both of which are used as a measure of interest rate risk. A ratio of 100% suggests a balanced position between rate-sensitive assets and liabilities within a given
repricing period.   While the measurement process and related assessment of
risk are somewhat imprecise, ONB believes its asset/liability management program allows adequate reaction time for trends in the market place as they occur, thereby minimizing the potential negative effect of its gap position
against the event of interest rate changes.   Additionally, ONB has
implemented a simulation process whereby the impact of potential interest rate fluctuations and balance sheet changes on net interest income can be quantified and monitored.

Table 4 below reflects ONB's interest rate sensitivity position both individually within specified time periods and cumulatively, over various time horizons. In the table, assets and liabilities are placed in categories based on their actual or expected repricing date. As indicated in the table, a significant percentage of ONB's assets and liabilities reprice within 180 days. In the 365 day cumulative time frame, assets and liabilities are closely matched at 96%.


Analysis of Interest Rate Sensitivity at December 31, 1995 (Table 4)
($ in thousands)
                                               1-180     181-365      1-5     Beyond
                                                Days      Days       Years    5 years       Total
                                            --------------------------------------------------------
Rate sensitive assets:
  Money market investments . . . . . . . .  $   85,665  $    100  $     196  $      0    $   85,961
  Investment securities  . . . . . . . . .     301,131   107,361    581,063   400,625     1,390,180
  Loans, net of unearned income. . . . . .   1,211,349   525,435    922,933   378,016     3,037,733
                                            --------------------------------------------------------
  Total rate sensitive assets. . . . . . .   1,598,145   632,896  1,504,192   778,641     4,513,874
                                            ----------------------------------------------==========
Rate sensitive liabilities:
  Savings and time deposits. . . . . . . .   1,750,162   308,920    606,130   839,255     3,504,467
  Other borrowed funds . . . . . . . . . .     258,713    12,930     26,737    63,416       361,796
                                            --------------------------------------------------------
  Total rate sensitive liabilities . . . .   2,008,875   321,850    632,867   902,671     3,866,263
                                            ----------------------------------------------==========
Interest sensitivity gap
  per period . . . . . . . . . . . . . . .  $ (410,730) $311,046  $ 871,325 $(124,030)
  Cumulative gap . . . . . . . . . . . . .  $ (410,730) $(99,684) $ 771,641 $ 647,611
Cumulative ratio at
 December 31, 1995 (1) . . . . . . . . . .          80%       96%       126%      117%
Cumulative ratio at                         ==========================================
  December 31, 1994 (1). . . . . . . . . .          85%      100%       127%      117%
                                            ==========================================

(1) Rate sensitive assets/rate sensitive liabilities


In addition to the interest rate sensitivity the Funds Management Committee monitors the company's liquidity requirements. The objective of liquidity management is to ensure the ability to meet cash flow needs of customers, such as borrowings and deposit withdrawals, while at the same time maximizing lending and investment opportunities. Failure to properly manage liquidity requirements can result in the need to satisfy customer withdrawals and other obligations on less than desirable terms. ONB and its affiliates maintain adequate liquidity with sufficient levels of liquid assets, deposit growth, and other funding sources, such as the Federal Home Loan Bank.

The Funds Management Committee monitors the quality of the investment portfolio by establishing guidelines for the types and quality of securities acceptable for purchase. ONB has a consistent, conservative investment
strategy.   Any exceptions to these guidelines must be approved by the committee. The committee reviews on a regular basis the quality of the portfolios, especially the obligations of corporations and state and political subdivisions.

NONINTEREST INCOME
Besides our focus on net interest income, ONB has looked to expand its ability to generate additional noninterest income from both our core business and newer initiatives, such as brokerage/alternative investments. ONB's banks and nonbank affiliates strive to improve their noninterest income performance every year. Noninterest income, excluding securities transactions, increased 11.5% in 1995. With the formation of ONB's trust companies, an even more concertive effort is being made to develop new sources of revenue in this line
of  business.   In 1995 trust fees increased 17.4% and is becoming a larger
portion of noninterest income.   This growth is attributable to a growth in
assets under management and an increase in the standard fee schedule.
Service charges on deposit accounts grew 7.0%. Opportunities to improve such fee income are continuously reviewed and weighed against competitive pressures in each separate market. Loan servicing fees increased 14.6% as long-term interest rates dropped generating higher levels of refinancing activity. Other income rose 11.3% fueled by ONB's alternative investments and brokerage business and credit life insurance sales.

During 1994, noninterest income grew 5.4%. This growth was the result of a 19.3% and 6.3% increase in trust fees and deposit service charges, respectively. The base of accounts for both areas rose and the fees charged were reviewed and adjusted where necessary. Loan servicing fees rose 13.7% as mortgage banking activities, while affected by higher interest rates, remained fairly strong.

ONB realized net securities gains (losses) of $0.1, ($0.3), and $0.3 million in 1995, 1994, and 1993, respectively. Generally, ONB has had minimal sales of securities. In 1994 certain lower yielding investments were sold in order to reinvest in higher yielding assets. In 1993 ONB sold a portion of its Student Loan Marking Association stock resulting in a gain.

Table 5 below presents changes in the components of noninterest income for the years 1993 through 1995.


Noninterest Income  (Table 5) ($ in thousands)
                                                                                % Change From
                                                                                   Prior Year
                                                                              ------------------
                                          1995        1994        1993        1995        1994
                                       ---------------------------------------------------------
Trust fees. . . . . . . . . . . . . .  $  9,216      $ 7,851    $ 6,580        17.4%       19.3%
Service charges on deposit accounts .    14,025       13,110     12,330         7.0         6.3
Loan servicing fees . . . . . . . . .     5,614        4,898      4,306        14.6        13.7
Other income. . . . . . . . . . . . .    10,260        9,215     10,070        11.3        (8.5)
                                       ---------------------------------------------------------
    Subtotal. . . . . . . . . . . . .    39,115       35,074     33,286        11.5         5.4
Net securities gains (losses) . . . .        55         (265)       312         N/M         N/M
                                       ---------------------------------------------------------
    Total noninterest income. . . . .  $ 39,170      $34,809    $33,598        12.5%        3.6%
                                       =========================================================
N/M = Not meaningful


NONINTEREST EXPENSE
Total noninterest expense has a significant impact on ONB's financial performance. Improving the quality of our service yet controlling such costs can be achieved through improved efficiencies and management attention. In 1995 noninterest expense decreased slightly compared to 1994. Salaries and benefits, which comprise over 50% of total noninterest expense, grew 3.2% in
1995.   Marketing expense rose 13.1% from a combination of the newly formed trust companies and new efforts which contributed to the deposit and loan
growth.    Data processing expense, which includes external processing and software costs for our internal data operations, rose 1.5%. The external component decreased while the internal component increased as our banks prepare to convert. With sixteen ONB's banks processed internally, our data center is better able to support its initial up-front expenses for people and equipment. Equipment expense increased 12.8% primarily as a result of costs at the internal operations and data center and at affiliate banks for banking
systems conversions.   In 1995 other expenses dropped 5.7%.  A newly acquired
bank experienced a $2.5 million loss in 1994 on the sale of a real estate investment.

These increases were offset when the FDIC lowered its premium on bank deposits as of June 1, 1995. For most of ONB's affiliate banks the cost dropped from 23 basis points to 4 basis points per $100 of deposits. This rate change drove the 42.1% drop in ONB's FDIC insurance premiums in 1995. This premium was dropped further as of January 1, 1996, for at least the first six months of 1996. For deposits insured by the Savings Association Insurance Fund, ("SAIF"), rates did not drop. A one-time recapitalization charge is expected to be approved by the U.S. Congress sometime in 1996. ONB has less than 6% of its deposits insured by SAIF and expects such a charge to have minimal impact on the 1996 results.

In 1994 total noninterest expense grew 8.9%. Salaries and benefits increased 8.8% while equipment expense and data processing expense rose 19.2% and 34.8%, respectively. Higher staffing levels, equipment purchases and maintenance, and software costs were incurred in 1994 in preparation for handling higher numbers of affiliate banks at our internal data processing center.

Table 6 below presents changes in the components of noninterest expense for the years 1993 through 1995.


Noninterest Expense  (Table 6) ($ in thousands)                                            % Change From
                                                                                             Prior Year
                                                                                        -------------------
                                                 1995          1994          1993         1995        1994
                                              -------------------------------------------------------------
Salaries and employee benefits. . . . . . .   $ 75,281      $ 72,962      $ 67,036         3.2%        8.8%
Occupancy expense . . . . . . . . . . . . .      8,706         8,661         8,283         0.5         4.6
Equipment expense . . . . . . . . . . . . .     10,816         9,589         8,046        12.8        19.2
Marketing expense . . . . . . . . . . . . .      5,201         4,597         3,943        13.1        16.6
FDIC insurance premiums . . . . . . . . . .      4,884         8,431         7,875       (42.1)        7.1
Data processing expense . . . . . . . . . .      5,881         5,793         4,296         1.5        34.8
Supplies expense. . . . . . . . . . . . . .      4,454         4,211         3,762         5.8        11.9
Communications and transportation expense .      5,756         5,480         4,915         5.0        11.5
Other expenses. . . . . . . . . . . . . . .     21,798        23,118        23,067        (5.7)        0.2
                                              -------------------------------------------------------------
    Total noninterest expense . . . . . . .   $142,777      $142,842      $131,223         0.0%        8.9%
                                              =============================================================


PROVISION FOR INCOME TAXES
ONB records a provision for income taxes currently payable and for taxes payable in the future because of differences in the timing of recognition of certain items for financial statement and income tax purposes. The major differences between the effective tax rate applied to ONB's financial statement income and the federal statutory rate are caused by interest on tax-exempt securities and loans and state income taxes. See Note 7 to the consolidated financial statements for the additional detail of ONB's income tax provision.

ONB's effective tax rate was 27.1%, 23.6%, and 26.7% in 1995, 1994, and 1993, respectively. The fluctuation among the years came primarily from the elimination of a deferred asset valuation allowance in 1994 which reduced 1994's tax expense by $1.6 million.

INTERIM FINANCIAL DATA
The following table provides a detailed summary of quarterly results of operations for the years ended December 31, 1995 and 1994. These results contain all normal and recurring adjustments of a material nature necessary for a fair and consistent presentation.


Interim Financial Data  (Table 7)
(Unaudited, $ and shares in thousands except per share data)
                                                      Quarter Ended
                                -------------------------------------------------
                                  December 31  September 30   June 30    March 31
1995                            -------------------------------------------------
Interest income. . . . . . . .    $91,912        $90,358      $88,153   $84,849
Interest expense . . . . . . .     45,661         44,808       43,413    40,196
                                -------------------------------------------------
  Net interest income. . . . .     46,251         45,550       44,740    44,653
Provision for loan losses. . .      2,282          1,977        1,298     1,100
Noninterest income . . . . . .     10,118          9,776        9,885     9,391
Noninterest expense. . . . . .     37,341         33,919       35,747    35,770
                                -------------------------------------------------
  Income before income taxes .     16,746         19,430       17,580    17,174
Income taxes . . . . . . . . .      4,558          5,671        4,310     4,697
                                -------------------------------------------------
  Net income . . . . . . . . .    $12,188        $13,759      $13,270   $12,477
                                =================================================
Net income per share:
  Primary. . . . . . . . . . .      $0.49          $0.54        $0.52     $0.49
                                =================================================
  Fully diluted. . . . . . . .      $0.47          $0.53        $0.51     $0.48
                                =================================================
Weighted average shares:
  Primary. . . . . . . . . . .     25,098         25,273       25,444    25,674
                                =================================================
  Fully diluted. . . . . . . .     26,505         26,682       26,852    27,298
                                =================================================
1994
Interest income. . . . . . . .    $82,164        $80,125      $75,997   $73,958
Interest expense . . . . . . .     36,721         35,024       32,383    31,548
                                -------------------------------------------------
  Net interest income.             45,443         45,101       43,614    42,410
Provision for loan losses. . .      3,042          1,528        1,686     1,426
Noninterest income . . . . . .      7,880          9,597        8,837     8,495
Noninterest expense. . . . . .     38,216         35,745       35,916    32,965
                                -------------------------------------------------
  Income before income taxes       12,065         17,425       14,849    16,514
Income taxes . . . . . . . . .      1,367          5,005        3,739     4,270
                                -------------------------------------------------
  Net income . . . . . . . . .    $10,698        $12,420      $11,110   $12,244
                                =================================================
Net income per share:
  Primary. . . . . . . . . . .      $0.41          $0.48        $0.43     $0.46
                                =================================================
  Fully diluted. . . . . . . .      $0.40          $0.47        $0.42     $0.45
                                =================================================
Weighted average shares:
  Primary. . . . . . . . . . .     25,975         26,035       26,128    26,250
                                =================================================
  Fully diluted. . . . . . . .     27,674         27,809       27,905    28,054
                                =================================================


FINANCIAL CONDITION

ANALYSIS OF CHANGES IN BALANCE SHEET
Total assets increased $179.9 million or 3.9% at December 31, 1995 compared to the prior year end. Loan growth comprised the majority of the increase in total assets as loans grew by $147.4 million or 5.1%. By December 31, 1995, total liabilities had grown $160.4 million or 3.8% over 1994. Total deposits increased $304.5 million or 8.3% as deposit interest rates rose early in 1995 and attracted customer funds.

LENDING AND LOAN ADMINISTRATION

Graph of Allowance/Average Loans
1991   1.39
1992   1.55
1993   1.67
1994   1.52
1995   1.34

The primary responsibility and accountability for day-to-day lending activities rests with ONB's affiliate banks. Loan personnel at each bank have the authority to extend credit under guidelines established by ONB's Board of Directors and administered by the Credit Policy Committee. This committee meets quarterly and is comprised of members of ONB's executive management and, on a rotating basis, outside members of the Board of Directors and affiliate bank management. The committee monitors credit quality through the review of information such as delinquencies and other problem loans and charge-offs.
The committee regularly reviews the status and prospects for specific industries in which the company extends credit and also establishes corporate loan policy and reviews qualifying applications of the affiliate banks. Executive and credit committees at the banks provide further knowledge, judgment and experience to ONB's lending administration.

ONB maintains a continuous and comprehensive corporate loan review program. ONB's loan review system provides independent evaluation of loan administration, credit quality, loan documentation, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes regular reviews of problem loan reports, delinquencies, and charge-offs.

Graph of Net Charge-Offs/Average Loans
1991   0.41
1992   0.33
1993   0.26
1994   0.30
1995   0.28

The adequacy of the allowance for loan losses is formally evaluated on a quarterly basis at both the affiliate bank and holding company level. This evaluation is based on reviews of specific loans, changes in the type and volume of the loan portfolios given current and anticipated economic conditions, and historical loss experience. Loans are charged off when they are deemed uncollectible. Charge-offs, net of recoveries, were $8.2 million in 1995, compared to $8.2 million in 1994 and $6.4 million in 1993.

ONB's affiliate banks make monthly provisions for possible loan losses in amounts estimated to be sufficient to maintain the allowance for loan losses at a level considered necessary by management to absorb estimated losses in the loan portfolios. The consolidated provision for loan losses was $6.7 million in 1995, down from $7.7 million in 1994 and from $10.2 million in 1993. The continued economic strength of ONB's market area and the adoption of ONB's conservative credit culture by our affiliate banks continues to yield a solid loan portfolio. The provision decrease also reflects continued low levels of under-performing assets and a general improvement in the condition of the loan portfolios at several of ONB's affiliates. Further improvement of these historically low levels of non-performing assets may be difficult.

Table 8 on page 23 summarizes activity in the allowance for loan losses for the years 1991 through 1995 and an allocation of the year-end balances, along with related statistics for the allowance and net charge-offs.



Allowance for Loan Losses  (Table 8)
($ in thousands)
                                        1995        1994         1993        1992         1991
Analysis:                            ----------------------------------------------------------
Allowance for loan losses,
  January 1. . . . . . . . . . . .    $41,335      $41,833      $37,290    $33,393     $30,369
Loans charged off:                   ----------------------------------------------------------
  Commercial . . . . . . . . . . .      4,910        4,511        5,662      7,126       7,049
  Mortgage . . . . . . . . . . . .        960          692        2,667      2,127       2,598
  Consumer credit. . . . . . . . .      5,316        5,446        2,806      3,105       3,321
                                     ----------------------------------------------------------
    Total charge-offs. . . . . . .     11,186       10,649       11,135     12,358      12,968
                                     ----------------------------------------------------------
Recoveries on charged-off loans:
  Commercial . . . . . . . . . . .      1,593        1,173        3,504      3,093       1,976
  Mortgage . . . . . . . . . . . .        296          176          315        459         369
  Consumer credit. . . . . . . . .      1,111        1,120          906        844         854
                                     ----------------------------------------------------------
    Total recoveries . . . . . . .      3,000        2,469        4,725      4,396       3,199
                                     ----------------------------------------------------------
Net charge offs. . . . . . . . . .      8,186        8,180        6,410      7,962       9,769
Provision charged to expense . . .      6,657        7,682       10,189     11,859      11,885
Acquisitions under
  purchase accounting. . . . . . .        --             0          764          0         908
                                     ----------------------------------------------------------
Allowance for loan lossses,
  December 31, . . . . . . . . . .    $39,806      $41,335      $41,833    $37,290     $33,393
                                     ==========================================================

Average loans for the year . . . . $2,968,335   $2,725,608   $2,506,191 $2,409,660  $2,396,295
Allowance/year-end loans . . . . .       1.31%        1.43%        1.60%      1.53%       1.39%
Allowance/average loans. . . . . .       1.34         1.52         1.67       1.55        1.39
Net charge-offs/average loans. . .       0.28         0.30         0.26       0.33        0.41


Allocation at December 31,
Commercial . . . . . . . . . . . .    $21,690      $23,008      $22,046    $21,818     $17,767
Mortgage . . . . . . . . . . . . .     11,122       10,824       12,683     10,008       9,762
Consumer credit. . . . . . . . . .      6,994        7,503        7,104      5,464       5,864
                                     ----------------------------------------------------------
Total. . . . . . . . . . . . . . .    $39,806      $41,335      $41,833    $37,290     $33,393
                                     ==========================================================


Assets determined by the various evaluation processes to be under-performing receive special attention by ONB and the affiliate banks. Under-performing assets consist of 1) nonaccrual loans where the ultimate collectibility of interest is uncertain, but the principal is considered collectible; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because the borrower's financial condition deteriorated;
3) loans with principal or interest past due ninety (90) days or more; and 4) other real estate owned. Each month, problem and "watch" loans reports are prepared and reviewed at both the affiliate banks and holding company. These reports include loans where the customers' operations or net worth may not be sufficient to repay the loan, the loan has been criticized in a regulatory examination, accrual of interest has been suspended, or for other reasons where either the ultimate collectibility of the loan is in question or the loan has characteristics requiring special monitoring. In addition to the loans classified as under-performing, management closely monitors loans totaling $96.7 million as of December 31, 1995, for the borrowers' ability to comply with present repayment terms. For these loans, the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the general condition of the portfolio and in establishing the allowance for loan losses.

Table 9 below presents the components of under-performing assets as of December 31, 1995, 1994, and 1993. Under-performing assets decreased 15.7% in 1995 after a 9.9% increase in 1994. In 1995 nonaccruals dropped 28.0% after a 1994 increase when a large, monitored loan deteriorated in the fourth quarter. Loans past due over 90 days rose in 1995 by $456 thousand, though as a percent of outstanding loans they are comparable at 0.16% in 1995 and 0.15% in 1994.




Under Performing Assets  (Table 9)
($ in thousands)
                                                 1995     1994     1993
                                               --------------------------
Nonaccrual loans . . . . . . .                 $ 6,623  $ 9,201  $ 6,473
Renegotiated loans . . . . . .                   1,120    1,280      833
Past due loans (90 days or more):              --------------------------
  Commercial . . . . . . . . .                   1,153      995    1,854
  Mortgage . . . . . . . . . .                   2,578    2,077    2,553
  Consumer . . . . . . . . . .                   1,050    1,253      856
                                               --------------------------
    Total. . . . . . . . . . .                   4,781    4,325    5,263
                                               --------------------------
Other real estate owned. . . .                     515      669    1,508
                                               --------------------------
 Total under-performing assets                 $13,039  $15,475  $14,077
                                               ==========================
Under-performing assets as a %
  of total loans and other
  real estate owned. . . . . .                    0.43%    0.54%    0.54%
                                               ==========================

Interest income of approximately $0.9 million would have been recorded in 1995 on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded in 1995 on nonaccrual and restructured loans was $0.3 million.

SOURCES OF FUNDS

ONB's primary funding source is its base of core customer deposits which consist of noninterest-bearing demand, regular savings and money market
accounts and small denomination certificates of deposit.   Other short-term
sources of funds are large denomination certificates, overnight borrowings from other financial institutions, securities sold under agreements to repurchase, and lines of credit. Longer term funds are provided by medium term notes and subordinated debentures. Table 10 below presents changes between years in the average balances of all funding sources.


Funding Sources - Average Balances (Table 10)
($ in thousands)
                                                                           % Change From
                                                                             Prior Year
                                                                        -----------------------
                                 1995           1994          1993           1995        1994
Core Deposits:               ------------------------------------------------------------------
Demand deposits. . . . . . . $  449,245     $  428,935   $  425,068           4.7%        0.9%
Savings and daily interest
  checking . . . . . . . . .    876,175        981,571      973,476         (10.7)        0.8
Money market deposits. . . .    585,805        509,071      463,587          15.1         9.8
Other time deposits. . . . .  1,647,172      1,537,599    1,540,377           7.1        (0.2)
                             ------------------------------------------------------------------
    Total core deposits. . .  3,558,397      3,457,176    3,402,508           2.9         1.6
                             ------------------------------------------------------------------
Certificates of deposit of
  $100,000 and over. . . . .    256,253        218,836      232,472          17.1        (5.9)
Federal funds purchased and
 securities sold under
 agreements to repurchase. .    230,960        246,573      204,467          (6.3)       20.6
Other short-term borrowings.    107,782         61,328       36,512          75.7        68.0
Subordinated debentures. . .     33,918         40,538       49,272         (16.3)      (17.7)
Medium term notes. . . . . .     40,516         32,000       32,000          26.6         0.0
                             ------------------------------------------------------------------
    Total funding sources. . $4,227,826     $4,056,451   $3,957,231           4.2%        2.5%
                             ==================================================================


CORE DEPOSITS
Average core deposits increased 2.9% in 1995 compared to the 1.6% increase in 1994. A major shift occurred in 1995 as funds left savings and daily interest checking and entered money market deposits and certificates of deposit. The combination of a down stock market in 1994, new marketing efforts, and rising interest rates in late 1994 and early 1995 attracted deposits, especially into money market accounts tied to indices.

During 1994, core deposits on average grew 1.6%. Most categories changed less than 1%, except for money market deposits which grew 9.8%. Deposit interest rates were fairly low most of the year and customers often placed available funds into money market accounts while they reviewed their investment options.

SHORT-TERM BORROWINGS
Additional sources of funding for ONB are various short-term borrowings which consist primarily of federal funds purchased from other financial institutions on an overnight basis, secured repurchase agreements which generally mature within 30 days, borrowings under U.S. Treasury demand notes, and lines of credit.

Collectively, the average short-term borrowings rose $30.8 million or 10.0% in 1995. At December 31, 1995, short-term borrowings decreased $175.0 million from 1994, as ONB replaced these funds with core deposit growth.

Table 11 below presents the distribution of ONB's short-term borrowings and the weighted average interest rates thereon for each of the last three years.

Short-Term Borrowings  (Table 11)
($ in thousands)
                                                                    Other
                                        Funds      Repurchase    Short-term
                                      Purchased    Agreements    Borrowings
1995:                                ----------------------------------------
Average amount outstanding . .       $ 36,588     $194,372      $107,782
Maximum amount outstanding at
  any month-end. . . . . . . .         91,820      199,961       131,792
Weighted average interest rate:
  During year. . . . . . . . .           5.99%        5.13%         6.26%
  End of year. . . . . . . . .           5.71         5.08          5.65
1994:
Average amount outstanding . .       $ 55,955     $190,618      $ 61,328
Maximum amount outstanding at
  any month-end. . . . . . . .        124,475      222,953       107,743
Weighted average interest rate:
  During year. . . . . . . . .           4.39%        3.65%         4.86%
  End of year. . . . . . . . .           5.54         3.84          5.78
1993:
Average amount outstanding . .        $21,351     $183,116      $ 36,512
Maximum amount outstanding at
  any month-end. . . . . . . .         33,433      198,334        58,407
Weighted average interest rate:
  During year. . . . . . . . .           2.87%        3.23%         3.48%
  End of year. . . . . . . . .           2.96         3.23          2.49

OTHER FUNDING SOURCES
Other funding sources consist of large denomination certificates of deposit, medium term notes, and convertible subordinated debentures. Large certificates grew $37.4 million or 17.1% in 1995 compared to 1994. The growth resulted from the higher interest rate environment for this type of deposit in 1995. Table 12 below presents a maturity distribution for certificates of deposit with denominations of $100,000 or more.

During 1995, holders of ONB's 8% convertible debentures converted principal amounts of $6.5 million. These conversions resulted in the issuance of 278 thousand shares of common stock and an offsetting increase in shareholders' equity.

ONB issued the remaining $18 million of a medium term note program started in 1993. The notes for the entire program have a weighted average effective interest rate of 6.58% and mature between 1996 and 2003. The funds were used to reduce ONB's lines of credit.


Certificates of Deposit of $100,000 and Over  (Table 12)
($ in thousands)
                                                    Maturity Distribution
                                    -----------------------------------------
                        Year-End      1-90      91-180     181-365    Beyond   Interest     Average
                         Balance      Days       Days       Days      1 Year    Expense      Rate
                       -----------------------------------------------------------------------------
1995 . . . . . . . . .  $276,010   $123,002    $54,881    $37,288    $60,839   $14,472       5.65%
1994 . . . . . . . . .   213,298     90,818     51,944     27,524     43,012     8,774       4.01
1993 . . . . . . . . .   225,545     99,014     52,731     33,227     40,573     9,221       3.97


USES OF FUNDS

A significant challenge in the financial services industry is to employ available sources of funds as profitably as possible in a changing interest rate environment without incurring an undesirable amount of credit or interest rate risk. Primary uses of available funds are loans to customers, investment securities, and various short-term deposits in other institutions.

LOANS
ONB's affiliate banks lend to commercial customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. ONB's policy is to concentrate its lending activity in the geographic market areas it serves, primarily southwestern Indiana,
southeastern Illinois, and western Kentucky.   ONB has no concentration of
loans in any single industry exceeding 10% of its portfolio nor does its portfolio contain any loans to finance speculative transactions, such as large, highly leveraged buyouts. ONB does not engage in lending to foreign countries.

Total loans, net of unearned, increased $147.4 million or 5.1% between 1994 and 1995. Growth primarily occurred in commercial loans, mortgage loans and consumer loans, net of unearned, which grew 5.0%, 3.7% and 9.8%, respectively. The portfolio is well diversified with 25% of the portfolio in commercial loans, 52% in mortgage loans, primarily residential, and 23% in consumer credit. In 1994 loans grew 10.5% as mortgage loans increased 10.8% and consumer loans rose 17.8%.

ONB's commercial lending is primarily to small to medium-sized businesses in various industries in its region. These industries are generally stable in ONB's market area which provides opportunity for growth.

Mortgage loans represent the most significant portion of ONB's loan portfolio, with the majority of these loans being for 1-4 family residential property. While ONB's affiliates do make commercial real estate loans, they do so only on a selective basis in their geographic market areas and these amount to $335.7 million at December 31, 1995.

Consumer loans include automobile loans, personal and home equity loans and lines of credit, student loans, and credit card loans and represented the largest area of growth in 1995.

Table 13 on page 28 presents the composition of the loan portfolio for each of the last five years. Loans in all categories have grown steadily over the five year period shown. Commercial loans increased an average of 5.6% per year between 1991 and 1995. Mortgage loans and consumer loans increased 5.5% and 11.1%, respectively, during this period.

Table 14 on page 28 presents the maturity distribution and rate sensitivity of loans and an analysis of loans with predetermined and floating interest rates. A significant percentage of commercial and financial loans are due within one year, reflecting the demand nature of a large portion of these loans.


Loan Portfolio At Year-End  (Table 13)
($ in thousands)
                                                                                                   Four Year
                                                  1995      1994      1993       1992      1991    Growth Rate
                                           --------------------------------------------------------------------
Commercial. . . . . . . . . . . . . . . .   $  737,743 $  702,459 $  665,136 $  600,130 $  593,114      5.6%
Financial . . . . . . . . . . . . . . . .        5,167      7,546     10,000     24,861     50,032    (43.3)
Economic development bonds. . . . . . . .       27,675     30,928     35,094     42,113     48,993    (13.3)
Mortgage. . . . . . . . . . . . . . . . .    1,579,596  1,523,215  1,374,355  1,298,812  1,273,465      5.5
Consumer credit . . . . . . . . . . . . .      713,435    655,514    560,035    492,718    468,824     11.1
                                           --------------------------------------------------------------------
    Total loans . . . . . . . . . . . . .    3,063,616  2,919,662  2,644,620  2,458,634  2,434,428      5.9%
    Less: Unearned income . . . . . . . .       25,883     29,349     28,574     27,277     27,338
    Allowance for loan losses . . . . . .       39,806     41,335     41,833     37,290     33,393
                                           --------------------------------------------------------
    Net loans . . . . . . . . . . . . . .   $2,997,927 $2,848,978 $2,574,213 $2,394,067 $2,373,697
                                           =======================================================
Composition of Loan Portfolio by Type
Commercial/ financial/ development. . . .         25.4%      25.6%      27.2%     27.4%       28.8%
Mortgage. . . . . . . . . . . . . . . . .         52.0       52.7       52.5      53.5        52.8
Consumer credit . . . . . . . . . . . . .         22.6       21.7       20.3      19.1        18.4


Distribution of Loan Maturities at December 31, 1995  (Table 14)
($ in thousands)

                                   Within     1-5       Beyond
                                   1 Year     Years    5 Years       Total
                                 -------------------------------------------
Commercial and financial . . .   $330,595  $210,986    $201,329    $742,910
Economic development bonds . .      2,823     5,673      19,179      27,675
                                 -------------------------------------------
    Total. . . . . . . . . . .   $333,418  $216,659    $220,508    $770,585
                                 ===========================================

Predetermined interest rates .   $ 80,911  $106,341    $ 53,170    $240,422
Floating interest rates. . . .    252,507   110,318     167,338     530,163
                                 -------------------------------------------
    Total. . . . . . . . . . .   $333,418  $216,659    $220,508    $770,585
                                 ===========================================

INVESTMENT SECURITIES
Investment securities at December 31, 1995, increased $27.2 million, 2.0% over the prior year. Much of this growth arose from the market value adjustment on the available-for-sale securities which are reported on the balance sheet at fair value. Amortized cost decreased slightly since December 31, 1994. The lower, long-term interest rates increased the available-for-sale portfolio's fair value by $31.0 million. Increases based on amortized cost occurred primarily in agencies and mortgage-backed securities where better yield opportunities existed. In 1994 the growth was in municipal securities with their higher taxable equivalent returns with minimal incremental risk.

As discussed in Note 3 to the consolidated financial statements, ONB reclassified at December 31, 1995, the remaining held-to-maturity securities as available-for-sale as permitted by the Financial Accounting Standards Board's guide to implementation of SFAS No. 115. The reclassification has no impact on ONB's earnings, but permits maximum flexibility to adapt to interest rate changes.

Investment securities comprise 31% of ONB's earning assets. The cashflow of principal and interest along with the ability to liquidate, if necessary, available-for-sale securities allows ONB to meet unforeseen liquidity needs. The entire portfolio has an approximate weighted average maturity of 4.3 years.

At December 31, 1995, ONB held investment securities issued by the states of Indiana and Illinois and their political subdivisions that had an aggregate market value of $79.2 million and $62.3 million, respectively. There were no other concentrations of investments securities issued by an individual state and its political subdivisions which were greater than 10% of shareholders' equity.

Average yields of the investment securities portfolio are calculated on a taxable equivalent basis. Yields are based on the amortized cost and are weighted for the scheduled maturity of each investment. Average yields for the entire portfolio were 6.99%, 6.84%, and 6.76% for 1995, 1994, and 1993, respectively. The portfolio yield increased during the year due to resets on adjustable rate securities tied to trailing indices and the maturity of lower yielding investments.

Table 15 below presents the maturity distribution of the investment portfolio, along with weighted average yields thereon.


Maturity Distribution of Investment Securities (Table 15)
($ in thousands)

                                     December 31, 1995
                               ----------------------------------------
                                 Within      1 - 5     5 - 10    Beyond
Fair Value:                      1 Year      Years     Years    10 Years       Total     1994        1993
                               -----------------------------------------------------------------------------
United States Treasury         $ 70,944    $117,323  $    --     $   --    $  188,267 $  218,266 $  243,932
U.S. Government agencies and
 corporations. . . . . . . . .  107,599      87,244     2,605        --       197,448    166,477    225,716
Mortgage-backed securities      175,276     258,891   111,807        600      546,574    504,130    565,615
State and political
  subdivisions . . . . . . . .   21,797     119,256   260,552     34,301      435,906    411,729    438,168
Other securities . . . . . . .    2,551       1,712        76     17,646       21,985     24,706     26,638
                               -----------------------------------------------------------------------------
    Total. . . . . . . . . . . $378,167    $584,426  $375,040    $52,547   $1,390,180 $1,325,308 $1,500,069
                               =============================================================================
Amortized Cost:
United States Treasury . . . . $ 70,835    $115,127  $    --     $  --      $ 185,962 $  225,246 $  239,787
U.S. Government agencies
  and corporations . . . . . .  107,724      86,606     2,558       --        196,888    172,284    222,085
Mortgage-backed securities . .  175,119     256,549   112,140        556      544,364    532,337    561,563
State and political
  subdivisions . . . . . . . .   21,550     114,382   255,570     33,401      424,903    423,225    415,246
Other securities . . . . . . .    2,548       1,926        61     16,548       21,083     23,909     26,455
                               -----------------------------------------------------------------------------
    Total. . . . . . . . . . . $377,776    $574,590  $370,329    $50,505   $1,373,200 $1,377,001 $1,465,136
                               =============================================================================
Weighted average yield,
 based on amortized cost
(taxable equivalent basis)       6.51%         7.04%     7.28%      7.87%        6.99%      6.84%      6.76%
                               =============================================================================


CAPITAL RESOURCES

Graph of Book Value per Share
1991   13.31
1992   14.17
1993   15.37
1994   15.86
1995   17.15

Shareholders' equity was $428.1 million or 8.9% of total assets at December 31, 1995, and $408.6 million or 8.8% at December 31, 1994. ONB paid cash dividends in 1995 totalling $21.1 million or $0.88 per share (restated for the 5% stock dividend paid in February 1996).

Treasury shares are repurchased throughout the year as part of an ongoing program to provide shares for reissuance under ONB's dividend reinvestment and stock purchase plan and for future stock dividends. Treasury shares repurchased during 1995 reduced shareholders' equity by $42.8 million.
Shares reissued pursuant to the above programs and in connection with conversions of ONB's subordinated debentures added $12.8 million to shareholders' equity in 1995.

Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against assets that are weighted based on risk characteristics. These risk-based capital ratios are presented in Table 16 below. ONB's consolidated capital ratios substantially exceed regulatory minimums and compare favorably to industry averages.


Capital Structure Under Risk-Based Capital Guidelines (Table 16)
($ in thousands)
                                                          December 31,
                                              ---------------------------------
                                                  1995        1994      1993
Tier 1 capital:                               ---------------------------------
  Shareholders' equity (1) . . . . . . . . . $  417,742  $  417,189    403,955
  Less intangibles . . . . . . . . . . . . .    (13,862)    (15,641)   (17,167)
    Tier 1 capital   . . . . . . . . . . . .    403,880     401,548    386,788
Tier 2 capital:                               ---------------------------------
  Subordinated debentures. . . . . . . . . .     31,515      38,049     44,567
  Qualifying allowance for loan losses . . .     34,938      34,524     32,341
    Total capital. . . . . . . . . . . . . .    470,333     474,121    463,696
                                              ---------------------------------
  Risk adjusted assets . . . . . . . . . . . $3,015,712  $2,901,689 $2,760,866
                                              =================================
  Tier 1 capital to risk-adjusted assets . .      13.39%      13.84%     14.01%
  Total capital to risk-adjusted assets. . .      15.60       16.34      16.80
  Tier 1 capital to total assets
    (leverage ratio) . . . . . . . . . . . .       8.37        8.65       8.62

(1) Excludes unrealized gains (losses) on investment securities.

REPORT OF MANAGEMENT


MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS
Management is responsible for the preparation of the financial statements and related financial information appearing in this annual report. The financial statements and notes have been prepared in conformity with generally accepted accounting principles and include some amounts which are estimates based upon currently available information and management's judgment of current conditions and circumstances. Financial information throughout this annual report is consistent with that in the financial statements.

SYSTEM OF INTERNAL ACCOUNTING CONTROLS
Management maintains a system of internal accounting controls which is believed to provide, in all material respects, reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, transactions are properly authorized and recorded, and the financial records are reliable for preparing financial statements and maintaining accountability for assets. In addition, ONB has a corporate code of conduct under which employees are to maintain high levels of ethical business standards. All systems of internal accounting controls are based on management's judgment that the cost of controls should not exceed the benefits to be achieved and that no system can provide absolute assurance that control objectives are achieved. Management believes ONB's system provides the appropriate balance between costs of controls and the related benefits.

In order to monitor compliance with this system of controls, ONB maintains an extensive internal audit program. Internal audit reports are issued to appropriate officers and significant audit exceptions, if any, are reviewed with management and the Audit Committee of the Board of Directors.

AUDIT COMMITTEE OF THE BOARD
The Board of Directors, through an Audit Committee comprised solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The Audit Committee meets regularly with the Company's independent public accountants, Arthur Andersen LLP, and the managers of internal auditing and loan review. During these meetings, the committee has the opportunity to meet privately with the independent public accountants as well as with internal audit and loan review personnel to review accounting, auditing, loan, and financial reporting matters. The appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee.

INDEPENDENT PUBLIC ACCOUNTANTS
The financial statements in this annual report have been audited by Arthur Andersen LLP, for the purpose of determining that the financial statements are presented fairly in all material respects. Arthur Andersen's report on the financial statements appears on page 32. Their audit included a review of ONB's system of internal accounting controls, for the purpose of setting the scope and timing of their auditing procedures.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS
OF OLD NATIONAL BANCORP:

We have audited the accompanying consolidated balance sheet of Old National Bancorp (an Indiana corporation) and affiliates as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Old National Bancorp and affiliates as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP



Indianapolis, Indiana
January 24, 1996


                                Old National Bancorp
                             Consolidated Balance Sheet
                             ($ and shares in thousands)
                                                                                  December 31,
                                                                        ----------------------------
                                                                            1995             1994
Assets                                                                  ----------------------------
Cash and due from banks. . . . . . . . . . . . . . . . . . . .          $  175,116       $  173,404
Money market investments:
  Interest-bearing deposits in other banks . . . . . . . . . .               6,501            2,854
  Federal funds sold and securities purchased under agreements
    to resell. . . . . . . . . . . . . . . . . . . . . . . . .              79,460           86,582
                                                                        ----------------------------
     Total money market investments. . . . . . . . . . . . . .              85,961           89,436
                                                                        ----------------------------
     TOTAL CASH AND CASH EQUIVALENTS . . . . . . . . . . . . .             261,077          262,840
Investment securities                                                   ----------------------------
  Held-to-maturity, at amortized cost
     (fair value $ 865,596 in 1994)                                          --             903,248
  Available-for-sale, at fair value                                      1,390,180          459,712
                                                                        ----------------------------
     TOTAL INVESTMENT SECURITIES . . . . . . . . . . . . . . .           1,390,180        1,362,960
Loans, net of unearned income. . . . . . . . . . . . . . . . .           3,037,733        2,890,313
Allowance for loan losses. . . . . . . . . . . . . . . . . . .             (39,806)         (41,335)
                                                                        ----------------------------
     NET LOANS . . . . . . . . . . . . . . . . . . . . . . . .           2,997,927        2,848,978
                                                                        ----------------------------
Premises and equipment, net. . . . . . . . . . . . . . . . . .              72,398           69,351
Accrued income receivable. . . . . . . . . . . . . . . . . . .              45,113           39,337
Other assets . . . . . . . . . . . . . . . . . . . . . . . . .              55,933           59,257
                                                                        ----------------------------
     TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . .          $4,822,628       $4,642,723

Liabilities                                                             ============================
Deposits:
  Noninterest-bearing demand . . . . . . . . . . . . . . . . .          $  469,208       $  442,225
  Interest-bearing:
    Savings, daily interest checking and money market  . . . .           1,562,320        1,461,882
    Certificates of deposit of $100,000 and over . . . . . . .             276,010          213,298
    Other time . . . . . . . . . . . . . . . . . . . . . . . .           1,666,137        1,551,781
                                                                        ----------------------------
     TOTAL DEPOSITS. . . . . . . . . . . . . . . . . . . . . .           3,973,675        3,669,186
                                                                        ----------------------------
Federal funds purchased. . . . . . . . . . . . . . . . . . . .              11,775          124,475
Securities sold under agreements to repurchase . . . . . . . .             164,206          222,953
Other short-term borrowings. . . . . . . . . . . . . . . . . .             104,300          107,843
Accrued expenses and other liabilities . . . . . . . . . . . .              59,080           39,605
Subordinated debentures. . . . . . . . . . . . . . . . . . . .              31,515           38,049
Medium term notes. . . . . . . . . . . . . . . . . . . . . . .              50,000           32,000
                                                                        ----------------------------
     TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . .           4,394,551        4,234,111

Commitments and contingencies
Shareholders' Equity
Preferred Stock, 2 million shares authorized, no shares
issued or outstanding. . . . . . . . . . . . . . . . . . . . .                 --               --
Common stock, $1 stated value, 30 million shares authorized,
24,955 and 24,543 shares issued and outstanding, respectively               24,955           24,543
Capital surplus. . . . . . . . . . . . . . . . . . . . . . . .             245,420          232,278
Retained earnings. . . . . . . . . . . . . . . . . . . . . . .             147,367          160,368
Net unrealized gain(loss) on available-for-sale investment
securities . . . . . . . . . . . . . . . . . . . . . . . . . .              10,335           (8,577)
                                                                        ----------------------------
      TOTAL SHAREHOLDERS' EQUITY . . . . . . . . . . . . . . .             428,077          408,612
                                                                        ----------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY . . . . . . .          $4,822,628       $4,642,723
                                                                        ============================

The accompanying notes to consolidated financial statements are an integral part of this statement.



Old National Bancorp
Consolidated Statement of Income
($ and shares in thousands except per share data)
                                                                     Years Ended December 31,
                                                               ------------------------------------
                                                                  1995         1994        1993
Interest Income                                                ------------------------------------
Loans including fees:
  Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . . $263,609      $223,724     $211,117
  Nontaxable . . . . . . . . . . . . . . . . . . . . . . . . .    3,578         2,995        2,858
Investment securities:
  Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . .   61,273        58,861       66,928
  Nontaxable . . . . . . . . . . . . . . . . . . . . . . . . .   23,218        23,935       21,572
Deposits with banks. . . . . . . . . . . . . . . . . . . . . .      201           338        1,195
Federal funds sold and securities purchased under
      agreements to resell . .                                    3,393         2,391        4,130
                                                               ------------------------------------
     TOTAL INTEREST INCOME . . . . . . . . . . . . . . . . . .  355,272       312,244      307,800
Interest Expense                                               ------------------------------------
Savings, daily interest checking and money market deposits . .   45,676        38,407       39,474
Certificates of deposit of $100,000 and over . . . . . . . . .   14,472         8,774        9,221
Other time deposits. . . . . . . . . . . . . . . . . . . . . .   89,578        70,373       72,500
Federal funds purchased. . . . . . . . . . . . . . . . . . . .    2,192         2,456          597
Securities sold under agreements to repurchase . . . . . . . .    9,963         6,950        5,948
Other borrowings . . . . . . . . . . . . . . . . . . . . . . .   12,197         8,716        6,744
                                                               ------------------------------------
     TOTAL INTEREST EXPENSE. . . . . . . . . . . . . . . . . .  174,078       135,676      134,484
                                                               ------------------------------------
     NET INTEREST INCOME . . . . . . . . . . . . . . . . . . .  181,194       176,568      173,316
Provision for loan losses. . . . . . . . . . . . . . . . . . .    6,657         7,682       10,189
                                                               ------------------------------------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES . . .  174,537       168,886      163,127
                                                               ------------------------------------
Noninterest Income
Trust fees . . . . . . . . . . . . . . . . . . . . . . . . . .    9,216         7,851        6,580
Service charges on deposit accounts. . . . . . . . . . . . . .   14,025        13,110       12,330
Loan servicing fees. . . . . . . . . . . . . . . . . . . . . .    5,614         4,898        4,306
Net securities gains(losses) . . . . . . . . . . . . . . . . .       55          (265)         312
Other income . . . . . . . . . . . . . . . . . . . . . . . . .   10,260         9,215       10,070
                                                               ------------------------------------
     TOTAL NONINTEREST INCOME. . . . . . . . . . . . . . . . .   39,170        34,809       33,598
Noninterest Expense                                            ------------------------------------
Salaries and employee benefits . . . . . . . . . . . . . . . .   75,281        72,962       67,036
Occupancy expense. . . . . . . . . . . . . . . . . . . . . . .    8,706         8,661        8,283
Equipment expense. . . . . . . . . . . . . . . . . . . . . . .   10,816         9,589        8,046
Marketing expense. . . . . . . . . . . . . . . . . . . . . . .    5,201         4,597        3,943
FDIC insurance premiums. . . . . . . . . . . . . . . . . . . .    4,884         8,431        7,875
Data processing expense  . . . . . . . . . . . . . . . . . . .    5,881         5,793        4,296
Supplies expense . . . . . . . . . . . . . . . . . . . . . . .    4,454         4,211        3,762
Communication and transportation expense . . . . . . . . . . .    5,756         5,480        4,915
Other expenses . . . . . . . . . . . . . . . . . . . . . . . .   21,798        23,118       23,067
                                                               ------------------------------------
     TOTAL NONINTEREST EXPENSE . . . . . . . . . . . . . . . .  142,777       142,842      131,223
                                                               ------------------------------------
Income before income taxes . . . . . . . . . . . . . . . . . .   70,930        60,853       65,502
Income taxes . . . . . . . . . . . . . . . . . . . . . . . . .   19,236        14,381       17,470
                                                               ------------------------------------
     NET INCOME. . . . . . . . . . . . . . . . . . . . . . . . $ 51,694      $ 46,472     $ 48,032
                                                               ====================================
Net income per common share:
     Primary . . . . . . . . . . . . . . . . . . . . . . . . .    $2.04         $1.78        $1.84
                                                               ====================================
     Fully diluted . . . . . . . . . . . . . . . . . . . . . .    $1.99         $1.74        $1.79
                                                               ====================================
Weighted average number of common shares outstanding:
     Primary . . . . . . . . . . . . . . . . . . . . . . . . .   25,370        26,096       26,094
                                                               ====================================
     Fully diluted . . . . . . . . . . . . . . . . . . . . . .   26,778        27,795       27,883
                                                               ====================================
The accompanying notes to consolidated financial statements are an integral part of this statement.



Old National Bancorp
Consolidated Statement of Changes in Shareholders' Equity
($ and shares in thousands)


                                                                                     Net
                                                                                  Unrealized
                                   Common Stock                                    Loss on         Total
                                 -------------------     Capital       Retained   Investment    Shareholders'
                                   Shares      Amount    Surplus       Earnings   Securities       Equity
                                 ----------------------------------------------------------------------------
Balances, December 31, 1992. .     22,918     $22,918    $179,432       $173,530     $    --        $375,880
Net income . . . . . . . . . .        --          --          --          48,032          --          48,032
Cash dividends . . . . . . . .        --          --          --         (17,278)         --         (17,278)
5% stock dividend  . . . . . .        930         930      33,215        (34,145)         --             --
Stock repurchased. . . . . . .       (442)       (442)    (14,463)           --           --         (14,905)
Stock reissued under dividend
   reinvestment and stock
   purchase plan. . . . . . .         151         151       4,891            --           --           5,042
Stock reissued due to conversion
 of subordinated debentures .         277         277       6,907            --           --           7,184
                                 ----------------------------------------------------------------------------
Balances, December 31, 1993 .      23,834      23,834     209,982        170,139          --         403,955
Net income. . . . . . . . . .         --          --          --          46,472          --          46,472
Cash dividends. . . . . . . .         --          --          --         (20,009)         --         (20,009)
5% stock dividend . . . . . .       1,043       1,043      35,191        (36,234)         --             --
Stock repurchased . . . . . .        (615)       (615)    (21,755)           --           --         (22,370)
Stock reissued under dividend
 reinvestment and stock purchase
 plan . . . . . . . . . . . .         200         200       6,929            --           --           7,129
Stock reissued due to conversion
 of subordinated debentures .          81          81       1,931            --           --           2,012
Net unrealized loss on investment
securities. . . . . . . . . .         --          --          --             --       (8,577)        (8,577)
                                 ----------------------------------------------------------------------------
Balances, December 31, 1994 .      24,543      24,543     232,278        160,368       (8,577)       408,612
Net income  . . . . . . . . .         --          --         --           51,694          --          51,694
Cash dividends. . . . . . . .         --          --         --          (21,110)         --         (21,110)
5% stock dividend . . . . . .       1,184       1,184      42,401        (43,585)         --             --
Stock repurchased . . . . . .      (1,238)     (1,238)    (41,570)           --           --         (42,808)
Stock reissued under dividend
 reinvestment and stock
 purchase plan. . . . . . . .         188         188       6,055            --           --           6,243
Stock reissued due to conversion
 of subordinated debentures .         278         278       6,256            --           --           6,534
Net unrealized gains on
 investment securities. . . .         --          --          --             --       18,912         18,912
                                 ----------------------------------------------------------------------------
Balances, December 31, 1995 .      24,955     $24,955    $245,420       $147,367      $10,335       $428,077
                                 ============================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.



Old National Bancorp
Consolidated Statement of Cash Flows ($ in thousands)

                                                             Years Ended December 31,
                                                       -----------------------------------
                                                          1995           1994        1993
Cash flows from operating activities:                  -----------------------------------
Net income . . . . . . . . . . . . . . . . . . . . .   $ 51,694       $ 46,472   $ 48,032
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation . . . . . . . . . . . . . . . . . . .      7,653          7,066      6,367
  Amortization of intangible assets. . . . . . . . .      1,231          1,853      1,802
  Net premium amortization on investment securities.      1,591          5,008      4,454
  Provision for loan losses. . . . . . . . . . . . .      6,657          7,682     10,189
  (Gain) loss on sale of investment securities . . .        (55)           265       (312)
  (Gain) loss on sale of equipment . . . . . . . . .       (291)            (1)       322
  Decrease in interest receivable. . . . . . . . . .     (5,776)        (2,737)     1,970
  (Increase) decrease in other assets. . . . . . . .      2,093           (563)    (1,289)
  Increase (decrease) in accrued expenses and other.
     liabilities . . . . . . . . . . . . . . . . . .      7,832         (1,289)     1,169
                                                       -----------------------------------
    Total adjustments. . . . . . . . . . . . . . . .     20,935         17,284     24,672
                                                       -----------------------------------
  Net cash flows provided by operating activities. .     72,629         63,756     72,704
                                                       -----------------------------------
Cash flows from investing activities:
Purchase of investment securities held-to-maturity .    (62,585)      (162,873)  (687,308)
Purchase of investment securities available-for-sale   (262,978)      (176,676)       --
Proceeds from maturities of investment securities
   held-to-maturity. . . . . . . . . . . . . . . . .    107,340        204,561    546,441
Proceeds from maturities of investment securities
   available-for-sale. . . . . . . . . . . . . . . .    184,812        170,830        --
Proceeds from sales of investments securities
   held-to-maturity. . . . . . . . . . . . . . . . .        --             --      70,880
Proceeds from sales of investments securities
 available-for-sale. . . . . . . . . . . . . . . . .     35,210         51,085        --
Net principal collected from (loans made to)
  customers:
  Commercial and financial.. . . . . . . . . . . . .     38,665        (37,487)   (51,159)
Mortgage, net of loans originated for sale . . . . .   (128,679)      (133,422)   (42,880)
  Consumer . . . . . . . . . . . . . . . . . . . . .    (65,592)       (97,671)   (54,208)
Mortgage loans originated for sale . . . . . . . . .    (36,322)       (33,872)   (98,368)
Proceeds from sale of mortgage loans . . . . . . . .     36,541         27,070     96,644
Proceeds from sale of premises and equipment . . . .      1,258            755      2,011
Purchase of premises and equipment . . . . . . . . .    (11,886)       (12,012)   (18,729)
Acqusition of affiliate. . . . . . . . . . . . . . .          0         12,591     15,273
                                                       -----------------------------------
  Net cash flows used in investing activities. . . .   (164,216)      (187,121)  (221,403)
                                                       -----------------------------------
Cash flows from financing activities:
Net increase (decrease) in deposits and
 short-term borrowings:
  Noninterest-bearing demand deposits. . . . . . . .     26,983         (9,988)    20,468
  Savings, daily interest checking and money market
    deposits . . . . . . . . . . . . . . . . . . . .     85,501        (31,813)    79,961
  Certificates of deposit of $100,000 and over . . .     62,712        (16,623)   (34,809)
  Other time deposits. . . . . . . . . . . . . . . .    129,293         21,135     (3,618)
  Federal funds purchased and securities sold under
    agreements to repurchase . . . . . . . . . . . .   (171,447)       131,380     (1,192)
  Other short-term borrowings. . . . . . . . . . . .     (3,543)        46,759     (2,837)
Net proceeds from medium term notes. . . . . . . . .     18,000            --      32,000
Redemption of 10% subordinated debentures. . . . . .        --          (4,506)       --
Cash dividends paid. . . . . . . . . . . . . . . . .    (21,110)       (20,009)   (17,278)
Common stock repurchased . . . . . . . . . . . . . .    (42,808)       (22,370)   (14,905)
Common stock reissued, net of shares used to
  convert  8% subordinated debentures. . . . . . . .      6,243          7,129      5,042
                                                       -----------------------------------
  Net cash flows provided by financing activities. .     89,824        101,094     62,832
                                                       -----------------------------------
Net decrease in cash and cash equivalents. . . . . .     (1,763)       (22,271)   (85,867)
Cash and cash equivalents at beginning of period . .    262,840        285,111    370,978
                                                       -----------------------------------
Cash and cash equivalents at end of period . . . . .   $261,077       $262,840   $285,111
                                                       ===================================

The accompanying notes to consolidated financial statements are an integral part of this statement.


OLD NATIONAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of Old National Bancorp ("ONB") and its wholly-owned affiliates and have been prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All significant intercompany transactions and balances have been eliminated. The statements have been restated to reflect mergers accounted for by the pooling-of-interests method of accounting (see Note 2). A summary of the more significant accounting and reporting policies used in preparing the statements is presented below.

NATURE OF OPERATIONS
ONB, a multi-bank holding company headquartered in Evansville, Indiana, operates in Indiana, Illinois, and Kentucky. Through its bank and non-bank affiliates, ONB provides to its customers an array of financial services including loan, deposit, trust, investment, and insurance products.

INVESTMENT SECURITIES
According to Statement of Financial Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", securities are classified into one of three categories as follows: "Held-to-maturity" includes debt securities which ONB has the intent and ability to hold until maturity. They are recorded at amortized cost. "Trading" includes debt and equity securities purchased with the intent to sell in the near-term and are carried at fair value. Unrealized gains and losses are included in income. "Available-for-sale" includes all other securities. These securities are recorded at fair value with the unrealized gains and losses, net of tax effect, recorded as a separate component of shareholders' equity. Realized gains and losses affect income and the prior fair value adjustments are reversed. As discussed in Note 3, all of ONB's investment securities are classified as available-for-sale at December 31, 1995.

LOANS
Loans are stated at the principal amount outstanding. Interest income on nondiscounted loans is accrued on the principal balances of loans outstanding. Interest income on discounted loans is recognized using other methods that generally approximate the interest method. A loan is generally placed on nonaccrual status when principal or interest becomes 90 days past due, unless it is well secured and in the process of collection or earlier when concern exists as to the ultimate collection of principal or interest. Interest accrued during the current year on such loans is reversed against earnings; interest accrued in the prior year, if any, is charged to the allowance for loan losses.

As an element of managing interest rate risk exposure, certain of ONB's affiliate banks pre-sell fixed rate mortgage loans to third parties. As of December 31, 1995, approximately $3.0 million of such mortgage loans were held and carried at cost which approximates market value.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, the risk characteristics of the various categories of loans given current economic conditions and other factors such as historical loss experience, the financial condition of the borrower, and fair market value of the collateral and growth of the loan portfolio. The allowance is increased through a provision charged to operating expense. Loans deemed to be uncollectible are charged to the allowance. Recoveries of loans previously charged off are added to the allowance.

Effective January 1, 1995, ONB adopted the provisions of the SFAS No. 114 and No. 118, which address the accounting and disclosure requirements by creditors
for impairment of loans.   Because these statements did not significantly
change the method by which ONB has historically analyzed impaired loans, implementation of these statements did not have a material effect on ONB's financial position and results of operation.

A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected for either the amounts or the dates as scheduled in the loan agreement. ONB's policy for recognizing income on impaired loans is to accrue earnings unless a loan becomes nonaccrual.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense over the useful lives of the assets, principally on the straight-line method for building and leasehold improvements and the declining-balance method for equipment. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

OTHER ASSETS
Real estate properties acquired as a result of foreclosure are valued at the lower of the recorded investment in the related loan or fair value of the property less estimated costs to sell. The recorded investment is the sum of the outstanding principal loan balance, any accrued interest which has not been received and acquisition costs associated with the loan. Any excess of the recorded investment over the fair value of the property received is charged to the allowance for loan losses. Any subsequent write-downs are charged to expense, as are the costs of operating the properties. Such costs are not material to ONB's results of operation.

Identifiable intangible assets and the excess of total acquisition costs over the fair value of net assets acquired ($1.1 million and $12.8 million, respectively, at December 31, 1995) are being amortized on the straight-line
basis over periods ranging from 8 to 25 years.   Such assets are periodically
evaluated as to the recoverability of their carrying value.

NET INCOME PER SHARE
Primary net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note 9) and all mergers accounted for as pooling-of-interests (Note 2) as if they had occurred at the beginning of the earliest year presented. Net income per share, assuming full dilution, is computed as above and assumes the conversion of outstanding subordinated debentures (Note 10). For the fully diluted computation, net income is adjusted for the elimination of interest expense, net of income tax effects, and a total of 1.4 million, 1.7 million, and 1.8 million common shares are assumed to be issued in 1995, 1994, and 1993, respectively, in connection with the conversion of the remaining outstanding debentures.

INCOME TAXES
Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities at income tax rates currently in effect. For ONB, this results in a net deferred tax asset which relates principally to differences in the recognition of loan losses for book and tax purposes.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
In the ordinary course of business, ONB's affiliate banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

STATEMENT OF CASH FLOWS DATA
For the purpose of presentation in the accompanying Statement of Cash Flows, cash and cash equivalents are defined as cash, due from banks, and money market investments. Cash paid during the years ended December 31, 1995, 1994, and 1993 for interest was $168.2 million, $133.9 million, and $136.3 million, respectively. Total income tax payments during 1995, 1994 and 1993 were $15.8 million, $21.5 million, and $21.8 million, respectively.

IMPACT OF ACCOUNTING CHANGES
The Financial Accounting Standards Board has issued SFAS No. 122, "Accounting for Mortgage Servicing Rights", which modifies the accounting for mortgage servicing rights to allow the recognition of a servicing asset whether they are purchased or originated. ONB will adopt the provisions of this statement effective January 1, 1996, and does not expect the adoption of this statement to be material to its financial condition and results of operation.

The Financial Accounting Standards Board has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be
Disposed Of."   ONB will adopt the provisions of this statement effective
January 1, 1996. ONB does not expect the impact to be material to its financial condition and results of operation.

RECLASSIFICATIONS
Certain 1994 and 1993 amounts in the consolidated financial statements have been reclassified to conform with the 1995 presentation. Such reclassifications had no effect on net income.


NOTE 2 - BUSINESS COMBINATIONS


MERGERS - CONSUMMATED
ONB consummated the following mergers in 1995:

  Date                            Company & Subsidiary                                Shares Issued
--------     --------------------------------------------------------------------     -------------
March 31     Oblong Bancshares, Inc. - First National Bank (Oblong, Illinois)             437,932
April 30     Citizens National Bank Corporation - Citizens National Bank                  992,861
               (Tell City, Indiana)
October 31   City National Bancorp, Inc. - City National Bank (Fulton, Kentucky)          551,573
November 3   First United Savings Bank ("United") (Greencastle, Indiana)                  520,353
December 7   Shawnee Bancorp - The Bank of Harrisburg (Illinois)                          142,780


These transactions were accounted for as pooling-of-interests. Upon consummation, United's branches in Greencastle were merged into an existing ONB affiliate, First Citizens Bank & Trust Co. United's remaining operations are located in Bloomington, Indiana, and it has been renamed ONB Bank. The Bank of Harrisburg was merged into an existing ONB affiliate, First National Bank, Harrisburg, Illinois.

Net income earned in 1995 by these companies prior to their respective mergers with ONB totalled $2.7 million. The following table presents a restatement of net interest income, net income, and primary net income per common share to reflect these pooling-of-interests transactions ($ in thousands, except per share data):

                                                      1994       1993
As reported in the 1994 Annual Report:              --------   --------
  Net interest income                               $159,445   $156,694
  Net income                                          46,043     45,587
  Primary net income per share,
    as restated for stock dividend                      1.98       1.96

As restated herein:
  Net interest income                               $176,568   $173,316
  Net income                                          46,472     48,032
  Primary net income per share                          1.78       1.84

MERGERS - PENDING
During 1995, ONB entered into an agreement to merge with The National Bank of Carmi, Carmi, Illinois, which has $66.1 million in total assets as of December 31, 1995. Under the agreement, ONB will issue an estimated 388,500 shares. The merger will be accounted for as a pooling-of-interests and is subject to the approvals of the institution's shareholders and the applicable regulatory authorities. The transaction is expected to be consummated in mid-1996.

NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the investment securities portfolio at December 31, 1995 and 1994, and the corresponding amounts of unrealized gains and losses therein ($ in thousands):



                                              Held-to-Maturity                                    Available-for-Sale
December 31,1995            ------------------------------------------------     -----------------------------------------------
                            Amortized     Unrealized   Unrealized     Fair         Amortized   Unrealized   Unrealized     Fair
                              Cost          Gains        Losses      Value            Cost       Gains         Losses     Value
                            ------------------------------------------------     -----------------------------------------------
U.S. Treasury...            $   --        $  --       $    --     $    --         $  185,962    $ 2,678     $  (373) $  188,267
U.S. Government agencies
 and corporations               --           --            --          --            196,888      1,487        (927)    197,448
Mortgage-backed securities. .   --           --            --          --            539,521      4,465      (2,265)    541,721
State and political
   subdivisions                 --           --            --          --            424,903     12,814      (1,812)    435,905
Other securities .              --           --            --          --             25,926      1,138        (225)     26,839
                            ------------------------------------------------     -----------------------------------------------
    Total. .                $   --        $  --       $    --     $    --         $1,373,200    $22,582     $(5,602) $1,390,180
                            ================================================     ===============================================
December 31, 1994:
U.S. Treasury..            $  3,457       $  --       $   (101)   $  3,356         $ 221,789   $     97    $ (6,976)  $ 214,910
U.S. Government agencies
 and corporations ..         11,952          --           (517)     11,435           160,332        498      (5,788)    155,042
Mortgage-backed
 securities.                460,701          477       (26,007)    435,171            71,636         75      (2,752)     68,959
State and political
  subdivisions ..           415,319        5,203       (16,705)    403,817             7,906        125        (119)      7,912
Other securities .           11,819            1            (3)     11,817            12,090        860         (61)     12,889
                           ------------------------------------------------     -----------------------------------------------
    Total. .               $903,248       $5,681      $(43,333)   $865,596         $ 473,753   $  1,655    $(15,696)  $ 459,712
                           ================================================     ===============================================


In November 1995 the Financial Accounting Standards Board issued a guide to the implementation of SFAS No. 115 which allowed a one-time reclassification of securities between the categories. As of December 31, 1995, ONB reevaluated its portfolio and reclassified its remaining held-to-maturity securities as available-for-sale. The reclassification maximizes flexibility in future interest rate environments by allowing sales, if deemed necessary. The securities transferred had an amortized cost of $886.7 million and unrealized gain of $13.8 million.

The amortized cost and fair value of the investment securities portfolio at December 31, 1995 and 1994, are shown below by contractual or expected maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investment securities available-for-sale during 1995 and 1994 were $35.2 million and $51.1 million, respectively. In 1995, gains totalling $0.1 million were realized on these sales. In 1994, realized losses were $0.3 million.

Investment securities with a carrying value of $452 million and $382 million at December 31, 1995 and 1994, respectively, were pledged to secure public and other funds as required.

($ in thousands)               1995                     1994
                       ---------------------------------------------
                         Amortized   Fair       Amortized    Fair
                           Cost      Value        Cost       Value
Maturity                       ---------------------------------------------
Within one year. . .  $  377,776 $  378,167    $  152,146 $  150,975
One to five years. .     574,590    584,426       612,618    595,761
Five to ten years. .     370,329    375,040       527,273    497,215
Beyond ten years . .      50,505     52,547        84,964     81,357
                       ---------------------------------------------
    Total. . . . . .  $1,373,200 $1,390,180    $1,377,001 $1,325,308
                       =============================================


NOTE 4 - LOANS

The composition of loans at December 31, 1995 and 1994 by lending classification was as follows ($ in thousands):


                                             December 31,
                                     ---------------------------
                                          1995           1994
                                     ---------------------------
Commercial. . . . . . . . . .         $  737,743     $  702,459
Financial . . . . . . . . . .              5,167          7,546
Economic development bonds. . . .         27,675         30,928
Mortgage loans. . . . . . . .          1,579,596      1,523,215
Consumer credit, net. . . . . . .        687,552        626,165
                                     ---------------------------
    Total loans . . . . . . . .       $3,037,733     $2,890,313
                                     ===========================

ONB's banking affiliates make loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing predominately in its tri-state region. The loan portfolio is diversified with no single industry exceeding 10% of the total.

In the normal course of business, the banking affiliates make loans to their officers and directors, and to related companies and individuals. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and they involve no unusual risk of collectibility. An analysis of the 1995 activity of these loans is as follows ($ in thousands):

Balance, January 1, 1995 . . . . . . . . . . . . . .  $112,732
  New loans. . . . . . . . . . . . . . . . . . . . .    66,354
  Repayments . . . . . . . . . . . . . . . . . . . .   (58,912)
  Officer and director changes . . . . . . . . . . .    13,274
                                                      --------
Balance, December 31, 1995 . . . . . . . . . . . . .  $133,448
                                                      ========
                                      40

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 1995, 1994 and 1993 was as follows ($ in thousands):



                                               December 31,
                                 --------------------------------------
                                    1995          1994          1993
                                 --------------------------------------
Balance at beginning of year . . $41,335        $41,833        $37,290
Additions:
  Provision charged to expense .   6,657          7,682         10,189
  Acquisition under purchase
     accounting. . . . . . . . .     --             --             764
Deductions:
  Loans charged off. . . . . . .  11,186         10,649         11,135
  Recoveries . . . . . . . . . .  (3,000)        (2,469)        (4,725)
                                 --------------------------------------
    Net charge-offs. . . . . . .   8,186          8,180          6,410
                                 --------------------------------------
Balance at end of year . . . . . $39,806        $41,335        $41,833
                                 ======================================

As of December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and 118 was $5.7 million with no related allowance and $47.5 million with $13.4 million of related allowance.

For the year ended December 31, 1995, the average balance of impaired loans was $57.9 million, and $4.3 million of interest was recorded.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each type of financial instrument.

CASH, DUE FROM BANKS AND MONEY MARKET INVESTMENTS
For these instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES
For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

LOANS
The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS
The fair value of noninterest-bearing demand deposits and savings, daily interest checking, and money market deposits is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE Federal funds purchased and securities sold under agreements to repurchase generally have an original term to maturity of 30 days or less and, therefore, their carrying amount is a reasonable estimate of fair value.

MEDIUM TERM NOTES AND SUBORDINATED DEBENTURES
The fair value of medium term notes is estimated using rates currently offered for obligations of similar remaining maturities. The fair value of subordinated debentures is estimated using rates currently available to ONB for debt with similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
Loan commitments and standby letters of credit are generally short-term and therefore, their carrying amount is a reasonable estimate of their fair value.


The estimated carrying and fair values of ONB's financial instruments as of December 31, 1995, are as follows ($ in thousands):

                                                                    Carrying            Fair
                                                                      Value            Value
Financial Assets:                                             -------------------------------
 Cash, due from banks and money market investments . . . . . .     $261,077        $261,077
 Investment securities . . . . . . . . . . . . . . . . . . . .    1,390,180       1,390,180
 Loans, net. . . . . . . . . . . . . . . . . . . . . . . . . .    2,997,927       3,007,838

Financial Liabilities:
 Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . .    3,973,675       3,972,170
 Short-term borrowings . . . . . . . . . . . . . . . . . . . .      280,281         280,281
Medium term notes. . . . . . . . . . . . . . . . . . . . . . .       50,000          51,485
Subordinated debentures. . . . . . . . . . . . . . . . . . . .       31,515          46,563

Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit. . . . . . . . . . . . . . . . .      638,042         638,042
 Letters of credit . . . . . . . . . . . . . . . . . . . . . .       26,092          26,092


NOTE 7 - INCOME TAXES

Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded in the consolidated statement of income:

                                     1995           1994          1993
                                  -------------------------------------
Provision at statutory rate . . .    35.0%          35.0%         35.0%
Tax exempt income . . . . . . . .   (11.4)         (13.8)        (11.9)
NOL utilization . . . . . . . . .      --             --          (0.5)
State income taxes. . . . . . . .     3.2            3.4           3.3
Reduction in deferred tax
 asset valuation allowance. . . .      --           (2.6)           --
Other, net. . . . . . . . . . . .     0.3            1.6            0.8
                                  --------------------------------------
Actual tax rate . . . . . . . . .    27.1%          23.6%          26.7%
                                  ======================================

The provision for income taxes consists of the following components ($ in thousands):

                                                1995       1994        1993
                                            --------------------------------
Income taxes currently payable - federal . .  $14,971    $13,081    $14,822
Income taxes currently payable - state . . .    3,533      3,878      3,936
Deferred income taxes related to:
   Provision for loan losses . . . . . . . .      (70)      (285)      (697)
   Reduction in deferred tax asset
      valuation allowance. . . . . . . . . .        -     (1,599)          -
   Other, net. . . . . . . . . . . . . . . .      802       (694)      (591)
                                            ---------------------------------
Deferred income tax expense (benefit). . . .      732      (2,578)   (1,288)
                                            ---------------------------------
Provision for income taxes . . . . . . . . .  $19,236      $14,381  $17,470
                                            =================================

Significant components of ONB's net deferred tax asset as of December 31, are as follows ($ in thousands):

                                                    1995          1994
Deferred Tax Assets:                             -----------------------
  Allowance for loan losses, net of recapture. .  $14,220       $14,150
  Benefit plan accruals. . . . . . . . . . . . .    2,514         2,853
  Net operating loss carryforwards . . . . . . .    2,797         3,149
  Unrealized loss on available-for-sale
   investment securities . . . . . . . . . . . .       --         5,448
  Purchase accounting adjustments. . . . . . . .      647            --
  Other, net . . . . . . . . . . . . . . . . . .      --            141
                                                  ----------------------
     Total deferred tax assets . . . . . . . . .   20,178        25,741
                                                  ----------------------
Deferred Tax Liabilities:
 Premises and equipment. . . . . . . . . . . . .   (2,795)      (2,205)
 Purchase accounting adjustments . . . . . . . .       --         (675)
 Accretion on investment securities. . . . . . .     (860)        (663)
 Unrealized gain on available-for-sale
   investment securities . . . . . . . . . . . .   (6,653)         ---
 Lease receivable, net . . . . . . . . . . . . .   (1,019)       (706)
 Other, net. . . . . . . . . . . . . . . . . . .     (192)          --
                                                  ---------------------
    Total deferred tax liabilities . . . . . . .   (11,519)     (4,249)
                                                  ---------------------
Net deferred tax assets. . . . . . . . . . . . .    $8,659     $21,492
                                                  =====================


As of December 31, 1995, ONB had $5.5 million Federal net operating loss carryforwards which expire between 2002 and 2009. These net operating loss carryforwards are attributable to several of ONB's affiliate banks. Tax law imposes a limitation on the utilization of net operating loss carryforwards generated by an acquired entity. For ONB, this annual limitation is approximately $1.7 million of taxable income generated by the acquired banks.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The valuation allowance was reversed in 1994 due to the continued and expected profitability of the affiliate banks to which the allowance related.

NOTE 8 - EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN
ONB has a noncontributory defined benefit retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and compensation during the highest paid five years of employment. ONB's policy is to contribute at least the minimum funding requirement determined by the plan's actuary.


The table below sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December 31, 1995, 1994, and 1993. The table includes for all years affiliates that were part of ONB prior to 1993. The affiliates at Indiana State, Covington, and Paoli, were added in 1995.
Danville, Williamsport, and Jasper affiliates joined the plan in 1993. The recognition of the affiliates acquired in 1995 will begin in 1996.

($ in thousands):

                                                                1995          1994        1993
Actuarial present value of the accumulated benefit            ---------------------------------
 obligation, including vested benefits of $14,086 in 1995,
   $11,575 in 1994, and $11,142 in 1993. . . . . . . . . . .  $15,233       $12,730     $11,995
                                                              =================================
Actuarial present value of the projected benefit obligation,
 for service rendered to date. . . . . . . . . . . . . . . .  $21,091       $20,372     $18,817
Plan assets, primarily common stocks, bonds and
 guaranteed investment contracts . . . . . . . . . . . . . .   19,943        15,284      17,039
                                                              ---------------------------------
Plan assets less than projected benefit obligation . . . . .   (1,148)       (5,088)     (1,778)
Unrecognized net loss during the year. . . . . . . . . . . .      784         3,880       2,716
Unrecognized prior service cost. . . . . . . . . . . . . . .      473         1,318       1,060
Remaining unrecognized overfunding at date of adoption of
 SFAS Statement No. 87,  being recognized over 18.5 years. .   (3,058)       (3,400)     (3,742)
                                                              ---------------------------------
Accrued pension cost included in other liabilities . . . . .  $(2,949)      $(3,290)    $(1,744)
                                                              =================================



The net pension expense and its components were as follows:

                                                       1995        1994         1993
($ in thousands)                                   -----------------------------------
Service cost - benefits earned during period . . .   $1,667      $ 1,617      $ 1,349
Interest cost on projected benefit obligation. . .    1,562        1,384        1,328
Actual return on plan assets . . . . . . . . . . .   (2,785)         313       (1,264)
Net amortization and deferral. . . . . . . . . . .    1,020       (1,769)        (398)
                                                   -----------------------------------
Net pension expense. . . . . . . . . . . . . . . .  $ 1,464      $ 1,545     $  1,015
                                                   ===================================


Each year, ONB consults with its actuary to assess the appropriateness of assumptions used in the determination of retirement plan expense and funded status information for the discount rate, the long-term rate of return on assets, and the rate of salary progression. The assumptions reflected in the table above include a discount rate at December 31 of 7.75% in 1995, 8.00% in 1994, and 7.50% in 1993, a long-term rate of return of 8.00% in 1995, and 7.50% in 1994 and 1993, and a rate of salary progression of 5.00% in 1995, 1994, and 1993. The total retirement plan expense for all plans was $1.5 million in 1995, $1.7 million in 1994, and $1.2 million in 1993.

PROFIT SHARING PLAN
ONB has a profit sharing plan for all employees who have completed one year of service. Contributions to the plan are made when certain consolidated profit conditions are met. Additionally, employees may participate by contributing a percentage of their salary, a portion of which is matched by ONB. ONB's profit sharing expense for the years 1995, 1994, and 1993 was $3.8 million, $3.6 million, and $3.2 million, respectively.

RESTRICTED STOCK PLAN
ONB has a restricted stock plan which covers certain officers of ONB and its affiliates. Shares are earned each year based on the achievement of return on equity targets. Shares vest over a four year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. Shares vesting in 1995, 1994, and 1993 totalled 22,794, 22,439, and 22,234 shares, respectively. Expense recorded in 1995, 1994, and 1993 was $0.7 million, $0.8 million and $0.8 million, respectively.

NOTE 9 - SHAREHOLDERS' EQUITY

STOCK DIVIDEND
A 5% stock dividend was declared on December 15, 1995, and distributed on February 20, 1996. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
ONB has a dividend reinvestment and stock purchase plan, under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 1995, 1,343,257 authorized and unissued common shares were reserved for issuance under the plan.

SHAREHOLDER RIGHTS PLAN
ONB has adopted a Shareholder Rights Plan whereby one right was distributed for each outstanding share of ONB's common stock. The rights become exercisable on the tenth day following a public announcement that a person has acquired or intends to acquire beneficial ownership of 20% or more of ONB's outstanding common stock. Upon exercising the rights, the holder is entitled to buy 1/100 of a share of Junior Preferred Stock at $60 for every right held. Upon the occurrence of certain events, the rights may be redeemed by ONB at a price of $.01 per right.

In the event an acquiring party becomes the beneficial owner of 20% or more of ONB's outstanding shares, rights holders (other than the acquiring person) may purchase two shares of ONB common stock for the price of one share at the then market price. If ONB is acquired and is not the surviving corporation, or if ONB survives a merger but has all or part of its common stock exchanged, each rights holder will be entitled to acquire shares of the acquiring company with a value of two times the then exercise price of the rights for each right held.

NOTE 10 - FINANCING ACTIVITIES

SUBORDINATED DEBENTURES
ONB has outstanding $31.5 million of 8% convertible subordinated debentures which are due September 15, 2012, unless previously converted or redeemed.
The debentures are convertible into shares of ONB common stock at a conversion rate of 44.643 shares per $1,000 principal amount of debentures. During 1995, $6.5 million principal amount of debentures were converted into 277,806 shares of ONB common stock.

Interest on the debentures is payable on March 15 and September 15 of each year. The debentures are redeemable, in whole or in part, at the option of ONB at a premium to par value. Debenture holders are entitled to an annual sinking fund beginning September 15, 1998, of $2.5 million principal amount of debentures annually less conversions and redemptions. The debentures are subordinated in right of payment to all senior indebtedness of ONB. As of December 31, 1995, 1.4 million authorized and unissued common shares were reserved for conversion of the remaining debentures.

MEDIUM TERM NOTES
At December 31, 1995, ONB has outstanding $50 million of medium term notes. These notes bear interest at a weighted average rate of 6.58% and mature between 1996 and 2003.

LINES OF CREDIT
At December 31, 1995, ONB had $40 million in unsecured lines of credit with unaffiliated banks to support its merger activity. Of this amount, $21.4 million was unused. The lines bear interest at the bank's federal funds rate plus 60 to 80 basis points. During the years 1995, 1994, and 1993, the average interest rates on the lines were 6.71%, 5.52%, and 3.77%, respectively. The lines of credit include various arrangements to maintain compensating balances or pay fees to maintain the line.

At December 31, 1995, ONB had $69.6 million borrowed from various Federal Home Loan Banks (FHLB). Of these borrowings, $57.0 million have floating rates and mature in 1996. The remaining borrowings have a fixed interest rate and mature between 1996 and 2013. The weighted average rate of the FHLB borrowings were 5.92% and 6.53% at December 31, 1995 and 1994, respectively.
A portion of these borrowings is secured by specific mortgage loans which have a current book value of approximately $73.7 million. FHLB requires collateral market value equal to 170% of the amount borrowed.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

LEASES
ONB rents certain premises and equipment under operating leases which expire at various dates. Many of these leases provide for payment by ONB of property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $3.8 million in 1995, $3.3 million in 1994, and $2.2 million in 1993.

Following is a summary of future minimum lease commitments ($ in thousands):

1996 . .  $2,832      1999 . . . . . . .$1,511
1997 . .   1,980      2000 . . . . . . . 1,276
1998 . .   1,599      2001 and after . . 6,481


LETTERS AND LINES OF CREDIT
In the normal course of business, ONB's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $638 million, including $285 million of short-term commitments with fixed-rates, and letters of credit of $26.1 million at December 31, 1995. These commitments are not reflected in the consolidated financial statements. No material losses are expected to result from these transactions.

LITIGATION
At December 31, 1995, various legal actions and proceedings were pending against ONB and certain of its affiliate banks. These actions and proceedings are incidental to the banking business and are not expected to have a material adverse effect upon the financial position of ONB or its affiliates.

NOTE 12 - REGULATORY RESTRICTIONS

RESTRICTIONS ON CASH AND DUE FROM BANKS
ONB's affiliate banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are non-interest bearing and unavailable for investment purposes. The average amount of those reserve balances for the years ended December 31, 1995 and 1994, were $55.7 and $30.7 million, respectively.

RESTRICTIONS ON TRANSFERS FROM AFFILIATE BANKS
As of December 31, 1995, ONB's affiliate banks could pay cash dividends, without prior approval of regulatory authorities, equal to the amount of net income for 1993, 1994, and 1995, less dividends actually paid during that period of time and minimum capital requirements for each bank. At December 31, 1995, affiliate banks could pay aggregate dividends to ONB of approximately $43.7 million without prior regulatory approval.

NOTE 13 - PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp ($ in thousands)



Old National Bancorp (Parent Company Only)
Condensed Balance Sheet
                                                                 December 31,
                                                           --------------------
                                                             1995         1994
ASSETS                                                     --------------------
Deposits in affiliate banks. . . . . . . . . . . . . .   $    664     $   1,990
Investment in affiliates:
  Banks, including purchase accounting intangible assets
  of $9,320 in 1995 and $10,551 in 1994. . . . . . . .    472,651       476,717
  Non-Banks. . . . . . . . . . . . . . . . . . . . . .      3,678         4,401
Advances to affiliates . . . . . . . . . . . . . . . .     16,044        13,969
Other assets . . . . . . . . . . . . . . . . . . . . .     41,452         5,081
                                                         ----------------------
  TOTAL ASSETS . . . . . . . . . . . . . . . . . . . .   $534,489      $502,158
                                                         ======================
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings. . . . . . . . . . . . . . . . .   $ 18,554      $ 16,995
Other liabilities. . . . . . . . . . . . . . . . . . .      6,343         6,502
8% convertible subordinated debentures, due 2012 . . .     31,515        38,049
Medium term notes. . . . . . . . . . . . . . . . . . .     50,000        32,000
Shareholders' equity . . . . . . . . . . . . . . . . .    428,077       408,612
                                                         -----------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY . . . . .   $534,489      $502,158
                                                         =======================

Old National Bancorp (Parent Company Only)
Condensed Statement of Income
                                                 Years Ended December 31,
                                          ---------------------------------
                                            1995         1994         1993
INCOME                                    ---------------------------------
Dividends from affiliates. . . . . . . .  $86,000     $31,078      $28,398
Income on other investments. . . . . . .    1,202       1,204        1,014
Other income from affiliates . . . . . .    5,090       4,805        3,873
                                          ---------------------------------
  TOTAL INCOME . . . . . . . . . . . . .   92,292      37,087       33,285
                                          ---------------------------------
EXPENSE
Interest on borrowings . . . . . . . . .    7,023       5,886        5,258
Amortization of intangibles. . . . . . .    1,231       1,228        1,199
Other expenses . . . . . . . . . . . . .    7,676       6,806        5,417
                                          ---------------------------------
  TOTAL EXPENSE. . . . . . . . . . . . .   15,930      13,920       11,874
                                          ---------------------------------
Income before income taxes and equity in
 undistributed earnings of affiliates. .   76,362      23,167       21,411
Income tax benefit . . . . . . . . . . .   (3,409)     (2,945)      (2,188)
                                          ---------------------------------
Income before equity in undistributed
 earnings of affiliates . . . ..           79,771      26,112       23,599
Equity in undistributed earnings of
 affiliates . . . ..                      (28,077)     20,360       24,433
                                          ---------------------------------
  NET INCOME . . . . . . . . . . . . . .  $51,694     $46,472      $48,032
                                          =================================

Old National Bancorp (Parent Company Only)
Condensed Statement of Cash Flows

                                                    Years Ended December 31,
                                                 ----------------------------
                                                    1995     1994     1993
Cash flows from operating activities:            ----------------------------
Net Income . . . . . . . . . . . . . . . . . . .  $51,694  $46,472   $48,032
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation . . . . . . . . . . . . . . . . .      204      196       101
  Amortization of intangible assets. . . . . . .    1,231    1,228     1,199
  Increase in other assets . . . . . . . . . . .  (37,608)  (1,601)     (417)
  Increase (decrease) in other liabilities . . .     (159)   1,055     1,282
  Equity in undistributed earnings of affiliates   28,077  (20,360)  (24,433)
                                                 ----------------------------
    Total adjustments. . . . . . . . . . . . . .   (8,255) (19,482)  (22,268)
                                                 ----------------------------
  Net cash flows provided by operating activities  43,439   26,990    25,764
                                                 ----------------------------
Cash flows from investing activities:
Net advances to affiliates . . . . . . . . . . .   (6,451)  (8,371)   (9,589)
Purchase of premises and equipment . . . . . . .     (198)    (946)     (146)
Sale acqusition of affiliate . . . . . . . . . .      --       948    (4,773)
                                                 ----------------------------
  Net cash flows used by investing activities. .   (6,649)  (8,369)  (14,508)
                                                 ----------------------------
Cash flows from financing activities:
Net proceeds from short-term borrowings. . . . .    1,559    15,295  (14,387)
Net proceeds from medium term notes. . . . . . .   18,000       --    32,000
Cash dividends paid. . . . . . . . . . . . . . .  (21,110)  (20,009) (17,278)
Common stock repurchased . . . . . . . . . . . .  (42,808)  (22,370) (14,905)
Common stock reissued, net of shares used to
 convert 8% subordinated debentures. . . . . . .    6,243     7,129    5,042
                                                 ----------------------------
  Net cash flows used in financing activities. .  (38,116)  (19,955)  (9,528)
                                                 ----------------------------
Net increase (decrease) in cash and cash
    equivalents. . . . . . . . . . . . . . . . .   (1,326)   (1,334)   1,728
Cash and cash equivalents at beginning of period    1,990     3,324    1,596
                                                 ----------------------------
Cash and cash equivalents at end of period . . .  $   664   $ 1,990  $ 3,324
                                                 ============================

                      Directors and Executive Officers


ONB Bank,
Bloomington, Indiana

Directors
John W. Bender
Alan B. Chandler
Dan L. Doan
Clarence Doninger
Harold A. Harrell
Joyce Poling

Executive Officers
Dan L. Doan
Alan B. Chandler
Jack Dickhart
Michael Yeager

Clinton State Bank, Clinton, Indiana

Directors
Daniel L. DeBard
Norman L. Edris
Bernard R. Giacoletto
Betty R. Mooney
Robert J. Rendaci
John W. Scott
E. Stanley Shew
Herman White, II

Executive Officers
Robert J. Rendaci
B. Earle Nield
Milinda J. Wright

Bank of Western Indiana, Covington, Indiana

Directors
Henry K. Bilsland
Lloyd E. Chambers
Mirriam Newmark Fogel
Paul O. Galloway
Vincent F. Grogg
Edward C. Grubb
Eugene A. Grubbs
Robert Michael Henderson
Harold Lee Hesler
Thomas James Leak
Thomas A. McGurk
Thomas Andrew McGurk, Jr.
Carol Myers
John A. Rader
Ogle Snider
Lee Williams

Executive Officers
Lee Williams
Carol Owens
Robert D. Smith

Old National Bank, Evansville, Indiana

Directors
Howard S. Abrams
David L. Barning
Alan W. Braun
Steven E. Chancellor
John J. Daus, Jr.
Peter R. Dolan
Larry E. Dunigan
John M. Dunn
Michael R. Hinton
Robert C. Jeffries
Robert M. Leich
R. Jack Lewis, Jr.
Dan W. Mitchell
D. Patrick O'Daniel
Lawrence D. Prybil
James A. Risinger
C. A. Robinson
J. Steven Rudolph
John C. Schroeder
Marjorie Z. Soyugenc
Charles D. Storms
Joseph T. Theby, III
John W. Weyerbacher

Executive Officers
James A. Risinger
Michael R. Hinton
Wayne F. Henning
John W. Stanley
F. Gene Smith


First Citizens Bank
and Trust Company, Greencastle, Indiana

Directors
Kenneth L. Ames
Charles L. Butler
Anne K. Clark
Earl Eugene Clodfelter
Dan L. Doan
Kenneth J. Eitel, Jr.
Robert W. Evans
David G. Jackman
William M. Marley
Gary R. Pershing
Alan Gene Stanley
Richard Sunkel
Robert A. York, Sr.

Executive Officers
Dan L. Doan
David G. Jackman
John N. Kemper
R. Joe Ferguson
Kenneth R. Heeke


Dubois County Bank, Jasper, Indiana

Directors
Norbert C. Alles
John S. Chappell
David E. Eckerle
Glenn H. Gramelspacher
Jerry C. Jackle
Andrew B. Krempp
Jack E. Newton
James J. Sonderman
Ed J. Stenftenagel

Executive Officers
David E. Eckerle
Paul R. Nolting
Donald E. Routson
William R. Hauser

People's Bank &
Trust Company,
Mt. Vernon, Indiana

Directors
Milford R. Ashworth, Jr.
Arthur W. Bayer
Steven A. Bennett
Stephen A. Dausmann
Ronald B. Lankford
Paul W. Mauer
Richard R. McClish
John W. Stephan
Gordon A. Vogel, M.D.
Joseph T. Weinzapfel

Executive Officers
Steven A. Bennett
Phyllis A. Hawley
Eleanor L. Hogan
William H. Newman
Barbara Tennyson


Orange County Bank, Paoli, Indiana

Directors
R. Russel Bledsoe
Dan L. Doan
Randall L. Doan
Raymond Lewis Farlow
Eric Marshall Harmon
John W. Key
Michael D. McCracken
David K. Ross
John T. Stout

Executive Officers
John W. Key
Janis K. Main
Phillip W. Fortner


Gibson County Bank,
Princeton, Indiana

Directors
Raymond Phillip Hofman
Burt King
Stephen R. Lankford
Jerome A. Marx
Joseph R. Maxey
Ralph G. Welp, DVM

Executive Officers
Burt King
Sharon S. Schmits

Rockville  National Bank, Rockville, Indiana

Directors
Warren D. Crooks
Norval W. Dixon, Jr.
Patricia C. Dixon
Gregory A. Harbison
Robert W. Hill
Kevin B. Jacks
Donald C. Swaim
Bert M. Wimmer

Executive Officers
Gregory A. Harbison
Donald C. Swaim
Dale W. Barnes


Citizens National Bank, Tell City, Indiana

Directors
Jerome W. Fischer
Paul J. Koressel
John H. Noble
Fred Smith, Jr., M.D.
Lawrence A. Vogel
John R. Werner

Executive Officers
Paul J. Koressel
Jonathan Hartz
R. Bruce Knox
James R. Schmitt


Indiana State Bank*,
Terre Haute, Indiana

Directors
Buena Chaney
Daniel L. DeBard
Jeremy Einstandig
John C. Figg
Robert S. Ratcliffe
John William Thompson

Executive Officers
Daniel L. DeBard
Darlene W. Zook


Merchants
National Bank,
Terre Haute, Indiana

Directors
Robert M. Boyer
Joseph B. Card
Charles S. Combs
Daniel L. DeBard
John W. Dinkel
Thomas L. Francis
David H. Goeller
Vernon E. Hux
Lucien H. Meis
Marilyn W. Pendergast
John N. Royse
Donald W. Scott
R. Frank Shelton
John A. Templeton, II
Edward T. Turner, Jr.

Executive Officers
Charles S. Combs
Daniel L. DeBard
Gina L. Stuart
Jeffery W. Sims


Security Bank & Trust Company, Vincennes, Indiana

Directors
Robert V. Bierhaus, Jr.
Richard J. Bond
Louie O. Dayson, M.D.
Ronald B. Lankford
John D. Miller
James R. Milligan
George S. Ridgway
Robert J. Stryzinski
P. R. Sweeney

Executive Officers
P. R. Sweeney
James B. Wyant
Richard E. Faulkner
Dan T. Harkins
Linda J. Laue


United Southwest Bank, Washington, Indiana

Directors
James E. Burch
Jack L. Colbert
Michael V. Crouch
John G. Gilley
James E. Gillooly
William A. Lannan
Flavian E. Myers, Jr.
Malcolm Radcliffe, Jr.
Joe W. Singleton
William E. Summers
Donald Joe Traylor

Executive Officers
Joe W. Singleton
Jack L. Colbert
William E. Summers
Gerald A. Frette

Palmer-American  National Bank,
Danville, Illinois

Directors
James D. Anderson
William R. Britt
Samuel P. Cannon
Thomas C. Crays
David M. Dillman, M.D.
Dennis J. Doran
Douglas P. Herr
Louis L. Mervis
Judd C. Peck
George E. Richards, DVM
Richard W. Whiteman

Executive Officers
Richard W. Whiteman
James D. Anderson


First National Bank, Harrisburg, Illinois

Directors
David H. Clemmons
William E. Cook
Donald R. DeArmon
Fred G. Denny
Ronald W. Gibbons
Lannie Gribble
Olive H. Johnson
Rick J. Lane
Hieronymus E. Mitchell
Larry G. Noah
Ruth P. Patton
Larry J. Perrotto
George R. Rawlinson
Charles E. Seten, III, M. D.
Denzil C. Simpson

Executive Officers
Ronald W. Gibbons
William E. Cook
Robert D. Doty
Wayne H. Hale
Charles F. Will
James H. Humphrey

*Indiana State Bank is expected to be combined with Merchants National Bank in Terre Haute, April 1996.

Peoples National Bank, Lawrenceville, Illinois

Directors
Micheal P. Macey
John R. McKim
M. David Paddock
Harry J. Rice
Lee D. Smith
Ward A. Warner
H. Edward Williams

Executive Officers
M. David Paddock
Bradley P. Wolfe
Karen A. Caudell

Security Bank and
Trust Co., Mt. Carmel, Illinois

Directors
Philip Barnhard
J. Roy Dee, III
Stephen J. Lovellette
Robert E. Mundy, II
Craig Newman
James D. Price
Robert A. Reasor
Lawrence R. Tedford

Executive Officers
Robert A. Reasor
Gary F. Mohrman
Gary G. Rumsey

The First National
Bank of Oblong,
Oblong, Illinois

Directors
Ronald K. Bailey
Wilfred J. Cross
Robert Glezen
Jerry J. Harmon
William E. Holt
Keith A. Riker
Jack L. Wade

Executive Officers
Wilfred J. Cross
William E. Holt

City National Bank, Fulton, Kentucky

Directors
R. Ward Bushart
Kenneth E. Crews
Kent Hutchins
Roger Kephart
Louis M. McBride
Rodney A. Miller

Executive Officers
Kenneth E. Crews
Robert K. Burrow

First State Bank, Greenville, Kentucky

Directors
Joseph R. Boggess, M.D.
L. Wayne Cisney, Jr.
Richard P. Countzler
Larry J. Draper
W. Lee Fauntleroy
R. Fredric Geibel
Elizabeth K. Gentry
Curtis C. Hardison
Samuel E. Levinson, Jr.
Shelby G. Stewart
John A. Stovall
Ben A. Topmiller, Jr.
Joe B. Tucker
Joyce M. Waddle-McGraw
Peggy M. Williams

Executive Officers
Peggy M. Williams
A. P. Cornette, Jr.
Charles E. Dukes
Michael H. Mercer
Rhonda Beliles
Sharon Stovall


Farmers Bank &
Trust Company, Henderson, Kentucky

Directors
Herman C. Alles
Rodger P. Bird
Stephen D. Gray
William P. Hazelwood
Phelps L. Lambert
Steve H. Parker
Earl W. Peters
H. Charles Shade
Lawrence Simon
Isaac B. Utley
Keith A. Utley

Executive Officers
Earl W. Peters
Keith A. Utley
Wanda H. Jett

Farmers Bank &
Trust Company, Madisonville, Kentucky

Directors
Thomas F. Clayton
C. Morris Coffman
Barry T. Eveland
Thomas B. Florida
William E. Groves
Joseph E. Knight
Barclay B. McCoy
James A. Miner, Jr.
H. Lee Owen, Jr.
Chesley W. Riddle, Sr.
Robert E. Smith
Larry E. Wilson

Executive Officers
C. Morris Coffman
H. Lee Owen, Jr.
R. Steven Cox
M. Robert McElwain


Morganfield
National Bank, Morganfield, Kentucky

Directors
Charles Allen
William S. Anderson
John T. Davis
Mike F. Geiger
H. T. Shouse
Harold M. Smith, DDS
Joe Walt Wells

Executive Officers
H. T. Shouse
Jerry R. Ruark
David Presser
Wayne Hooper

Indiana Old National Insurance Company
(IONIC)

Directors
Wayne F. Henning
Jeff D. Kniese
Ronald B. Lankford
Dan W. Mitchell
Steve H. Parker
John N. Royse
James R. Schmitt
H. T. Shouse
Jeff W. Sims
F. Gene Smith

Executive Officers
Wayne F. Henning
Jeff D. Kniese


ONB Insurance

Directors
Jack L. Dye
Wayne F. Henning
John D. Hodge
Steve H. Parker
John N. Royse
Joe W. Singleton
James B. Studwell
William E. Summers

Executive Officers
Jack L. Dye
James B. Studwell


Old National
Service Corporation

Directors
William R. Britt
Thomas F. Clayton
Daniel L. DeBard
David E. Eckerle
Michael R. Hinton
Phelps L. Lambert
Steve H. Parker
J. Steven Rudolph
Peggy M. Williams

Executive Officers
Thomas F. Clayton
Gary L. McDowell
Mark E. Neidig


Old National
Trust Company

Directors
David L. Barning
William R. Britt
Charles S. Combs
David H. Goeller
William B. Kelley
Ronald B. Lankford
Lucien H. Meis
Paul R. Nolting
H. Lee Owen, Jr.
Steve H. Parker
Robert A. Reasor
James A. Risinger
C. A. Robinson
John N. Royse
Marjorie Z. Soyugenc
Isaac B. Utley

Executive Officers
Thomas F. Clayton
William B. Kelley
John S. Staser
Marvin H. Sunderman


Old National Bancorp

Directors
David L. Barning
Richard J. Bond
Alan W. Braun
John J. Daus, Jr.
Wayne A. Davidson
Larry E. Dunigan
David E. Eckerle
Thomas B. Florida
Phelps L. Lambert
Ronald B. Lankford
Lucien H. Meis
Dan W. Mitchell
John N. Royse
Marjorie Z. Soyugenc
Charles D. Storms
Edward T. Turner, Jr.

Executive Officers
John N. Royse,
Chairman

Ronald B. Lankford,
President

Thomas F. Clayton,
Senior Vice President

Steve H. Parker,
Senior Vice President-Chief
  Financial Officer

Jeffrey L. Knight,
Secretary-General Counsel

Daryl D. Moore,
Vice President-Chief
  Credit Officer

Regional Executives
Central Region
David E. Eckerle

Evansville Region
James A. Risinger

Northern Region
William R. Britt

Southern Region
C. Morris Coffman

Annual Meeting
The Annual Meeting of Shareholders will be held Thursday, April 18, 1996, at 10:30 a.m., Central Daylight Time, in the Auditorium at the Vanderburgh Auditorium Convention Center, 715 Locust Street, Evansville, Indiana.

Corporate Office
 420 Main Street
 Evansville, Indiana 47708
 812-464-1434

Stock Information
The stock of the company is traded over-the-counter on the NASDAQ National Market System under Ticker Symbol OLDB. The Stock Transfer Agent is:
 Old National Bancorp
 Post Office Box 718
 Evansville, Indiana 47705-0718

In December 1995, a one-for-twenty (5%) stock dividend was declared to shareholders of record on February 5, 1996. There were 12,585 shareholders of record as of December 31, 1995.

Market Makers
The following firms make a market in Old National Bancorp's stock:
 Herzog, Heine, Geduld
 J.J.B. Hilliard, W.L. Lyons
 Keefe, Bruyette & Woods, Inc.
 McDonald & Company Sec., Inc.
 NatCity Investments, Inc.
 Smith Barney Shearson

Dividend Reinvestment and
Discount Stock Purchase Plan
The company offers an automatic Dividend Reinvestment and Discount Stock Purchase Plan to its shareholders. For information concerning this convenient method of purchasing additional shares of stock, contact:

 Shareholder Services Department
 Old National Bancorp
 Post Office Box 718
 Evansville, Indiana 47705-0718
 812-464-1296

Additional Information
Shareholders and interested investors may obtain information about the company upon written request or by calling:
 John Claybon, CFA
 Investor Relations Officer
 Old National Bancorp
 Post Office Box 718
 Evansville,Indiana 47705-0718
 812-464-1442

Form 10-K
The Annual Report on Form 10-K, as required to be filed with the Securities and Exchange Commission, is available without charge upon written request or by calling:
 Ronald W. Seib, CPA
 Vice President-Corporate Controller
 Old National Bancorp
 Post Office Box 718
 Evansville, Indiana 47705-0718
 812-464-1530

Equal Opportunity Employer
The company maintains its commitment to equal opportunity and affirmative action in employment and promotion policies and pledges to recruit, hire, train, and promote persons in all job classifications without regard to race, color, religion, sex, age, or handicap.



The table below lists the NASDAQ price quotes and dividend data for Old National Bancorp stock over the last two years.*


                                Price Per Share     Share      Dividend
                                 High    Low        Volume      Declared
1995
First Quarter                  $34 1/8  $32 5/8   1,243,300     $ .22
Second Quarter                  33 1/8   32 3/8   1,151,600       .22
Third Quarter                   32 7/8   32 5/8     663,000       .22
Fourth Quarter                  33 1/8   32 1/8     695,300       .22

1994
First Quarter                  $34 1/8  $32 7/8     795,500     $ .21
Second Quarter                  33 1/8   32 5/8     640,700       .21
Third Quarter                   33 3/4   32 5/8     685,900       .21
Fourth Quarter                  33 5/8   33 1/8     770,800       .21

*Data adjusted for all stock dividends, including a 5% stock dividend to shareholders of record on February 5, 1996, paid on February 20, 1996.