Form 10-K/A, Exhibit 13
period 1995-12-31
OLD NATIONAL BANCORP /IN/
filed 1996-04-01
CIK 707179

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

In today's chaotic financial world, where bank mega-mergers and acquisitions seem to occur by the minute, it's comforting to know that one constant exists
- - Old National Bancorp. Old National bagan in Evansville, Indiana, in 1834...even before Evansville was granted its city charter..and remains one of the region's financial leaders today with over $4.8 billion in assets.

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

[Picture of Family on Front Porch]

                             ONB AFFILIATE BANKS
                   ($ in thousands as of December 31, 1995)

                                        Year of
Name of Affiliate            Banking   Affiliation                 Shareholders'
(Principal Office)           Offices    With ONB        Assets         Equity
- -------------------------------------------------------------------------------
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


NOTE 2 - BUSINESS COMBINATIONS


MERGERS - CONSUMMATED
ONB consummated the following mergers in 1995:

  Date                            Company & Subsidiary                                Shares Issued
- --------     --------------------------------------------------------------------     -------------
March 31     Oblong Bancshares, Inc. - First National Bank (Oblong, Illinois)             437,932
April 30     Citizens National Bank Corporation - Citizens National Bank                  992,861
               (Tell City, Indiana)
October 31   City National Bancorp, Inc. - City National Bank (Fulton, Kentucky)          551,573
November 3   First United Savings Bank ("United") (Greencastle, Indiana)                  520,353
December 7   Shawnee Bancorp - The Bank of Harrisburg (Illinois)                          142,780


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