Form 10-K405, Exhibit 13
period 1996-12-31
OLD NATIONAL BANCORP /IN/
filed 1997-03-31
CIK 707179

MANAGEMENT'S DISCUSSION AND
       ANALYSIS OF FINANCIAL CONDITION AND
           RESULTS OF OPERATIONS
------------------------------------------------------------------
INTRODUCTION TO OLD NATIONAL BANCORP
Old National Bancorp ("ONB") is a multi-bank holding company headquartered in Evansville, Indiana.  Its 24 affiliate banks conduct business in 119 office locations in southwestern Indiana, southeastern Illinois, and western Kentucky.  A complete listing of ONB's affiliate banks is presented on page 10.  The banks provide a wide range of financial services, such as making
commercial and consumer loans; originating, marketing, and
servicing mortgage loans; issuing and servicing credit cards;
leasing; offering various deposit products; issuing letters of credit; issuing credit life, accident and health insurance;
providing safe deposit facilities; and providing alternative investments and brokerage services.  ONB also has eight non-bank affiliates which provide services incidental to ONB's operations, including data processing, issuance and reinsurance of credit life, accident, health, property, life and casualty insurance, investment services, fiduciary and trust services, property
ownership, and consumer financing.   During 1996, ONB opened a
consumer finance subsidiary headquartered in Indianapolis, whose objective is to originate traditional consumer finance and non-prime auto loans in the Midwest. Current operations are located only in Indiana.

The following information is an analysis of the major components of ONB's operations for the years 1994 through 1996 and financial condition as of December 31, 1996 and 1995. This information should be read in conjunction with the accompanying consolidated financial statements and footnotes thereto beginning on page 32. The information has been restated to reflect mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the date of the transaction.

Tax-exempt interest income in the following information has been increased to an amount comparable to interest subject to income taxes using federal statutory rates in effect of 34% in 1991-1992 and 35% in 1993-1996. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data. Net income is unaffected by these taxable equivalent adjustments.


MERGER ACTIVITY
In 1996 ONB completed mergers with two banks with combined total assets of nearly $300 million. These mergers are discussed further in Note 2 to the consolidated financial statements.

During 1995, ONB consummated five mergers with banks in Indiana
(2), Illinois (2), and Kentucky (1) with total assets over $500 million. In Indiana, Citizens National Bank Corporation in Tell City and First United Savings Bank ("United") in Greencastle were acquired. Illinois acquisitions included Oblong Bancshares, Inc. and Shawnee Bancorp ("Shawnee") in Harrisburg. In Kentucky, ONB acquired City National Bancorp, Inc. in Fulton. All of these
were accounted for as pooling-of-interests.   United's
Greencastle operations were combined with ONB's existing Greencastle affiliate, First Citizens Bank & Trust Co. United's other operations in Bloomington remained a separate affiliate, ONB Bank. Shawnee's subsidiary, The Bank of Harrisburg, was combined into ONB's affiliate, First National Bank of Harrisburg.

OVERVIEW OF FINANCIAL RESULTS
The banking industry experienced generally strong earnings in 1996. Continued economic growth and further reduced FDIC insurance premiums benefited earnings. Rising consumer loan losses and the one-time recapitalization of the Savings Association Insurance Fund ("SAIF") of the FDIC caused increased loan loss provisions and increased expenses in 1996. The industry generally saw solid loan growth and focused attention on expense control and operational efficiencies. After rising sharply in late 1994 and dropping in 1995, interest rates in general bounced up slightly in 1996, though the prime rate remained virtually unchanged.

ONB recorded record earnings in 1996 with net income of $60.2 million, an 11.6% increase over restated 1995 earnings. Over the last five years, ONB's net income per primary share has grown at a compounded rate of 8.5%. ONB's strong net interest income combined with controlled loan losses, and improved fee income were key elements in ONB's performance. Expenses benefited from continued expense control and lower FDIC premiums, though the SAIF recapitalization tempered some of the potential savings.
The remaining sections of this management's discussion will present additional details of ONB's operating results.


                                            SELECTED FINANCIAL DATA
                                     ($ in thousands except per share data)                         Five Year
                                                                                                     Growth
                               1996          1995        1994        1993        1992        1991      Rate
                               -------------------------------------------------------------------------------
RESULTS OF OPERATIONS
 (Taxable equivalent basis)
 Interest income. . . . . . .  $408,070    $389,131    $343,852    $336,890    $351,404    $389,857
 Interest expense . . . . . .   190,631     186,500     146,152     144,427     166,991     218,336
                               --------    --------    --------    --------    --------    --------
 Net interest income. . . . .   217,439     202,631     197,700     192,463     184,413     171,521     4.9 %
 Provision for loan losses. .    11,012       7,135       7,754      10,359      11,919      11,924    (1.6)
                               --------    --------    --------    --------    --------    --------    -----
Net interest income after
  provision for loan losses .   206,427     195,496     189,946     182,104     172,494     159,597     5.3
 Noninterest income . . . . .    44,801      39,594      34,876      33,993      29,485      26,836    10.8
 Noninterest expense. . . . .   152,320     147,315     147,295     135,259     123,451     117,816     5.3
                               --------    --------     -------    --------    --------    --------    ----
 Income before income taxes .    98,908      87,775      77,527      80,838      78,528      68,617     7.6
 Income taxes . . . . . . . .    38,729      33,836      28,524      30,268      29,913      25,630     8.6
                                -------    --------     -------    --------    --------    --------    ----

 Net income . . . . . . . . .   $60,179     $53,939     $49,003     $50,570     $48,615     $42,987     7.0 %
                                =======    ========     =======    ========     =======     =======    =====
YEAR-END BALANCES
 Total assets . . . . . . . .$5,366,591  $5,103,195  $4,909,804  $4,748,112  $4,434,160  $4,385,680     4.1 %
 Total loans, net of
  unearned income . . . . . . 3,523,300   3,261,746   3,098,820   2,810,453   2,606,563   2,570,813     6.5
 Total deposits . . . . . . . 4,268,024   4,183,082   3,875,752   3,898,967   3,723,039   3,630,037     3.3
 Shareholders' equity . . . .   458,526     461,424     440,671     435,406     406,137     381,660     3.7
PER SHARE DATA(1)
 Net income - primary . . . .     $2.20       $1.91       $1.69       $1.74       $1.67       $1.46     8.5
 Net income - fully diluted (2)   $2.14       $1.86       $1.65        1.70        1.62        1.43     8.4
 Cash dividends paid  . . . .      0.88        0.84        0.80        0.69        0.66        0.63     7.0
 Book value at year-end . . .     17.12       16.61       15.35       14.85       13.91       12.95     5.8
SELECTED PERFORMANCE RATIOS
 (based on averages)
 Return on assets . . . . . .      1.17 %      1.09 %      1.03 %      1.09 %      1.11 %      1.03 %
 Return on equity (3) . . . .     13.29       12.01       10.92       11.38       12.45       12.01
 Equity to assets . . . . . .      8.90        8.99        9.35        9.58        8.89        8.54
 Primary capital to assets. .      9.72        9.85       10.25       10.43        9.72        9.30
 Net charge-offs to
  average loans . . . . . . .      0.33        0.26        0.28        0.25        0.31        0.38
 Allowance for loan losses
  to average loans. . . . . .      1.31        1.28        1.43        1.57        1.47        1.33

(1)  Restated for all stock dividends and stock splits.
(2)  Assumes the conversion of ONB's subordinated debentures.
(3)  Excludes unrealized gains (losses) on investment securities.


                         RESULTS OF OPERATIONS
-------------------------------------------------------------------

NET INCOME
ONB earnings rose $6.2 million to reach $60.2 million in 1996, an 11.6% increase over 1995. Primary net income per share for 1996 was $2.20, up 15.2% over 1995's $1.91. Strong net interest income fueled ONB's earnings growth and absorbed an increase in loan loss provision. Healthy growth in noninterest income offset the increase in noninterest expense. The specific effects of each of these factors are discussed in the following paragraphs.

Graph
        NET INCOME
      ($ in millions)
1992   48.6
1993   50.6
1994   49.0
1995   53.9
1996   60.2

ONB's 1995 net income was $53.9 million, up 10.1% or $4.9 million above 1994 earnings. Both net interest income and noninterest income rose over $4.5 million each. A slightly lower loan loss provision and a small increase in noninterest expense allowed the revenue growth to drive 1995 net income growth.

NET INTEREST INCOME
Net interest income provides the major share of ONB's earnings. This represents the difference between interest income and fees on earning assets, such as loans and investments, and the interest paid on deposits and other liabilities obtained to fund them. The net interest margin is net interest income, on a taxable equivalent basis, expressed as a percentage of average earning assets. Incorporating the tax savings on certain assets permits comparability. The margin is influenced by a number of factors, such as the volume and mix of earning assets and funding sources, the interest rate environment and income tax rates. The level of earning assets funded by interest free funding sources (primarily noninterest-bearing demand deposits and equity capital) also impacts net interest margin. ONB can control the effect of some of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed in detail later in this report. External factors such as the overall condition of the economy, strength of credit demand, Federal Reserve Board monetary policy and changes in tax laws can also have significant effect on changes in net interest income from one period to another.

On a taxable equivalent basis, net interest income in 1996 grew $14.8 million or 7.3% over 1995. Average earning assets increased 4.1% or $194.0 million between years, while interest-bearing liabilities rose $159.4 million or 4.0%. Fewer non-earning assets, such as cash and due from banks, and higher levels of noninterest-bearing liabilities and equity funded the improved deployment of funds into earning assets. ONB's net interest margin rose 13 basis points from 4.33% to 4.46%.
Earning assets yield increased 5 basis points to 8.37% while the cost of interest-bearing liabilities decreased 8 basis points to 3.91%. In 1996 the mix of earning assets changed as the average balances of higher yielding loans rose $180.4 million (5.7%) and comprised 69.1% of our total earning assets, up from 68.1% in 1995. Overall, loan yields were up 7 basis points and reached 9.06%, partially due to the higher yields on consumer loans.
ONB's new consumer finance company contributed to this increase. Investment securities grew 1.3% or $19.1 million while the yield declined to 6.91%. Lower yielding money market investments decreased $5.5 million in 1996 as ONB more efficiently deployed funds in higher yielding assets. All of ONB's interest-bearing liability categories rose as deposits grew $118.3 million or 3.3%, and borrowings increased $41.1 million. While all categories increased, money market deposits and certificates of deposits over $100,000 led with increases of 11.9% and 10.5%, respectively. Borrowed funds also played a significant role in the funding of asset growth as they rose 9.2%. The cost of all liability categories decreased 8 basis points due to market influences and management's efforts to seek alternate funding sources.

Graph
        NET INTEREST INCOME
        (Taxable Equivalent Basis)($ in millions)
1992    184.4
1993    192.5
1994    197.7
1995    202.6
1996    217.4

During 1995, net interest income rose 2.5% or $4.9 million and totaled $202.6 million. Average earning assets grew 4.2% in 1995, a $188.4 million increase. Interest-bearing liabilities rose $160.9 million or 4.2%. Net interest margin decreased from 4.40% to 4.33%. While the yield on earning assets increased 67 basis points to 8.32%, the cost of interest-bearing liabilities jumped 86 basis points to 4.65%. The mix of earning assets shifted as loans experienced $258.4 million growth or an 8.8% increase while investment securities and money market investments decreased $70.0 million or 4.5%. Interest-bearing liabilities shifted as customers moved funds from savings and NOW accounts, down 10.7%, to higher paying money market accounts, up 12.4%, and certificates of deposits, up 9.0%. This customer shift, combined with general higher levels of interest rates, increased our interest-bearing deposit cost 82 basis points to 4.48%. Short-term rates on borrowed funds also jumped significantly from 1994 low levels.

Table 1 on page 16 details the changes in the components of net interest income. Table 2 on page 16 attributes those fluctuations to the impact of changes in the average balances of assets and liabilities and the yields earned or rate paid. Table 3 on page 17 presents a three year average balance sheet and for each major asset and liability category its related interest income and yield or its expense and rate.

NET INTEREST INCOME CHANGES (TABLE 1)                         % Change From
(Taxable equivalent basis, $ in thousands)                      Prior Year
                                                              -------------
                                1996       1995     1994      1996    1995
                             ----------------------------------------------
INTEREST INCOME:
  Loans. . . . . . . . . . . $304,940   $286,523   $243,819    6.4 %  17.5 %
  Investment securities. . . . 99,903     98,700     97,097    1.2     1.7
  Federal funds sold and
    securities purchased under
    agreements to resell . . .  2,577      3,479      2,439  (25.9)   42.6
  Interest-bearing deposits
    in other banks . . . . . .    650        429        497   51.5   (13.7)
                              -------    -------    -------   ----   ------
    Total interest income. . .408,070    389,131    343,852    4.9    13.2
                              -------    -------    -------   ----   ------
INTEREST EXPENSE:
  Savings and NOW deposits . . 22,657     24,915     26,140   (9.1)   (4.7)
  Money market deposits  . . . 23,843     22,208     13,815    7.4    60.8
  Certificates of deposit
    $100,000 and over  . . . . 14,666     14,472      8,774    1.3    64.9
  Other time deposits  . . . .102,255     98,409     77,464    3.9    27.0
  Short-term borrowings. . . . 21,742     21,035     14,247    3.4    47.6
  All other borrowings . . . .  5,468      5,461      5,712    0.1    (4.4)
                              -------    -------    -------   ----    -----
    Total interest expense . .190,631    186,500    146,152    2.2    27.6
                              -------    -------    -------   ----    -----
NET INTEREST INCOME  . . . . $217,439   $202,631   $197,700    7.3 %   2.5 %
                             ========   ========   ========   ====    =====
NET INTEREST MARGIN  . . . . .   4.46 %     4.33 %     4.40 %
                             ========   ========   ========

NET INTEREST INCOME - RATE/VOLUME ANALYSIS (TABLE 2)
(Taxable equivalent basis, $ in thousands)
                                   1996 vs. 1995                 1995 vs. 1994
                              ------------------------    ---------------------------
                              Total     Attributed to     Total     Attributed to
                                        --------------              -----------------
                              Change    Volume    Rate    Change    Volume    Rate
                              -------------------------------------------------------
INTEREST INCOME:
  Loans. . . . . . .. . . .   $18,417   $16,281  $2,136   $42,704   $22,372   $20,332
  Investment securities . .     1,203     1,322    (119)    1,603    (4,155)    5,758
  Federal funds sold and
    securities purchased under
    agreements to resell. .      (902)     (522)   (380)    1,040      (139)    1,179
  Interest-bearing deposits
    in other banks  . . . .       221       226      (5)      (68)     (265)      197
                              -------   -------  ------   -------   -------   -------
    Total interest income .    18,939    17,307   1,632    45,279    17,813    27,466
                              -------   -------  ------   -------   -------   -------
INTEREST EXPENSE:
  Savings and NOW deposits .   (2,258)      431  (2,689)   (1,225)   (2,881)    1,656
  Money market deposits. . .    1,635     2,589    (954)    8,393     2,080     6,313
  Certificates of deposit
    $100,000 and over. . . .      194     1,452  (1,258)    5,698       797     4,901
  Other time deposits. . . .    3,846       219   3,627    20,945     7,522    13,423
  Short-term borrowings  . .      707     2,177  (1,470)    6,788     1,741     5,047
  All other borrowings . . .        7       107    (100)     (251)      190      (441)
                              -------   ------- -------    ------    ------    ------
    Total interest expense .    4,131     6,975  (2,844)   40,348     9,449    30,899
                              -------   ------- -------    ------    ------    ------
NET INTEREST INCOME  . . . .  $14,808   $10,332  $4,476    $4,931    $8,364   ($3,433)
                              =======   =======  ======    ======    ======    ======
The variance not solely due to rate or volume is allocated equally between the rate and volume variances.


THREE-YEAR AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (TABLE 3)
(Taxable equivalent basis, $ in thousands)
                                           1996                           1995                       1994
                                --------------------------   ---------------------------  ---------------------------
                                Average   Interest  Yield/   Average   Interest   Yield/  Average   Interest  Yield/
                                Balance    & Fees   Rate     Balance    & Fees    Rate    Balance   & Fees    Rate
                                -------------------------------------------------------------------------------------
EARNING ASSETS:
Money market investments:
  Interest-bearing deposits                                ASSETS
    in other banks. . . . .      $10,903     $650   5.96 %     $7,142      $429   6.01 %   $12,465     $497  3.99 %
  Federal funds sold and
    securities purchased under
    agreements to resell. .       48,864    2,577   5.27       58,132     3,479   5.98      60,936    2,439  4.00
Investment securities:
  U.S. Treasury and Government
    agencies (1)  . . . . .      958,417   59,737   6.23      962,872    59,698   6.20   1,000,488  57,061   5.70
  State and political
    subdivisions. . . . . .      444,127   36,052   8.12      426,281    36,121   8.47     434,378   36,721  8.45
  Other securities. . . . .       43,379    4,114   9.48       37,640     2,881   7.65      53,762    3,315  6.17
                               ---------   ------   ----    ---------    ------   ----   ---------   ------  ----
  TOTAL INVESTMENT SECURITIES  1,445,923   99,903   6.91    1,426,793    98,700   6.92   1,488,628   97,097  6.52
                               ---------   ------   ----    ---------    ------   ----   ---------   ------  ----
Loans: (2) (3)
  Commercial and financial.      769,629   72,512   9.42      727,593    71,422   9.82     720,121   59,835  8.31
  Commercial real estate  .      619,079   54,766   8.85      547,241    47,935   8.76     462,014   35,812  7.75
  Residential real estate .    1,257,141  104,775   8.33    1,244,331   102,067   8.20   1,145,300   93,157  8.13
  Consumer, net of unearned
    income  . . . . . . . .      692,864   68,174   9.84      640,706    60,502   9.44     574,904   50,417  8.77
  Credit card . . . . . . .       28,441    4,713  16.57       26,860     4,597  17.11      26,008    4,598 17.68
                               --------- --------  -----    ---------  --------  -----   --------- -------- -----
  TOTAL LOANS . . . . . . .    3,367,154  304,940   9.06    3,186,731   286,523   8.99   2,928,347  243,819  8.33
                               --------- --------  -----    ---------  --------  -----   ---------  ------- -----
  TOTAL EARNING ASSETS. . .    4,872,844 $408,070   8.37 %  4,678,798  $389,131   8.32 % 4,490,376 $343,852  7.65 %
                                         ========  =====               ========  =====             ======== =====
Less: Allowance for loan losses  (42,547)                     (42,497)                     (43,194)
NON-EARNING ASSETS:
  Cash and due from banks .      134,427                      161,103                      162,591
  Other assets. . . . . . .      181,461                      173,017                      165,095
                              ----------                   ----------                   ----------
TOTAL ASSETS  . . . . . . .   $5,146,185                   $4,970,421                   $4,774,868
                              ==========                   ==========                   ==========
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
  Savings and NOW deposits .   $924,290   $22,657   2.45 %   $907,713  $24,915    2.74% $1,016,122  $26,140  2.57 %
  Money market deposits. . .    666,462    23,843   3.58      595,583   22,208    3.73     529,906   13,815  2.61
  Certificates of deposit
    $100,000 and over. . . .    283,323    14,666   5.18      256,480   14,472    5.64     239,336    8,774  3.67
  Other time deposits. . . .  1,813,209   102,255   5.64    1,809,240   98,409    5.44   1,660,351   77,464  4.67
                              ---------   -------   ----   ---------- --------    ----  ---------- --------- ----
  TOTAL INTEREST-BEARING
    DEPOSITS . . . . . . . .  3,687,284   163,421   4.43    3,569,016  160,004    4.48   3,445,715  126,193  3.66
  Short-term borrowings. . .    409,829    21,742   5.31      370,192   21,035    5.68     335,121   14,247  4.25
  All other borrowings . . .     76,018     5,468   7.19       74,534    5,461    7.33      72,040    5,712  7.93
                              ---------  --------   ----   ---------- --------    ----  ---------- --------  ----
  TOTAL INTEREST BEARING
    LIABILITIES. . . . . . .  4,173,131  $190,631   4.57 % $4,013,742 $186,500    4.65%  3,852,876 $146,152  3.79 %
                                         ========   ====              ========    ====             ========  ====
NONINTEREST-BEARING LIABILITIES:
  Demand deposits. . . . . .    450,005                       455,991                      435,274
  Other liabilities. . . . .     65,176                        53,673                       40,467
  SHAREHOLDERS' EQUITY . . .    457,873                       447,015                      446,251
                             ----------                    ----------                   ----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY . . . $5,146,185                    $4,970,421                   $4,774,868
                             ==========                    ==========                   ==========
INTEREST MARGIN RECAP:
Interest income/earning assets .         $408,070    8.37 %            $389,131   8.32%            $343,852  7.65 %
Interest expense/earning assets.          190,631    3.91               186,500   3.99              146,152  3.25
                                         --------    ----              --------   ----             --------  ----
Net interest margin. . . . . . .         $217,439    4.46 %            $202,631   4.33%            $197,700  4.40 %
                                         ========    ====              ========   ====             ========  ====
(1) Includes Government agency mortgage-backed securities.
(2) Includes principal balances of nonaccrual loans.  Interest income relating to nonaccrual loans is included only if received.
(3) The amount of loan fees is not material in any of the years presented.


INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT
Managing net interest income is a critical element in optimizing the earnings of a banking organization. Movements in interest rates and the corresponding effects on the net interest income may significantly affect profitability. With the goal of consistent earnings growth with minimal interest rate risk, ONB's Funds Management Committee oversees this process by establishing guidelines for its affiliate banks to manage the sensitivity and repricing of their assets and liabilities. This committee and similar committees at the affiliate banks monitor these guidelines monthly on a consolidated basis and at the bank level.

The impact of interest rate changes can be mitigated by maintaining a balance between interest rate-sensitive assets and liabilities within given time frames. The difference between assets and liabilities within a given repricing period is expressed as a ratio and as a dollar amount known as the "gap," both of which are used as a measure of interest rate risk. A ratio of 100% suggests a balanced position between rate-sensitive
assets and liabilities within a given repricing period.   While
the measurement process and related assessment of risk are somewhat imprecise, ONB believes its asset/liability management program allows adequate reaction time for trends in the market place as they occur, thereby minimizing the potential negative effect of its gap position against the event of interest rate changes.

ONB also uses net interest income simulation modeling to better quantify the impact of potential interest rate fluctuations on net interest income. With this understanding management can best determine possible balance sheet changes, pricing strategies, and appropriate levels of capital and liquidity which allow ONB to generate strong net interest income while controlling and monitoring interest rate risk.

Table 4 below reflects ONB's interest rate sensitivity position both individually within specified time periods and cumulatively over various time horizons. In the table assets and liabilities are placed in categories based on their actual or expected repricing date. As indicated in the table, a significant percentage of ONB's assets and liabilities reprice within 180 days. In the 365 day cumulative time frame, assets and liabilities are closely matched at 94%.


ANALYSIS OF INTEREST RATE SENSITIVITY AT DECEMBER 31, 1996 (TABLE 4)($ in thousands)

                                         1-180    181-365    1-5       Beyond
                                          Days     Days      Years     5 years      Total
                                     ------------------------------------------------------
RATE-SENSITIVE ASSETS:
  Money market investments . . . . .     $6,501   $   --        $197   $    --       $6,698
  Investment securities  . . . . . .    288,512    96,939    715,854    413,344   1,514,649
  Loans, net of unearned income  . .  1,341,631   546,406  1,101,601    533,662   3,523,300
                                     ----------   -------  ---------   --------  ----------
    Total rate sensitive assets. . .  1,636,644   643,345  1,817,652    947,006  $5,044,647
                                     ----------   -------  ---------   --------  ----------
RATE-SENSITIVE LIABILITIES:
  Deposits . . . . . . . . . . . . .  1,541,393   440,585    683,077  1,090,688   3,755,743
  Other borrowed funds . . . . . . .    412,374    29,445     69,070     63,341     574,230
                                     ----------   -------  ---------  ---------  ----------
    Total rate-sensitive liabilities  1,953,767   470,030    752,147  1,154,029  $4,329,973
                                     ----------   -------  ---------  ---------  ----------
Interest sensitivity gap
    per period . . . . . . . . . . .  ($317,123) $173,315 $1,065,505  ($207,023)
Cumulative gap . . . . . . . . . . .  ($317,123)($143,808)  $921,697   $714,674
Cumulative ratio at
  December 31, 1996 (1). . . . . . .         84 %      94 %      129 %      117 %
                                      =========  ========  =========   ========
Cumulative ratio at
  December 31, 1995 (1). . . . . . .         80 %      96 %      126 %      117 %
                                      =========  ========  =========   ========
(1) Rate-sensitive assets/rate-sensitive liabilities.


In addition to the interest rate sensitivity the Funds Management Committee monitors the company's liquidity position. The objective of liquidity management is to ensure the ability to meet cash flow needs of customers, such as new loan demand and deposit withdrawals, while at the same time maximizing lending and investment opportunities.

Failure to properly manage liquidity requirements can result in the need to satisfy customer withdrawals and other obligations with expensive funding sources. Too much liquidity on the balance sheet can also be undesirable as earnings will suffer due to underutilized resources. ONB and its affiliates maintain adequate liquidity with sufficient levels of liquid assets, deposit growth, and other alternative funding sources, such as the Federal Home Loan Bank ("FHLB").

The Funds Management Committee monitors the quality of the investment portfolio by establishing guidelines for the types and quality of securities acceptable for purchase. ONB has a consistent, conservative investment strategy. Any exceptions to these guidelines must be approved by the committee. The committee reviews the quality of the portfolios on a regular basis, especially the obligations of corporations and state and political subdivisions.

NONINTEREST INCOME
Besides the attention to net interest income, ONB focuses on its ability to generate additional noninterest income from both core business and newer initiatives, such as brokerage/alternative investments and insurance. ONB's banks and nonbank affiliates continuously strive to improve their noninterest income
performance.   In 1996 noninterest income, excluding securities
transactions, grew 11.3%. The trust company's attention on expanding its revenue base of managing customer assets resulted
in a 10.1% increase in trust fees.   Service charges on deposit
accounts grew 10.2% and are continuously reviewed and compared against competition in each separate market and among affiliate
banks.  Loan servicing fees were similar to 1995.   Other income
jumped 20.3% as ONB's alternative investments and brokerage business increased 51.5%, nearly $0.9 million, and insurance sales grew 24.1% or $0.9 million.

During 1995, noninterest income grew 11.6%. Trust fees and deposit service charges rose 17.4% and 7.1%, respectively. The base of accounts for both areas rose and the fees charged were reviewed and adjusted where necessary. Loan servicing fees rose 14.0% as all loan areas experienced fee growth, including mortgage banking which benefited from customers' refinancing activities. Other income increased 12.0% over 1994 as insurance and alternative investment sales were up.

ONB realized net securities gains (losses) of $0.8, $0.1, and ($0.5) million in 1996, 1995, and 1994, respectively. Generally, ONB has had minimal sales of securities. During 1996, ONB sold a portion of its Student Loan Marketing Association stock resulting in a gain. In 1994 certain lower yielding investments were sold in order to reinvest in higher yielding assets.

Table 5 below presents changes in the components of noninterest income for the years 1994 through 1996.

NONINTEREST INCOME (TABLE 5) ($ in thousands)             % Change From
                                                            Prior Year
                                                          -------------
                                 1996     1995     1994    1996    1995
                               ----------------------------------------
Trust fees . . . . . . . . .   $10,149   $9,216   $7,851   10.1 %  17.4 %
Service charges on deposit
  accounts . . . . . . . . .    15,624   14,177   13,233   10.2     7.1
Loan servicing fees. . . . .     5,668    5,691    4,992   (0.4)   14.0
Other income . . . . . . . .    12,579   10,458    9,341   20.3    12.0
                               -------   ------   ------   ----    ----
    Subtotal . . . . . . . .    44,020   39,542   35,417   11.3    11.6
Net securities gains (losses)      781       52     (541)   N/M     N/M
                               -------  -------  -------   ----    ----
    Total noninterest income   $44,801  $39,594  $34,876   13.2 %  13.5 %
                               =======  =======  =======   ====    ====
N/M = Not meaningful


NONINTEREST EXPENSE
Total noninterest expense is significant to the industry and ONB's financial performance. Within the industry, the continual challenge is controlling operating costs and improving efficiencies while still providing higher levels of customer service. In 1996 noninterest expense increased 3.4% compared to 1995. Salaries and benefits, which comprised over 50% of total noninterest expense, grew 9.2% in 1996. ONB's strong 1996 net income resulted in increased incentive expense of approximately $2.5 million. The new consumer finance subsidiary added $0.8 million of personnel expense plus expansion of our brokerage, insurance, trust and internal data processing operations added new compensation dollars. Occupancy expense rose 13.7% which was primarily due to the write down to fair value of a duplicate branch after a merger. Data processing expense, which includes external processing and software costs for our internal data operations, dropped 15.8% or $1.0 million. The external component continued to decrease as our banks converted to our internal data center. With eighteen affiliate banks processed internally, our data center is now close to supporting its initial up-front expenses for people and equipment.
Communication and transportation expense increased 13.8%, primarily due to upgrading the computer networking capabilities between locations.

During 1996, the FDIC insurance expense dropped $2.3 million as the FDIC continued to adjust its premiums. The premium on deposits insured by Bank Insured Fund dropped from 4 basis points per $100 of deposits in 1995, to a minimum of $2,000 per bank for most affiliates. For deposits insured by SAIF the FDIC insurance premium remained at approximately 23 basis points or higher. On September 30, 1996 the President of the United States signed into law a bill requiring a one-time recapitalization charge for all SAIF-insured deposits payable November 29, 1996 which totaled $2.5 million for ONB affiliate banks. In 1995 FDIC insurance expense decreased $3.6 million when the FDIC lowered its premium on bank deposits as of June 1, 1995. For most of ONB's affiliate banks the cost dropped from 23 basis points to 4 basis points per $100 of deposits.

Total noninterest expense remained virtually constant between 1994 and 1995. Salaries and benefits increased 3.2% which was generally merit and inflation adjustments. Equipment expense grew 11.5% as our internal data processing center and banks incurred costs for bank system conversions. Marketing expenses rose 12.4% from a combination of the newly formed trust company and new efforts which contributed to loan and deposit growth. Data processing expense dropped 40.3% as our affiliate banks converted to our internal data operations.

Table 6 below presents changes in the components of noninterest expense for the years 1994 through 1996.


NONINTEREST EXPENSE (TABLE 6)  ($ in thousands)                    % Change From
                                                                      Prior Year
                                                                   -------------
                                           1996     1995      1994    1996  1995
                                         ---------------------------------------
Salaries and employee benefits. . . . . .$84,618   $77,479  $75,076   9.2 %  3.2 %
Occupancy expense . . . . . . . . . . . . 10,236     9,006    8,943  13.7    0.7
Equipment expense . . . . . . . . . . . . 11,446    11,119    9,973   2.9   11.5
Marketing expense . . . . . . . . . . . .  5,288     5,334    4,745  (0.9)  12.4
FDIC insurance premiums . . . . . . . . .  3,041     5,324    8,923 (42.9) (40.3)
Data processing expense . . . . . . . . .  5,076     6,028    5,936 (15.8)   1.5
Supplies expense. . . . . . . . . . . . .  4,396     4,559    4,304  (3.6)   5.9
Communications and transportation expense  6,673     5,863    5,579  13.8    5.1
Other expense . . . . . . . . . . . . . . 21,546    22,603   23,816  (4.7)  (5.1)
                                         -------  -------- --------  ----   ----
    Total noninterest expense . . . . . $152,320  $147,315 $147,295   3.4 %  0.0 %
                                        ========  ======== ========  ====   ====

PROVISION FOR INCOME TAXES
ONB records a provision for income taxes currently payable and for income taxes payable in the future which arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. The major differences between the effective tax rate applied to ONB's financial statement income and the federal statutory rate are caused by interest on tax-exempt securities and loans and state income taxes. See Note 7 to the consolidated financial statements for additional details of ONB's income tax provision.

ONB's effective tax rate was 29.4%, 27.5%, and 24.0% in 1996, 1995, and 1994, respectively. Though interest on nontaxable investment securities and loans remained fairly flat in dollars, it dropped as a percentage of total interest income. Earnings growth has been the result of increased revenue from fully taxable sources and cost savings. In 1994 the elimination of a deferred asset valuation allowance reduced tax expense by $1.6 million.

INTERIM FINANCIAL DATA
The following table provides a detailed summary of quarterly results of operations for the years ended December 31, 1996 and 1995. These results contain all normal and recurring adjustments of a material nature necessary for a fair and consistent presentation.

INTERIM FINANCIAL DATA (TABLE 7)
(Unaudited, $ and shares in thousands except per share data)
                                         Quarter Ended
                              -------------------------------------
                              December  September  June     March
                                31         30       30       31
                              -------------------------------------
1996:
Interest income. . . . . . .  $101,583  $100,002   $96,879  $95,949
Interest expense . . . . . .    49,048    47,866    46,402   47,315
                              --------  --------   -------  -------
  Net interest income. . . .    52,535    52,136    50,477   48,634
Provision for loan losses. .     3,678     3,229     2,103    2,002
Noninterest income . . . . .    12,230    11,114    11,195   10,262
Noninterest expense. . . . .    39,981    39,038    37,460   35,841
                              --------  --------   -------  -------
  Income before income taxes    21,106    20,983    22,109   21,053
Income taxes . . . . . . . .     5,652     6,200     6,839    6,381
                              --------  --------   -------  -------
  Net income . . . . . . . .   $15,454   $14,783   $15,270  $14,672
                              ========  ========   =======  =======
Net income per share:
  Primary. . . . . . . . . .     $0.57     $0.54     $0.56    $0.53
                              ========  ========   =======  =======
  Fully diluted. . . . . . .     $0.56     $0.53     $0.54    $0.51
                              ========  ========   =======  =======
Weighted average shares:
  Primary. . . . . . . . . .    26,986    27,314    27,515   27,849
                              ========  ========   =======  =======
  Fully diluted. . . . . . .    28,420    28,748    28,951   29,283
                              ========  ========   =======  =======
1995:
Interest income. . . . . . .   $96,926   $95,607   $93,317  $89,886
Interest expense . . . . . .    48,903    48,004    46,483   43,110
                               -------   -------   -------  -------
  Net interest income. . . .    48,023    47,603    46,834   46,776
Provision for loan losses. .     2,695     2,002     1,319    1,119
Noninterest income . . . . .    10,218     9,892     9,987    9,497
Noninterest expense. . . . .    38,504    35,001    36,878   36,932
                               -------   -------   -------  -------
  Income before income taxes    17,042    20,492    18,624   18,222
Income taxes . . . . . . . .     4,695     6,005     4,681    5,060
                               -------   -------   -------  -------
  Net income . . . . . . . .   $12,347   $14,487   $13,943  $13,162
                               =======   =======   =======  =======
Net income per share:
  Primary. . . . . . . . . .     $0.44     $0.52     $0.49    $0.46
                               =======   =======   =======  =======
  Fully diluted. . . . . . .     $0.43     $0.50     $0.48    $0.45
                               =======   =======   =======  =======
Weighted average shares:
  Primary. . . . . . . . . .    28,017    28,201    28,380   28,623
                               =======   =======   =======  =======
  Fully diluted. . . . . . .    29,495    29,680    29,859   30,327
                               =======   =======   =======  =======


                             FINANCIAL CONDITION
-------------------------------------------------------------------
ANALYSIS OF BALANCE SHEET CHANGES
Total assets reached $5.4 billion at December 31, 1996, 5.2% higher than the prior year-end. Loans led the increase with growth of $261.6 million or 8.0%. Total liabilities grew $266.3 million or 5.7% over 1995 while total deposits rose $84.9 million or 2.0%. Other funding sources provided the remainder of the resources.

LENDING AND LOAN ADMINISTRATION

Graph

ALLOWANCE/AVERAGE LOANS
1992   1.47
1993   1.57
1994   1.43
1995   1.28
1996   1.31

The primary responsibility and accountability for day-to-day lending activities rests with ONB's affiliate banks. Loan personnel at each bank have the authority to extend credit under guidelines established by ONB's Board of Directors and administered by the Credit Policy Committee. This committee meets quarterly and is comprised of members of ONB's executive management and, on a rotating basis, outside members of the Board of Directors and affiliate bank management. The committee monitors credit quality through the review of information such as delinquencies and other problem loans and charge-offs. The committee regularly reviews its loan policy to assure it remains appropriate for the current lending environment. Executive and credit committees at the banks provide additional knowledge, judgment and experience to ONB's lending administration.

ONB maintains a continuous and comprehensive corporate loan review program. ONB's loan review system provides independent evaluation of loan administration, credit quality, loan documentation, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes regular reviews of problem loan reports, delinquencies, and charge-offs.

Graph

NET CHARGE-OFFS/AVERAGE LOANS
1992    0.31
1993    0.25
1994    0.28
1995    0.26
1996    0.33

The adequacy of the allowance for loan losses is formally evaluated on a quarterly basis at both the affiliate bank and holding company level. This evaluation is based on reviews of specific loans, changes in the loan type and volume of the portfolios given current and anticipated economic conditions, and historical loss experience. Loans are charged off when they are deemed uncollectible. Charge-offs, net of recoveries, were $11.0 million in 1996, $8.2 million in 1995 and $8.2 million in 1994. The rise in charge-offs was concentrated in the consumer area which has been seen throughout the banking industry. Even with the increase, ONB's charge-off levels have been superior to industry levels.

ONB's affiliate banks make monthly provisions for possible loan losses in amounts estimated to be sufficient to maintain the allowance for loan losses at a level considered necessary by management to absorb estimated losses in the loan portfolios.
The consolidated provision for loan losses was $11.0 million in 1996, up from $7.1 million in 1995, and $7.8 million in 1994.
The loan growth combined with the rise in charge-offs resulted in higher provision levels. The stability of ONB's market area and ONB's conservative credit culture adopted by our affiliate banks provide a solid loan portfolio with manageable risk.

Table 8 on page 23 summarizes activity in the allowance for loan losses for the years 1992 through 1996, along with an allocation of the year-end balances and related statistics for the allowance and net charge-offs.


ALLOWANCE FOR LOAN LOSSES (TABLE 8) ($ in thousands)

                                    1996       1995       1994          1993          1992
                                   --------------------------------------------------------
ANALYSIS:
Allowance for loan losses,
  January 1. . . . . . . . . . . . $40,917    $41,943      $42,425      $37,911     $33,939
                                   -------    -------      -------      -------     -------
Loans charged off:
  Commercial . . . . . . . . . . .   4,211      4,912        4,594        6,085       7,140
  Commercial/residential real estate   670        973          697        2,701       2,141
  Consumer credit. . . . . . . . .  10,497      5,335        5,465        2,816       3,127
                                   -------    -------      -------      -------     -------
    Total charge-offs. . . . . . .  15,378     11,220       10,756       11,602      12,408
                                   -------    -------      -------      -------     -------
Recoveries on charged-off loans:
  Commercial . . . . . . . . . . .   2,274      1,632        1,191        3,580       3,154
  Commercial/residential real estate   320        301          186          318         459
  Consumer credit. . . . . . . . .   1,775      1,126        1,143          912         848
                                   -------    -------      -------      -------     -------
    Total recoveries . . . . . . .   4,369      3,059        2,520        4,810       4,461
                                   -------    -------      -------      -------     -------
Net charge offs. . . . . . . . . .  11,009      8,161        8,236        6,792       7,947
Provision charged to expense . . .  11,012      7,135        7,754       10,359      11,919
Acquisitions under
  purchase accounting. . . . . . .     --       --          --              947       --
Nonrefundable dealer discounts . .   3,133      --          --            --          --
                                   -------    --------    --------     --------    --------
Allowance for loan lossses,
  December 31  . . . . . . . . . . $44,053     $40,917     $41,943      $42,425     $37,911
                                   =======     =======     =======      =======     =======
Average loans for the year . . .$3,367,154  $3,186,731  $2,928,347  $2,700,408   $2,584,726
Allowance/year-end loans . . . .      1.25 %      1.25 %      1.35 %      1.51 %       1.45 %
Allowance/average loans. . . . .      1.31        1.28        1.43        1.57         1.47
Net charge-offs/average loans. .      0.33        0.26        0.28        0.25         0.31


ALLOCATION AT DECEMBER 31:
Commercial . . . . . . . . . . .   $19,657     $22,207     $23,160     $22,276      $22,092
Commercial/residential real estate  11,533      11,633      11,219      12,991       10,292
Consumer credit. . . . . . . . .    12,863       7,077       7,564       7,158        5,527
                                   -------     -------     -------     -------      -------
Total. . . . . . . . . . . . . . . $44,053     $40,917     $41,943     $42,425      $37,911
                                   =======     =======     =======     =======      =======

Assets determined by the various evaluation processes to be under-performing receive special attention by ONB and the affiliate banks. Under-performing assets consist of: 1) nonaccrual loans where the ultimate collectibility of interest is uncertain, but the principal is considered collectible; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because the borrower's financial condition deteriorated; 3) loans with principal or interest past due ninety (90) days or more; and 4) other real estate owned. Each month, problem loans reports are prepared and reviewed at both the affiliate banks and holding company. These reports include loans which show signs of being unable to meet debt obligations in the normal course of business, carry other characteristics deemed by bank management to warrant special attention, or have been criticized by regulators in the examination process. Besides the loans classified as under-performing, management closely monitors loans totaling $104.6 million as of December 31, 1996, for the borrowers' ability to comply with present repayment terms. For these loans the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the general condition of the portfolio and in establishing the allowance for loan losses.


Table 9 below presents the components of under-performing assets as of December 31, for the last five years.

Under-performing assets rose $3.5 million in 1996 from 1995 low levels after a $2.3 million decrease in 1995. As a percent of total loans and other real estate owned, under-performing assets were 0.49%, 0.42%, and 0.52% at 1996, 1995 and 1994, respectively. In 1996 the growth was in nonaccrual loans and other real estate owned while past due and renegotiated loans both decreased. At December 31, 1996, the allowance for loan loss to under-performing assets ratio was 255.62%, comparable to 261.26% in 1994, but down from 297.79% in 1995. Said in another way, ONB has set aside $2.56 for every dollar of under-performing assets.


UNDER-PERFORMING ASSETS (TABLE 9) ($ in thousands)
                                       1996      1995     1994     1993       1992
                                     ----------------------------------------------
Nonaccrual loans . . . . . . . . . . $12,501    $6,919   $9,330    $6,871    $8,729
Renegotiated loans . . . . . . . . .     746     1,120    1,280       833     6,256
Past due loans (90 days or more):
  Commercial . . . . . . . . . . . .     980     1,499    1,169     1,882     2,095
  Commercial/residential real estate   1,265     2,602    2,102     2,692     3,218
  Consumer . . . . . . . . . . . . .     700     1,059    1,257       893       893
                                     -------   -------  -------   -------   -------
    Total. . . . . . . . . . . . . .   2,945     5,160    4,528     5,467     6,206
                                     -------   -------  -------   -------   -------
Other real estate owned. . . . . . .   1,042       541      916     1,596     4,124
                                     -------   -------  -------   -------   -------
 Total under-performing assets . . . $17,234   $13,740  $16,054   $14,767   $25,315
                                     =======   =======  =======   =======   =======
Under-performing assets as a %
  of total loans and other
  real estate owned. . . . . . . . .    0.49 %    0.42 %   0.52 %    0.53 %    0.97 %
Allowance for loan loss/
 under-performing assets . . . . . .  255.62 %  297.79 % 261.26 %  287.30 %  149.76 %


Interest income of approximately $1.3 million would have been recorded in 1996 on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded in 1996 on nonaccrual and restructured loans was $0.6 million.


SOURCES OF FUNDS
-------------------------------------------------------------------
FUNDING
ONB's primary funding source is its base of core customer
deposits which consist of noninterest-bearing demand, regular savings and NOW accounts, money market accounts, and small
denomination certificates of deposit.   Other short-term sources
of funds are large denomination certificates, overnight borrowings from other financial institutions, securities sold under agreements to repurchase, and other short-term borrowings, such as loans from FHLB. Medium term notes and subordinated debentures provided longer term funds.

Table 10 below presents changes between years in the average balances of all funding sources.

FUNDING SOURCES - AVERAGE BALANCE (TABLE 10) ($ in thousands)
                                                          % Change From
                                                            Prior Year
                                                          ---------------
                           1996       1995        1994     1996    1995
Core Deposits:          -------------------------------------------------
Demand deposits. . . . .  $450,005    $455,991    $435,274  (1.3)%   4.8 %
Savings and NOW deposits   924,290     907,713   1,016,122   1.8   (10.7)
Money market deposits. .   666,462     595,583     529,906  11.9    12.4
Other time deposits. . . 1,813,209   1,809,240   1,660,351   0.2     9.0
                        ----------  ----------  ----------  ----    ----
  Total core deposits. . 3,853,966   3,768,527   3,641,653   2.3     3.5
                        ----------  ----------  ----------  ----    ----
Certificates of deposit
  $100,000 and over. . .   283,323     256,480     239,336  10.5     7.2
Short-term borrowings. .   409,829     370,192     335,121  10.7    10.5
Subordinated debentures.    30,800      33,918      39,738  (9.2)  (14.6)
Medium term notes. . . .    45,218      40,616      32,302  11.3    25.7
                         ---------  ----------  ---------- ----    ----
  Total funding sources $4,623,136  $4,469,733  $4,288,150  3.4 %   4.2 %
                        ==========  ==========  ========== ====    ====
CORE DEPOSITS
Average core deposits increased 2.3% in 1996 compared to the 3.5% increase in 1995. The major shift was the growth of money market deposits which grew 11.9% in 1996 and 12.4% in 1995. Other time deposits rose 9.0% in 1995, but were flat in 1996. Marketing efforts and interest rate uncertainty attracted deposits into money market accounts, especially those tied to indices.
In 1995 the surge in time deposits came after rates rose in late
1994 and the stock market experienced a down-turn.


SHORT-TERM BORROWINGS
Additional sources of funding for ONB are various short-term borrowings which consist primarily of federal funds purchased from other financial institutions on an overnight basis, secured repurchase agreements which generally mature within 30 days, borrowings under U.S. Treasury demand notes, and loans from FHLB.

Collectively, the average short-term borrowings rose $39.6 million or 10.7% in 1996 and $35.1 million or 10.5% in 1995. ONB has used these alternative sources to supplement deposit growth to help fund additional assets.

Table 11 below presents the distribution of ONB's short-term borrowings and the weighted average interest rates thereon for each of the last three years.


SHORT-TERM BORROWINGS (TABLE 11) ($ in thousands)
                                                                         Other
                                            Funds        Repurchase    Short-term
                                           Purchased     Agreements    Borrowings
1996:                                      --------------------------------------
Outstanding at year-end . . . . . . . . .     $57,175      $177,463      $265,028
Average amount outstanding. . . . . . . .      35,056       204,837       169,936
Maximum amount outstanding at
  any month-end . . . . . . . . . . . . .      90,875       217,337       265,028
Weighted average interest rate:
  During year . . . . . . . . . . . . . .        5.47 %        4.72 %        5.97 %
  End of year . . . . . . . . . . . . . .        6.25          4.89          6.14
1995:
Outstanding at year-end . . . . . . . . .     $11,775      $164,906      $138,451
Average amount outstanding. . . . . . . .      36,988       195,336       137,868
Maximum amount outstanding at
  any month-end . . . . . . . . . . . . .      98,215       200,961       170,068
Weighted average interest rate:
  During year . . . . . . . . . . . . . .        5.98 %        5.13 %        6.42 %
  End of year . . . . . . . . . . . . . .        5.71          5.08          5.95
1994:
Outstanding at year-end . . . . . . . . .    $124,475      $223,953      $132,398
Average amount outstanding  . . . . . . .      56,209       191,255        87,657
Maximum amount outstanding at
  any month-end . . . . . . . . . . . . .     124,475       223,953       132,398
Weighted average interest rate:
  During year . . . . . . . . . . . . . .        4.39 %        3.65 %        5.44 %
  End of year . . . . . . . . . . . . . .        5.54          3.85          6.06


OTHER FUNDING SOURCES
Other funding sources consist of large denomination certificates of deposit, medium term notes, and convertible subordinated debentures. The average balance of large certificates grew $26.8 million or 10.5% in 1996 compared to the prior year. Table 12 below presents a maturity distribution for certificates of deposit with denominations of $100,000 or more.

During 1996, holders of ONB's 8% convertible debentures converted principal amounts of $1.0 million. These conversions resulted in the issuance of 42,355 shares of common stock and an offsetting increase in shareholders' equity.

In 1995 ONB issued the remaining $18 million of a medium term note program started in 1993. The notes for the entire program have a weighted average effective interest rate of 6.73% and mature between 1998 and 2003. The funds were used to reduce ONB's lines of credit.

CERTIFICATES OF DEPOSIT OF $100,000 AND OVER (TABLE 12) ($ in thousands)
                            Maturity Distribution
                    ---------------------------------
         Year-End   1-90    91-180   181-365   Beyond   Interest   Average
         Balance    Days    Days     Days      1 Year   Expense    Rate
         -----------------------------------------------------------------
1996 . . $257,988  $98,035  $44,632  $65,271   $50,050   $14,666   5.18 %
1995 . .  285,461  125,971   56,128   39,648    63,714    14,472   5.64
1994 . .  220,964   93,145   53,623   28,845    45,351     8,774   3.67


USES OF FUNDS
----------------------------------------------------------------------
A significant challenge in the financial services industry is to employ available sources of funds as profitably as possible in a changing interest rate environment without incurring an undesirable amount of credit or interest rate risk. Primary uses of available funds are loans to customers, investment securities, and various short-term deposits in other institutions.

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

Total loans, net of unearned income, increased $261.6 million or 8.0% between 1995 and 1996. Strong, balanced growth occurred in all major categories, led by commercial real estate which was up 16.5%. Commercial, residential real estate, and consumer were up 7.2%, 5.2%, and 7.2% respectively. The portfolio is well diversified with 23% of the portfolio in commercial loans, 19% in commercial real estate, 37% in residential real estate, and 21% in consumer credit. In 1995 loans grew 5.3% as residential real estate increased 9.5% and consumer loans rose 8.9%

ONB's commercial lending is primarily to small- to medium-sized businesses in various industries in its region. Commercial real estate loans are generally to similar companies in ONB's geographical area. These industries have been stable in ONB's market area which provide opportunity for growth.

Residential real estate loans, primarily 1-4 family properties, represent the most significant portion of the loan portfolio.
These loans provide a mix of adjustable rate and higher yielding, fixed rate loans.

Consumer loans include automobile loans, personal and home equity loans and lines of credit, student loans, and credit card loans.
This segment has been the fastest growing over the past five years.

Table 13 on page 28 presents the composition of the loan portfolio for each of the last five years. Loans in most categories have grown steadily. Commercial loans increased an average of 6.0% per year between 1992 and 1996. Commercial and residential real estate loans and consumer loans increased 10.3%, 6.7%, and 11.6%, respectively, during this period.

Table 14 on page 28 presents the maturity distribution and rate sensitivity of loans and an analysis of loans with predetermined and floating interest rates. A significant percentage of commercial and financial loans are due within one year, reflecting the short-term nature of a large portion of these loans.


LOAN PORTFOLIO AT YEAR-END (TABLE 13) ($ in thousands)
                                                                                     Four Year
                                1996     1995       1994        1993         1992    Growth Rate
                           ---------------------------------------------------------------------
Commercial. . . . . . . . .  $769,889   $718,288   $761,627    $675,748    $610,940    6.0 %
Financial . . . . . . . . .      --        5,167      2,546      10,000      24,861 (100.0)
Economic development bonds.    26,424     27,675     30,928      35,094      42,113  (11.0)
Commercial real estate. . .   668,671    573,829    536,620     487,039     451,843   10.3
Residential real estate . . 1,303,283  1,238,772  1,131,805   1,064,158   1,004,473    6.7
Consumer credit . . . . . .   776,614    724,305    665,055     567,841     500,423   11.6
                           ---------- ---------- ----------  ----------  ----------   ----
    Total loans . . . . . . 3,544,881  3,288,036  3,128,581   2,839,880   2,634,653    7.7 %
                                                                                      ====
    Less: Unearned income .    21,581     26,290     29,761      29,427      28,090
                           ---------- ---------- ----------  ----------  ----------
    Subtotal. . . . . . . . 3,523,300  3,261,746  3,098,820   2,810,453   2,606,563
    Less: Allowance for
            loan losses . .    44,053     40,917     41,943      42,425      37,911
                           ---------- ---------- ----------  ----------  ----------
    Net loans . . . . . . .$3,479,247 $3,220,829 $3,056,877  $2,768,028  $2,568,652
                           ========== ========== ==========  ==========  ==========
COMPOSITION OF LOAN PORTFOLIO BY TYPE
Commercial/ financial/
  development . . . . . . .      22.6 %     23.0 %     25.8 %      25.6 %      26.0 %
Commercial real estate. . .      19.0       17.6       17.3        17.3        17.3
Residential real estate . .      37.0       38.0       36.5        38.0        38.5
Consumer credit . . . . . .      21.4       21.4       20.4        19.1        18.2


DISTRIBUTION OF LOAN MATURITIES AND RATE SENSITIVITY AT DECEMBER 31, 1996
  (TABLE 14) ($ in thousands)

                                 Within     1-5      Beyond
                                 1 Year     Years   5 years    Total
                               ---------------------------------------
Commercial and financial . .   $431,911   $231,971  $106,007  $769,889
Economic development bonds .      6,741      9,822     9,861    26,424
                               --------   --------  --------  --------
    Total. . . . . . . . . .   $438,652   $241,793  $115,868  $796,313
                               ========   ========  ========  ========
Predetermined interest rates    $91,243    $91,598   $30,851  $213,692
Floating interest rates. . .    347,409    150,195    85,017   582,621
                               --------   --------  --------  --------
    Total. . . . . . . . . .   $438,652   $241,793  $115,868  $796,313
                               ========   ========  ========  ========

INVESTMENT SECURITIES
Investment securities at December 31, 1996, increased $84.5 million, 5.9% over 1995. The bulk of the increase occurred in mortgage-backed securities where better yield opportunities existed more consistently during the year. Selected government agencies and municipal securities periodically had acceptable yields and allowed ONB to grow these categories.

As discussed in Note 3 to the consolidated financial statements, ONB reclassified at December 31, 1995, the remaining held-to-maturity securities as available-for-sale as permitted by the Financial Accounting Standards Board's guide to implementation of SFAS No. 115. The reclassification had no impact on ONB's earnings, but permitted maximum flexibility to adapt to interest rate changes.

Investment securities comprised 30.0% of ONB's earning assets at December 31, 1996. The principal and interest payments along with the ability to liquidate, if necessary, available-for-sale securities provide funding to help meet unforeseen liquidity needs. The entire portfolio has an approximate weighted average maturity of 5.1 years.

At December 31, 1996, ONB held investment securities issued by the states of Indiana, Illinois, and Pennsylvania and their political subdivisions that had an aggregate market value of $76.9 million, $70.3 million, and $48.8 million, respectively. There were no other concentrations of investment securities issued by an individual state and its political subdivisions which were greater than 10% of shareholders' equity.

Average yields of the investment securities portfolio are calculated on a taxable equivalent basis. Yields are based on the amortized cost and are weighted for the scheduled maturity of each investment. Average yields for the entire portfolio were 7.13%, 6.95%, and 6.80% for 1996, 1995, and 1994, respectively.
The portfolio yield increased during the year due to resets on adjustable rate securities tied to trailing indices and a higher interest rate environment while increasing the portfolio.

Table 15 below presents the maturity distribution of the investment portfolio, along with weighted average yields thereon.


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES (TABLE 15) ($ in thousands)

                                          December 31, 1996
                           --------------------------------------
                             Within    1 - 5    5 - 10   Beyond
                             1 Year    Years    Years    10 Years   Total        1995       1994
FAIR VALUE:                ------------------------------------------------------------------------
United States Treasury  . . $52,038   $97,148    $5,337 $    --     $154,523    $191,790   $224,385
U.S. Government agencies
  and corporations. . . . .  88,374   133,612       967       40     222,993     203,330    172,766
Mortgage-backed securities   31,934   328,645   251,846   20,845     633,270     564,865    523,533
State and political
  subdivisions. . . . . . .  20,970   141,567   250,940   48,900     462,377     442,302    417,787
Other securities. . . . . .     123       260     8,592   32,511      41,486      27,821     30,323
                           --------  --------  -------- --------  ----------  ---------- ----------
    Total . . . . . . . . .$193,439  $701,232  $517,682 $102,296  $1,514,649  $1,430,108 $1,368,794
                           ========  ========  ======== ========  ==========  ========== ==========

AMORTIZED COST:
United States Treasury. .   $51,966   $96,327    $5,337 $   --      $153,630    $189,506   $231,589
U.S. Government agencies
  and corporations. . . .    88,325   132,880       999       40     222,244     202,767    178,693
Mortgage-backed securities   31,719   327,603   251,878   20,866     632,066     562,685    552,943
State and political
  subdivisions. . . . . .    20,773   137,418   246,266   48,262     452,719     431,218    429,456
Other securities. . . . .       123       348     8,580   31,805      40,856      27,025     29,725
                           --------  --------  -------- --------  ----------  ---------- ----------
    Total . . . . . . . .  $192,906  $694,576  $513,060 $100,973  $1,501,515  $1,413,201 $1,422,406
                           ========  ========  ======== ========  ==========  ========== ==========
Weighted average yield,
 based on amortized cost
 (taxable equivalent basis)    6.63%     7.08%     7.36%    7.39%       7.13%       6.95%      6.80%
                           ========  ========  ======== ========  ==========  ========== ==========


CAPITAL RESOURCES

Shareholders' equity was $458.5 million or 8.5% of total assets at December 31, 1996, and $461.4 million or 9.0% at December 31, 1995. ONB paid cash dividends in 1996 totalling $23.7 million or $0.88 per share (restated for the 5% stock dividend paid in January 1997).

Graph

BOOK VALUE PER SHARE
1992    13.91
1993    14.85
1994    15.35
1995    16.61
1996    17.12

Treasury shares are repurchased throughout the year as part of an ongoing program to provide shares for reissuance under ONB's dividend reinvestment and stock purchase plan and for future stock dividends. Treasury shares repurchased during 1996 reduced shareholders' equity by $44.9 million. Shares reissued pursuant to the above programs and in connection with conversions of ONB's subordinated debentures added $7.8 million to shareholders' equity in 1996.

ONB and the banking industry are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that if undertaken, could have a direct material effect on ONB's financial statements. Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against assets and certain off-balance-sheet items. Certain ratios weight these assets based on risk characteristics according to regulatory accounting practices. At December 31, 1996, ONB and it affiliate banks exceeded the regulatory minimums and met the regulatory definition of well-capitalized. ONB's capital ratios and the regulatory guidelines are presented in Table 16 below.


CAPITAL STRUCTURE AND REGULATORY CAPITAL GUIDELINES (TABLE 16) ($ in thousands)
                                         Regulatory Limits                      December 31,
                                        --------------------------- ----------------------------------
                                        Minimum    Well-Capitalized   1996         1995         1994
                                        --------------------------- ----------------------------------
TIER 1 CAPITAL:
  Shareholders' equity (1). . . . . . .                             $450,646     $451,174     $449,650
  Less intangibles. . . . . . . . . . .                              (13,750)     (15,185)     (16,958)
                                                                  ----------   ----------   ----------
    Tier 1 capital  . . . . . . . . . .                              436,896      435,989      432,692
TIER 2 CAPITAL:
  Subordinated debentures . . . . . . .                               30,564       31,515       38,049
  Qualifying allowance for loan losses.                               37,980       35,772       35,133
                                                                  ----------   ----------   ----------
    Total capital . . . . . . . . . . .                             $505,440     $503,276     $505,874
                                                                  ==========   ==========   ==========
  Risk adjusted assets. . . . . . . . .                           $3,376,237   $3,172,014   $3,057,991
                                                                  ==========   ==========   ==========
  Tier 1 capital to risk-adjusted assets    4.00 %    6.00 %           12.94 %      13.74 %      14.15 %
  Total capital to risk-adjusted assets     8.00     10.00             14.97        15.87        16.54
  Tier 1 capital to total assets
    (leverage ratio)  . . . . . . . . .     3.00      5.00              8.16         8.57         8.84

(1) Excludes unrealized gains (losses) on investment securities.


                           REPORT OF MANAGEMENT
-------------------------------------------------------------------------

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

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
-----------------------------------------------------------------------

TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS OF OLD NATIONAL BANCORP:

We have audited the accompanying consolidated balance sheet of Old National Bancorp (an Indiana corporation) and affiliates as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Old National Bancorp and affiliates as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                        ARTHUR ANDERSEN LLP



Indianapolis, Indiana
January 22, 1997


                        OLD NATIONAL BANCORP
                     CONSOLIDATED BALANCE SHEET
                     ($ and shares in thousands)
                                                                                        December 31,
                                                                                 ------------------------
                                                                                     1996          1995
ASSETS                                                                           ------------------------
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . .     $180,405      $180,115
Money market investments:
  Interest-bearing deposits in other banks . . . . . . . . . . . . . . . . . .        3,140         8,201
  Federal funds sold and securities purchased under agreements to resell . . .        3,558        81,661
                                                                                 ----------    ----------
     Total money market investments. . . . . . . . . . . . . . . . . . . . . .        6,698        89,862
                                                                                 ----------    ----------
     TOTAL CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . . . . . .      187,103       269,977
                                                                                 ----------    ----------
Investment securities - Available-for-sale, at fair value. . . . . . . . . . .    1,514,649     1,430,108
                                                                                 ----------    ----------
Loans, net of unearned income. . . . . . . . . . . . . . . . . . . . . . . . .    3,523,300     3,261,746
Allowance for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . .      (44,053)      (40,917)
                                                                                 ----------    ----------
     NET LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,479,247     3,220,829
                                                                                 ----------    ----------
Premises and equipment, net  . . . . . . . . . . . . . . . . . . . . . . . . .       78,184        74,901
Accrued income receivable. . . . . . . . . . . . . . . . . . . . . . . . . . .       47,058        47,210
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       60,350        60,170
                                                                                 ----------    ----------
     TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $5,366,591    $5,103,195
                                                                                 ==========    ==========
LIABILITIES
Deposits:
  Noninterest-bearing demand . . . . . . . . . . . . . . . . . . . . . . . . .     $512,281      $475,719
  Interest-bearing:
    Savings, NOW and money market  . . . . . . . . . . . . . . . . . . . . . .    1,644,050     1,608,520
    Certificates of deposit $100,000 and over  . . . . . . . . . . . . . . . .      257,988       285,461
    Other time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,853,705     1,813,382
                                                                                 ----------    ----------
     TOTAL DEPOSITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4,268,024     4,183,082
                                                                                 ----------    ----------
Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      499,666       315,132
Accrued expenses and other liabilities . . . . . . . . . . . . . . . . . . . .       65,811        62,042
Subordinated debentures. . . . . . . . . . . . . . . . . . . . . . . . . . . .       30,564        31,515
Medium term notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       44,000        50,000
                                                                                 ----------    ----------
     TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4,908,065     4,641,771
Commitments and contingencies                                                    ----------    ----------
SHAREHOLDERS' EQUITY
Preferred stock, 2 million shares authorized, no shares issued or outstanding .      --            --
Common stock, $1 stated value, 50 million shares authorized,
  26,778 and 26,453 shares issued and outstanding, respectively . . . . . . . .      26,778        26,453
Capital surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     265,584       253,986
Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     158,284       170,735
Net unrealized gain on available-for-sale investment securities . . . . . . . .       7,880        10,250
                                                                                 ----------    ----------
      TOTAL SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . . .     458,526       461,424
                                                                                 ----------    ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY. . . . . . . . . . . . . . . .  $5,366,591    $5,103,195
                                                                                 ==========    ==========
The accompanying notes to consolidated financial statements are an integral part of this statement.


                                OLD NATIONAL BANCORP
                           CONSOLIDATED STATEMENT OF INCOME
                   ($ and shares in thousands except per share data)

                                                               Years Ended December 31,
                                                            ------------------------------------
                                                              1996          1995          1994
 INTEREST INCOME                                            ------------------------------------
 Loans including fees:
   Taxable. . . . . . . . . . . . . . . . . . . . . . . . . $299,130      $281,111      $239,268
   Nontaxable . . . . . . . . . . . . . . . . . . . . . . .    3,897         3,578         3,012
 Investment securities:
   Taxable. . . . . . . . . . . . . . . . . . . . . . . . .   64,465        63,554        61,531
   Nontaxable . . . . . . . . . . . . . . . . . . . . . . .   23,694        23,585        24,078
 Deposits with banks. . . . . . . . . . . . . . . . . . . .      650           429           497
 Federal funds sold and securities purchased under
   agreements to resell . . . . . . . . . . . . . . . . . .    2,577         3,479         2,439
                                                            --------      --------      --------
      TOTAL INTEREST INCOME . . . . . . . . . . . . . . . .  394,413       375,736       330,825
                                                            --------      --------      --------
INTEREST EXPENSE
 Savings, NOW and money market deposits . . . . . . . . . .   46,500        47,123        39,955
 Certificates of deposit $100,000 and over  . . . . . . . .   14,666        14,472         8,774
 Other time deposits. . . . . . . . . . . . . . . . . . . .  102,255        98,409        77,464
 Short-term borrowings  . . . . . . . . . . . . . . . . . .   21,742        21,035        14,247
 Other borrowings . . . . . . . . . . . . . . . . . . . . .    5,468         5,461         5,712
                                                            --------      --------      --------
      TOTAL INTEREST EXPENSE. . . . . . . . . . . . . . . .  190,631       186,500       146,152
                                                            --------      --------      --------
      NET INTEREST INCOME . . . . . . . . . . . . . . . . .  203,782       189,236       184,673
 Provision for loan losses. . . . . . . . . . . . . . . . .   11,012         7,135         7,754
                                                            --------      --------      --------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    192,770       182,101       176,919
                                                            --------      --------      --------
NONINTEREST INCOME
 Trust fees . . . . . . . . . . . . . . . . . . . . . . . .   10,149         9,216         7,851
 Service charges on deposit accounts. . . . . . . . . . . .   15,624        14,177        13,233
 Loan servicing fees. . . . . . . . . . . . . . . . . . . .    5,668         5,691         4,992
 Net securities gains(losses) . . . . . . . . . . . . . . .      781            52          (541)
 Other income . . . . . . . . . . . . . . . . . . . . . . .   12,579        10,458         9,341
                                                             -------       -------       -------
      TOTAL NONINTEREST INCOME. . . . . . . . . . . . . . .   44,801        39,594        34,876
                                                             -------       -------       -------
NONINTEREST EXPENSE
 Salaries and employee benefits . . . . . . . . . . . . . .   84,618        77,479        75,076
 Occupancy expense. . . . . . . . . . . . . . . . . . . . .   10,236         9,006         8,943
 Equipment expense. . . . . . . . . . . . . . . . . . . . .   11,446        11,119         9,973
 Marketing expense. . . . . . . . . . . . . . . . . . . . .    5,288         5,334         4,745
 FDIC insurance premiums. . . . . . . . . . . . . . . . . .    3,041         5,324         8,923
 Data processing expense  . . . . . . . . . . . . . . . . .    5,076         6,028         5,936
 Supplies expense . . . . . . . . . . . . . . . . . . . . .    4,396         4,559         4,304
 Communication and transportation expense . . . . . . . . .    6,673         5,863         5,579
 Other expense  . . . . . . . . . . . . . . . . . . . . . .   21,546        22,603        23,816
                                                            --------      --------      --------
      TOTAL NONINTEREST EXPENSE . . . . . . . . . . . . . .  152,320       147,315       147,295
                                                            --------      --------      --------
 Income before income taxes . . . . . . . . . . . . . . . .   85,251        74,380        64,500
 Income taxes . . . . . . . . . . . . . . . . . . . . . . .   25,072        20,441        15,497
                                                             -------       -------       -------
      NET INCOME. . . . . . . . . . . . . . . . . . . . . .  $60,179       $53,939       $49,003
                                                             =======       =======       =======
NET INCOME PER COMMON SHARE:
      Primary . . . . . . . . . . . . . . . . . . . . . . .    $2.20         $1.91         $1.69
                                                             =======       =======       =======
      Fully diluted . . . . . . . . . . . . . . . . . . . .    $2.14         $1.86         $1.65
                                                             =======       =======       =======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
      Primary . . . . . . . . . . . . . . . . . . . . . . .   27,415        28,303        29,066
                                                             =======       =======       =======
      Fully diluted . . . . . . . . . . . . . . . . . . . .   28,846        29,781        30,849
                                                             =======       =======       =======
 The accompanying notes to consolidated financial statements are an integral part of this statement.



                              OLD NATIONAL BANCORP
                CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                           ($ and shares in thousands)                                               Net
                                                                                        Unrealized   Total
                                                                                       Gain(Loss)on  Share-
                                                 Common Stock      Capital    Retained Investment    holders'
                                              -----------------
                                              Shares    Amount     Surplus    Earnings  Securities   Equity
                                              -------------------------------------------------------------
 BALANCES, DECEMBER 31, 1993   . . . . . . .  25,332   $25,332   $218,600    $191,492      ($18)   $435,406
 Net income . . . . . . . . . . . . . . . . .    --         --         --      49,003        --      49,003
 Cash dividends . . . . . . . . . . . . . . .    --         --         --     (21,247)       --     (21,247)
 5% stock dividend. . . . . . . . . . . . . .  1,043     1,043     35,191     (36,234)       --          --
 Stock repurchased. . . . . . . . . . . . . .   (615)     (615)   (21,864)       (192)       --     (22,671)
 Stock reissued under dividend reinvestment
   and stock purchase plan. . . . . . . . . .    200       200      6,929          --        --       7,129
 Stock reissued due to conversion of
   subordinated debentures. . . . . . . . . .     81        81      1,931          --        --       2,012
 Net unrealized loss on investment securities     --        --         --          --    (8,961)     (8,961)
                                              ------   -------   --------    --------    -------   --------
 BALANCES, DECEMBER 31, 1994. . . . . . . . . 26,041    26,041    240,787     182,822    (8,979)    440,671
 Net income . . . . . . . . . . . . . . . . .     --        --         --      53,939        --      53,939
 Cash dividends . . . . . . . . . . . . . . .     --        --         --     (22,441)       --     (22,441)
 5% stock dividend. . . . . . . . . . . . . .  1,184     1,184     42,401     (43,585)       --          --
 Stock repurchased. . . . . . . . . . . . . . (1,238)   (1,238)   (41,572)         --        --     (42,810)
 Stock reissued under dividend reinvestment
   and stock purchase plan. . . . . . . . . .    188       188      6,114          --        --       6,302
 Stock reissued due to conversion of
   subordinated debentures. . . . . . . . . .    278       278      6,256          --        --       6,534
 Net unrealized gain on investment securities     --        --         --          --    19,229      19,229
                                              ------   -------   --------    --------   -------    --------
 BALANCES, DECEMBER 31, 1995. . . . . . . . . 26,453    26,453    253,986     170,735    10,250     461,424
 Net income . . . . . . . . . . . . . . . . .     --        --         --      60,179        --      60,179
 Cash dividends . . . . . . . . . . . . . . .     --        --         --     (23,655)       --     (23,655)
 5% stock dividend. . . . . . . . . . . . . .  1,277     1,277     47,698     (48,975)       --          --
 Stock repurchased. . . . . . . . . . . . . . (1,255)   (1,255)   (43,606)         --        --     (44,861)
 Stock reissued under dividend reinvestment
   and stock purchase plan. . . . . . . . . .    262       262      6,596          --        --       6,858
 Stock reissued due to conversion of
   subordinated debentures. . . . . . . . . .     41        41        910          --        --         951
 Net unrealized loss on investment securities     --        --         --          --    (2,370)     (2,370)
                                              ------   -------   --------    --------    ------    --------
 BALANCES, DECEMBER 31, 1996 . . . . . . . .  26,778   $26,778   $265,584    $158,284    $7,880    $458,526
                                              ======   =======   ========    ========    ======    ========
 The accompanying notes to consolidated financial statements are an integral part of this statement.


                                OLD NATIONAL BANCORP
                         CONSOLIDATED STATEMENT OF CASH FLOWS
                                   ($ in thousands)
                                                                                Years Ended December 31,
                                                                             ---------------------------
                                                                                1996    1995     1994
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $60,179   $53,939   $49,003
                                                                             -------   -------   -------
Adjustments to reconcile net income to cash provided by operating activities:
  Depreciation . . . . . . . . . . . . .  . . . . . .  . . . . . . . . . . .   8,298     7,902     7,324
  Amortization of intangible assets. . . . . .         . . . . . . . . . . .   1,435     1,773     1,947
  Net premium amortization on investment securities. . . . . . . . . . . . .   2,200     1,722     5,187
  Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . .  11,012     7,135     7,754
  (Gain) loss on sale of investment securities . . . . . . . . . . . . . . .    (781)      (52)      541
  (Gain) loss on sale of other assets  . . . . . . . . . . . . . . . . . . .     254      (291)     (228)
  (Increase) decrease in interest receivable . . . . . . . . . . . . . . . .     152    (6,031)   (2,840)
  (Increase) decrease in other assets. . . . . . . . . . . . . . . . . . . .  (1,615)    1,797      (345)
  Increase (decrease) in accrued expenses and other liabilities. . . . . . .   5,172     8,576      (953)
                                                                             -------   -------   -------
    Total adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26,127    22,531    18,387
                                                                             -------   -------   -------
  Net cash flows provided by operating activities. . . . . . . . . . . . . .  86,306    76,470    67,390
                                                                             -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities held-to-maturity . . . . . . . . . . . . .      --   (62,585) (164,531)
Purchase of investment securities available-for-sale . . . . . . . . . . . .(453,068) (268,399) (182,802)
Proceeds from maturities of investment securities held-to-maturity.  . . . .      --   113,673   215,267
Proceeds from maturities of investment securities available-for-sale . . . . 333,963   189,170   172,420
Proceeds from sales of investments securities available-for-sale . . . . . .  29,372    35,210    52,713
Net principal collected from (loans made to) customers:
  Commercial and financial . . . . . . . . . . . . . . . . . . . . . . . . . (47,120)   40,691   (39,124)
  Commercial/residential real estate, net of loans originated for sale . . .(159,703) (144,848) (150,099)
  Consumer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (62,607)  (66,930)  (99,067)
Residential real estate loans originated for sale  . . . . . . . . . . . . . (44,400)  (36,322)  (33,872)
Proceeds from sale of mortgage loans   . . . . . . . . . . . . . . . . . . .  44,734    36,541    27,070
Proceeds from sale of premises and equipment . . . . . . . . . . . . . . . .   1,059     1,258       755
Purchase of premises and equipment . . . . . . . . . . . . . . . . . . . . . (13,228)  (12,041)  (12,295)
Acquisition of affiliate . . . . . . . . . . . . . . . . . . . . . . . . . .      --        --    12,574
                                                                             -------   -------   -------
  Net cash flows used in investing activities  . . . . . . . . . . . . . . .(370,998) (174,582) (200,991)
                                                                             -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits and short-term borrowings:
  Noninterest-bearing demand deposits. . . . . . . . . . . . . . . . . . . .  36,562    27,161   (10,791)
  Savings, NOW and money market deposits . . . . . . . . . . . . . . . . . .  35,530    96,534   (37,393)
  Certificates of deposit $100,000 and over. . . . . . . . . . . . . . . . . (27,473)   64,497   (14,579)
  Other time deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40,323   119,139    26,729
  Short-term borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . 184,534  (166,494)  186,439
(Payments on) proceeds from medium term notes. . . . . . . . . . . . . . . .  (6,000)   18,000        --
Redemption of 10% subordinated debentures. . . . . . . . . . . . . . . . . .      --        --    (4,506)
Cash dividends paid. . . . . . . . . . . . . . . . . . . . . . . . . . . . . (23,655)  (22,441)  (21,247)
Common stock repurchased . . . . . . . . . . . . . . . . . . . . . . . . . . (44,861)  (42,810)  (22,671)
Common stock reissued, net of shares used to convert subordinated debentures   6,858     6,302     7,129
                                                                             -------    ------   -------
  Net cash flows provided by financing activities  . . . . . . . . . . . . . 201,818    99,888   109,110
                                                                             -------    ------   -------
Net increase (decrease) in cash and cash equivalents . . . . . . . . . . . . (82,874)    1,776   (24,491)
Cash and cash equivalents at beginning of period . . . . . . . . . . . . . . 269,977   268,201   292,692
                                                                            --------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD . . . . . . . . . . . . . . . .  $187,103  $269,977  $268,201
                                                                            ========  ========  ========
The accompanying notes to consolidated financial statements are an integral part of this statement.


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

INVESTMENT SECURITIES
According to Statement of Financial Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity
Securities," securities are classified into one of three categories as follows: 1) "Held-to-maturity" includes debt securities which ONB has the intent and ability to hold until maturity. They are recorded at amortized cost; 2) "Trading" includes debt and equity securities purchased with the intent to sell in the near-term and are carried at fair value. Unrealized gains and losses are included in income; and 3) "Available-for-sale" includes all other securities. These securities are recorded at fair value with the unrealized gains and losses, net of tax effect, recorded as a separate component of shareholders' equity. Realized gains and losses affect income and the prior fair value adjustments are reversed.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.


LOANS
Loans are stated at the principal amount outstanding. Interest income on nondiscounted loans is accrued on the principal balances of loans outstanding. Interest income on discounted loans is recognized using other methods that generally approximate the interest method. A loan is generally placed on nonaccrual status when principal or interest becomes 90 days past due unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collection of principal or interest. Interest accrued during the current year on such loans is reversed against earnings. Interest accrued in the prior year, if any, is charged to the allowance for loan losses.

As an element of managing interest rate risk exposure, certain ONB affiliate banks pre-sell fixed rate mortgage loans to third parties. As of December 31, 1996, approximately $1.2 million of such mortgage loans were held and carried at cost which approximates market value. An additional $32.4 million of consumer auto loans may be sold and are carried at cost which is less than market value.

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

A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement. ONB's policy for recognizing income on impaired loans is to accrue earnings unless a loan becomes nonaccrual.

To appropriately reflect credit risks generally associated with ONB's non-prime automobile finance business, ONB purchases installment contracts from dealers at a discount from their principal amount. ONB negotiates the discount amount with dealers based upon various criteria, one of which is the credit risk associated with the contracts being purchased. The nonrefundable discount is allocated to the allowance for loan losses to further protect ONB from losses associated with such contracts.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense over the useful life of the assets, principally on the straight-line method for building and leasehold improvements and the declining-balance method for equipment. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

OTHER ASSETS
Real estate properties acquired as a result of foreclosure are valued at the lower of the recorded investment in the related loan or fair value of the property less estimated costs to sell. The recorded investment is the sum of the outstanding principal loan balance, any accrued interest which has not been received, and acquisition costs associated with the loan. Any excess recorded investment over the fair value of the property received is charged to the allowance for loan losses. Any subsequent write-downs are charged to expense, as are the costs of operating the properties. Such costs are not material to ONB's results of operation.

Identifiable intangible assets and the excess of total acquisition costs over the fair value of net assets acquired ($0.3 million and $13.5 million, respectively, at December 31, 1996) are being amortized on the straight-line basis over periods ranging from 8 to 25 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

NET INCOME PER SHARE
Primary net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note
9) and all mergers accounted for as pooling-of-interests (Note 2) as if they had occurred at the beginning of the earliest year presented. Net income per share, assuming full dilution, is computed as above and assumes the conversion of outstanding subordinated debentures (Note 10). For the fully diluted computation, net income is adjusted for the elimination of interest expense, net of income tax effects, and a total of 1.4 million, 1.5 million, and 1.8 million common shares are assumed to be issued in 1996, 1995, and 1994, respectively, in connection with the conversion of the remaining outstanding debentures.

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

STATEMENT OF CASH FLOWS DATA
For the purpose of presentation in the accompanying Statement of Cash Flows, cash and cash equivalents are defined as cash, due from banks, and money market investments. Cash paid during the years ended December 31, 1996, 1995, and 1994 for interest was $190.2 million, $180.6 million, and $144.2 million, respectively. Total income tax payments during 1996, 1995, and 1994 were $24.1 million, $17.1 million, and $22.7 million, respectively.

IMPACT OF ACCOUNTING CHANGES
Effective January 1, 1996, ONB adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights." This statement modifies the accounting for mortgage servicing rights to allow the recognition of a servicing asset whether they are purchased or originated.

Effective January 1, 1996, ONB adopted the provisions of SFAS No.
121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

The adoption of both above statements did not have a material impact on ONB's financial condition and its results of operations.

In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting standards for sales, securitization, and servicing of receivables, and other financial assets, secured borrowing and collateral transactions, and the extinguishment of liabilities. The statement is effective January 1, 1997, except for certain provisions which are effective in 1998. ONB doesn't expect the impact to be material to its financial condition and results of operations.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform with the 1996 presentation. Such reclassifications had no effect on net income.

NOTE 2 - BUSINESS COMBINATIONS

MERGERS - CONSUMMATED
ONB consummated the following mergers in 1996:

Date         Company & Subsidiary                         Shares Issued
----------   -------------------------------------------  -------------
May 31       The National Bank of Carmi (Carmi, Illinois)   407,885
October 19   Workingmens Capital Holdings, Inc. -
             Workingmens Federal Savings Bank ("WFSB")
             (Bloomington, Indiana)                       1,165,726

These transactions were accounted for as pooling-of-interests.
Upon consummation, WFSB was merged into an existing ONB affiliate, ONB Bank, Bloomington, Indiana, and was renamed
Workingmens/ONB Bank.

Net income earned in 1996 by these companies prior to their respective mergers with ONB totalled $633 thousand. The following table presents a restatement of net interest income, net income, and primary net income per common share to reflect these pooling-of-interests transactions ($ in thousands, except per share data):

                                         1995        1994
                                       --------    --------
As reported in the 1995 Annual Report:
 Net interest income. . . . . . . . .  $181,194    $176,568
 Net income . . . . . . . . . . . . .    51,694      46,472
 Primary net income per share, as
   restated for stock dividend. . . .      1.94        1.70

As restated herein:
 Net interest income. . . . . . . . .  $189,236     $184,673
 Net income . . . . . . . . . . . . .    53,939       49,003
 Primary net income per share . . . .      1.91         1.69


NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the investment securities portfolio at December 31, 1996 and 1995, and the corresponding amounts of unrealized gains and losses therein ($ in thousands):

                                              Available-for-Sale
                                 -------------------------------------------
                                  Amortized  Unrealized  Unrealized   Fair
December 31, 1996:                  Cost      Gains        Losses     Value
                                 -------------------------------------------
U.S. Treasury. . . . . . . . . .  $153,630    $1,272      ($378)    $154,524
U.S. Government agencies
  and corporations . . . . . . .   222,244     1,565       (816)     222,993
Mortgage-backed securities . . .   632,065     4,214     (3,009)     633,270
State and political subdivisions   452,720    11,218     (1,560)     462,378
Other securities . . . . . . . .    40,856       716        (88)      41,484
                                ----------   -------     ------   ----------
    Total. . . . . . . . . . .  $1,501,515   $18,985    ($5,851)  $1,514,649
                                ==========   =======     ======   ==========
December 31, 1995:
U.S. Treasury. . . . . . . . . .  $189,506    $2,678      ($394)    $191,790
U.S. Government agencies
  and corporations . . . . . . .   202,767     1,502       (939)     203,330
Mortgage-backed securities . . .   557,842     4,535     (2,365)     560,012
State and political  subdivisions  431,218    12,957     (1,874)     442,301
Other securities . . . . . . . .    31,868     1,138       (331)      32,675
                                ----------   -------     ------   ----------
    Total. . . . . . . . . . .  $1,413,201   $22,810    ($5,903)  $1,430,108
                                ==========   =======     ======   ==========

In November 1995 the Financial Accounting Standards Board issued a guide to the implementation of SFAS No. 115 which allowed a one-time reclassification of securities between the categories. As of December 31, 1995, ONB reevaluated its portfolio and reclassified its remaining held-to-maturity securities as available-for-sale. The reclassification maximized flexibility in future interest rate environments by allowing sales, if deemed necessary. The securities transferred had an amortized cost of $886.7 million and a net unrealized gain of $13.8 million.

The amortized cost and fair value of the investment securities portfolio at December 31, 1996 and 1995, are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investment securities available-for-sale during 1996 and 1995 were $29.4 million and $35.2 million, respectively. In 1996 realized gains and losses were $0.8 million and $0.1 million, respectively. In 1995 realized gains were $0.1 million.

Investment securities with a carrying value of $463 million and $452 million at December 31, 1996 and 1995, respectively, were pledged to secure public and other funds as required.

                             1996                  1995
                  ----------------------------------------------
($ in thousands)    Amortized    Fair      Amortized    Fair
                      Cost       Value        Cost      Value
Maturity          ----------------------  ----------------------
Within one year. .  $192,906    $193,439    $379,757    $380,152
One to five years.   694,576     701,232     586,286     596,228
Five to ten years.   513,060     517,682     379,808     384,474
Beyond ten years .   100,973     102,296      67,350      69,254
                  ----------  ----------  ----------  ----------
    Total. . . .  $1,501,515  $1,514,649  $1,413,201  $1,430,108
                  ==========  ==========  ==========  ==========

NOTE 4 - LOANS

The composition of loans at December 31, 1996 and 1995, by lending classification was as follows ($ in thousands):

                                   December 31,
                             ----------------------
                                1996        1995
                             ----------------------
Commercial. . . . . . . . . .  $769,889    $718,288
Financial . . . . . . . . . .    --           5,167
Economic development bonds. .    26,424      27,675
Commercial real estate. . . .   668,671     573,829
Residential real estate . . . 1,303,283   1,238,772
Consumer credit, net. . . . .   755,033     698,015
                             ----------  ----------
    Total loans . . . . . .  $3,523,300  $3,261,746
                             ==========  ==========

ONB's banking affiliates make loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing, predominately in its tri-state region. The loan portfolio is diversified with no single industry exceeding 10% of the total.

Executive officers and directors of ONB and significant subsidiaries and their related interests are loan customers of ONB's affiliate banks in the normal course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and involve no unusual risk of collectibility. An analysis of the 1996 activity of these loans is as follows ($ in thousands):

Balance, January 1, 1996 . . . . . . . . . .    $85,839
  New loans. . . . . . . . . . . . . . . . .     78,776
  Repayments . . . . . . . . . . . . . . . .    (52,369)
  Officer and director changes . . . . . . .     (5,181)
                                               --------
Balance, December 31, 1996 . . . . . . . . .   $107,065
                                               ========

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 1996, 1995, and 1994 was as follows ($ in thousands):

                                         December 31,
                                  ---------------------------
                                     1996      1995    1994
                                  ---------------------------
Balance at beginning of year . .   $40,917   $41,943  $42,425
Additions:
  Provision charged to expense .    11,012     7,135    7,754
  Nonrefundable dealer discounts     3,133        --       --
Deductions:
  Loans charged off. . . . . . .    15,378    11,220   10,756
  Recoveries   . . . . . . . . .    (4,369)   (3,059)  (2,520)
                                   -------   -------  -------
    Net charge-offs. . . . . . .    11,009     8,161    8,236
                                   -------   -------  -------
Balance at end of year . . . . .   $44,053   $40,917  $41,943
                                   =======   =======  =======
As of December 31, 1996, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and 118 was $3.9 million with no related allowance and $51.5 million with $12.6 million of related allowance. As of December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and 118 was $5.7 million with no related allowance and $47.5 million with $13.4 million of related allowance.

For the year ended December 31, 1996, the average balance of impaired loans was $54.8 million, for which $3.8 million of interest was recorded. For the year ended December 31, 1995, the average balance of impaired loans was $57.9 million, for which $4.3 million of interest was recorded.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each type of financial instrument.

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

DEPOSITS
The fair value of noninterest-bearing demand deposits and savings, NOW, and money market deposits is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits with similar remaining maturities.

SHORT-TERM BORROWINGS
Federal funds purchased and securities sold under agreements to repurchase generally have an original term to maturity of 30 days or less and, therefore, their carrying amount is a reasonable estimate of fair value.

MEDIUM TERM NOTES AND SUBORDINATED DEBENTURES
The fair value of medium term notes is estimated using rates currently offered for obligations with similar remaining maturities. The fair value of subordinated debentures is estimated using rates currently available to ONB for debt with similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
Loan commitments and standby letters of credit are generally short-term and therefore, their carrying amount is a reasonable estimate of their fair value.


The estimated carrying and fair values of ONB's financial instruments as of December 31, 1996, are as follows ($ in thousands):

                                Carrying      Fair
                                  Value       Value
                               ----------   ----------
Financial Assets:
 Cash, due from banks and
    money market investments.  $  187,103   $  187,103
 Investment securities. . . .   1,514,649    1,514,649
 Loans, net . . . . . . . . .   3,479,247    3,492,613

Financial Liabilities:
 Deposits . . . . . . . . . .   4,268,024    4,279,522
 Short-term borrowings. . . .     499,666      499,666
Medium term notes . . . . . .      44,000       44,286
Subordinated debentures . . .      30,564       53,563

Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit     689,164      689,164
 Letters of credit. . . . . .      26,209       26,209

NOTE 7 - INCOME TAXES

Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded in the consolidated statement of income:

                                 1996      1995     1994
                                 -----------------------
Provision at statutory rate. .   35.0%     35.0%    35.0%

Tax exempt income. . . . . . .   (9.6)    (10.9)   (13.1)
NOL utilization. . . . . . . .     -        -       (0.5)

State income taxes . . . . . .    3.6       3.2      3.5
Reduction in deferred tax asset
  valuation allowance. . . . .     -         -      (2.5)
Other, net . . . . . . . . . .    0.4       0.2      1.6
                                 ----      ----     ----
Actual tax rate. . . . . . . .   29.4%     27.5%    24.0%
                                 ====      ====     ====

The provision for income taxes consists of the following components ($ in thousands):

                                           1996     1995     1994
                                         --------------------------
Income taxes currently payable - federal  $19,801  $16,048  $14,084
Income taxes currently payable - state. .   4,786    3,790    4,128
Deferred income taxes related to:
   Provision for loan losses  . . . . . .    (996)    (117)    (200)
   Reduction in deferred tax asset
     valuation allowance  . . . . . . . .      -        -    (1,599)
   Other, net . . . . . . . . . . . . . .   1,481      720     (916)
                                          -------  -------  -------
Deferred income tax expense (benefit) . .     485      603   (2,715)
                                          -------  -------  -------
Provision for income taxes. . . . . . . . $25,072  $20,441  $15,497
                                          =======  =======  =======

Significant components of ONB's net deferred tax assets as of December 31 are as follows ($ in thousands):

                                       1996       1995
                                      ------------------
Deferred Tax Assets:
  Allowance for loan losses,
     net of recapture. . . . . . . .  $15,006    $14,010
  Benefit plan accruals. . . . . . .    3,309      2,562
  Net operating loss carryforwards .    1,484      3,000
 Purchase accounting adjustments . .      579        647
                                      -------     ------
     Total deferred tax assets . . .   20,378     20,219
                                      -------     ------
Deferred Tax Liabilities:
 Premises and equipment. . . . . . .   (2,702)    (2,774)
 Accretion on investment securities.     (763)      (886)
 Unrealized gain on available-
    for-sale investment securities .   (5,254)    (6,623)
 Lease receivable, net . . . . . . .   (1,352)    (1,019)
 Other, net. . . . . . . . . . . . .     (635)      (129)
                                      -------     ------
    Total deferred tax liabilities .  (10,706)   (11,431)
                                      -------     ------
Net deferred tax assets. . . . . . .   $9,672     $8,788
                                      =======     ======

As of December 31, 1996, ONB had $3.4 million Federal net operating loss carryforwards which expire between 2002 and 2009. These net operating loss carryforwards are attributable to several of ONB's affiliate banks. Tax law imposes a limitation on the utilization of net operating loss carryforwards generated by an acquired entity. For ONB, this annual limitation is approximately $1.7 million of taxable income generated by the acquired banks.

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

The table below sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December 31, 1996, 1995, and 1994. The table includes affiliates that were part of ONB prior to 1994. The affiliates at Tell City, Oblong and Fulton were included in 1996. Indiana State, Covington, and Paoli were
added in 1995.   The recognition of the affiliates acquired in 1996
will begin in 1997.

                                             1996      1995       1994
                                           -----------------------------
($ in thousands)
Actuarial present value of the accumulated
benefit obligation, including vested
benefits of $16,099 in 1996, $14,086 in
1995, and $11,575 in 1994 . . . . . . .    $17,576    $15,233    $12,730
                                           =======    =======    =======
Actuarial present value of the
projected benefit obligation,
 for service rendered to date . . . . .    $23,647    $21,091    $20,372
Plan assets, primarily common stocks,
  bonds, and guaranteed investment
  contracts   . . . . . . . . . . . . .     21,859     19,943     15,284
                                           -------    -------    -------
Plan assets less than projected
  benefit obligation. . . . . . . . . .     (1,788)    (1,148)    (5,088)
Unrecognized net loss during the year .        990        784      3,880
Unrecognized prior service cost . . . .        421        473      1,318
Remaining unrecognized overfunding
  at date of adoption of SFAS
  Statement No. 87,  being
  recognized over 18.5 years. . . . . .     (2,850)    (3,058)    (3,400)
                                           -------    -------    -------
Accrued pension cost included in
other liabilities . . . . . . . . . . .    $(3,227)   $(2,949)   $(3,290)
                                           =======    =======    =======


The net pension expense and its components were as follows ($ in thousands):

                                     1996      1995      1994
                                   ---------------------------
Service cost - benefits earned
  during period . . . . . . . .    $ 1,867   $ 1,667    $1,617
Interest cost on projected benefit
  obligation  . . . . . . . . .      1,681     1,562     1,384
Actual return on plan assets. .     (1,707)   (2,785)      313
Net amortization and deferral .       (293)    1,020    (1,769)
                                   -------   -------    ------
Net pension expense . . . . . .    $ 1,548   $ 1,464    $1,545
                                   =======   =======    ======

Each year, ONB consults with its actuary to assess the appropriateness of assumptions used in the determination of retirement plan expense and funded status information for the discount rate, the long-term rate of return on assets, and the rate of salary progression. The assumptions reflected in the table above include a discount rate at December 31 of 7.75% in 1996 and 1995 and 8.00% in 1994, a long-term rate of return of 8.00% in 1996 and 1995, and 7.50% in 1994, and a rate of salary progression of 5.00% in 1996, 1995, and 1994. The total retirement plan expense for all plans was $1.6 million in 1996, $1.6 million in 1995, and $1.8 million in 1994.

PROFIT SHARING PLAN
ONB has a profit sharing plan for all employees who have completed one year of service. Contributions to the plan are made when certain consolidated profit conditions are met. Additionally, employees may participate by contributing a percentage of their salary, a portion of which is matched by ONB. ONB's profit sharing expense for the years 1996, 1995, and 1994 was $4.0 million, $3.8 million, and $3.6 million, respectively.

RESTRICTED STOCK PLAN
ONB has a restricted stock plan which covers certain officers of ONB and its affiliates. Shares are earned each year based on the achievement of net income targets. Shares vest over a four year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. In accordance with the plan, shares vesting were 20,711 in 1996, 23,934 in 1995, and 23,561 in 1994. Expense recorded in 1996, 1995, and 1994 was $0.8 million, $0.7 million, and $0.8 million, respectively.

NOTE 9 - SHAREHOLDERS' EQUITY

STOCK DIVIDEND
A 5% stock dividend was declared on December 12, 1996, and distributed on January 29, 1997. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
ONB has a dividend reinvestment and stock purchase plan, under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 1996, 1.7 million authorized and unissued common shares were reserved for issuance under the plan.

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

NOTE 10 - FINANCING ACTIVITIES

SUBORDINATED DEBENTURES
ONB has outstanding $30.6 million of 8% convertible subordinated debentures which are due September 15, 2012, unless previously converted or redeemed. The debentures are convertible into shares of ONB common stock at a conversion rate of 46.875 shares per $1,000 principal amount of debentures. During 1996, $1.0 million principal amount of debentures were converted into 42,355 shares of ONB common stock.

Interest on the debentures is payable on March 15 and September 15 of each year. The debentures are redeemable, in whole or in part, at the option of ONB at a premium to par value. Debenture holders are entitled to an annual sinking fund beginning September 15, 1998, of $2.5 million less conversions and redemptions. The debentures are subordinated in right of payment to all senior indebtedness of ONB. As of December 31, 1996, 1.4 million authorized and unissued common shares were reserved for conversion of the remaining debentures.

MEDIUM TERM NOTES
At December 31, 1996, ONB has outstanding $44 million of medium term notes. These notes bear interest at a weighted average rate of 6.73% and mature between 1998 and 2003.

LINES OF CREDIT
At December 31, 1996, ONB had $75 million in unsecured lines of credit with unaffiliated banks with $7.8 million unused. The lines bear interest at the bank's federal funds rate plus 60 to 80 basis points. During the years 1996, 1995, and 1994, the average interest rates on the lines were 6.17%, 6.71%, and 5.52%, respectively. The lines of credit include various arrangements to maintain compensating balances or pay fees to maintain the line.

At December 31, 1996, ONB had $163.7 million borrowed from various Federal Home Loan Banks (FHLB). Floating-rate borrowings totaled $92.5 million and will mature between 1997 and 1999. The remaining borrowings have a fixed interest rate and mature between 1997 and 2013. The weighted average rates of the FHLB borrowings were 5.84% and 6.22% at December 31, 1996 and 1995, respectively. A portion of these borrowings is secured by specific mortgage loans which have a current book value of approximately $165.5 million. FHLB requires collateral values up to 167% of the amount borrowed.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

LEASES
ONB rents certain premises and equipment under operating leases which expire at various dates. Many of these leases provide for payment by ONB of property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $3.9 million in 1996, $3.9 million in 1995, and $3.3 million in 1994.

Following is a summary of future minimum lease commitments ($ in thousands):

1997. . . . . . .  $2,820     2000 . . . . . . .  $1,411
1998. . . . . . .   2,580     2001 . . . . . . .   1,351
1999. . . . . . .   1,959     2002 and after . .   2,323


LETTERS AND LINES OF CREDIT
In the normal course of business, ONB's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $689.2 million, including $225.2 million of short-term commitments with fixed-rates, and letters of credit of $26.2 million at December 31, 1996. These commitments are not reflected in the consolidated financial statements. No material losses are expected to result from these transactions.

LITIGATION
At December 31, 1996, various legal actions and proceedings were pending against ONB and certain of its affiliate banks. These actions and proceedings are incidental to the banking business and are not expected to have a material adverse effect upon the financial position of ONB or its affiliates.


NOTE 12 - REGULATORY RESTRICTIONS

RESTRICTIONS ON CASH AND DUE FROM BANKS
ONB's affiliate banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are non-interest bearing and unavailable for investment purposes. The reserve balances at December 31, 1996 and 1995, were $32.4 million and $55.7 million, respectively.

RESTRICTIONS ON TRANSFERS FROM AFFILIATE BANKS
Regulations limit the amount of dividends an affiliate bank can declare in any year without obtaining prior approval. At
December 31, 1996, affiliate banks could pay aggregate dividends to ONB of approximately $45.1 million without prior regulatory approval.

ADEQUACY
For additional information on capital adequacy see Table 16 in Management's Discussion and Analysis on page 30.

NOTE 13 - PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp ($ in thousands):

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEET
                                                                 December 31,
                                                           -------------------
                                                              1996       1995
                                                           -------------------
ASSETS
Deposits in affiliate banks. . . . . . . . . . . . . . . .   $1,686     $1,198
Investment in affiliates:
  Banks, including purchase accounting intangible assets of
    $8,613 in 1996 and $9,320 in 1995. . . . . . . . . . .  528,747    505,460
  Non-banks. . . . . . . . . . . . . . . . . . . . . . . .   10,703      3,678
Advances to affiliates . . . . . . . . . . . . . . . . . .   58,492     16,044
Other assets . . . . . . . . . . . . . . . . . . . . . . .    6,682     41,457
                                                           --------   --------
  TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . $606,310   $567,837
                                                           ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings. . . . . . . . . . . . . . . . . . .  $67,206    $18,554
Other liabilities. . . . . . . . . . . . . . . . . . . . .    6,014      6,344
8% convertible subordinated debentures, due 2012 . . . . .   30,564     31,515
Medium term notes  . . . . . . . . . . . . . . . . . . . .   44,000     50,000
Shareholders' equity . . . . . . . . . . . . . . . . . . .  458,526    461,424
                                                           --------   --------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY . . . . . . . $606,310   $567,837
                                                           ========   ========

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED STATEMENT OF INCOME
                                          Years Ended December 31,
                                        ---------------------------
                                          1996      1995     1994
INCOME                                  ---------------------------
Dividends from affiliates. . . .        $49,570   $87,646   $32,703
Income on other investments. . .          2,320     1,202     1,204
Other income from affiliates . .          5,918     5,090     4,805
                                        -------   -------   -------
  TOTAL INCOME . . . . . . . . .         57,808    93,938    38,712
                                        -------   -------   -------
EXPENSE
Interest on borrowings . . . . .          7,014     7,023     5,886
Amortization of intangibles. . .            707     1,231     1,228
Other expenses . . . . . . . . .          9,378     7,816     6,929
                                        -------   -------   -------
  TOTAL EXPENSE. . . . . . . . .         17,099    16,070    14,043
                                        -------   -------   -------
Income before income taxes and
  equity in undistributed earnings
  of affiliates. . . . . . . . .         40,709    77,868    24,669
Income tax benefit . . . . . . .         (3,541)   (3,464)   (2,997)
                                        -------   -------   -------
Income before equity in
  undistributed earnings of affiliates   44,250    81,332    27,666
Equity in undistributed earnings of
  affiliates . . . . . . . . . .         15,929   (27,393)   21,337
                                        -------   -------   -------
  NET INCOME . . . . . . . . . .        $60,179   $53,939   $49,003
                                        =======   =======   =======

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
    CONDENSED STATEMENT OF CASH FLOWS

                                                     Years Ended December 31,
                                                    ----------------------------
                                                      1996      1995      1994
                                                    ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . . . .    $60,179    $53,939   $49,003
Adjustments to reconcile net income to cash
  provided by operating activities:
  Depreciation . . . . . . . . . . . . . . . . .        201        204       196
  Amortization of intangible assets. . . . . . .        707      1,231     1,228
  (Increase) decrease in other assets  . . . . .     34,857    (37,601)   (1,417)
  Increase (decrease) in other liabilities . . .       (330)      (163)    1,055
  Equity in undistributed earnings of affiliates    (15,929)    27,393   (21,337)
                                                    -------    -------   -------
    Total adjustments. . . . . . . . . . . . . .     19,506     (8,936)  (20,275)
                                                    -------    -------   -------
  Net cash flows provided by operating activities    79,685     45,003    28,728
                                                    -------    -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net advances to affiliates. . . . . . . . . . . .   (59,908)    (6,451)   (8,371)
Purchase of premises and equipment  . . . . . . .      (283)      (198)     (946)
Other . . . . . . .  .. . . . . . . . . . . . . .        --         --       948
                                                    -------     ------    ------
  Net cash flows used in investing activities . .   (60,191)    (6,649)   (8,369)
                                                    -------     ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term borrowings . . . . .    48,652      1,559    15,295
(Payments on) proceeds from medium term notes . .    (6,000)    18,000        --
Cash dividends paid . . . . . . . . . . . . . . .   (23,655)   (22,441)  (21,247)
Common stock repurchased  . . . . . . . . . . . .   (44,861)   (42,810)  (22,671)
Common stock reissued, net of shares used to
    convert subordinated debentures . . . . . . .     6,858      6,302     7,129
                                                    -------    -------   -------
  Net cash flows used in financing activities . .   (19,006)   (39,390)  (21,494)
                                                    -------    -------   -------
Net increase (decrease) in cash and cash equivalents    488     (1,036)   (1,135)
Cash and cash equivalents at beginning of period .    1,198      2,234     3,369
                                                    -------    -------   -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD . . . .   $1,686     $1,198    $2,234
                                                    =======    =======   =======

                                        47
ANNUAL MEETING
The Annual Meeting of Shareholders will be held Thursday, April 17, 1997, at 10:30 a.m. Central Daylight Time, in the Auditorium at the Vanderburgh Auditorium Convention Center, 715 Locust Street, Evansville, Indiana.

CORPORATE OFFICE
    420 Main Street
    Evansville, Indiana 47708
    812-464-1434
    E-mail address:www.oldnational.com

STOCK INFORMATION
The stock of the company is traded over-the-counter on the NASDAQ National Market System under Ticker Symbol OLDB. The Stock Transfer Agent is:
    Old National Bancorp
    Post Office Box 718
    Evansville, Indiana 47705-0718

In December 1996, a one-for-twenty (5%) stock dividend was declared to shareholders of record on January 8, 1997. There were 13, 283 shareholders of record as of December 31, 1996.

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

ADDITIONAL INFORMATION
Shareholders and interested investors may obtain information about the company upon written request or by calling:
     John Claybon, CFA
     Investor Relations Officer
     Old National Bancorp
     Post Office Box 718
     Evansville, Indiana 47705-0718
     812-464-1442

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

The table below list the NASDAQ price quotes and dividend data for Old National Bancorp stock over the last two years.*

                               Price Per Share
                               ---------------      Share          Dividend
                               High       Low       Volume         Declared
---------------------------------------------------------------------------
1996
---------------------------------------------------------------------------
First Quarter                 $31 7/8    $31 1/8     879,400        $.22
Second Quarter                 35 1/4     31 5/8   1,528,300         .22
Third Quarter                  35 3/4     34 1/2   1,080,500         .22
Fourth Quarter                 37 3/8     34 3/8   1,552,200         .22
---------------------------------------------------------------------------
1995
---------------------------------------------------------------------------
First Quarter                 $32 1/2    $31 3/4   1,305,500        $.21
Second Quarter                 31 1/2     30 7/8   1,209,200         .21
Third Quarter                  31 1/4     31 1/8     696,200         .21
Fourth Quarter                 31 1/2     30 5/8     730,100         .21

*Data adjusted for all stock dividends, including a 5% stock dividend to shareholders of record on January 8, 1997, paid on January 29,1997.

                                        52