Form 10-K405, Exhibit 13
period 1997-12-31
OLD NATIONAL BANCORP /IN/
filed 1998-03-31
CIK 707179

MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION
Old National Bancorp ("ONB") is a multi-bank holding company headquartered in Evansville, Indiana. Located in southwestern Indiana, southeastern Illinois, and western Kentucky, its 21 affiliate banks serve customers with 112 office locations in both urban and rural markets. A complete listing of ONB's affiliate banks is presented on page 10. These banks provide a wide range of financial services, such as making commercial and consumer loans; originating and servicing mortgage loans; issuing and servicing credit cards; leasing; offering various deposit products; issuing letters of credit; issuing credit life, accident and health insurance; providing safe deposit facilities; and providing alternative investments and brokerage services.

ONB also has eight non-bank affiliates which provide additional financial or support services incidental to ONB's operations, including data processing; issuance and reinsurance of credit life, accident, health, property, life and casualty insurance; investment services; fiduciary and trust services; property
ownership; and consumer financing.   During 1996, ONB opened a
consumer finance subsidiary headquartered in Indianapolis, with the primary objective of originating traditional consumer finance and non-prime auto loans in the Midwest. Current offices are located only in Indiana.

FINANCIAL BASIS
The following discussion is an analysis of ONB's operating results for the years 1995 through 1997 and financial condition as of December 31, 1997 and 1996, and will assist readers of the accompanying consolidated financial statements and related footnotes beginning on page 32. Management's forward-looking statements are intended to benefit the reader, but are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to:(1)economic conditions generally and in the market areas of the company;
(2)increased competition in the financial services industry;
(3)actions by the Federal Reserve Board and changes in interest rates; and (4)governmental legislation and regulation.

The financial information has been restated to reflect mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the date of the transaction.

Tax-exempt interest income in the following information has been increased to an amount comparable to interest subject to income taxes using federal statutory rates in effect of 34% in 1992 and 35% in 1993 through 1997. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data. Net income is unaffected by these taxable equivalent adjustments.

COMPETITION AND ECONOMIC CONDITIONS
The banking industry and related financial service providers are highly competitive. ONB competes not only against other local and regional banking institutions, thrifts, finance companies, and credit unions, but also money market mutual funds, investment brokers, and insurance companies. This competition takes place in terms of interest rate on loans and deposits, convenient locations and hours, types of services, and quality of service. In most of its markets, ONB and its affiliates rank first or second in volume of loans and deposits.

The economy in the United States and in the Midwest has been characterized by relatively low inflation and unemployment.
There have been some signs of weakness with a rise in consumer delinquency levels and bankruptcies. While ONB's numerous markets vary, its major markets have demonstrated economic expansion and a growing financial base with additions such as new Toyota and AK Steel manufacturing complexes.

US Government long-term interest rates declined in 1997 while short-term rates changed less dramatically. Despite this trend, certificates of deposit rates generally increased during 1997. Prime rate stayed constant during 1997, except for a slight increase in February.

MERGER ACTIVITY
In 1997 ONB did not complete any banking acquisitions, but in 1996 ONB acquired two banks with combined total assets of nearly $300 million. The National Bank of Carmi in Illinois will become part of Old National Bank of Evansville in 1998. Workingmens Capital Holdings, Inc. in Bloomington, Indiana, was merged with our affiliate, ONB of Bloomington. Both acquisitions were accounted for as pooling-of-interests.

YEAR 2000
With the new millenium drawing near, some computers and software throughout the world may be unable to properly handle dates after December 31, 1999. ONB has developed a plan to address its risk, and has identified and assessed its critical software and hardware. During 1998 and 1999, ONB will test these systems and any noncompliant item will be replaced. At this time the estimated cost of Year 2000 compliance is not expected to be material to ONB.

                          SELECTED FINANCIAL DATA
                      ($ in thousands except per share data)                                                             Five Year
                                                                                                                          Growth
                                       1997          1996          1995          1994          1993          1992          Rate
RESULTS OF OPERATIONS
(Taxable equivalent basis)
 Interest income                     $443,151      $408,070      $389,131      $343,852      $336,890      $351,404
 Interest expense                     210,208       190,631       186,500       146,152       144,427       166,991
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                  232,943       217,439       202,631       197,700       192,463       184,413           4.8 %
 Provision for loan losses             26,965        11,012         7,135         7,754        10,359        11,919          17.7
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income after
   provision for loan losses          205,978       206,427       195,496       189,946       182,104       172,494           3.6
 Noninterest income                    47,090        44,801        39,594        34,876        33,993        29,485           9.8
 Noninterest expense                  154,364       152,320       147,315       147,295       135,259       123,451           4.6
-----------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes            98,704        98,908        87,775        77,527        80,838        78,528           4.7
 Income taxes                          38,044        38,729        33,836        28,524        30,268        29,913           4.9
-----------------------------------------------------------------------------------------------------------------------------------
 Net income                           $60,660        60,179        53,939        49,003       $50,570       $48,615           4.5 %
===================================================================================================================================
YEAR-END BALANCES
 Total assets                      $5,686,398    $5,366,591    $5,103,195    $4,909,804    $4,748,112    $4,434,160           5.1 %
 Total loans, net of
   unearned income                  3,804,691     3,523,300     3,261,746     3,098,820     2,810,453     2,606,563           7.9
 Total deposits                     4,298,730     4,268,024     4,183,082     3,875,752     3,898,967     3,723,039           2.9
 Shareholders' equity                 477,203       458,526       461,424       440,671       435,406       406,137           3.3
-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA(1)
 Net income - basic                     $2.19         $2.10         $1.82         $1.61         $1.66         $1.59           6.6
 Net income - diluted (2)                2.12          2.04          1.77          1.57          1.62          1.55           6.5
 Cash dividends paid                     0.88          0.84          0.80          0.76          0.66          0.63           7.0
 Book value at year-end                 17.38         16.31         15.82         14.62         14.25         13.29           5.5
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED PERFORMANCE RATIOS
 Return on assets                        1.11 %        1.17 %        1.09 %        1.03 %        1.09 %        1.11 %
 Return on equity (3)                   13.36         13.29         12.01         10.92         11.38         12.45
 Equity to assets                        8.43          8.90          8.99          9.35          9.58          8.89
 Dividend payout                        39.96         39.31         41.60         45.08         37.77         37.64
 Primary capital to assets               9.29          9.72          9.85         10.25         10.43          9.72
Net charge-offs to
   average loans                         0.70          0.33          0.26          0.28          0.25          0.31
Allowance for loan losses
    to average loans                     1.34          1.31          1.28          1.43          1.57          1.47

(1)  Restated for all stock dividends and stock splits.
(2)  Assumes the conversion of ONB's subordinated debentures.
(3)  Excludes unrealized gains (losses) on investment securities.


                       RESULTS OF OPERATIONS

NET INCOME
ONB earnings rose slightly to reach $60.7 million in 1997, an 0.8% increase over 1996. Net income in 1997 was adversely impacted by losses associated with the consumer finance subsidiary's purchase of a pool of sub-prime auto loans. During 1997, the finance subsidiary made additional provision for loan losses to cover the higher-than-expected losses in its portfolio. ONB's total provision for loan loss increased $16.0 million over 1996, of which $14.9 million related to the finance company. Basic income per share for 1997 was $2.19, up 4.3% over the $2.10 in 1996. Strong net interest income growth and minimal noninterest expense growth allowed ONB to absorb the loan loss provision increase and exceed net income in 1996. The specific effects of each of these factors are discussed in the following paragraphs.

ONB's 1996 net income was $60.2 million, up 11.6% or $6.2 million above 1995 earnings. Strong net interest income growth of $14.8 million and $5.2 million noninterest income growth combined to
generate the earnings growth.   The loan loss provision rose due
to increased consumer losses and general loan growth.

NET INTEREST INCOME
As a financial intermediary, ONB pays interest on deposits and other liabilities and receives interest and fee income on earning assets, such as loans and investments. The difference between the income earned and the interest paid is net interest income, which provides over 80% of ONB's net revenues (net interest income plus noninterest income). Net interest margin is net interest income, on a taxable equivalent basis, expressed as a percentage of average earning assets. Incorporating the tax savings on certain assets permits comparability.

The net interest margin is influenced by a number of factors, such as the volume and mix of earning assets and funding sources, the interest rate environment and income tax rates. The level of earning assets funded by interest-free funding sources (primarily noninterest-bearing demand deposits and equity capital) also impacts net interest margin. ONB can control the effect of some of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed in detail later in this report. External factors such as the overall condition of the economy, credit demand strength, Federal Reserve Board monetary policy and changes in tax laws can also have significant effect on changes in net interest income from one period to another.

On a taxable equivalent basis, net interest income in 1997 grew
$15.5 million or 7.1% over 1996. Average earning asset growth, $348.3 million or 7.1%, during 1997 out-paced interest-bearing liability growth $323.5 million or 7.8% with lower levels of nonearning assets, cash and due from banks, and higher noninterest-bearing liabilities and equity providing the funding differential. ONB was able to accomplish the earning asset growth while maintaining its net interest margin at 4.46%. The yield on earning assets increased 12 basis points to 8.49% while the cost of interest-bearing liabilities rose 10 basis points to 4.67%. ONB's mix of earning assets continued the shift to higher yielding loans which rose $266.0 million (7.9%) and comprised nearly 70% of our total earning assets. Overall, loan yields reached 9.13%, a 7 basis point increase, primarily due to the higher yields on consumer loans at ONB's consumer finance company. Investment securities grew 9.0% or $130.1 million and yields rose 11 basis points to 7.02%, mostly in the federal government and agency sector. Lower yielding money market investments decreased $47.8 million as ONB more efficiently deployed funds in higher yielding assets. ONB's interest-bearing deposits grew $90.0 million or 2.4%. Money market deposits declined 2.0% in 1997 after marketing and new products resulted in a 11.9% increase in 1996. Certificates of deposit over $100,000 grew 14.4% as higher deposit rates attracted new funds. Borrowed funds played a significant role in the funding of asset growth as they rose $233.5 million.

During 1996, net interest income rose 7.3% or $14.8 million and totaled $217.4 million. Average earning assets grew 4.1%, a $194.0 million increase. Interest-bearing liabilities rose
$159.4 million or 4.0%. Fewer non-earning assets, such as cash and due from banks, and higher levels noninterest-bearing liabilities and equity improved the deployment of funds into earning assets. Net interest margin rose from 4.33% to 4.46%.
The yield on earning assets increased 5 basis points to 8.37% due to loan growth and rate improvement. The cost of interest-bearing liabilities decreased 8 basis points to 4.57% due to market influences and management's efforts to seek cost-effective funding sources for ONB's asset growth.

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

NET INTEREST INCOME CHANGES (TABLE 1)                                                           % Change From
(Taxable equivalent basis, $ in thousands)                                                      Prior Year
                                               1997            1996          1995          1997          1996
INTEREST INCOME:
  Loans                                      $331,794      $304,940      $286,523           8.8 %         6.4 %
  Investment securities                       110,669        99,903        98,700          10.8           1.2
  Money market investments                        688         3,227         3,908         (78.7)        (17.4)
---------------------------------------------------------------------------------------------------------------
    Total interest income                     443,151       408,070       389,131           8.6           4.9
---------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  NOW deposits                                  6,710         8,254        11,201         (18.7)        (26.3)
  Savings deposits                             14,267        14,403        13,714          (0.9)          5.0
  Money market deposits                        24,179        23,843        22,208           1.4           7.4
  Certificates of deposit
    $100,000 and over                          18,916        14,666        14,472          29.0           1.3
  Other time deposits                         104,051       102,255        98,409           1.8           3.9
  Short-term borrowings                        22,281        14,806        16,736          50.5         (11.5)
  Other borrowings                             19,804        12,404         9,760          59.7          27.1
---------------------------------------------------------------------------------------------------------------
    Total interest expense                    210,208       190,631       186,500          10.3           2.2
---------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                          $232,943      $217,439      $202,631           7.1 %         7.3 %
===============================================================================================================
NET INTEREST MARGIN                              4.46 %        4.46 %        4.33 %
===================================================================================



NET INTEREST INCOME - RATE/VOLUME ANALYSIS (TABLE 2)
(Taxable equivalent basis, $ in thousands)
                                                     1997 vs. 1996                             1996 vs. 1995
                                             Total              Attributed to          Total               Attributed to
                                             Change         Volume           Rate      Change         Volume           Rate
INTEREST INCOME:
 Loans                                       $26,854       $24,190        $2,664       $18,417       $16,281        $2,136
 Investment securities                        10,766         9,063         1,703         1,203         1,322          (119)
 Money market investments                     (2,539)       (2,659)          120          (681)         (313)         (368)
---------------------------------------------------------------------------------------------------------------------------
   Total interest income                      35,081        30,594         4,487        18,939        17,290         1,649
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 NOW deposits                                 (1,544)           73        (1,617)       (2,947)          171        (3,118)
 Savings deposits                               (136)          (11)         (125)          689           261           428
 Money market deposits                           336          (497)          833         1,635         2,589          (954)
 Certificates of deposit
   $100,000 and over                           4,250         2,246         2,004           194         1,452        (1,258)
 Other time deposits                           1,796         3,294        (1,498)        3,846           219         3,627
 Short-term borrowings                         7,475         6,118         1,357        (1,930)       (2,192)          262
 Other borrowings                              7,400         7,497           (97)        2,644         3,463          (819)
---------------------------------------------------------------------------------------------------------------------------
   Total interest expense                     19,577        18,720           857         4,131         5,963        (1,832)
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                          $15,504       $11,874        $3,630       $14,808       $11,327        $3,481
===========================================================================================================================

    The variance not solely due to rate or volume is allocated equally between the rate and volume variances.

THREE-YEAR AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (TABLE 3)
(Taxable equivalent basis, $ in thousands)
                                              1997                              1996                               1995
                                    Average  Interest   Yield/       Average  Interest    Yield/       Average   Interest   Yield/
                                    Balance   & Fees    Rate        Balance    & Fees      Rate        Balance    & Fees     Rate
EARNING ASSETS:
Money market investments            $11,997     $688    5.73 %     $59,767    $3,227      5.40 %     $65,274     $3,908     5.99 %
Investment securities:
  U.S. Treasury and Government
    agencies (1)                  1,081,957   72,224    6.68       958,417    59,737      6.23       962,872     59,698     6.20
  State and political
    subdivisions                    450,222   35,519    7.89       444,127    36,052      8.12       426,281     36,121     8.47
  Other securities                   43,851    2,926    6.67        43,379     4,114      9.48        37,640      2,881     7.65
----------------------------------------------------------------------------------------------------------------------------------
    Total investment securities   1,576,030  110,669    7.02     1,445,923    99,903      6.91     1,426,793     98,700     6.92
----------------------------------------------------------------------------------------------------------------------------------
Loans: (2) (3)
  Commercial and financial          826,995   77,876    9.42       769,629    72,512      9.42       727,593     71,422     9.82
  Commercial real estate            706,057   62,885    8.91       619,079    54,766      8.85       547,241     47,935     8.76
  Residential real estate         1,346,793  110,422    8.20     1,257,141   104,775      8.33     1,244,331    102,067     8.20
  Consumer, net of unearned
    income                          725,205   75,949   10.47       692,864    68,174      9.84       640,706     60,502     9.44
  Credit card                        28,101    4,662   16.59        28,441     4,713     16.57        26,860      4,597    17.11
----------------------------------------------------------------------------------------------------------------------------------
    Total loans                   3,633,151  331,794    9.13     3,367,154   304,940      9.06     3,186,731    286,523     8.99
----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets          5,221,178 $443,151    8.49 %   4,872,844  $408,070      8.37 %   4,678,798   $389,131     8.32 %
                                            ==================              ====================               ===================
Less: Allowance for loan losses     (47,158)                       (42,547)                          (42,497)
NON-EARNING ASSETS:
  Cash and due from banks           124,443                        134,427                           161,103
  Other assets                      187,801                        181,461                           173,017
------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                     $5,486,264                     $5,146,185                        $4,970,421
============================================================================================================
INTEREST-BEARING LIABILITIES:
  NOW deposits                     $448,831   $6,710    1.49 %    $444,427    $8,254      1.86 %    $436,705    $11,201     2.56 %
  Savings deposits                  479,465   14,267    2.98       479,863    14,403      3.00       471,008     13,714     2.91
  Money market deposits             652,796   24,179    3.70       666,462    23,843      3.58       595,583     22,208     3.73
  Certificates of deposit
    $100,000 and over               324,109   18,916    5.84       283,323    14,666      5.18       256,480     14,472     5.64
  Other time deposits             1,872,047  104,051    5.56     1,813,209   102,255      5.64     1,809,240     98,409     5.44
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      deposits                    3,777,248  168,123    4.45     3,687,284   163,421      4.43     3,569,016    160,004     4.48
----------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings             409,705   22,281    5.44       293,052    14,806      5.05       303,789     16,736     5.51
  Other borrowings                  309,671   19,804    6.40       192,795    12,404      6.43       140,937      9,760     6.93
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                 4,496,624 $210,208    4.67 %  $4,173,131  $190,631      4.57 %   4,013,742   $186,500     4.65 %
                                            ==================              ====================               ===================
NONINTEREST-BEARING LIABILITIES:
  Demand deposits                   453,616                        450,005                           455,991
  Other liabilities                  73,749                         65,176                            53,673
Shareholders' equity                462,275                        457,873                           447,015
------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY           $5,486,264                     $5,146,185                        $4,970,421
============================================================================================================
INTEREST MARGIN RECAP:
Interest income/earning assets              $443,151    8.49 %              $408,070      8.37 %               $389,131     8.32 %
Interest expense/earning assets              210,208    4.03                 190,631      3.91                  186,500     3.99
----------------------------------------------------------------------------------------------------------------------------------
Net interest margin                         $232,943    4.46 %              $217,439      4.46 %               $202,631     4.33 %
==================================================================================================================================

(1) Includes Government agency mortgage-backed securities.
(2) Includes principal balances of nonaccrual loans.  Interest income relating to nonaccrual loans is included only if received.
(3) The amount of loan fees is not material in any of the years presented.


ASSET/LIABILITY MANAGEMENT-
INTEREST RATE SENSITIVITY AND LIQUIDITY

Customers' preferences for loans and deposits generate certain levels of net interest income and interest rate risk which is the impact changing interest rates have on net interest income. Asset/liability management's goal is to maximize and maintain adequate growth of net interest income within certain interest rate sensitivity and liquidity guidelines established by ONB's Funds Management Committee. This committee and similar committees at the affiliate banks monitor these guidelines monthly on a consolidated basis and at the bank level.

ONB uses both static gap and income simulation methods to measure the impact of interest rate changes on its net interest income. Static gap, measured at a point in time, measures interest rate risk as the difference between interest rate-sensitive assets and interest rate-sensitive liabilities within a given repricing period and is expressed as a ratio and as a dollar amount known
as the "gap."   A ratio of 100% suggests a balanced position
between rate-sensitive assets and liabilities within a given repricing period. While the measurement process and related assessment of risk are somewhat imprecise, ONB believes its asset/liability management program allows adequate reaction time for trends in the market place as they occur, thereby minimizing the potential negative effect of its gap position against the event of interest rate changes.

Table 4 below reflects ONB's interest rate sensitivity position both individually within specified time periods and cumulatively over various time horizons. In the table assets and liabilities are placed in categories based on their actual or expected repricing date. A significant percentage of ONB's assets and liabilities reprice within 180 days. In the 365 day cumulative time frame, assets and liabilities are closely matched at 89%.

Net interest income simulation modeling is used to better quantify the impact of potential interest rate fluctuations on net interest income. With this understanding, management can best determine possible balance sheet changes, pricing strategies, and appropriate levels of capital and liquidity which allow ONB to generate strong net interest income while controlling and monitoring interest rate risk. ONB simulates a gradual change in rates of 200 basis points up or down over 12 months and sustained for an additional 12 months. The policy limit for the maximum negative impact on net interest income in over 12 months is 10%. At December 31, 1997, ONB is well within that limit as the model's fluctuation is under 2% for the first 12 months and the total 24 months.


ANALYSIS OF INTEREST RATE SENSITIVITY AT DECEMBER 31, 1997 (TABLE 4)
($ in thousands)

                                             1-180        181-365         1-5         Beyond
                                              Days          Days         Years       5 years         Total
RATE-SENSITIVE ASSETS:
 Money market investments                 $    7,769      $     --    $       99     $       --   $    7,868
 Investment securities                       292,113       102,254       807,655       364,954     1,566,976
 Loans, net of unearned income             1,364,273       541,337     1,230,146       668,935     3,804,691
------------------------------------------------------------------------------------------------------------
   Total rate sensitive assets             1,664,155       643,591     2,037,900     1,033,889    $5,379,535
-------------------------------------------------------------------------------------------------===========
RATE-SENSITIVE LIABILITIES:
 Deposits                                  1,550,198       448,215       645,331     1,152,710     3,796,454
 Other borrowed funds                        551,534        54,908        96,796       128,280       831,518
------------------------------------------------------------------------------------------------------------
   Total rate-sensitive liabilities        2,101,732       503,123       742,127     1,280,990    $4,627,972
--------------------------------------------------------------------------------------------------==========
Interest sensitivity gap
   per period                              ($437,577)     $140,468    $1,295,773     ($247,101)
Cumulative gap                             ($437,577)    ($297,109)     $998,664      $751,563
Cumulative ratio at
December 31, 1997 (1)                            79 %          89 %         130 %         116 %
===============================================================================================
Cumulative ratio at
December 31, 1996 (1)                            84 %          94 %         129 %         117 %
================================================================================================

(1) Rate-sensitive assets/rate-sensitive liabilities.

LIQUIDITY MANAGEMENT
In addition to the interest rate sensitivity the Funds Management Committee monitors the company's liquidity position. The objective of liquidity management is to ensure the ability to meet cash flow needs of affiliates' customers, such as new loan demand and deposit withdrawals, while at the same time maximizing lending and investment opportunities.

Failure to properly manage liquidity requirements can result in the need to satisfy customer withdrawals and other obligations with expensive funding sources. Too much liquidity on the balance sheet can also be undesirable as earnings will suffer due to underutilized resources. ONB's affiliates maintain adequate liquidity with sufficient levels of liquid assets, unpledged securities, deposit growth, and other alternative funding sources, such as the Federal Home Loan Bank ("FHLB").

The parent company's sources of liquidity include: lines of credit, affiliate banks' dividends, and capital markets. Affiliate banks' dividends are subject to regulatory limits and in some cases require regulatory approval. Footnote 12 of the consolidated financial statements discusses this further. At year-end 1997 ONB had $63 million in available lines of credit from unaffiliated banks. In addition, ONB issued during 1997 $54.3 million of a $150 million medium term note with the remainder available for future liquidity needs. At December 31, 1997, these securities were rated Baa1 by Moody's and BBB+ by Standard and Poor's.

The Funds Management Committee also monitors the quality of the investment portfolio by establishing guidelines for the types and quality of securities acceptable for purchase. ONB has a
consistent, conservative investment strategy.   Any exceptions to
these guidelines must be approved by the committee. The committee reviews the quality of the portfolios on a regular basis, especially the obligations of corporations and state and political subdivisions.

NONINTEREST INCOME
Besides net interest income, ONB's earnings are enhanced by its ability to generate noninterest income from both core business and newer initiatives, such as brokerage/alternative investments and insurance. ONB continuously strives to improve its
noninterest income performance.   In 1997 noninterest income,
excluding securities transactions, grew 6.9%. The trust company's fee income grew 15.9% and benefited from an expanding revenue base of managed customer assets and strong financial markets. Service charges on deposit accounts, the largest individual noninterest category, grew 4.3% as new pricing structures have been fully implemented over the past several years. These fees are regularly reviewed and compared against competition in each separate market and among affiliate banks. Loan servicing fees were comparable to 1996. Other income increased 6.2% as ONB's alternative investments and brokerage business increased 9.8%,and insurance sales grew 8.0%.

During 1996, noninterest income grew 11.3%. Trust fees and deposit service charges rose 10.1% and 10.2%, respectively. The base of accounts for both areas rose and the fees charged were reviewed and adjusted where necessary. Loan servicing fees declined slightly. Other income increased 20.3% over 1995 as insurance and alternative investment sales each increased $0.9 million.

ONB realized net securities gains of $0.1, $0.8, and $0.1 million in 1997, 1996, and 1995, respectively. Generally, ONB has had minimal sales of securities. During 1996, ONB sold a portion of its Student Loan Marketing Association stock, resulting in a gain.

Table 5 below presents changes in the components of noninterest income for the years 1995 through 1997.


NONINTEREST INCOME (TABLE 5)
($ in thousands)                                                                               % Change From
                                                                                                Prior Year
                                                1997          1996          1995          1997          1996
Trust fees                                    $11,766       $10,149        $9,216          15.9 %        10.1 %
Service charges on deposit
  accounts                                     16,298        15,624        14,177           4.3          10.2
Loan servicing fees                             5,623         5,668         5,691          (0.8)         (0.4)
Other income                                   13,353        12,579        10,458           6.2          20.3
-----------------------------------------------------------------------------------------------------------------
    Subtotal                                   47,040        44,020        39,542           6.9          11.3
Net securities gains                               50           781            52           N/M           N/M
-----------------------------------------------------------------------------------------------------------------
    Total noninterest income                  $47,090       $44,801       $39,594           5.1 %        13.2 %
=================================================================================================================

N/M = Not meaningful

NONINTEREST EXPENSE
The industry faces the continual challenge of controlling operating costs and improve efficiencies while still providing higher levels of customer service. Several ratios are used to evaluate performance. ONB's efficiency ratio, net interest income tax equivalized plus noninterest income divided by noninterest expense, was 55.13% in 1997, down from 58.26% in 1996. The net overhead ratio, noninterest expense less noninterest income divided by average assets, also improved from 2.09% to 1.96%.

In 1997 noninterest expense increased 1.3% compared to 1996. Salaries and benefits, which comprised over 50% of total noninterest expense, grew 5.4% in 1997. The relatively new consumer finance subsidiary added $1.7 million of personnel expense, plus expansion of our brokerage, insurance, trust and internal data processing operations added new compensation dollars. FDIC insurance premiums dropped $2.4 million. In 1996 the FDIC assessed a one-time recapitalization charge for all SAIF-insured deposits which was $2.5 million for ONB affiliate banks.

During 1996, total noninterest expense increased 3.4% over 1995. Salaries and benefits increased 9.2% which included $2.5 million of increased incentive compensation and additional personnel in consumer finance, insurance, trust and data processing areas. Occupancy expense rose 13.7% primarily due to a duplicate branch writedown to fair value after a merger. Data processing expense dropped 15.8% our affiliate banks converted to our internal data operations. Communication and transportation expense increased 13.8% as computer networking capabilities were upgraded. Despite the $2.5 million one-time recapitalization charge, FDIC insurance premiums declined $2.3 million as the FDIC continued to adjust premiums on deposit insurance.

Table 6 below presents changes in the components of noninterest expense for the years 1995 through 1997.


NONINTEREST EXPENSE (TABLE 6)
($ in thousands)                                                                               % Change From
                                                                                                Prior Year
                                                1997          1996          1995          1997          1996
Salaries and employee benefits                $89,223       $84,618       $77,479           5.4 %         9.2 %
Occupancy expense                               9,450        10,236         9,006          (7.7)         13.7
Equipment expense                              12,144        11,446        11,119           6.1           2.9
Marketing expense                               5,257         5,288         5,334          (0.6)         (0.9)
FDIC insurance premiums                           682         3,041         5,324         (77.6)        (42.9)
Data processing expense                         5,395         5,076         6,028           6.3         (15.8)
Supplies expense                                4,025         4,396         4,559          (8.4)         (3.6)
Communication and transportation expense       6,899         6,673         5,863           3.4          13.8
Other expense                                  21,289        21,546        22,603          (1.2)         (4.7)
----------------------------------------------------------------------------------------------------------------
    Total noninterest expense                $154,364      $152,320      $147,315           1.3 %         3.4 %
 ===============================================================================================================


PROVISION FOR INCOME TAXES
ONB records a provision for income taxes currently payable and for income taxes payable in the future which arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. The major differences between the effective tax rate applied to ONB's financial statement income and the federal statutory rate are caused by interest on tax-exempt securities and loans and state income taxes. ONB's effective tax rate was 28.6%, 29.4%, and 27.5% in 1997, 1996, and 1995, respectively, and has remained generally consistent between these periods. See Note 7 to the consolidated financial statements for additional details of ONB's income tax provision.

INTERIM FINANCIAL DATA
Table 7 below provides a detailed summary of quarterly results of operations for the years ended December 31, 1997 and 1996. These results contain all normal and recurring adjustments of a material nature necessary for a fair and consistent presentation.


INTERIM FINANCIAL DATA (TABLE 7)
(Unaudited, $ and shares in thousands except per share data)
                                                                 Quarter Ended
                                             December     September       June          March
                                               31            30            30            31
1997:
Interest income                              $110,058      $110,082      $106,584      $102,722
Interest expense                               54,940        54,452        51,672        49,144
------------------------------------------------------------------------------------------------
  Net interest income                          55,118        55,630        54,912        53,578
Provision for loan losses                      13,552         5,901         3,756         3,756
Noninterest income                             12,650        11,717        11,290        11,433
Noninterest expense                            38,658        38,444        39,107        38,155
------------------------------------------------------------------------------------------------
  Income before income taxes                   15,558        23,002        23,339        23,100
Income taxes                                    3,908         6,322         7,067         7,042
------------------------------------------------------------------------------------------------
  Net income                                  $11,650       $16,680       $16,272       $16,058
================================================================================================
Net income per share:
  Basic                                         $0.42         $0.61         $0.59         $0.57
  Diluted                                       $0.41         $0.58         $0.57         $0.56
================================================================================================
Weighted average shares:
  Basic                                        27,453        27,568        27,784        27,996
  Diluted                                      29,041        29,161        29,380        29,590
================================================================================================

1996:
Interest income                              $101,583      $100,002       $96,879       $95,949
Interest expense                               49,048        47,866        46,402        47,315
------------------------------------------------------------------------------------------------
  Net interest income                          52,535        52,136        50,477        48,634
Provision for loan losses                       3,678         3,229         2,103         2,002
Noninterest income                             12,230        11,114        11,195        10,262
Noninterest expense                            39,981        39,038        37,460        35,841
------------------------------------------------------------------------------------------------
  Income before income taxes                   21,106        20,983        22,109        21,053
Income taxes                                    5,652         6,200         6,839         6,381
------------------------------------------------------------------------------------------------
  Net income                                  $15,454       $14,783       $15,270       $14,672
================================================================================================
Net income per share:
  Basic                                         $0.55         $0.52         $0.53         $0.50
  Diluted                                        0.53          0.50          0.52          0.49
================================================================================================
Weighted average shares:
  Basic                                        28,243        28,590        28,802        29,153
  Diluted                                      29,841        30,186        30,399        30,747
================================================================================================


                                    FINANCIAL CONDITION

OVERVIEW
Fueled by loan growth, total assets reached $5.7 billion at December 31, 1997, 6.0% higher than the prior year-end. Loans grew $281.4 million or 8.0%. Total liabilities grew $301.1 million or 6.1% over 1996. Deposits remained constant while other funding sources provided the resources for the asset growth.

INVESTMENT SECURITIES
Investment securities at December 31, 1997, increased $52.3 million, 3.4% over 1996. The growth occurred chiefly in mortgage-backed securities where better yield opportunities existed during the year.

Investment securities comprised nearly 30% of ONB's earning assets at December 31, 1997. While it does not actively trade its investment securities, ONB has classified all securities as available-for-sale to maximize flexibility to adapt to interest rate changes. The principal and interest payments along with the ability to liquidate, if necessary, available-for-sale securities provide funding to help meet unforeseen liquidity needs. The entire portfolio has an approximate weighted average maturity of
4.2 years.

At December 31, 1997, ONB held investment securities issued by the states of Indiana, Illinois, and Pennsylvania and their political subdivisions that had an aggregate market value of $74.8 million, $72.1 million, and $48.0 million, respectively. There were no other concentrations of investment securities issued by an individual state and its political subdivisions which were greater than 10% of shareholders' equity.

Average yields of the investment securities portfolio are calculated on a taxable equivalent basis. Yields are based on the amortized cost and are weighted for the scheduled maturity of each investment. Average yields for the entire portfolio were 7.21%, 7.13%, and 6.95% for 1997, 1996, and 1995, respectively.
The portfolio yield increased during the year as the purchases during 1997 were early in the year when higher yields were available.

Table 8 below presents the maturity distribution of the investment portfolio, along with weighted average yields thereon.


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES (TABLE 8)
($ in thousands)

                                          December 31, 1997
                                Within         1 - 5         5 - 10        Beyond
FAIR VALUE:                     1 Year         Years         Years        10 Years       Total          1996          1995
U.S. Treasury                   $35,487       $76,280        $5,421            --      $117,188      $154,524      $191,790
U.S. Government agencies
  and corporations               81,090       144,915            --            --       226,005       222,993       203,330
Mortgage-backed securities       47,119       476,327       186,986        15,007       725,439       633,270       564,865
States and political
  subdivisions                   27,569       222,244       179,430        23,690       452,933       462,378       442,302
Other securities                     --            49            16        45,346        45,411        41,484        27,821
----------------------------------------------------------------------------------------------------------------------------
    Total                      $191,265      $919,815      $371,853       $84,043    $1,566,976    $1,514,649    $1,430,108
============================================================================================================================
AMORTIZED COST:
U.S. Treasury                   $35,418       $75,452        $5,265            --      $116,135      $153,630      $189,506
U.S. Government agencies
  and corporations               81,066       141,820            --            --       222,886       222,244       202,767
Mortgage-backed securities       46,913       470,936       184,212        14,900       716,961       632,065       562,685
States and political
  subdivisions                   27,320       215,077       173,195        22,428       438,020       452,720       431,218
Other securities                     --            49            16        45,346        45,411        40,856        27,025
----------------------------------------------------------------------------------------------------------------------------
    Total                      $190,717      $903,334      $362,688       $82,674    $1,539,413    $1,501,515    $1,413,201
============================================================================================================================
Weighted average yield,
  based on amortized cost
  (taxable equivalent basis)       6.89 %        7.18 %        7.45 %        7.33 %        7.21 %        7.13 %        6.95 %
=============================================================================================================================


LENDING AND LOAN ADMINISTRATION
The key to ONB's success has long been its credit culture which features decision-making near the customer with corporate oversight. Affiliate loan personnel have the authority to extend credit under guidelines established by ONB's Board of Directors and administered by the Credit Policy Committee. This committee, which meets quarterly, includes members of ONB's executive management and, on a rotating basis, outside members of the Board of Directors and affiliate bank management. The committee monitors credit quality through its review of information such as delinquencies and other problem loans and charge-offs. The committee regularly reviews its loan policy to assure it remains
appropriate for the current lending environment.   Executive and
credit committees at the banks provide additional knowledge, judgment and experience to ONB's lending administration.

ONB maintains an independent corporate loan review program. Its loan review system evaluates loan administration, credit quality, loan documentation, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes periodic on-site visits as well as regular off-site reviews of problem loan reports, delinquencies, and charge-offs.

ONB's affiliates lend to commercial customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. ONB's policy is to concentrate its lending activity in the geographic market areas it serves, primarily southwestern Indiana, southeastern Illinois,
and western Kentucky.   ONB has no concentration of loans in any
single industry exceeding 10% of its portfolio nor does its portfolio contain any loans to finance speculative transactions, such as large, highly leveraged buyouts or loans to foreign countries.

Strong, balanced growth occurred in 1997 in most major categories, led by commercial real estate which was up 14.0%. Commercial and residential real estate rose 11.2%, and 8.7%, respectively. Consumer credit decreased less than 2% between years. The portfolio is well diversified with 23% of the portfolio in commercial loans, 20% in commercial real estate, 37% in residential real estate, and 20% in consumer credit. In 1996 loans similarly grew 8.0% as commercial real estate increased 16.5% while commercial and consumer loans both rose over 7.0%.

ONB's commercial lending is primarily to small to medium-sized businesses in various industries in its region. Commercial real estate loans are generally to similar companies in ONB's geographical area. These industries have been stable in ONB's market area and provide opportunities for growth. A significant percentage of commercial and financial loans are due within one year, reflecting the short-term nature of a large portion of these loans. Table 9 on page 24 presents the maturity distribution and rate sensitivity of loans and an analysis of loans with predetermined and floating interest rates.

Residential real estate loans, primarily 1-4 family properties, represent the most significant portion of the loan portfolio.
ONB portfolio includes both adjustable rate and higher yielding fixed rate loans.

Consumer loans include automobile loans, personal and home equity loans and lines of credit, student loans, and credit card loans.

Loans in most categories have grown steadily. Commercial loans increased an average of 6.1% per year between 1993 and 1997. Commercial and residential real estate loans and consumer loans increased 11.9%, 7.4%, and 7.6%, respectively, during this period. Table 10 on page 24 presents the composition of the loan portfolio for each of the last five years.

DISTRIBUTION OF LOAN MATURITIES AT DECEMBER 31, 1997 (TABLE 9)
($ in thousands)
                                             Within         1-5          Beyond
                                             1 Year        Years         5 years       Total
Commercial and financial                     $466,342      $257,102      $132,293      $855,737
Economic development bonds                      3,416         8,955        10,582        22,953
------------------------------------------------------------------------------------------------
    Total                                    $469,758      $266,057      $142,875      $878,690
================================================================================================

Predetermined interest rates                 $119,743      $114,020       $40,127      $273,890
Floating interest rates                       350,015       152,037       102,748       604,800
------------------------------------------------------------------------------------------------
    Total                                    $469,758      $266,057      $142,875      $878,690
================================================================================================



LOAN PORTFOLIO AT YEAR-END (TABLE 10)
($ in thousands)                                                                                                  Four Year
                                                1997          1996          1995          1994          1993      Growth Rate
Commercial                                   $855,737      $769,889      $718,288      $761,627      $675,748           6.1 %
Financial                                          --            --         5,167         2,546        10,000        (100.0)
Economic development bonds                     22,953        26,424        27,675        30,928        35,094         (10.1)
Commercial real estate                        762,505       668,671       573,829       536,620       487,039          11.9
Residential real estate                     1,416,963     1,303,283     1,238,772     1,131,805     1,064,158           7.4
Consumer credit                               761,144       776,614       724,305       665,055       567,841           7.6
-----------------------------------------------------------------------------------------------------------------------------
    Total loans                             3,819,302     3,544,881     3,288,036     3,128,581     2,839,880           7.7 %
    Less: Unearned income                      14,611        21,581        26,290        29,761        29,427       =========
-------------------------------------------------------------------------------------------------------------
    Subtotal                                3,804,691     3,523,300     3,261,746     3,098,820     2,810,453
    Less: Allowance for
            loan losses                        48,655        44,053        40,917        41,943        42,425
-------------------------------------------------------------------------------------------------------------
    Net loans                              $3,756,036    $3,479,247    $3,220,829    $3,056,877    $2,768,028
=============================================================================================================
COMPOSITION OF LOAN PORTFOLIO BY TYPE:
Commercial/financial/development                 23.1 %        22.6 %        23.0 %        25.8 %        25.6 %
Commercial real estate                           20.0          19.0          17.6          17.3          17.3
Residential real estate                          37.2          37.0          38.0          36.5          38.0
Consumer credit                                  19.7          21.4          21.4          20.4          19.1


The adequacy of the allowance for loan losses is formally evaluated on a quarterly basis at both the affiliate and holding company levels. This evaluation is based on reviews of specific loans, changes in the loan type and volume of the portfolios given current and anticipated economic conditions, and historical loss experience. Loans are charged off when they are deemed uncollectible.

Charge-offs, net of recoveries, totaled $25.3 million in 1997, $18.0 million at which came from ONB's consumer finance subsidiary. The finance subsidiary's losses stemmed from a pool of loans funded in 1996 and early 1997. The activities leading to these losses have been suspended. Net charge-offs were $11.0 million in 1996 and $8.2 million in 1995. The 1996 increase in charge-offs was concentrated in the consumer lending area, a trend experienced throughout the banking industry.

ONB's affiliates make monthly provisions for possible loan losses in amounts estimated to be sufficient to maintain the allowance for loan losses at a level considered necessary by management to absorb estimated losses in the loan portfolios. The consolidated provision for loan losses was $27.0 million in 1997, up from $11.0 million in 1996, and $7.1 million in 1995. The consumer finance affiliate accounted for $14.9 million of the 1997 provision. The remainder of the provision increase resulted from srong loan growth.

Table 11 below summarizes activity in the allowance for loan losses for the years 1993 through 1997, along with an allocation of the year-end balances and related statistics for the allowance and net charge-offs.


ALLOWANCE FOR LOAN LOSSES (TABLE 11)
($ in thousands)

ANALYSIS:                                       1997          1996          1995          1994          1993
Allowance for loan losses,
  January 1                                   $44,053       $40,917       $41,943       $42,425       $37,911
--------------------------------------------------------------------------------------------------------------
Loans charged off:
  Commercial                                    2,955         4,211         4,912         4,594         6,085
  Commercial/residential real estate              609           670           973           697         2,701
  Consumer credit                              26,114        10,497         5,335         5,465         2,816
--------------------------------------------------------------------------------------------------------------
    Total charge-offs                          29,678        15,378        11,220        10,756        11,602
--------------------------------------------------------------------------------------------------------------
Recoveries on charged-off loans:
  Commercial                                    1,530         2,274         1,632         1,191         3,580
  Commercial/residential real estate            1,148           320           301           186           318
  Consumer credit                               1,727         1,775         1,126         1,143           912
--------------------------------------------------------------------------------------------------------------
    Total recoveries                            4,405         4,369         3,059         2,520         4,810
--------------------------------------------------------------------------------------------------------------
Net charge-offs                                25,273        11,009         8,161         8,236         6,792
Provision charged to expense                   26,965        11,012         7,135         7,754        10,359
Acquisitions under
  purchase accounting                              --            --            --            --           947
Nonrefundable dealer discounts                  2,910         3,133            --            --            --
--------------------------------------------------------------------------------------------------------------
Allowance for loan losses,
  December 31                                 $48,655       $44,053       $40,917       $41,943       $42,425
==============================================================================================================
Average loans for the year                 $3,633,151    $3,367,154    $3,186,731    $2,928,347    $2,700,408
Allowance/year-end loans                         1.28 %        1.25 %        1.25 %        1.35 %        1.51 %
Allowance/average loans                          1.34          1.31          1.28          1.43          1.57
Net charge-offs/average loans                    0.70          0.33          0.26          0.28          0.25
--------------------------------------------------------------------------------------------------------------
ALLOCATION AT DECEMBER 31:
Commercial                                    $23,337       $19,657       $22,207       $23,160       $22,276
Commercial/residential real estate             11,828        11,533        11,633        11,219        12,991
Consumer credit                                13,490        12,863         7,077         7,564         7,158
--------------------------------------------------------------------------------------------------------------
Total                                         $48,655       $44,053       $40,917       $41,943       $42,425
==============================================================================================================


Assets determined by the various evaluation processes to be under-performing receive special attention by ONB and its affiliates. Under-performing assets consist of: 1) nonaccrual loans where the ultimate collectibility of interest is uncertain, but the principal is considered collectible; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because the borrower's financial condition deteriorated; 3) loans with principal or interest past due ninety (90) days or more; and 4) foreclosed properties. Each month, problem loan reports are prepared and reviewed at both the affiliate and holding company levels. These reports include loans which show signs of being unable to meet debt obligations in the normal course of business, carry other characteristics deemed by bank management to warrant special attention, or have been criticized by regulators in the examination process. Besides the loans classified as under-performing, management closely monitors loans totaling $111.1 million as of December 31, 1997, for the borrowers' ability to comply with present repayment terms. For these loans the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the general condition of the portfolio and in establishing the allowance for loan losses.

Under-performing assets rose $2.2 million in 1997 and $6.0 million in 1996. As a percent of total loans and foreclosed properties, under-performing assets were 0.61%, 0.59%, and 0.46% at year-end 1997, 1996 and 1995, respectively. The growth in nonaccrual loans in 1997 and foreclosed properties in 1996 was primarily consumer loans related. At December 31, 1997, the allowance for loan loss to under-performing assets ratio was 210.99%, comparable to 210.83% in 1996 and 274.02% in 1995. Said in another way, in 1997 ONB has set aside $2.11 for every dollar of under-performing assets.

Table 12 below presents the components of under-performing assets as of December 31, for the last five years.


UNDER-PERFORMING ASSETS (TABLE 12)
($ in thousands)
                                               1997          1996           1995          1994          1993
Nonaccrual loans                              $14,283       $12,501        $6,919        $9,330        $6,871
Renegotiated loans                                248           746         1,120         1,280           833
Past due loans (90 days or more):
  Commercial                                    1,394           980         1,499         1,169         1,882
  Commercial/residential real estate            2,167         1,265         2,602         2,102         2,692
  Consumer                                        844           700         1,059         1,257           893
--------------------------------------------------------------------------------------------------------------
    Total                                       4,405         2,945         5,160         4,528         5,467
--------------------------------------------------------------------------------------------------------------
Foreclosed properties                           4,124         4,703         1,733         1,702         1,596
--------------------------------------------------------------------------------------------------------------
 Total under-performing assets                $23,060       $20,895       $14,932       $16,840       $14,767
==============================================================================================================
Under-performing assets as a %
  of total loans and
  foreclosed properties                          0.61 %        0.59 %        0.46 %        0.54 %        0.53 %
Allowance for loan loss/
 under-performing assets                       210.99 %      210.83 %      274.02 %      249.07 %      287.30 %
---------------------------------------------------------------------------------------------------------------


Interest income of approximately $2.1 million would have been recorded in 1997 on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded in 1997 on nonaccrual and restructured loans was $0.4 million.

DEPOSITS
ONB's primary funding source for its assets is the base of core customer deposits which consist of noninterest-bearing demand, regular savings and NOW accounts, money market accounts, and small denomination certificates of deposit. Average core deposits increased 1.4% in 1997 compared to the 2.3% increase in 1996. Money market deposits, which grew 11.9% in 1996 as a result of marketing new products, decreased 2.1% in 1997. Other time deposits rose 3.2% in 1997 as brokered certificate of deposits were used to supplement local deposits.

Table 13 below presents changes between years in the average balances of all funding sources.


FUNDING SOURCES - AVERAGE BALANCE (TABLE 13)
($ in thousands)                                                                                % Change From
                                                                                                 Prior Year
Core Deposits:                                  1997          1996          1995             1997          1996
 Demand deposits                              $453,616      $450,005      $455,991           0.8 %        (1.3)%
 NOW deposits                                  448,831       444,427       436,705           1.0           1.8
 Savings deposits                              479,465       479,863       471,008          (0.1)          1.9
 Money market deposits                         652,796       666,462       595,583          (2.1)         11.9
 Other time deposits                         1,872,047     1,813,209     1,809,240           3.2           0.2
----------------------------------------------------------------------------------------------------------------
     Total core deposits                     3,906,755     3,853,966     3,768,527           1.4           2.3
----------------------------------------------------------------------------------------------------------------
Certificates of deposit
   $100,000 and over                           324,109       283,323       256,480          14.4          10.5
Short-term borrowings                          409,705       293,052       303,789         139.8          (3.5)
Other borrowings                               309,671       192,795       140,937         160.6          36.8
----------------------------------------------------------------------------------------------------------------
     Total funding sources                  $4,950,240    $4,623,136    $4,469,733           7.1 %         3.4 %
================================================================================================================


The average balance of large certificates grew $40.8 million or 14.4% in 1997 compared to the prior year. Table 14 below presents a maturity distribution for certificates of deposit with denominations of $100,000 and over.


CERTIFICATES OF DEPOSIT OF $100,000 AND OVER (TABLE 14)
($ in thousands)
                                                Maturity Distribution
           Year-End        1-90        91-180       181-365        Beyond       Interest         Average
           Balance         Days          Days          Days        1 Year       Expense          Rate
1997      $359,695      $158,266       $72,299       $53,954       $75,176       $18,916          5.84 %
1996       257,988        98,035        44,632        65,271        50,050        14,666          5.18
1995       285,461       125,971        56,128        39,648        63,714        14,472          5.64


BORROWINGS
Other short-term sources of funds include overnight borrowings from other financial institutions, securities sold under agreements to repurchase which generally mature within 30 days, and borrowings under U.S. Treasury demand notes. Borrowings from FHLB include both short and long-term maturities. Medium term notes and convertible subordinated debentures provide longer term funds.

Collectively, the average short-term borrowings rose $116.7 million or 39.8% in 1997. ONB used these alternative funding sources to supplement deposit growth.

Table 15 below presents the distribution of ONB's short-term borrowings and the weighted average interest rates thereon for each of the last three years.


SHORT-TERM BORROWINGS (TABLE 15)
($ in thousands)
                                                                           Other
                                             Funds        Repurchase    Short-term
                                            Purchased     Agreements    Borrowings
1997:
Outstanding at year-end                      $170,675      $215,878       $56,133
Average amount outstanding                     73,767       220,074       115,864
Maximum amount outstanding at
  any month-end                               170,675       244,722       192,048
Weighted average interest rate:
  During year                                    5.57 %        4.98 %        6.23 %
  End of year                                    6.34          5.18          5.87
1996:
Outstanding at year-end                       $57,175      $177,463      $101,347
Average amount outstanding                     35,056       204,837        53,159
Maximum amount outstanding at
  any month-end                                90,875       217,337       116,965
Weighted average interest rate:
  During year                                    5.47 %        4.72 %        6.05 %
  End of year                                    6.25          4.89          6.14
1995:
Outstanding at year-end                       $11,775      $164,906       $86,661
Average amount outstanding                     36,988       195,336        71,465
Maximum amount outstanding at
  any month-end                                98,215       200,961        94,827
Weighted average interest rate:
  During year                                    5.98 %        5.13 %        6.41 %
  End of year                                    5.71          5.08          5.95


In 1997 ONB registered a $150 million medium term note program and issued $54.3 million. These borrowings, combined with prior issuances totaled $98.3 million at December 31, 1997. The notes have a weighted average effective interest rate of 6.68% and mature between 1998 and 2007. The funds were used to reduce ONB's lines of credit.

During 1997, holders of ONB's 8% convertible debentures converted principal amounts of $0.2 million. These conversions resulted in the issuance of 7,727 shares of common stock and an offsetting increase in shareholders' equity.


CAPITAL RESOURCES
Shareholders' equity was $477.2 million or 8.4% of total assets at December 31, 1997, and $458.5 million or 8.5% at December 31, 1996. ONB paid cash dividends in 1997 totaling $24.2 million or $0.88 per share (restated for the 5% stock dividend paid in January 1998).

Treasury shares are repurchased throughout the year as part of an ongoing program to provide shares for reissuance under ONB's dividend reinvestment and stock purchase plan and for future stock dividends. Treasury shares repurchased during 1997 reduced shareholders' equity by $36.1 million. Shares reissued pursuant to the above programs and in connection with conversions of ONB's subordinated debentures added $9.7 million to shareholders' equity in 1997.

ONB and the banking industry are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can elicit certain mandatory actions by regulators that if undertaken, could have a direct material effect on ONB's financial statements. Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against assets and certain off-balance-sheet items. Certain ratios weight these assets based on risk characteristics according to regulatory accounting practices. At December 31, 1997, ONB and it affiliate banks exceeded the regulatory minimums and met the regulatory definition of well-capitalized. ONB's capital ratios and the regulatory guidelines are presented in Table 16 below.


CAPITAL STRUCTURE AND REGULATORY GUIDELINES (TABLE 16)
($ in thousands)
                                             Regulatory Guidelines                       December 31,
                                          Minimum       Well-Capitalized       1997           1996          1995
TIER 1 CAPITAL:
 Shareholders' equity (1)                                                     $460,663      $450,646      $451,174
 Less intangibles                                                              (13,759)      (13,750)      (15,185)
--------------------------------------------------------------------------------------------------------------------
   Tier 1 capital                                                              446,904       436,896       435,989
TIER 2 CAPITAL:
 Subordinated debentures                                                        30,407        30,564        31,515
 Qualifying allowance for loan losses                                           45,935        42,203        39,609
--------------------------------------------------------------------------------------------------------------------
   Total capital                                                              $523,246      $509,663      $507,113
====================================================================================================================
 Risk adjusted assets                                                       $3,674,769    $3,376,237    $3,172,014
====================================================================================================================
   Tier 1 capital to risk-adjusted assets       4.00 %        6.00 %             12.16 %       12.94 %       13.74 %
   Total capital to risk-adjusted assets        8.00         10.00               14.24         15.10         15.99
   Tier 1 capital to quarterly average assets
     (leverage ratio)                           3.00          5.00                7.95          8.29          8.61

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

INDEPENDENT PUBLIC ACCOUNTANTS
The financial statements in this annual report have been audited by Arthur Andersen LLP, for the purpose of determining that the financial statements are presented fairly in all material respects. Arthur Andersen's report on the financial statements appears on page 31. Their audit included a consideration of ONB's system of internal accounting controls, for the purpose of setting the scope and timing of their auditing procedures.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS
OF OLD NATIONAL BANCORP:

We have audited the accompanying consolidated balance sheet of Old National Bancorp (an Indiana corporation) and affiliates as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Old National Bancorp and affiliates as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                       s/s Arthur Andersen LLP

                                       ARTHUR ANDERSEN LLP



Indianapolis, Indiana,
January 20, 1998.

                              OLD NATIONAL BANCORP
                              CONSOLIDATED BALANCE SHEET
                             ($ and shares in thousands)
                                                                                      December 31,
                                                                                   1997          1996
ASSETS
Cash and due from banks                                                         $160,813      $180,405
Money market investments:
  Interest-bearing deposits in other banks                                           624         3,140
  Federal funds sold and securities purchased under agreements to resell           7,244         3,558
-------------------------------------------------------------------------------------------------------
     Total money market investments                                                7,868         6,698
-------------------------------------------------------------------------------------------------------
     TOTAL CASH AND CASH EQUIVALENTS                                             168,681       187,103
-------------------------------------------------------------------------------------------------------
Investment securities - Available-for-sale, at fair value                      1,566,976     1,514,649
-------------------------------------------------------------------------------------------------------
Loans, net of unearned income                                                  3,804,691     3,523,300
Allowance for loan losses                                                        (48,655)      (44,053)
-------------------------------------------------------------------------------------------------------
     NET LOANS                                                                 3,756,036     3,479,247
-------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                       78,332        78,184
Accrued income receivable                                                         49,562        47,058
Other assets                                                                      66,811        60,350
-------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                             $5,686,398    $5,366,591
=======================================================================================================
LIABILITIES
Deposits:
  Noninterest-bearing demand                                                    $502,276      $512,281
 Interest-bearing:
    NOW accounts                                                                 450,381       449,486
    Savings accounts                                                             469,589       480,303
    Money market accounts                                                        660,240       714,261
    Certificates of deposit $100,000 and over                                    359,695       257,988
    Other time                                                                 1,856,549     1,853,705
-------------------------------------------------------------------------------------------------------
     TOTAL DEPOSITS                                                            4,298,730     4,268,024
-------------------------------------------------------------------------------------------------------
Short-term borrowings                                                            442,686       335,985
Accrued expenses and other liabilities                                            78,947        65,811
Other borrowings                                                                 388,832       238,245
-------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                                                         5,209,195     4,908,065
-------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 11)
SHAREHOLDERS' EQUITY
Preferred stock, 2,000 shares authorized, no shares issued or outstanding         --            --
Common stock, $1 stated value, 50,000 shares authorized,
  27,457 and 26,778 shares issued and outstanding, respectively                   27,457        26,778
Capital surplus                                                                  299,988       265,584
Retained earnings                                                                133,218       158,284
Net unrealized gain on available-for-sale investment securities                   16,540         7,880
-------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                 477,203       458,526
-------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $5,686,398    $5,366,591
=======================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.


                                OLD NATIONAL BANCORP
                             CONSOLIDATED STATEMENT OF INCOME
                       ($ and shares in thousands except per share data)
                                                                  Years Ended December 31,
                                                             1997          1996          1995

INTEREST INCOME
Loans including fees:
  Taxable                                                  $325,449      $299,130      $281,111
  Nontaxable                                                  4,250         3,897         3,578
Investment securities:
  Taxable                                                    75,507        64,465        63,554
  Nontaxable                                                 23,552        23,694        23,585
Money market investments                                        688         3,227         3,908
------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME                                  429,446       394,413       375,736
------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Savings, NOW and money market deposits                       45,156        46,500        47,123
Certificates of deposit $100,000 and over                    18,916        14,666        14,472
Other time deposits                                         104,051       102,255        98,409
Short-term borrowings                                        22,281        14,806        16,736
Other borrowings                                             19,804        12,404         9,760
------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE                                 210,208       190,631       186,500
------------------------------------------------------------------------------------------------
     NET INTEREST INCOME                                    219,238       203,782       189,236
Provision for loan losses                                    26,965        11,012         7,135
------------------------------------------------------------------------------------------------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    192,273       192,770       182,101
------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust fees                                                   11,766        10,149         9,216
Service charges on deposit accounts                          16,298        15,624        14,177
Loan servicing fees                                           5,623         5,668         5,691
Net securities gains                                             50           781            52
Other income                                                 13,353        12,579        10,458
------------------------------------------------------------------------------------------------
     TOTAL NONINTEREST INCOME                                47,090        44,801        39,594
------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                               89,223        84,618        77,479
Occupancy expense                                             9,450        10,236         9,006
Equipment expense                                            12,144        11,446        11,119
Marketing expense                                             5,257         5,288         5,334
FDIC insurance premiums                                         682         3,041         5,324
Data processing expense                                       5,395         5,076         6,028
Supplies expense                                              4,025         4,396         4,559
Communication and transportation expense                      6,899         6,673         5,863
Other expense                                                21,289        21,546        22,603
------------------------------------------------------------------------------------------------
     TOTAL NONINTEREST EXPENSE                              154,364       152,320       147,315
------------------------------------------------------------------------------------------------
Income before income taxes                                   84,999        85,251        74,380
Income taxes                                                 24,339        25,072        20,441
------------------------------------------------------------------------------------------------
     NET INCOME                                             $60,660       $60,179       $53,939
================================================================================================
NET INCOME PER COMMON SHARE:
     Basic                                                    $2.19         $2.10         $1.82
     Diluted                                                   2.12          2.04          1.77
================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
     Basic                                                   27,699        28,695        29,631
     Diluted                                                 29,291        30,290        31,270
================================================================================================
The accompanying notes to consolidated financial statements are an integral part of this statement.


                              OLD NATIONAL BANCORP
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                           ($ and shares in thousands)

                                                                                                     Net Unrealized
                                                                                                     Gain (Loss) on  Total
                                                       Common Stock          Capital      Retained   Investment      Shareholders'
                                                  Shares       Amount        Surplus      Earnings   Securities      Equity

BALANCES, DECEMBER 31, 1994                       26,041       $26,041      $240,787    $182,822     ($8,979)       $440,671
Net income                                          --            --            --        53,939        --            53,939
Cash dividends                                      --            --            --       (22,441)       --           (22,441)
5% stock dividend                                  1,184         1,184        42,401     (43,585)       --              --
Stock repurchased                                 (1,238)       (1,238)      (41,572)       --          --           (42,810)
Stock reissued under dividend reinvestment
  and stock purchase plan                            188           188         6,114        --          --             6,302
Stock reissued due to conversion of
  subordinated debentures                            278           278         6,256        --                         6,534
Net unrealized loss on investment securities        --            --            --          --        19,229          19,229
-----------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1995                       26,453        26,453       253,986     170,735      10,250         461,424
Net income                                          --            --            --        60,179        --            60,179
Cash dividends                                      --            --            --       (23,655)       --           (23,655)
5% stock dividend                                  1,277         1,277        47,698     (48,975)       --              --
Stock repurchased                                 (1,255)       (1,255)      (43,606)       --          --           (44,861)
Stock reissued under dividend reinvestment
  and stock purchase plan                            262           262         6,596        --          --             6,858
Stock reissued due to conversion of
  subordinated debentures                             41            41           910        --          --               951
Net unrealized gain on investment securities        --            --            --          --        (2,370)         (2,370)
-----------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1996                       26,778        26,778       265,584     158,284       7,880         458,526
Net income                                          --            --            --        60,660        --            60,660
Cash dividends                                      --            --            --       (24,240)       --           (24,240)
5% stock dividend                                  1,307         1,307        60,179     (61,486)       --              --
Stock repurchased                                   (877)         (877)      (35,257)                   --           (36,134)
Stock reissued under dividend reinvestment
  and stock purchase plan                            241           241         9,333                    --             9,574
Stock reissued due to conversion of
  subordinated debentures                              8             8           149        --          --               157
Net unrealized loss on investment securities        --            --            --          --         8,660           8,660
-----------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1997                       27,457       $27,457      $299,988    $133,218     $16,540        $477,203
=============================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.


                               OLD NATIONAL BANCORP
                        CONSOLIDATED STATEMENT OF CASH FLOWS
                                 ($ in thousands)
                                                                                              Years Ended December 31,
                                                                                         1997          1996          1995
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                              $60,660       $60,179       $53,939
-----------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to cash provided by operating activities:
  Depreciation                                                                            9,208         8,298         7,902
  Amortization of intangible assets                                                       1,277         1,435         1,773
  Net premium amortization on investment securities                                       1,658         2,200         1,722
  Provision for loan losses                                                              26,965        11,012         7,135
  Net securities gains                                                                      (50)         (781)          (52)
  (Gain) loss on sale of other assets                                                      (223)          254          (291)
  (Increase) decrease in interest receivable                                             (2,504)          152        (6,031)
  (Increase) decrease in other assets                                                    (7,738)       (1,615)        1,797
  Increase in accrued expenses and other liabilities                                      7,367         5,172         8,576
-----------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                                    35,960        26,127        22,531
-----------------------------------------------------------------------------------------------------------------------------
  Net cash flows provided by operating activities                                        96,620        86,306        76,470
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities held-to-maturity                                           --            --       (62,585)
Purchase of investment securities available-for-sale                                   (401,094)     (453,068)     (268,399)
Proceeds from maturities of investment securities held-to-maturity                           --            --       113,673
Proceeds from maturities of investment securities available-for-sale                    301,722       333,963       189,170
Proceeds from sales of investments securities available-for-sale                         59,866        29,372        35,210
Net principal collected from (loans made to) customers:
  Commercial and financial                                                              (83,802)      (47,120)       40,691
  Commercial/residential real estate, net of loans originated for sale                 (206,975)     (159,703)     (144,848)
  Consumer                                                                              (12,977)      (62,607)      (66,930)
Residential real estate loans originated for sale                                       (26,775)      (44,400)      (36,322)
Proceeds from sale of mortgage loans                                                     26,979        44,734        36,541
Proceeds from sale of premises and equipment                                                976         1,059         1,258
Purchase of premises and equipment                                                      (10,313)      (13,228)      (12,041)
-----------------------------------------------------------------------------------------------------------------------------
  Net cash flows used in investing activities                                          (352,393)     (370,998)     (174,582)
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits, short-term and other borrowings:
  Noninterest-bearing demand deposits                                                   (10,005)       36,562        27,161
  Savings, NOW and money market deposits                                                (63,840)       35,530        96,534
  Certificates of deposit $100,000 and over                                             101,707       (27,473)       64,497
  Other time deposits                                                                     2,844        40,323       119,139
  Short-term borrowings                                                                 106,701        87,085      (187,374)
  Other borrowings                                                                       96,444        97,449        20,880
Net (payments on) proceeds from medium term notes                                        54,300        (6,000)       18,000
Cash dividends paid                                                                     (24,240)      (23,655)      (22,441)
Common stock repurchased                                                                (36,134)      (44,861)      (42,810)
Common stock reissued, net of shares used to convert subordinated debentures              9,574         6,858         6,302
-----------------------------------------------------------------------------------------------------------------------------
  Net cash flows provided by financing activities                                       237,351       201,818        99,888
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                    (18,422)      (82,874)        1,776
Cash and cash equivalents at beginning of period                                        187,103       269,977       268,201
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                             $168,681      $187,103      $269,977
=============================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement


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

All significant intercompany transactions and balances have been eliminated. The statements have been restated to reflect mergers accounted for by the pooling-of-interests method of accounting.
A summary of the more significant accounting and reporting policies used in preparing the statements is presented below.

NATURE OF OPERATIONS
ONB, a multi-bank holding company headquartered in Evansville, Indiana, operates in Indiana, Illinois, and Kentucky. Through its bank and non-bank affiliates, ONB provides to its customers an array of financial services including loan, deposit, trust, investment, and insurance products.

INVESTMENT SECURITIES
ONB has classified all investments as available-for-sale. Accordingly, these securities are recorded at fair value with the unrealized gains and losses, net of tax effect, recorded as a separate component of shareholders' equity. Realized gains and losses affect income and the prior fair value adjustments are reversed.

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

As an element of managing interest rate risk exposure, certain
ONB affiliate banks pre-sell fixed rate mortgage loans to third parties. At December 31, 1997, approximately $1.2 million of such mortgage loans were held and carried at cost which approximated market value.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, the risk characteristics of the various categories of loans given current economic conditions and other factors such as historical loss experience, the financial condition of the borrower, the fair market value of the collateral and the growth of the loan portfolio. The allowance is increased through a provision charged to operating expense.
Loans deemed to be uncollectible are charged to the allowance. Recoveries of loans previously charged off are added to the allowance.

A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement. ONB's policy for recognizing income on impaired loans is to accrue interest unless a loan is placed on nonaccrual status.

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

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense over the useful life of the assets, principally on the straight-line method. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

OTHER ASSETS
Real estate properties acquired as a result of foreclosure are valued at the lower of the recorded investment in the related loan or fair value of the property less estimated cost to sell. The recorded investment is the sum of the outstanding principal loan balance, any accrued interest which has not been received, and acquisition cost associated with the loan. Any excess recorded investment over the fair value of the property received is charged to the allowance for loan losses. Any subsequent write-downs are charged to expense, as are the costs of operating the properties. Such costs are not material to ONB's results of operation.

Identifiable intangible assets and the excess of total acquisition costs over the fair value of net assets acquired ($0.9 million and $12.8 million, respectively, at December 31,
1997) are being amortized on the straight-line basis over periods
ranging from 8 to 25 years.   Such assets are periodically
evaluated as to the recoverability of their carrying value.

NET INCOME PER SHARE
Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note 9) and all mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the earliest year presented. Net income per share, assuming dilution, is computed as above and assumes the conversion of outstanding subordinated debentures (Note 10). Below is a table reconciling basic and diluted earnings per share ("EPS").


NOTE 1 - EARNINGS PER SHARE RECONCILIATION
($ and shares in thousands except per share data):

                                    For the Year Ended                For the Year Ended         For the Year Ended
                                     December 31, 1997                 December 31, 1996          December 31, 1995
                                                  Per-Share                        Per-Share                 Per-Share
                                 Income   Shares    Amount        Income    Shares  Amount    Income   Shares  Amount

BASIC EPS
Income available to
 common stockholders            $60,660   27,699    $2.19        $60,179   28,695    $2.10    $53,939  29,631   $1.82

EFFECT OF DILUTIVE SECURITIES
Stock options                      --         95                      --       91                  --      88
8% convertible debentures         1,469    1,497                   1,477    1,504               1,523   1,551
--------------------------------------------------              -------------------           ----------------
DILUTED EPS
Income available to
 common stockholders
 + assumed conversions          $62,129   29,291    $2.12        $61,656   30,290    $2.04    $55,462  31,270   $1.77
=====================================================================================================================


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

STATEMENT OF CASH FLOWS DATA
For the purpose of presentation in the accompanying Statement of Cash Flows, cash and cash equivalents are defined as cash, due from banks, and money market investments. Cash paid during the years ended December 31, 1997, 1996, and 1995, for interest was $205.1 million, $190.2 million, and $180.6 million, respectively. Total income tax payments during 1997, 1996, and 1995, were $25.1 million, $24.1 million, and $17.1 million, respectively.

IMPACT OF ACCOUNTING CHANGES
Effective January 1, 1997, ONB adopted the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting standards for sales, securitization, and servicing of receivables, and other financial assets, secured borrowing and collateral transactions, and the extinguishment of liabilities. Certain other provisions of this statement are not effective until January 1, 1998.

Effective December 31, 1997, ONB adopted the provisions of SFAS
No. 128, "Earnings per Share". This statement established standards for computing and presenting EPS.

The adoption of both above statements did not have a material impact on ONB's financial condition, results of operations, or EPS calculation.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components. The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information on operating segments. These statements are effective for fiscal years beginning after December 15, 1997. ONB does not expect the impact of these statements to be material to its disclosures.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform with the 1997 presentation. Such reclassifications had no effect on net income.

NOTE 2 - BUSINESS COMBINATIONS

MERGERS - PENDING
During January 1998, ONB signed a non-binding letter of intent to merge with Edgar County Bank of Paris, Illinois, which had $148.2 million in total assets at December 31, 1997. The merger is subject to the execution of a definitive agreement and shareholder and regulatory approvals.


NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the investment securities portfolio at December 31, 1997 and 1996, and the corresponding amounts of unrealized gains and losses therein ($ in thousands):

                                                              Available-for-Sale
                                             Amortized     Unrealized     Unrealized     Fair
December 31, 1997:                            Cost         Gains           Losses       Value
U.S. Treasury                                $116,135        $1,130          ($77)     $117,188
U.S. Government agencies
  and corporations                            222,886         3,466          (347)     $226,005
Mortgage-backed securities                    716,961         9,291          (813)     $725,439
State and political subdivisions              438,020        15,059          (146)     $452,933
Other securities                               45,411            --                     $45,411
------------------------------------------------------------------------------------------------
    Total                                  $1,539,413       $28,946       ($1,383)   $1,566,976
================================================================================================
December 31, 1996:
U.S. Treasury                                $153,630        $1,272         ($378)     $154,524
U.S. Government agencies
  and corporations                            222,244         1,565          (816)     $222,993
Mortgage-backed securities                    632,065         4,214        (3,009)     $633,270
State and political  subdivisions             452,720        11,218        (1,560)     $462,378
Other securities                               40,856           716           (88)      $41,484
------------------------------------------------------------------------------------------------
    Total                                  $1,501,515       $18,985       ($5,851)   $1,514,649
================================================================================================

The amortized cost and fair value of the investment securities portfolio at December 31, 1997 and 1996, are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investment securities available-for-sale during 1997 and 1996 were $59.9 million and $29.4 million, respectively. In 1997 realized gains and losses were $0.3 million and $0.2 million, respectively. In 1996 realized gains and losses were $0.8 million and $0.1 million.

Investment securities with a carrying value of $564 million and $463 million at December 31, 1997 and 1996, respectively, were pledged to secure public and other funds as required.


($ in thousands)
                                        1997                        1996
                              Amortized        Fair       Amortized        Fair
                                Cost          Value          Cost          Value
MATURITY
Within one year                $190,717      $191,265      $192,906      $193,439
One to five years               903,334       919,815       694,576       701,232
Five to ten years               362,688       371,853       513,060       517,682
Beyond ten years                 82,674        84,043       100,973       102,296
---------------------------------------------------------------------------------
    Total                    $1,539,413    $1,566,976    $1,501,515    $1,514,649
=================================================================================


NOTE 4 - LOANS

The composition of loans at December 31, 1997 and 1996, by lending classification was as follows ($ in thousands):

                                                   December 31,
                                                1997          1996
Commercial                                   $855,737      $769,889
Economic development bonds                     22,953        26,424
Commercial real estate                        762,505       668,671
Residential real estate                     1,416,963     1,303,283
Consumer credit, net                          746,533       755,033
-------------------------------------------------------------------
    Total loans                            $3,804,691    $3,523,300
===================================================================

Through its affiliates, ONB makes loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing, predominately in its tri-state region. The loan portfolio is diversified with no single industry exceeding 10% of the total.

Executive officers and directors of ONB and significant subsidiaries and their related interests are loan customers of ONB's affiliate banks in the normal course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and involve no unusual risk of collectibility. An analysis of the 1997 activity of these loans is as follows ($ in thousands):

Balance, January 1, 1997                                   $107,065
  New loans                                                 199,923
  Repayments                                               (176,548)
  Officer and director changes                                1,016
--------------------------------------------------------------------
Balance, December 31, 1997                                 $131,456
====================================================================


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 1997, 1996, and 1995 was as follows ($ in thousands):

                                                         December 31,
                                                1997          1996          1995
Balance at beginning of year                  $44,053       $40,917       $41,943
Additions:
  Provision charged to expense                 26,965        11,012         7,135
  Nonrefundable dealer discounts                2,910         3,133            --
Deductions:
  Loans charged off                            29,678        15,378        11,220
  Recoveries                                   (4,405)       (4,369)       (3,059)
----------------------------------------------------------------------------------
    Net charge-offs                            25,273        11,009         8,161
----------------------------------------------------------------------------------
Balance at end of year                        $48,655       $44,053       $40,917
==================================================================================


At December 31, 1997, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 was $6.8 million with no related allowance and $45.0 million with $11.2 million of related allowance. At December 31, 1996, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 was $3.9 million with no related allowance and $51.5 million with $12.6 million of related allowance.

For the year ended December 31, 1997, the average balance of impaired loans was $54.1 million, for which $3.6 million of interest was recorded. For the year ended December 31, 1996, the average balance of impaired loans was $54.8 million, for which $3.8 million of interest was recorded.


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

The estimated carrying and fair values of ONB's financial instruments at December 31, 1997, are as follows ($ in thousands):

                                                       Carrying      Fair
                                                         Value      Value
Financial Assets:
 Cash, due from banks and
    money market investments                        $  168,681   $  168,681
 Investment securities                               1,566,976    1,566,976
 Loans, net                                          3,756,036    3,801,107

Financial Liabilities:
 Deposits                                            4,298,730    4,290,546
 Short-term borrowings                                 442,686      442,686
 Other borrowings                                      388,832      424,872

Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit                          690,065      690,065
 Letters of credit                                      29,145       29,145

NOTE 7 - INCOME TAXES

Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded in the consolidated statement of income:

                                          1997           1996      1995

Provision at statutory rate             35.0%          35.0%         35.0%
Tax exempt income                       (9.7)          (9.6)        (10.9)
State income taxes                       4.0            3.6           3.2
Other, net                              (0.7)           0.4           0.2
--------------------------------------------------------------------------
Actual tax rate                         28.6%          29.4%         27.5%
==========================================================================


The provision for income taxes consists of the following components ($ in thousands):

                                                    1997            1996            1995
Income taxes currently payable - federal          $20,382         $19,801          $16,048
Income taxes currently payable - state              5,187           4,786            3,790
Deferred income taxes related to:
   Provision for loan losses                       (2,519)           (996)            (117)
   Other, net                                       1,289           1,481              720
------------------------------------------------------------------------------------------
Deferred income tax expense (benefit)              (1,230)            485              603
------------------------------------------------------------------------------------------
Provision for income taxes                        $24,339         $25,072          $20,441
==========================================================================================


Significant components of ONB's net deferred tax assets at December 31 are as follows ($ in thousands):


                                                     1997              1996
Deferred Tax Assets:
  Allowance for loan losses,
     net of recapture                             $17,296           $15,006
  Benefit plan accruals                             4,110             3,309
  Net operating loss carryforwards                    613             1,484
  Purchase accounting adjustments                     579               579
---------------------------------------------------------------------------
     Total deferred tax assets                     22,598            20,378
---------------------------------------------------------------------------
Deferred Tax Liabilities:
 Premises and equipment                           (2,389)           (2,702)
 Accretion on investment securities                 (957)             (763)
 Unrealized gain on available-
    for-sale investment securities               (11,023)           (5,254)
 Lease receivable, net                            (2,078)           (1,352)
 Other, net                                       (1,018)             (635)
---------------------------------------------------------------------------
    Total deferred tax liabilities               (17,465)          (10,706)
---------------------------------------------------------------------------
Net deferred tax assets                           $5,133             $9,672
===========================================================================

At December 31, 1997, ONB had $1.5 million federal net operating loss carryforwards which expire between 2002 and 2009. These net operating loss carryforwards are attributable to several of ONB's affiliate banks. Tax law imposes a limitation on the utilization of net operating loss carryforwards generated by an acquired entity. ONB expects to utilize all of the federal net operating loss carryforwards in 1998.

NOTE 8 - EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN
ONB has a noncontributory defined benefit retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and compensation during the highest paid five years of employment. ONB's policy is to contribute at least the minimum funding requirement determined by the plan's actuary.

The table below sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December 31, 1997, 1996, and 1995.


($ in thousands)
                                                 1997            1996         1995
Acturial present value of the accumulated
 benefit obligation, including vested
 benefits of $17,823 in 1997, $16,099 in
 1996, and $14,086 in 1995                       $19,674         $17,576      $15,233
=====================================================================================
Actuarial present value of the
projected benefit obligation,
 for service rendered to date                     26,730          23,647       21,091
Plan assets, primarily common stocks,
  bonds, and guaranteed investment
  contracts                                       24,138          21,859       19,943
-------------------------------------------------------------------------------------
Plan assets less than projected
  benefit obligation                             (2,592)          (1,788)      (1,148)
Unrecognized net loss during the year                94              990          784
Unrecognized prior service cost                      12              421          473
Remaining unrecognized overfunding
  at date of adoption of SFAS
  No. 87,  being recognized over
  18.5 years                                     (2,488)          (2,850)      (3,058)
--------------------------------------------------------------------------------------
Accrued pension cost included in
other liabilities                               $(4,974)         $(3,227)    $(2,949)
======================================================================================



The net pension expense and its components were as follows ($ in thousands):

                                                   1997             1996        1995

Service cost - benefits earned
  during period                                $ 2,134            $ 1,867      $1,667
Interest cost on projected benefit
  obligation                                     1,831              1,681       1,562
Actual return on plan assets                    (4,122)            (1,707)     (2,785)
Net amortization and deferral                    2,092               (293)      1,020
--------------------------------------------------------------------------------------
Net pension expense                            $ 1,935            $ 1,548      $1,464
======================================================================================


Each year, ONB consults with its actuary to assess the appropriateness of assumptions used in the determination of retirement plan expense and funded status information for the discount rate, the long-term rate of return on assets, and the rate of salary progression. The assumptions reflected in the table above include a discount rate at December 31 of 8.00% in 1997 and 7.75% in 1996 and 1995, a long-term rate of return of 8.00% in 1995-1997, and a rate of salary progression of 5.00% in 1995-1997. The total retirement plan expense for all plans was $2.2 million in 1997, $1.6 million in 1996, and $1.6 million in 1995.

PROFIT SHARING PLAN
ONB has a profit sharing plan for all employees who have completed one year of service. Contributions to the plan are made when certain consolidated profit conditions are met. Additionally, employees may participate by contributing a percentage of their salary, a portion of which is matched by ONB. ONB's profit sharing expense for the years 1997, 1996, and 1995 was $4.5 million, $4.0 million, and $3.8 million, respectively.

RESTRICTED STOCK PLAN
ONB has a restricted stock plan which covers certain officers of ONB and its affiliates. Shares are earned each year based on the achievement of net income targets. Shares vest over a four year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. In accordance with the plan, shares vesting were 26,817 in 1997, 21,747 in 1996, and 25,131 in 1995. Expense recorded in 1997, 1996, and 1995 was $1.2 million, $0.8 million, and $0.7 million, respectively.

NOTE 9 - SHAREHOLDERS' EQUITY

STOCK DIVIDEND
A 5% stock dividend was declared on December 11, 1997, and distributed on January 29, 1998. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
ONB has a dividend reinvestment and stock purchase plan under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 1997, 2.0 million authorized and unissued common shares were reserved for issuance under the plan.

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

NOTE 10 - FINANCING ACTIVITIES

LINES OF CREDIT
At December 31, 1997, ONB had $80.0 million in unsecured lines of credit with unaffiliated banks with $63.0 million unused. The lines bear interest at the bank's federal funds rate plus 60 to 80 basis points. During the years 1997, 1996, and 1995, the average interest rates on the lines were 6.26%, 6.17%, and 6.71%, respectively. The lines of credit include various arrangements to maintain compensating balances or pay fees to maintain the line.

FEDERAL HOME LOAN BANK
At December 31, 1997, ONB had $260.1 million borrowed from various Federal Home Loan Banks (FHLB). Floating-rate borrowings totaled $103.3 million and will mature between 1998 and 1999.
The remaining borrowings have a fixed interest rate and mature between 1998 and 2017. The weighted average rates of the FHLB borrowings were 5.96% and 5.84% at December 31, 1997 and 1996, respectively. A portion of these borrowings is secured by specific mortgage loans which have a current book value of approximately $191.8 million. FHLB requires collateral values up to 167% of the amount borrowed.

MEDIUM TERM NOTES
ONB has registered Series A Medium Term Notes in the principal amount of $50 million. The series has been fully issued. At December 31, 1997, a total of $44 million of the notes were outstanding with maturities ranging from one to six years and fixed interest rates ranging from 6.04% to 7.10%.

ONB also has registered Medium Term Notes in the principal amount of $150 million. These notes may be issued with maturities of nine months or more and rates may either be fixed or variable.
At December 31, 1997, a total of $54.3 million of the notes were outstanding, with maturities ranging from five to ten years and fixed interest rates from 6.40% to 7.03%

SUBORDINATED DEBENTURES
ONB has outstanding $30.4 million of 8% convertible subordinated debentures which are due September 15, 2012, unless previously converted or redeemed. The debentures are convertible into shares of ONB common stock at a conversion rate of 49.218 shares per $1,000 principal amount of debentures. During 1997, $0.2 million principal amount of debentures was converted into 7,727 shares of ONB common stock.

Interest on the debentures is payable on March 15 and September 15 of each year. The debentures are redeemable, in whole or in part, at the option of ONB at a premium to par value. Debenture holders are entitled to an annual sinking fund beginning September 15, 1998, of $2.5 million less conversions and redemptions. The debentures are subordinated in right of payment to all senior indebtedness of ONB. At December 31, 1997, 1.5 million authorized and unissued common shares were reserved for conversion of the remaining debentures.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

LEASES
ONB rents certain premises and equipment under operating leases which expire at various dates. Many of these leases provide for payment by ONB of property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $4.0 million in 1997, $3.9 million in 1996, and $3.9 million in 1995.

Following is a summary of future minimum lease commitments ($ in thousands):

1998     $5,747        2001              $2,002
1999      2,713        2002               1,854
2000      2,050        2003 and after     1,597

LETTERS AND LINES OF CREDIT
In the normal course of business, ONB's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $690.1 million, including $246.5 million of short-term commitments with fixed-rates, and letters of credit of $29.1 million at December 31, 1997. These commitments are not reflected in the consolidated financial statements. No material losses are expected to result from these transactions.

LITIGATION
At December 31, 1997, various legal actions and proceedings were pending against ONB and its affiliates. These actions and proceedings are incidental to the banking business and are not expected to have a material adverse effect upon the consolidated financial position or results of operations of ONB or its affiliates.

NOTE 12 - REGULATORY RESTRICTIONS

RESTRICTIONS ON CASH AND DUE FROM BANKS
ONB's affiliate banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are non-interest bearing and unavailable for investment purposes. The reserve balances at December 31, 1997 and 1996, were $24.1 million and $32.4 million, respectively.

RESTRICTIONS ON TRANSFERS FROM AFFILIATE BANKS
Regulations limit the amount of dividends an affiliate bank can declare in any year without obtaining prior regulatory approval.
At December 31, 1997, affiliate banks could pay aggregate dividends to ONB of approximately $15.1 million without prior regulatory approval.

CAPITAL ADEQUACY
For additional information on capital adequacy see Table 16 in Management's Discussion and Analysis on page 29.

NOTE 13 - PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp ($ in thousands):


OLD NATIONAL BANCORP (PARENT COMPANY ONLY) CONDENSED BALANCE SHEET

                                                                                December 31,
ASSETS                                                                      1997           1996
Deposits in affiliate banks                                                  $427        $1,686
Investment in affiliates:
  Banks, including purchase accounting intangible assets of
    $7,927 in 1997 and $8,613 in 1996                                     523,262       528,747
  Non-banks                                                                18,778        10,703
Advances to affiliates                                                     76,888        58,492
Other assets                                                               13,029         6,682
-----------------------------------------------------------------------------------------------
  TOTAL ASSETS                                                           $632,384      $606,310
===============================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings                                                     $17,008       $67,206
Other liabilities                                                           9,466         6,014
8% convertible subordinated debentures, due 2012                           30,407        30,564
Medium term notes                                                          98,300        44,000
Shareholders' equity                                                      477,203       458,526
-----------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $632,384      $606,310
===============================================================================================



OLD NATIONAL BANCORP (PARENT COMPANY ONLY) CONDENSED STATEMENT OF INCOME

                                                                   Years Ended December 31,
                                                              1997          1996          1995
INCOME
Dividends from affiliates                                   $82,746       $49,570       $87,646
Income on other investments                                     307         2,320         1,202
Other income from affiliates                                 12,631         5,918         5,090
------------------------------------------------------------------------------------------------
  TOTAL INCOME                                               95,684        57,808        93,938
------------------------------------------------------------------------------------------------
EXPENSE
Interest on borrowings                                       10,283         7,014         7,023
Amortization of intangibles                                     686           707         1,231
Other expenses                                               10,187         9,378         7,816
------------------------------------------------------------------------------------------------
  TOTAL EXPENSE                                              21,156        17,099        16,070
------------------------------------------------------------------------------------------------
Income before income taxes and equity in
  undistributed earnings of affiliates                       74,528        40,709        77,868
Income tax benefit                                           (3,415)       (3,541)       (3,464)
------------------------------------------------------------------------------------------------
Income before equity in
  undistributed earnings of affiliates                       77,943        44,250        81,332
Equity in undistributed earnings of affiliates              (17,283)       15,929       (27,393)
------------------------------------------------------------------------------------------------
  NET INCOME                                                $60,660       $60,179       $53,939
================================================================================================


OLD NATIONAL BANCORP (PARENT COMPANY ONLY) CONDENSED STATEMENT OF CASH FLOWS

                                                                    Years Ended December 31,
                                                              1997          1996          1995
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                  $60,660       $60,179       $53,939
Adjustments to reconcile net income to cash provided by
 operating activities:
  Depreciation                                                  275           201           204
  Amortization of intangible assets                             686           707         1,231
  (Increase) decrease in other assets                        (4,635)       34,857       (37,601)
  Increase (decrease) in other liabilities                    3,452          (330)         (163)
  Equity in undistributed earnings of affiliates             17,283       (15,929)       27,393
------------------------------------------------------------------------------------------------
    Total adjustments                                        17,061        19,506        (8,936)
------------------------------------------------------------------------------------------------
  Net cash flows provided by operating activities            77,721        79,685        45,003
------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net advances to affiliates                                  (30,295)      (59,908)       (6,451)
Purchase of premises and equipment                           (1,987)         (283)         (198)
------------------------------------------------------------------------------------------------
  Net cash flows used in investing activities               (32,282)      (60,191)       (6,649)
------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term borrowings                     (50,198)       48,652         1,559
Net (payments on) proceeds from medium term notes            54,300        (6,000)       18,000
Cash dividends paid                                         (24,240)      (23,655)      (22,441)
Common stock repurchased                                    (36,134)      (44,861)      (42,810)
Common stock reissued, net of shares used to
    convert subordinated debentures                           9,574         6,858         6,302
------------------------------------------------------------------------------------------------
  Net cash flows used in financing activities               (46,698)      (19,006)      (39,390)
------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents         (1,259)          488        (1,036)
Cash and cash equivalents at beginning of period              1,686         1,198         2,234
------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                     $427        $1,686        $1,198
================================================================================================

ANNUAL MEETING
The Annual Meeting of Shareholders will be held Thursday, April 16, 1998, at 10:30 a.m. Central Daylight Time, at Roberts Municipal Stadium, 2600 Division St., Evansville, Indiana.

CORPORATE OFFICE
   420 Main Street
   Evansville, Indiana 47708
   812-464-1434
   Website: www.oldnational.com

STOCK INFORMATION
The stock of the company is traded over-the-counter on the NASDAQ National Market System under Ticker Symbol OLDB. The Stock Transfer Agent is
   Old National Bancorp
   Post Office Box 718
   Evansville, Indiana 47705-0718

In December 1997, a 5% stock dividend was declared to shareholders of record on January 8, 1998. There were 13,781 shareholders of record as of December 31, 1997.

MARKET MAKERS
The following firms make a market in Old National Bancorp's stock:
    Herzog, Heine, Geduld, Inc.
    J.J.B. Hilliard, W.L. Lyons
    Keefe, Bruyette & Woods, Inc.
    McDonald & Company Sec., Inc.
    NatCity Investments, Inc.
    Smith Barney, Inc.

STOCK PURCHASE AND DISCOUNTED DIVIDEND REINVESTMENT PLAN
The company offers a direct stock purchase and discounted dividend reinvestment plan to all interested investors. For information concerning this convenient method of purchasing shares of stock contact:
    Shareholder Services Department
    Old National Bancorp
    Post Office Box 718
    Evansville, Indiana 47705-0718

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

The table below lists the NASDAQ price quotes and dividend data for Old National Bancorp stock over the last two years.*

                                  Price Per Share         Share       Dividend
                               High           Low         Volume      Declared

1997
First Quarter                  $35 61/64     $34 17/32    1,140,400     $.22
Second Quarter                  42 3/8        35 23/32      875,400      .22
Third Quarter                   43 21/64      41 43/64    1,075,300      .22
Fourth Quarter                  47 31/32      42 17/64      579,200      .22

1996
First Quarter                  $30 25/64     $29 19/32      923,400     $.21
Second Quarter                  34 1/64       30 5/32     1,604,700      .21
Third Quarter                   34 1/8        32 7/8      1,134,500      .21
Fourth Quarter                  35 19/32      32 49/64    1,629,800      .21

*Data adjusted for all stock dividends, including a 5% stock dividend to shareholders of record on January 8, 1998, distributed on January 29, 1998.

                                53