Form 10-K405, Exhibit 13
period 1998-12-31
OLD NATIONAL BANCORP /IN/
filed 1999-03-31
CIK 707179

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION ND RESULTS OF OPERATIONS

INTRODUCTION
Old National Bancorp ("ONB") is a multi-bank holding company headquartered in Evansville, Indiana. Located in Indiana, Illinois, and Kentucky, its affiliate banks serve customers through 118 office locations in both urban and rural markets. A complete listing of ONB's affiliate banks is presented on page
10. These banks provide a wide range of financial services, such as making commercial and consumer loans; originating and servicing mortgage loans; issuing and servicing credit cards; leasing; offering various deposit products; issuing letters of credit; issuing credit life, accident and health insurance; providing safe deposit facilities; and providing alternative investments and brokerage services.

ONB also has eight non-bank affiliates which provide additional financial or support services incidental to ONB's operations, including data processing; issuance and reinsurance of credit life, accident, health, life, property, and casualty insurance; investment services; fiduciary and trust services; and property ownership.

FINANCIAL BASIS
The following discussion is an analysis of ONB's operating results for the years 1996 through 1998 and financial condition as of December 31, 1998 and 1997, and will assist readers of the accompanying consolidated financial statements and related footnotes beginning on page 32. Management's forward-looking statements are intended to benefit the reader, but are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to:(1)economic conditions generally and in the market areas of the company;
(2)increased competition in the financial services industry;
(3)actions by the Federal Reserve Board and changes in interest rates; and (4)governmental legislation and regulation.

The financial information has been restated to reflect mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the date of the transaction.

During 1998, ONB sold the operations and related auto loans of its consumer finance subsidiary headquartered in Indianapolis. The sale and the operations prior to the sale resulted in a $9.9 million loss on discontinued operations, net of tax, in 1998. The financial results of the discontinued operations in prior periods are similarly broken out from ONB's continuing operations. The net assets of the subsidiary are included in other assets on the consolidated balance sheet for periods prior to the sale. The following discussion and analysis of ONB's financial condition and results of operations relates to its continuing operations. For further details regarding the discontinued operations, see the consolidated financial statements and Note 2.

Tax-exempt interest income in the following information has been increased to an amount comparable to interest subject to income taxes using the 35% federal statutory rate in effect for all periods. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data. Net income is unaffected by these taxable equivalent adjustments.

COMPETITION AND ECONOMIC CONDITIONS
The banking industry and related financial service providers are highly competitive. ONB competes not only against other local and regional banking institutions, thrifts, finance companies, and credit unions, but also money market mutual funds, investment brokers, and insurance companies. This competition takes place in terms of interest rates on loans and deposits, convenient locations and hours, types of services, and quality of service.
In most of its markets, ONB and its affiliates rank first or second in volume of loans and deposits.

The economy in the United States and in the Midwest has been characterized by relatively low inflation and unemployment, and steady growth. Recent signs of weaknesses include a rise in consumer delinquency and bankruptcy levels and low commodity prices in the agricultural sector. While ONB's numerous markets vary, its major markets have demonstrated economic expansion and a growing financial base with additions such as the new Toyota and AK Steel manufacturing complexes.

US Government long-term interest rates rose in 1996 and declined in 1997 and 1998. Short-term rates changed less dramatically, though the Federal funds rate was lowered three times in the fall of 1998. Despite this trend, certificate of deposit rates generally increased during 1997, but began to move down more in 1998. Prime rate stayed fairly constant with minimal movement, but followed the Federal funds rate shift downward in 1998. A flattening of the yield curve occurred throughout 1998. Normally, the rate on U.S. Government securities increases as the term lengthens, however by year-end 1998, the yield on a six month bill was virtually the same as a five year note. The combination of these factors applied pressure on the spreads financial institutions earn between their assets, loans and securities, and their liabilities, deposits and debt. This is discussed further as it pertains to ONB in the Net Interest Income section.

MERGER ACTIVITY
In 1997 and 1998 ONB did not complete any banking acquisitions.
During 1998, ONB agreed to merge with Southern Bancshares
Ltd.("Southern"), Carbondale, Illinois and Dulaney
Bancorp,Inc.("Dulaney"), Marshall, Illinois.  At December 31,
1998, Southern had total assets of $255 million and Dulaney's total assets were $39 million. Both mergers were consummated in the first quarter of 1999 and accounted for as pooling-of-interests.

YEAR 2000
The national and local press have devoted much coverage to the Year 2000 ("Y2K") issue, also know as the "Millennium Bug". This refers to the possibility that some computers may be unable to recognize the date change at the turn of the century. With the high volume of transactions and electronic data, the banking industry requires extensive computer capabilities to serve its customers. With that in mind, ONB has devoted much attention to its systems to prepare itself for the millennial change.

ONB has successfully completed its Y2K compliance testing of its mission-critical computer systems and its core processing systems used to serve its customers. Besides maintaining this status, ONB is managing its third party system relationships, updating disaster and contingency plans, and testing nonmission-critical software. Renovation and testing of software and hardware may not remove all risks related to Y2K. Alternative methods to perform key activities will be addressed through contingency planning.

There has been no significant financial impact to ONB as a result of the Year 2000 project. ONB's 1998 Y2K expenses were less than $500 thousand. Much of ONB's software is externally generated with minimal internal software. Much of the software and hardware items have been changed, upgraded, or replaced in preparation for Y2K and have been part of the normal maintenance. While the company will continue testing and implementing secondary systems and replacing certain personal computers through 1999, it does not expect any material impact on earnings associated with these Y2K compliance efforts.


                                      SELECTED FINANCIAL DATA
                               ($ in thousands except per share data)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Five Year
                                                                                                                    Growth
                                     1998          1997          1996          1995          1994          1993      Rate

-----------------------------------------------------------------------------------------------------------------------------
    RESULTS OF OPERATIONS
    (Taxable equivalent basis)
      Interest income              $452,202      $430,318      $404,514      $389,131      $343,852      $336,890
      Interest expense              223,059       207,936       189,576       186,500       146,152       144,427
-----------------------------------------------------------------------------------------------------------------
      Net interest income           229,143       222,382       214,938       202,631       197,700       192,463     3.6%
      Provision for loan losses      11,420        12,022        10,711         7,135         7,754        10,359     2.0
-----------------------------------------------------------------------------------------------------------------------------
      Net interest income after
        provision for loan losses   217,723       210,360       204,227       195,496       189,946       182,104     3.6
      Noninterest income             54,557        46,706        44,357        39,594        34,876        33,993     9.9
      Noninterest expense           158,125       150,018       150,495       147,315       147,295       135,259     3.2
-----------------------------------------------------------------------------------------------------------------------------
      Income before income taxes    114,155       107,048        98,089        87,775        77,527        80,838     7.1
      Income taxes                   42,437        41,383        38,404        33,836        28,524        30,268     7.0
-----------------------------------------------------------------------------------------------------------------------------
      Net income from
       continuing operations         71,718        65,665        59,685        53,939        49,003        50,570     7.2
        Discontinued operations      (9,854)       (5,005)          494            --            --            --     N/M
-----------------------------------------------------------------------------------------------------------------------------
      Net Income                    $61,864       $60,660       $60,179       $53,939       $49,003       $50,570     4.1%
=============================================================================================================================
    YEAR-END BALANCES
      Total assets               $6,165,968    $5,688,215    $5,365,657    $5,103,195    $4,909,804    $4,748,112     5.4%
      Loans, net of
        unearned income           4,162,241     3,730,202     3,466,909     3,261,746     3,098,820     2,810,453     8.2
      Deposits                    4,443,472     4,298,730     4,268,024     4,183,082     3,875,752     3,898,967     2.6
      Shareholders' equity          494,580       477,203       458,526       461,424       440,671       435,406     2.6
-----------------------------------------------------------------------------------------------------------------------------
    PER SHARE DATA
    (on continuing operations)(1)
      Net income-basic                $2.48         $2.26         $1.98         $1.73         $1.54         $1.58     9.4
      Net income-diluted (2)           2.41          2.18          1.92          1.69          1.50          1.54     9.4
      Cash dividends paid              0.88          0.84          0.80          0.76          0.72          0.63     6.9
      Book value at year-end          17.24         16.55         15.53         15.03         13.92         13.57     4.9
-----------------------------------------------------------------------------------------------------------------------------
    SELECTED PERFORMANCE RATIOS
    (on continuing operations)
      Return on assets                 1.22%         1.20%         1.16%         1.09%         1.03%         1.09%
      Return on equity (3)            15.21         14.47         13.18         12.01         10.92         11.38
      Equity to assets                 8.32          8.43          8.90          8.99          9.35          9.58
      Dividend payout                 35.26         36.91         39.63         44.04         47.00         39.78
      Primary capital to assets        9.14          9.23          9.71          9.85         10.25         10.43
      Net charge-offs to
        average loans                  0.21          0.20          0.30          0.26          0.28          0.25
      Allowance for loan losses
         to average loans              1.26          1.30          1.24          1.28          1.43          1.57
------------------------------------------------------------------------------------------------------------------
    (1)  Restated for all stock dividends.
    (2)  Assumes the conversion of ONB's subordinated debentures.
    (3)  Excludes unrealized gains (losses) on investment securities.

    N/M = Not meaningful



                                RESULTS OF OPERATIONS

NET INCOME
ONB earnings rose 9.2% to reach $71.7 million in 1998, a $6.0 million increase. Shareholders' basic income per share for 1998 was $2.48, up 9.7% over 1997, and diluted earnings per share totaled $2.41, a 10.6% increase over 1997. Strong noninterest income growth and continued net interest income improvement combined to generate the earnings growth in 1998. The specific effects of each of these factors are discussed in the following paragraphs.

ONB's 1997 net income was $65.7 million, up 10.0% or $6.0 million above 1996 earnings. Strong net interest income growth of $7.4 million and excellent noninterest expense control growth offset a $1.3 million loan loss provision increase.

NET INTEREST INCOME
As a financial intermediary, ONB pays interest on deposits and other liabilities and receives interest and fee income on earning assets, such as loans and investments. The difference between the income earned and the interest paid is net interest income which provides nearly 80% of ONB's net revenues (net interest income plus noninterest income). Net interest margin is net interest income, on a taxable equivalent basis, expressed as a percentage of average earning assets. Incorporating the tax savings on certain assets permits comparability.

The net interest margin is influenced by a number of factors, such as the volume and mix of earning assets and funding sources, the interest rate environment and income tax rates. The level of earning assets funded by interest-free funding sources (primarily noninterest-bearing demand deposits and equity capital) also impacts net interest margin. ONB can control the effect of some of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed in detail later in this report. External factors, such as the overall condition of the economy, credit demand strength, Federal Reserve Board monetary policy and changes in tax laws, can also have significant effect on changes in net interest income from one period to another.

On a taxable equivalent basis, net interest income in 1998 grew $6.8 million or 3.0% over 1997. Average earning assets grew $352.1 million or 6.8%, during 1998. Much of this growth was funded by interest-bearing liabilities which increased $342.1 million or 7.6%. Other assets, which averaged $304.0 million in 1998, included the net assets of the discontinued finance company's operations discussed earlier and the cash surrender value of bank-owned life insurance ("BOLI") explained in the Noninterest Income section. Noninterest-bearing deposits increased $14.4 million or 3.2% and other liabilities and equity provided an additional $41.0 million of funding. Several factors combined to lower ONB's net interest margin to 4.16% in 1998. The yield on earning assets decreased 13 basis points to 8.22% which reflected the lower rate environment. The cost of interest-bearing liabilities declined only 1 basis point to 4.61% as growth occurred in higher-rate liabilities. Approximately 7 basis points of the lower net interest margin was due to the purchase of BOLI which generates tax-free noninterest income, but is not in net interest income. ONB's mix of earning assets continued the shift to higher yielding loans which rose $348.9 million (9.8%) and comprised over 70% of total earning assets. Overall, loans yielded
8.81%, a 14 basis point decrease, due to the lower rate environment. Investment security balances remained fairly consistent with 1997 as the yield decreased 24 basis points to 6.78% due to prepayments and lower reinvestment rates. Money market investments rose $5.5 million, yet still comprised under 1% of the total earning assets. ONB's interest-bearing deposits grew $114.9 million or 3.0%. Traditional products, such as NOW, savings and money market deposits, declined
1.0% in 1998. Certificates of deposit over $100,000 and other time deposits both grew approximately $65 million to help fund ONB's asset growth. Borrowed funds also funded the asset growth and increased $227.1 million.

During 1997, net interest income rose 3.5% to $7.4 million and totaled $222.4 million. Average earning assets grew 6.1%, a $296.8 million increase. Interest-bearing liabilities rose $323.0 million or 7.7%.
The growth in average other assets represents primarily the net assets of the discontinued consumer finance subsidiary. Net interest margin declined from 4.43% to 4.32%. The yield on earning assets increased 2 basis points to 8.35% due to loan growth and improved investment yields. The cost of interest-bearing liabilities rose 8 basis points to 4.62% due to market influences and an increased usage of longer term deposits and nondeposit funding.

Table 1 on page 16 details the changes in the components of net interest income. Table 2 on page 16 attributes those fluctuations to the impact of changes in the average balances of assets and liabilities and the yields earned or rates paid. Table 3 on page 17 presents a three-year average balance sheet and for each major asset and liability category, its related interest income and yield or its expense and rate.



  NET INTEREST INCOME CHANGES (TABLE 1)
  (Taxable equivalent basis, $ in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                    % Change From
                                                                                                      Prior Year
--------------------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996           1998          1997
--------------------------------------------------------------------------------------------------------------------------------
    INTEREST INCOME:
      Loans                                      $344,556      $318,961      $301,390           8.0%          5.8%
      Investment securities                       106,740       110,669        99,830          (3.6)         10.9
      Money market investments                        906           688         3,294          31.7         (79.1)
--------------------------------------------------------------------------------------------------------------------------------
        Total interest income                     452,202       430,318       404,514           5.1           6.4
--------------------------------------------------------------------------------------------------------------------------------
    INTEREST EXPENSE:
      NOW deposits                                  6,191         6,710         8,254          (7.7)        (18.7)
      Savings deposits                             12,774        14,267        14,403         (10.5)         (0.9)
      Money market deposits                        23,114        24,180        23,843          (4.4)          1.4
      Certificates of deposit
        $100,000 and over                          22,199        18,916        14,666          17.4          29.0
      Other time deposits                         107,952       104,052       102,255           3.7           1.8
      Short-term borrowings                        21,206        22,281        14,807          (4.8)         50.5
      Other borrowings                             29,623        17,530        11,348          69.0          54.5
--------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                    223,059       207,936       189,576           7.3           9.7
--------------------------------------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                          $229,143      $222,382      $214,938           3.0%          3.5%
================================================================================================================================
    NET INTEREST MARGIN                              4.16%         4.32%         4.43%
================================================================================================================================


    NET INTEREST INCOME - RATE-VOLUME ANALYSIS (TABLE 2)
    (Taxable equivalent basis, $ in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                            1998 vs. 997                             1997 vs. 1996
--------------------------------------------------------------------------------------------------------------------------------
                                                    Total            Attributed to           Total            Attributed to
                                                                  -------------------                     ----------------------
                                                   Change         Volume        Rate         Change        Volume         Rate
--------------------------------------------------------------------------------------------------------------------------------
    INTEREST INCOME:
      Loans                                       $25,595       $30,971       ($5,376)      $17,571       $19,299       ($1,728)
      Investment securities                        (3,929)         (161)       (3,768)       10,839         9,058         1,781
      Money market investments                        218           304           (86)       (2,606)       (2,708)          102
--------------------------------------------------------------------------------------------------------------------------------
        Total interest income                      21,884        31,114        (9,230)       25,804        25,649           155
--------------------------------------------------------------------------------------------------------------------------------
    INTEREST EXPENSE:
      NOW deposits                                   (519)          114          (633)       (1,544)           74        (1,618)
      Savings deposits                             (1,493)         (468)       (1,025)         (136)          (11)         (125)
      Money market deposits                        (1,066)         (263)         (803)          337          (497)          834
      Certificates of deposit
        $100,000 and over                           3,283         3,728          (445)        4,250         2,245         2,005
      Other time deposits                           3,900         3,665           235         1,797         3,295        (1,498)
      Short-term borrowings                        (1,075)         (377)         (698)        7,474         6,087         1,387
      Other borrowings                             12,093        13,005          (912)        6,182         6,747          (565)
--------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                     15,123        19,404        (4,281)       18,360        17,940           420
--------------------------------------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                            $6,761       $11,710       ($4,949)       $7,444        $7,709         ($265)
================================================================================================================================
   The variance not solely due to rate or volume is allocated equally between the rate and volume variances.



    THREE-YEAR AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (TABLE 3)
    (Taxable equivalent basis, $ in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                                     1998                               1997                     1996
---------------------------------------------------------------------------------------------------------------------------------
                                         Average   Interest   Yield-     Average   Interest  Yield-   Average   Interest   Yield-
                                         Balance    & Fees     Rate      Balance    & Fees    Rate    Balance    & Fees     Rate
---------------------------------------------------------------------------------------------------------------------------------
    EARNING ASSETS:
    Money market investments           $  17,511    $   906    5.17% $   11,964   $    688   5.75%  $  60,274   $ 3,294    5.47%
    Investment securities:
      U.S. Treasury and
       Government agencies (1)         1,057,558     68,139    6.44   1,081,957     72,224   6.68     958,417    59,737    6.23
      State and political subdivisions   464,738     35,032    7.54     450,222     35,519   7.89     444,127    36,052    8.12
      Other securities                    51,411      3,569    6.94      43,851      2,926   6.67      43,379     4,041    9.32
---------------------------------------------------------------------------------------------------------------------------------
        Total investment securities    1,573,707    106,740    6.78   1,576,030    110,669   7.02   1,445,923    99,830    6.90
---------------------------------------------------------------------------------------------------------------------------------
    Loans: (2) (3)
      Commercial and financial           952,253     86,210    9.05     826,995     77,876   9.42     769,629    72,512    9.42
      Commercial real estate             831,161     73,973    8.90     706,057     62,885   8.91     619,079    54,766    8.85
      Residential real estate          1,467,228    118,260    8.06   1,346,793    110,422   8.20   1,257,141   104,775    8.33
      Consumer, net of unearned
        income                           634,862     61,790    9.73     656,080     63,118   9.62     674,710    64,624    9.58
      Credit card                         27,399      4,323   15.78      28,101      4,660  16.58      28,441     4,713   16.57
---------------------------------------------------------------------------------------------------------------------------------
        Total loans                    3,912,903    344,556    8.81   3,564,026    318,961   8.95   3,349,000   301,390    9.00
---------------------------------------------------------------------------------------------------------------------------------
        Total earning assets           5,504,121   $452,202    8.22%  5,152,020   $430,318   8.35%  4,855,197  $404,514    8.33%
    Less: Allowance for loan losses      (48,773)  =================    (44,139)  ================    (41,688) ==================

    NON-EARNING ASSETS:
      Cash and due from banks            124,064                        123,767                       134,257
      Other assets                       303,959                        254,199                       198,640
---------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                      $5,883,371                     $5,485,847                    $5,146,406
==============================================================================================================
    INTEREST-BEARING LIABILITIES:
      NOW deposits                    $  456,874   $  6,191    1.36% $  448,831   $  6,710   1.49% $  444,427  $  8,254    1.86%
      Savings deposits                   463,158     12,774    2.76     479,465     14,267   2.98     479,863    14,403    3.00
      Money market deposits              645,569     23,114    3.58     652,796     24,180   3.70     666,462    23,843    3.58
      Certificates of deposit
        $100,000 and over                388,676     22,199    5.71     324,109     18,916   5.84     283,323    14,666    5.18
      Other time deposits              1,937,914    107,952    5.57   1,872,047    104,052   5.56   1,813,209   102,255    5.64
---------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing
          deposits                     3,892,191    172,230    4.43   3,777,248    168,125   4.45   3,687,284   163,421    4.43
---------------------------------------------------------------------------------------------------------------------------------
      Short-term borrowings              402,643     21,206    5.27     409,671     22,281   5.44     293,523    14,807    5.04
      Other borrowings                   543,830     29,623    5.45     309,671     17,530   5.66     192,795    11,348    5.89
---------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing
         liabilities                   4,838,664   $223,059    4.61% $4,496,590   $207,936   4.62%  4,173,602  $189,576    4.54%
                                                   =================              ================             ==================
    NONINTEREST-BEARING LIABILITIES:
      Demand deposits                    468,024                        453,616                       450,004
      Other liabilities                   87,428                         73,366                        64,927
    Shareholders' equity                 489,255                        462,275                       457,873
-------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY            $5,883,371                     $5,485,847                    $5,146,406
=============================================================================================================
    INTEREST MARGIN RECAP:
    Interest income/earning assets                 $452,202    8.22%              $430,318   8.35%             $404,514    8.33%
    Interest expense/earning assets                 223,059    4.05                207,936   4.04               189,576    3.90
---------------------------------------------------------------------------------------------------------------------------------
    Net interest margin                            $229,143    4.16%              $222,382   4.32%             $214,938    4.43%
=================================================================================================================================
    (1) Includes Government agency mortgage-backed securities.
    (2) Includes principal balances of nonaccrual loans.  Interest income relating to nonaccrual loans is included only if received.
    (3) The amount of loan fees is not material in any of the years presented.



ASSET/LIABILITY MANAGEMENT- INTEREST RATE SENSITIVITY AND LIQUIDITY Customer preferences for loans and deposits generate certain levels of net interest income and interest rate risk, which is the impact changing interest rates have on net interest income. Asset/liability management's goal is to maximize and maintain adequate growth of net interest income within certain interest rate sensitivity and liquidity guidelines established by ONB's Funds Management Committee. This committee and similar committees at the affiliate banks monitor these guidelines on a consolidated basis and at the bank level.

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

Table 4 below reflects ONB's interest rate sensitivity position within specified time periods and cumulatively over various time horizons. In the table, assets and liabilities are placed in categories based on their actual or expected repricing date. A significant percentage of ONB's assets and liabilities reprice within 180 days. In the 365 day cumulative time frame, the assets to liabilities ratio was 83%, down from 88% in 1997. Asset growth was primarily in time horizons greater than one year while liability growth was slightly more in periods under one year.

Net interest income simulation modeling is used to better quantify the impact of potential interest rate fluctuations on net interest income. With this understanding, management can best determine possible balance sheet changes, pricing strategies, and appropriate levels of capital and liquidity which allow ONB to generate strong net interest income while controlling and monitoring interest rate risk. ONB simulates a gradual change in rates of 200 basis points up or down over 12 months and sustained for additional 12 months. Key model assumptions include prepayment speeds; changes in market conditions, loan volumes, and pricing; deposit sensitivity; and customer preferences and are inherently uncertain. The model cannot precisely estimate net interest income or the impact of interest rate changes. Actual results will differ from the simulated results due to timing, magnitude and frequency of interest rate changes, changes in market conditions, and management strategies, among other factors. ONB's policy limit for the maximum negative impact on net interest income over 12 months is 10%. At December 31, 1998, ONB was well within that limit as the model's fluctuation was under 1% for the first 12 months and less than 2% for the total 24 month period.


ANALYSIS OF INTEREST RATE SENSITIVITY AT DECEMBER 31, 1998 (TABLE 4)
($ in thousands)
-----------------------------------------------------------------------------------------------------------------
                                                   1-180        181-365         1-5         Beyond
                                                   Days          Days         Years        5 years       Total
-----------------------------------------------------------------------------------------------------------------
    RATE-SENSITIVE ASSETS:
      Money market investments                 $   19,266            --    $       99            --    $   19,365
      Investment securities                       312,326      $137,531       751,890      $395,135     1,596,882
      Loans, net of unearned income             1,402,314       475,881     1,275,726     1,008,320     4,162,241
-----------------------------------------------------------------------------------------------------------------
        Total rate sensitive assets             1,733,906       613,412     2,027,715     1,403,455    $5,778,488
-------------------------------------------------------------------------------------------------------==========
    RATE-SENSITIVE LIABILITIES:
      Deposits                                  1,549,538       430,509       736,100     1,198,863     3,915,010
      Other borrowed funds                        677,366       174,316       211,659        72,847     1,136,188
-----------------------------------------------------------------------------------------------------------------
        Total rate-sensitive liabilities        2,226,904       604,825       947,759     1,271,710    $5,051,198
-------------------------------------------------------------------------------------------------------==========
    Interest sensitivity gap
        per period                              ($492,998)       $8,587    $1,079,956      $131,745
    Cumulative gap                              ($492,998)    ($484,411)     $595,545      $727,290
    Cumulative ratio at December 31, 1998 (1)          78%           83%          116%          114%
====================================================================================================
    Cumulative ratio at December 31, 1997 (1)          79%           88%          128%          115%
====================================================================================================
    (1) Rate-sensitive assets/rate-sensitive liabilities.


LIQUIDITY MANAGEMENT
In addition to the interest rate sensitivity the Funds Management Committee monitors the company's liquidity position. The objective is to ensure the ability to meet cash flow needs of customers, such as new loan demand and deposit withdrawals, while at the same time maximizing lending and investment opportunities.

Failure to properly manage liquidity requirements may result in the need to satisfy customer withdrawals and other obligations with expensive funding sources. Too much liquidity on the balance sheet can also be undesirable as earnings will suffer due to underutilized resources. ONB's affiliates maintain adequate liquidity with sufficient levels of liquid assets, unpledged securities, deposit growth, and other alternative funding sources, such as the Federal Home Loan Bank ("FHLB").

The parent company's sources of liquidity include: lines of credit, capital markets, and affiliate banks' dividends which are subject to regulatory limits and in some cases require regulatory approval.
Note 10 and 13 of the consolidated financial statements address this further. At year-end 1998 ONB had $72.8 million in available lines of credit from unaffiliated banks. ONB has capacity to issue up to $85.7 million of a $150 million medium term note program available for future liquidity needs. At December 31, 1998, these securities were rated Baa1 by Moody's and BBB+ by Standard and Poor's.

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

NONINTEREST INCOME
Besides net interest income, ONB's earnings are enhanced by its ability to generate noninterest income from both core business and newer initiatives, such as investments products and insurance. ONB continuously strives to improve its noninterest income performance. Noninterest income, excluding securities transactions, grew 16.9% in 1998 compared to 7.1% in 1997.

The trust company's fee income grew 11.4% in 1998 and 15.9% in 1997 and benefited from an expanding revenue base of managed customer assets and strong financial markets. Service charges on deposit accounts grew 1.8% in 1998 compared to 4.8% in 1997 as previously new pricing structures have been fully implemented over the past several years. Management regularly reviews these fees and compares them against competition in each separate market and among affiliate banks. Loan servicing fees were fairly consistent between the periods with 4.0% growth in 1998. Bank-owned life insurance revenue, a new initiative, represents income on officers' life insurance coverage and totaled $3.9 million in 1998. Insurance sales hit $4.8 million, up 8.4% in 1998 and similar to 8.0% growth in 1997. Investment and brokerage business increased 24.1% in 1998 with revenue reaching $3.4 million, compared to 9.8% growth in 1997. The remaining other income category was up $1.1 million and included loan sale gains.

ONB realized minimal net securities gains during 1998, 1997, and 1996 as ONB has generally minimal security sales. During 1996, ONB sold a portion of its Student Loan Marketing Association stock, resulting in a gain.

Table 5 below presents changes in the components of noninterest income for the years 1996 through 1998.


NONINTEREST INCOME (TABLE 5)
($ in thousands)

--------------------------------------------------------------------------------------------------------------------
                                                                                                  % Change From
                                                                                                    Prior Year
--------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996           1998          1997
--------------------------------------------------------------------------------------------------------------------
    Trust fees                                    $13,102       $11,766       $10,149          11.4%         15.9%
    Service charges on deposit
      accounts                                     16,207        15,914        15,179           1.8           4.8
    Loan servicing fees                             5,848         5,623         5,668           4.0          (0.8)
    Insurance premiums and commissions              4,837         4,462         4,132           8.4           8.0
    Investment product fees                         3,432         2,766         2,519          24.1           9.8
    Bank-owned life insurance                       3,860            --            --           N/M           N/M
    Other income                                    7,239         6,125         5,929          18.2           3.3
--------------------------------------------------------------------------------------------------------------------
        Subtotal                                   54,525        46,656        43,576          16.9           7.1
    Net securities gains                               32            50           781         (36.0)        (93.6)
--------------------------------------------------------------------------------------------------------------------
        Total noninterest income                  $54,557       $46,706       $44,357          16.8%          5.3%
====================================================================================================================
    N/M = Not meaningful


NONINTEREST EXPENSE
The banking industry continues to look for efficiency improvements. The challenge is to achieve cost efficiencies while still providing quality customer service. Several ratios are used to evaluate performance, with lower percentages representing positive trends. ONB's efficiency ratio, which is net interest income tax equivalized plus noninterest income, excluding securities gains, divided by noninterest expense, was 55.74% in 1998, 55.76% in 1997 and 58.21% in 1996. ONB's net overhead ratio, noninterest expense less noninterest income divided by average assets, showed more dramatic improvement with 1.76% in 1998, 1.88% in 1997 and 2.06% in 1996. Total noninterest expense grew 5.4% in 1998 compared to a 0.3% decrease in 1997.

Salaries and benefits, which comprised over 50% of total noninterest expense, grew 4.7% in 1998 and 3.4% in 1997. Besides normal salary increases in 1998, incentives rose by $2.2 million. Equipment expense rose 7.8% in 1998 partially due to accelerated depreciation on equipment to be upgraded. Marketing expense increased 7.3% in 1998 after no increase in 1997. In 1997 FDIC insurance premiums dropped $2.4 million after the one-time recapitalization charge in 1996 for SAIF-insured deposits which was $2.5 million for ONB affiliate banks. Other expense grew 11.4% in 1998 after declining in 1997 by 3.4%. The increase was primarily in professional fees which were similar to 1996 levels and outside services due to the outsourcing of credit card processing in 1998.

Table 6 below presents changes in the components of noninterest expense for the years 1996 through 1998.


 NONINTEREST EXPENSE (TABLE 6)
 ($ in thousands)
------------------------------------------------------------------------------------------------------------------
                                                                                                 % Change From
                                                                                                   Prior Year
------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996           1998          1997
------------------------------------------------------------------------------------------------------------------
    Salaries and employee benefits                $90,779       $86,681       $83,815           4.7%          3.4%
    Occupancy expense                               9,093         9,268        10,194          (1.9)         (9.1)
    Equipment expense                              12,921        11,982        11,394           7.8           5.2
    Marketing expense                               5,605         5,226         5,286           7.3          (1.1)
    FDIC insurance premiums                           551           682         3,041         (19.2)        (77.6)
    Data processing expense                         5,348         5,278         5,058           1.3           4.3
    Communications and transportation expense       6,842         6,687         6,631           2.3           0.8
    Other expense                                  26,986        24,214        25,076          11.4          (3.4)
------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                $158,125      $150,018      $150,495           5.4%         (0.3)%
===================================================================================================================


PROVISION FOR INCOME TAXES
ONB records a provision for income taxes currently payable and for income taxes payable in the future which arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. The major differences between the effective tax rate applied to ONB's financial statement income and the federal statutory rate are caused by interest on tax-exempt securities and loans and state income taxes. ONB's effective tax rate was 28.2% in 1998, 29.6% in 1997, and 29.3% in 1996. See Note 7 to the consolidated financial statements for additional details of ONB's income tax provision.



INTERIM FINANCIAL DATA
Table 7 below provides a detailed summary of quarterly results of operations for the years ended December 31, 1998 and 1997. These results contain all normal and recurring adjustments of a material nature necessary for a fair and consistent presentation.


INTERIM FINANCIAL DATA (TABLE 7)
(Unaudited, $ and shares in thousands except per share data)


----------------------------------------------------------------------------------------------------
                                                                    Quarter Ended
----------------------------------------------------------------------------------------------------
                                                  December     September       June          March
                                                    31            30            30            31
----------------------------------------------------------------------------------------------------
    1998:
    Interest income                              $111,105      $111,855      $108,362      $106,587
    Interest expense                               56,642        58,066        55,111        53,240
-----------------------------------------------------------------------------------------------------
      Net interest income                          54,463        53,789        53,251        53,347
    Provision for loan losses                       2,473         2,847         3,097         3,003
    Noninterest income                             14,365        14,016        13,567        12,609
    Noninterest expense                            41,547        39,284        38,871        38,423
-----------------------------------------------------------------------------------------------------
      Income before income taxes                   24,808        25,674        24,850        24,530
    Income taxes                                    6,597         6,637         7,495         7,415
-----------------------------------------------------------------------------------------------------
      Net income from continuing operations        18,211        19,037        17,355        17,115
    Discontinued operations                           --            --         (9,193)         (661)
-----------------------------------------------------------------------------------------------------
      Net income                                  $18,211       $19,037        $8,162       $16,454
=====================================================================================================
    Net income from continuing operations per share:
      Basic                                         $0.63         $0.66         $0.60         $0.59
      Diluted                                        0.62          0.64          0.58          0.57
=====================================================================================================
    Net income per share:
      Basic                                         $0.63         $0.66         $0.28         $0.57
      Diluted                                        0.62          0.64          0.28          0.55
=====================================================================================================
    Weighted average shares:
      Basic                                        28,757        28,937        29,110        28,814
      Diluted                                      29,895        30,145        30,340        30,438
=====================================================================================================

    1997:
    Interest income                              $106,993      $106,126      $103,620       $99,872
    Interest expense                               54,286        53,846        51,143        48,661
-----------------------------------------------------------------------------------------------------
      Net interest income                          52,707        52,280        52,477        51,211
    Provision for loan losses                       3,392         3,001         2,811         2,818
    Noninterest income                             12,551        11,607        11,203        11,345
    Noninterest expense                            37,308        37,128        38,183        37,399
-----------------------------------------------------------------------------------------------------
      Income before income taxes                   24,558        23,758        22,686        22,339
    Income taxes                                    7,508         6,627         6,807         6,734
-----------------------------------------------------------------------------------------------------
      Net income from continuing operations        17,050        17,131        15,879        15,605
    Discontinued operations                        (5,400)         (451)          393           453
-----------------------------------------------------------------------------------------------------
      Net income                                  $11,650       $16,680       $16,272       $16,058
=====================================================================================================
    Net income from continuing operations per share:
      Basic                                         $0.59         $0.59         $0.55         $0.53
      Diluted                                        0.57          0.57          0.53          0.51
=====================================================================================================
    Net income per share:
      Basic                                         $0.40         $0.58         $0.56         $0.55
      Diluted                                        0.39          0.56          0.54          0.53
=====================================================================================================
    Weighted average shares:
      Basic                                        28,826        28,947        29,174        29,396
      Diluted                                      30,493        30,619        30,849        31,070
=====================================================================================================


                                FINANCIAL CONDITION

OVERVIEW
Total assets reached $6.2 billion at December 31, 1998, 8.4% higher than the prior year-end. Loans increased $432.0 million or 11.6%. Total liabilities grew $460.4 million or 8.8% over 1997. Deposits rose 3.4% or $144.7 million while other sources funded the remainder of the asset growth.

INVESTMENT SECURITIES
Investment securities at December 31, 1998 comprised over 25% of total assets and were up $29.9 million, 1.9% over 1997. The growth occurred chiefly in U.S. Government agency and municipal securities where better yield and spread opportunities existed during the year.

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

At December 31, 1998, ONB held investment securities issued by the certain states and their political subdivisions with the following aggregate market value: $74.8 million by Indiana and $72.1 million by Illinois. There were no other concentrations of investment securities issued by an individual state and its political subdivisions which were greater than 10% of shareholders' equity.

Average yields on the investment securities portfolio are calculated on a taxable equivalent basis. Yields are based on the amortized cost and are weighted for the scheduled maturity of each investment. At year-end, average yields for the entire portfolio were 6.96% in 1998, 7.21% in 1997, and 7.13% in 1996.The portfolio yield decline reflected the lower reinvestment rates experienced in 1998.

Table 8 below presents the maturity distribution of the investment portfolio, along with weighted average yields thereon.


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES (TABLE 8)
($ in thousands)
----------------------------------------------------------------------------------------------------------------
                                                   December 31, 1998
----------------------------------------------------------------------------------------------------------------
                                     Within     1 - 5    5 - 10    Beyond
                                     1 Year     Years    Years    10 Years     Total         1997        1996
----------------------------------------------------------------------------------------------------------------
    FAIR VALUE:
    U.S. Treasury                 $  41,077    $46,938     --     $     41  $  88,056   $  117,188   $  154,524
    U.S. Government agencies
      and corporations              112,117    136,610     --          --     248,727      226,005      222,993
    Mortgage-backed securities       65,540    451,311   175,460    25,853    718,164      725,439      633,270
    States and political
      subdivisions                   26,957    246,944   158,839    53,707     486,447     452,933      462,378
    Other securities                   --            5     --       55,483      55,488      45,411       41,484
----------------------------------------------------------------------------------------------------------------
        Total                      $245,691   $881,808  $334,299  $135,084  $1,596,882  $1,566,976   $1,514,649
================================================================================================================

    AMORTIZED COST:
    U.S. Treasury                  $ 40,725    $45,611     --     $     40   $  86,376  $  116,135   $  153,630
    U.S. Government agencies
      and corporations              111,396    132,233     --          --      243,629     222,886      222,244
    Mortgage-backed securities       65,330    446,112   175,276    25,573     712,291     716,961      632,065
    States and political
      subdivisions                   26,538    238,033   150,614    52,627     467,812     438,020      452,720
    Other securities                   --            5     --       55,483      55,488      45,411       40,856
----------------------------------------------------------------------------------------------------------------
        Total                      $243,989   $861,994  $325,890  $133,723  $1,565,596  $1,539,413   $1,501,515
================================================================================================================
    Weighted average yield, based
    on amortized cost(taxable
    equivalent basis)                 6.81%      7.01%     7.01%     6.84%       6.96%       7.21%        7.13%
================================================================================================================


LENDING AND LOAN ADMINISTRATION
The key to ONB's success has long been its credit culture which features decision-making near the customer with corporate oversight. Affiliate loan personnel have the authority to extend credit under guidelines established and administered by ONB's Credit Policy Committee. This committee, which meets quarterly, includes members of ONB's executive management and, on a rotating basis, outside members of the Board of Directors and affiliate bank management. The committee monitors credit quality through its review of information such as delinquencies, problem loans, and charge-offs. The committee regularly reviews the loan policy to assure it remains
appropriate for the current lending environment.   Executive and credit
committees at the banks provide additional knowledge, judgment, and experience to ONB's lending administration.

ONB maintains an independent corporate loan review program. The loan review system evaluates loan administration, credit quality, loan documentation, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes periodic on-site visits as well as regular off-site reviews of problem loan reports, delinquencies, and charge-offs.

ONB's affiliates lend to commercial customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. ONB's policy is to concentrate its lending activity in the geographic market areas it serves, primarily Indiana, Illinois, and
Kentucky.   ONB has no concentration of loans in any single industry
exceeding 10% of its portfolio nor does its portfolio contain any loans to finance speculative transactions, such as large, highly leveraged buyouts or loans to foreign countries.

The 11.6% loan growth in 1998 was reflected in most major categories. Commercial real estate led the loan types with a 23.9% increase after 14.0% growth in 1997. Commercial loans rose 14.8% following 11.2% in 1997. In 1998 commercial loans include a $60.7 million loan on the sale of ONB's consumer finance subsidiary which will mature April 1999. Residential real estate loans grew 10.1% in 1998 and 8.7% in 1997. Consumer credit declined 3.2% in 1998, similar to 1997. The portfolio is well diversified with 24% of the portfolio in commercial loans, 23% in commercial real estate, 38% in residential real estate, and 16% in consumer credit.

ONB's commercial lending is primarily to small to medium-sized businesses in various industries in its region. Commercial real estate loans are generally made to similar companies in ONB's geographical area. These industries have been stable in ONB's market area and provide opportunities for growth. A significant percentage of commercial and financial loans are due within one year, reflecting the short-term nature of a large portion of these loans. Table 9 on page 24 presents the maturity distribution and rate sensitivity of loans and an analysis of loans with predetermined and floating interest rates.

Residential real estate loans, primarily 1-4 family properties, represent the most significant portion of the loan portfolio. ONB's portfolio includes both adjustable rate and higher yielding, fixed rate loans.

Consumer loans include automobile loans, personal and home equity loans and lines of credit, student loans, and credit card loans.

Loans in most categories have grown steadily over the past four years. Commercial loans increased an average of 6.5% per year between 1994 and 1998. Commercial real estate grew 15.2% and residential real estate loans grew 8.4% over the same period. Consumer loans remained relatively unchanged. Table 10 on page 24 presents the composition of the loan portfolio for each of the last five years.


 DISTRIBUTION OF LOAN MATURITIES AT DECEMBER 31, 1998 (TABLE 9)
 ($ in thousands)
----------------------------------------------------------------------------------------------------
                                                  Within         1-5          Beyond
                                                  1 Year        Years         5 years       Total
----------------------------------------------------------------------------------------------------
    Commercial                                   $588,511      $279,127      $114,521    $  982,159
    Economic development bonds                      3,900         7,510         8,935        20,345
----------------------------------------------------------------------------------------------------
        Total                                    $592,411      $286,637      $123,456    $1,002,504
====================================================================================================
    Predetermined interest rates                 $214,371      $130,515      $ 44,243    $  389,129
    Floating interest rates                       378,040       156,122        79,213       613,375
----------------------------------------------------------------------------------------------------
        Total                                    $592,411      $286,637      $123,456    $1,002,504
====================================================================================================


 LOAN PORTFOLIO AT YEAR-END (TABLE 10)
 ($ in thousands)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Four Year
                                                   1998          1997          1996          1995          1994    Growth Rate
-------------------------------------------------------------------------------------------------------------------------------
    Commercial                                 $  982,159    $  855,737    $  769,889    $  723,455    $  764,173      6.5%
    Economic development bonds                     20,345        22,953        26,424        27,675        30,928     (9.9)
    Commercial real estate                        944,615       762,505       668,671       573,829       536,620     15.2
    Residential real estate                     1,560,695     1,416,963     1,303,283     1,238,772     1,131,805      8.4
    Consumer credit                               663,186       684,972       719,062       724,305       665,055     (0.1)
-------------------------------------------------------------------------------------------------------------------------------
        Total loans                             4,171,000     3,743,130     3,487,329     3,288,036     3,128,581      7.5%
        Less: Unearned income                       8,759        12,928        20,420        26,290        29,761  ============
------------------------------------------------------------------------------------------------------------------
        Subtotal                                4,162,241     3,730,202     3,466,909     3,261,746     3,098,820
        Less: Allowance for loan losses            49,437        46,233        41,448        40,917        41,943
------------------------------------------------------------------------------------------------------------------
        Net loans                              $4,112,804    $3,683,969    $3,425,461    $3,220,829    $3,056,877
==================================================================================================================
    COMPOSITION OF LOAN PORTFOLIO BY TYPE
    Commercial and development                       24.1%        23.6%        23.0%         23.0%         25.7%
    Commercial real estate                           22.7         20.4         19.3          17.6          17.3
    Residential real estate                          37.5         38.0         37.6          38.0          36.5
    Consumer credit                                  15.7         18.0         20.1          21.4          20.5
------------------------------------------------------------------------------------------------------------------



The adequacy of the allowance for loan losses is evaluated on a quarterly basis at both the affiliate and holding company levels. This evaluation is based on reviews of specific loans, changes in the loan type and volume of the portfolios given current and anticipated economic conditions, and historical loss experience. Loans are charged off when they are deemed uncollectible.

Charge-offs, net of recoveries, totaled $8.2 million in 1998, compared to $7.2 million in 1997 and $10.2 million in 1996 with elevated consumer charge-offs in 1996. Recognizing the changing nature and risk of consumer lending, management reevaluated its underwriting policies in 1997. Management believes the revised policies more appropriately address the risk in the consumer area, and the lower subsequent charge-off levels reflected efforts to manage this risk. Net charge-offs to average loans have consistently ranged from 0.20% to 0.30% for the last five years.

ONB makes monthly provisions at levels deemed necessary to provide assurance that the allowance for loan losses is sufficient to absorb estimated losses in the loan portfolio. For homogeneous loans, such as residential mortgage, consumer, and credit card, provision levels are determined using historic loss factors. For non-homogeneous loans, management allocates specific losses to loans in the highest risk categories with provisions for the remainder of the portfolio using historic loss factors. In addition, provisions reflect other risks affecting the loan portfolio, such as economic conditions in the geographic area, specific industry financial conditions, experience of lending staff and borrower risk associated with Year 2000. The provision for loan losses was $11.4 million in 1998, slightly lower than the $12.0 million in 1997, but greater than the $10.7 million in 1996.


Table 11 below summarizes activity in the allowance for loan losses for the years 1994 through 1998, along with an allocation of the year-end balances and related statistics for the allowance and net charge-offs.


ALLOWANCE FOR LOAN LOSSES (TABLE 11)
($ in thousands)
------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996          1995          1994
------------------------------------------------------------------------------------------------------------------
    ANALYSIS:
    Allowance for loan losses,January 1           $46,233       $41,448       $40,917       $41,943       $42,425
------------------------------------------------------------------------------------------------------------------
    Loans charged off:
      Commercial                                    3,395         2,955         4,211         4,912         4,594
      Commercial and residential real estate        1,096           609           670           973           697
      Consumer credit                               7,028         8,078         9,668         5,335         5,465
------------------------------------------------------------------------------------------------------------------
        Total charge-offs                          11,519        11,642        14,549        11,220        10,756
------------------------------------------------------------------------------------------------------------------
    Recoveries on charged-off loans:
      Commercial                                    1,314         1,530         2,274         1,632         1,191
      Commercial and residential real estate          305         1,148           320           301           186
      Consumer credit                               1,684         1,727         1,775         1,126         1,143
------------------------------------------------------------------------------------------------------------------
        Total recoveries                            3,303         4,405         4,369         3,059         2,520
------------------------------------------------------------------------------------------------------------------
    Net charge-offs                                 8,216         7,237        10,180         8,161         8,236
    Provision charged to expense                   11,420        12,022        10,711         7,135         7,754
------------------------------------------------------------------------------------------------------------------
    Allowance for loan lossses,December 31        $49,437       $46,233       $41,448       $40,917       $41,943
==================================================================================================================
    Average loans for the year                 $3,912,903    $3,564,026    $3,349,000    $3,186,731    $2,928,347
    Allowance/year-end loans                         1.19%         1.24%         1.20%         1.25%         1.35%
    Allowance/average loans                          1.26          1.30          1.24          1.28          1.43
    Net charge-offs/average loans                    0.21          0.20          0.30          0.26          0.28
------------------------------------------------------------------------------------------------------------------
    ALLOCATION AT DECEMBER 31:
    Commercial                                    $23,175       $23,337       $19,657       $22,207       $23,160
    Commercial and residential real estate         11,645        11,828        11,533        11,633        11,219
    Consumer credit                                14,617        11,068        10,258         7,077         7,564
------------------------------------------------------------------------------------------------------------------
        Total                                     $49,437       $46,233       $41,448       $40,917       $41,943
==================================================================================================================

Assets determined by the various evaluation processes to be under-performing receive special attention by ONB and the affiliate banks. Under-performing assets consist of: 1) nonaccrual loans where the ultimate collectibility of interest is uncertain, but the principal is considered collectible; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because the borrower's financial condition deteriorated; 3) loans with principal or interest past due ninety (90) days or more; and 4) foreclosed properties. Each month, problem loan reports are prepared and reviewed at both the affiliate and holding company levels. These reports include loans which show signs of being unable to meet debt obligations in the normal course of business, carry other characteristics deemed by bank management to warrant special attention, or have been criticized by regulators in the examination process. Besides the loans classified as under-performing, management closely monitors loans totaling $102.5 million at December 31, 1998, for the borrowers' ability to comply with present repayment terms. For these loans the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the portfolio's general condition and in establishing the allowance for loan losses.

Under-performing assets as of year-end totalled $22.5 million in 1998 and $18.7 million in 1997. As a percent of total loans and foreclosed properties, under-performing assets at December 31 were fairly consistent with 0.54% in 1998, 0.50% in 1997, and 0.54% in 1996. The growth in nonaccruals in 1998 reflected a conservative nonaccrual policy and not a general deterioration of the portfolio. At December 31, 1998, the allowance for loan loss to under-performing assets ratio was 219.51%, comparable to 246.35% in 1997 and 220.18% in 1996. Said in another way, in 1998 ONB had set aside $2.20 for every dollar of under-performing assets.

Table 12 below presents the components of under-performing assets as of December 31, for the last five years.


UNDER-PERFORMING ASSETS (TABLE 12)
($ in thousands)
------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996          1995          1994
------------------------------------------------------------------------------------------------------------------
    Nonaccrual loans                              $16,001       $11,233       $12,501       $ 6,919       $ 9,330
    Renegotiated loans                                116           248           746         1,120         1,280
    Past due loans (90 days or more):
      Commercial                                    1,003         1,394           980         1,499         1,169
      Commercial and residential real estate        1,952         2,167         1,265         2,602         2,102
      Consumer                                        970           844           700         1,059         1,257
------------------------------------------------------------------------------------------------------------------
        Total                                       3,925         4,405         2,945         5,160         4,528
------------------------------------------------------------------------------------------------------------------
    Foreclosed properties                           2,480         2,881         2,633         1,733         1,702
------------------------------------------------------------------------------------------------------------------
     Total under-performing assets                $22,522       $18,767       $18,825       $14,932       $16,840
==================================================================================================================
    Under-performing assets as a %
      of total loans and
      foreclosed properties                          0.54%         0.50%        0.54%          0.46%         0.54%
    Allowance for loan loss/under-performing
      assets                                       219.51        246.35        220.18        274.02        249.07
------------------------------------------------------------------------------------------------------------------


Interest income of approximately $1.4 million would have been recorded in 1998 on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded in 1998 on nonaccrual and restructured loans was $0.4 million.

DEPOSITS
Customer deposits provide the core funding needs and include noninterest-bearing demand, regular savings and NOW accounts, money market accounts, and small denomination certificates of deposit. Average core deposits increased 1.7% in 1998 compared to the 1.4% in 1997. Other time deposits increased over 3% in both 1998 and 1997 and demand deposits rose 3.2% in 1998. Money market deposits declined in 1998 and 1997 after a special promotion in 1996.

Table 13 below presents changes in the average balances of all funding sources for the years 1996 through 1998.


FUNDING SOURCES - AVERAGE BALANCE (TABLE 13)
($ in thousands)
---------------------------------------------------------------------------------------------------------
                                                                                           % Change From
                                                                                             Prior Year
---------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996      1998      1997
---------------------------------------------------------------------------------------------------------
    Demand deposits                            $  468,024    $  453,616    $  450,004     3.2%      0.8%
    NOW deposits                                  456,874       448,831       444,427     1.8       1.0
    Savings deposits                              463,158       479,465       479,863    (3.4)     (0.1)
    Money market deposits                         645,569       652,796       666,462    (1.1)     (2.1)
    Other time deposits                         1,937,914     1,872,047     1,813,209     3.5       3.2
---------------------------------------------------------------------------------------------------------
        Total core deposits                     3,971,539     3,906,755     3,853,965     1.7       1.4
---------------------------------------------------------------------------------------------------------
    Certificates of deposit $100,000 and over     388,676       324,109       283,323    19.9      14.4
    Short-term borrowings                         402,643       409,671       293,523    (1.7)     39.6
    Other Borrowings                              543,830       309,671       192,795    75.6      60.6
---------------------------------------------------------------------------------------------------------
        Total funding sources                  $5,306,688    $4,950,206    $4,623,606     7.2%      7.1%
=========================================================================================================


The average balance of large certificates grew $64.6 million or 19.9% in 1998 compared to the prior year. Other borrowings increased $234.2 million
and primarily include FHLB advances.   Table 14 below presents a maturity
distribution for certificates of deposit with denominations of $100,000 or more.


 CERTIFICATES OF DEPOSIT, $100,000 AND OVER (TABLE 14)
 ($ in thousands)
---------------------------------------------------------------------------------------------------------------------
                                                           Maturity Distribution
                                      -------------------------------------------------------
                            Year-End        1-90         91-180       181-365       Beyond      Interest     Average
                            Balance         Days          Days          Days        1 Year      Expense       Rate
---------------------------------------------------------------------------------------------------------------------
    1998                   $366,450      $140,716       $89,414       $74,756       $61,564      $22,199       5.71%
    1997                    359,695       158,266        72,299        53,954        75,176       18,916       5.84
    1996                    257,988        98,035        44,632        65,271        50,050       14,666       5.18
---------------------------------------------------------------------------------------------------------------------


BORROWINGS
Other short-term sources of funds include overnight borrowings from other financial institutions, securities sold under agreements to repurchase which generally mature within 30 days, and borrowings under U.S. Treasury demand notes. Borrowings from FHLB include both short- and long-term maturities. Medium term notes and convertible subordinated debentures provide longer term funds.

Collectively, the average short-term borrowings decreased $7.0 million or 1.7% in 1998. Short-term rates on borrowings adjusted more slowly than long-term rates which made long-term funding more attractive.

Table 15 below presents the distribution of ONB's short-term borrowings and the weighted average interest rates thereon for each of the last three years.



SHORT-TERM BORROWINGS (TABLE 15)
($ in thousands)
-------------------------------------------------------------------------------------
                                                                             Other
                                                Funds       Repurchase    Short-term
                                              Purchased     Agreements    Borrowings
-------------------------------------------------------------------------------------
    1998:
    Outstanding at year-end                   $294,575      $192,868      $ 18,877
    Average amount outstanding                  82,061       213,535       107,047
    Maximum amount outstanding at
      any month-end                            294,575       233,308       174,558
    Weighted average interest rate:
      During year                                5.58%         4.90%         5.77%
      End of year                                5.35          4.53          5.10
-------------------------------------------------------------------------------------
   1997:
    Outstanding at year-end                   $170,675      $215,878      $ 56,133
    Average amount outstanding                  73,733       220,074       115,864
    Maximum amount outstanding at
      any month-end                            170,675       244,722       192,048
    Weighted average interest rate:
      During year                                5.57%         4.98%         6.23%
      End of year                                6.34          5.18          5.87
-------------------------------------------------------------------------------------
   1996:
    Outstanding at year-end                   $ 57,175      $177,463      $101,347
    Average amount outstanding                  35,563       204,837        53,123
    Maximum amount outstanding at
      any month-end                             90,875       217,337       116,965
    Weighted average interest rate:
      During year                                5.39%          4.72%         6.05%
      End of year                                6.25           4.89          6.14
-------------------------------------------------------------------------------------


In 1997 ONB registered a $150 million medium term note program and issued $10 million in 1998 and $54.3 million in 1997. These borrowings, combined with prior issuances, totaled $96.3 million at December 31, 1998 and have a weighted average effective interest rate of 6.81% with maturities between 2000 and 2007. The funds were used to reduce ONB's lines of credit.

Holders of ONB's 8% convertible debentures converted principal amounts of $8.4 million in 1998 and $0.2 million in 1997. These conversions resulted in the issuance of common stock shares totaling 415,597 in 1998 and 7,727 in 1997 with an offsetting increase in shareholders' equity.


CAPITAL RESOURCES

Shareholders' equity reached $494.6 million or 8.0% of total assets at December 31, 1998, and $477.2 million or 8.4% at December 31, 1997. ONB paid $0.88 cash dividends per share in 1998 which totaled $25.3 million (restated for the 5% stock dividend paid in January 1999).

Treasury shares were repurchased to provide shares for reissuance under ONB's dividend reinvestment and stock purchase plan and stock dividends. Treasury shares repurchased reduced shareholders' equity by $46.7 million in 1998 and $36.1 million in 1997. Shares reissued pursuant to the above programs and in connection with conversions of ONB's subordinated debentures added to shareholders' equity $25.1 million in 1998 and $9.7 million in 1997.

ONB and the banking industry are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can elicit certain mandatory actions by regulators that, if undertaken, could have a direct material effect on ONB's financial statements. Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against assets and certain off-balance-sheet items. Certain ratios weight these assets based on risk characteristics according to regulatory accounting practices. At December 31, 1998, ONB and it affiliate banks exceeded the regulatory minimums and met the regulatory definition of well-capitalized. ONB's capital ratios and the regulatory guidelines are presented in Table 16 below.


CAPITAL STRUCTURE AND REGULATORY GUIDELINES (TABLE 16)
($ in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                            Regulatory Guidelines                       December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                          Minimum       Well-Capitalized      1998          1997          1996
--------------------------------------------------------------------------------------------------------------------------------
    TIER 1 CAPITAL:
      Shareholders' equity (1)                                                             $475,620      $460,663      $450,646
      Less intangibles                                                                      (11,630)      (13,759)      (13,750)
--------------------------------------------------------------------------------------------------------------------------------
        Tier 1 capital                                                                      463,990       446,904       436,896

    TIER 2 CAPITAL:
      Subordinated debentures                                                                21,963        30,407        30,564
      Qualifying allowance for loan losses                                                   49,437        45,935        42,203
--------------------------------------------------------------------------------------------------------------------------------
    Total capital                                                                          $535,390      $523,246      $509,663
================================================================================================================================
      Risk adjusted assets                                                               $4,100,795    $3,674,769    $3,376,237
================================================================================================================================
      Tier 1 capital to risk-adjusted assets                4.00%           6.00%            11.31%        12.16%        12.94%
      Total capital to risk-adjusted assets                 8.00           10.00             13.06         14.24         15.10
      Tier 1 capital to quarterly average assets
        (leverage ratio)                                    4.00            5.00              7.69          7.95          8.29
--------------------------------------------------------------------------------------------------------------------------------

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




            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS
OF OLD NATIONAL BANCORP:

We have audited the accompanying consolidated balance sheet of Old National Bancorp (an Indiana corporation) and affiliates as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Old National Bancorp and affiliates as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                        s/s Arthur Andersen LLP

                                        ARTHUR ANDERSEN LLP



Indianapolis, Indiana,
January 27, 1999.



                                                 OLD NATIONAL BANCORP
                                              CONSOLIDATED BALANCE SHEET
                                              ($ and shares in thousands)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                            1998          1997
-------------------------------------------------------------------------------------------------------------------------------
    ASSETS
    Cash and due from banks                                                                             $ 150,884    $  147,337
    Money market investments:
      Interest-bearing deposits in other banks                                                              5,283        12,528
      Federal funds sold and securities purchased under agreements to resell                               14,082         7,244
-------------------------------------------------------------------------------------------------------------------------------
         Total money market investments                                                                    19,365        19,772
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL CASH AND CASH EQUIVALENTS                                                                  170,249       167,109
-------------------------------------------------------------------------------------------------------------------------------
    Investment securities - available-for-sale, at fair value                                           1,596,882     1,566,976
-------------------------------------------------------------------------------------------------------------------------------
    Loans, net of unearned income                                                                       4,162,241     3,730,202
    Allowance for loan losses                                                                             (49,437)      (46,233)
-------------------------------------------------------------------------------------------------------------------------------
         NET LOANS                                                                                      4,112,804     3,683,969
-------------------------------------------------------------------------------------------------------------------------------
    Premises and equipment, net                                                                            78,267        77,969
    Accrued interest receivable                                                                            48,537        48,555
    Other assets                                                                                          159,229       143,637
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                                  $6,165,968    $5,688,215
===============================================================================================================================
    LIABILITIES
    Deposits:
      Noninterest-bearing demand                                                                       $  528,462    $  502,276
      Interest-bearing:
        NOW accounts                                                                                      498,643       450,381
        Savings accounts                                                                                  464,824       469,589
        Money market accounts                                                                             662,754       660,240
        Certificates of deposit $100,000 and over                                                         366,450       359,695
        Other time                                                                                      1,922,339     1,856,549
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL DEPOSITS                                                                                 4,443,472     4,298,730
-------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings                                                                                 506,320       442,686
    Accrued expenses and other liabilities                                                                 91,728        80,764
    Other borrowings                                                                                      629,868       388,832
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                                              5,671,388     5,211,012
-------------------------------------------------------------------------------------------------------------------------------
    Commitments and contingencies (Note 12)

    SHAREHOLDERS' EQUITY
    Preferred stock, 2,000 shares authorized, no shares issued or outstanding                                  --            --
    Common stock, $1 stated value, 50,000 shares authorized,
      28,686 and 27,457 shares issued and outstanding, respectively                                        28,686        27,457
    Capital surplus                                                                                       350,060       299,988
    Retained earnings                                                                                      96,874       133,218
    Accumulated other comprehensive income, net of tax                                                     18,960        16,540
-------------------------------------------------------------------------------------------------------------------------------
          TOTAL SHAREHOLDERS' EQUITY                                                                      494,580       477,203
-------------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                   $6,165,968    $5,688,215
===============================================================================================================================
    The accompanying notes to consolidated financial statements are an integral part of this statement.



                                             OLD NATIONAL BANCORP
                                       CONSOLIDATED STATEMENT OF INCOME
                               ($ and shares in thousands except per share data)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Years Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                                            1998          1997          1996
-------------------------------------------------------------------------------------------------------------------------------
    INTEREST INCOME
    Loans including fees:
      Taxable                                                                             $336,009      $312,617      $295,580
      Nontaxable                                                                             5,742         4,250         3,897
    Investment securities:
      Taxable                                                                               71,884        75,504        64,392
      Nontaxable                                                                            23,368        23,552        23,694
    Money market investments                                                                   906           688         3,294
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST INCOME                                                             437,909       416,611       390,857
-------------------------------------------------------------------------------------------------------------------------------
    INTEREST EXPENSE
    Savings, NOW and money market deposits                                                  42,079        45,157        46,500
    Certificates of deposit $100,000 and over                                               22,199        18,916        14,666
    Other time deposits                                                                    107,952       104,052       102,255
    Short-term borrowings                                                                   21,206        22,281        14,807
    Other borrowings                                                                        29,623        17,530        11,348
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST EXPENSE                                                            223,059       207,936       189,576
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                                                               214,850       208,675       201,281
    Provision for loan losses                                                               11,420        12,022        10,711
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                               203,430       196,653       190,570
-------------------------------------------------------------------------------------------------------------------------------
    NONINTEREST INCOME
    Trust fees                                                                              13,102        11,766        10,149
    Service charges on deposit accounts                                                     16,207        15,914        15,179
    Loan servicing fees                                                                      5,848         5,623         5,668
    Insurance premiums and commissions                                                       4,837         4,462         4,132
    Investment product fees                                                                  3,432         2,766         2,519
    Bank-owned life insurance                                                                3,860            --            --
    Net securities gains                                                                        32            50           781
    Other income                                                                             7,239         6,125         5,929
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL NONINTEREST INCOME                                                           54,557        46,706        44,357
-------------------------------------------------------------------------------------------------------------------------------
    NONINTEREST EXPENSE
    Salaries and employee benefits                                                          90,779        86,681        83,815
    Occupancy expense                                                                        9,093         9,268        10,194
    Equipment expense                                                                       12,921        11,982        11,394
    Marketing expense                                                                        5,605         5,226         5,286
    FDIC insurance premiums                                                                    551           682         3,041
    Data processing expense                                                                  5,348         5,278         5,058
    Communication and transportation expense                                                 6,842         6,687         6,631
    Other expense                                                                           26,986        24,214        25,076
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL NONINTEREST EXPENSE                                                         158,125       150,018       150,495
-------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                                              99,862        93,341        84,432
    Income taxes                                                                            28,144        27,676        24,747
-------------------------------------------------------------------------------------------------------------------------------
    NET INCOME FROM CONTINUING OPERATIONS                                                   71,718        65,665        59,685
-------------------------------------------------------------------------------------------------------------------------------
    Discontinued operations                                                                 (9,854)       (5,005)          494
-------------------------------------------------------------------------------------------------------------------------------
    NET INCOME                                                                             $61,864       $60,660       $60,179
===============================================================================================================================
    NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
         Basic                                                                               $2.48         $2.26         $1.98
         Diluted                                                                              2.41          2.18          1.92
===============================================================================================================================
    NET INCOME PER COMMON SHARE:
         Basic                                                                               $2.14         $2.09         $2.00
         Diluted                                                                              2.09          2.02          1.94
===============================================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
         Basic                                                                              28,904        29,084        30,130
         Diluted                                                                            30,212        30,755        31,805
===============================================================================================================================
    The accompanying notes to consolidated financial statements are an integral part of this statement.


                                                OLD NATIONAL BANCORP
                              CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                             ($ and shares in thousands)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                          Accumulated
                                                     Common Stock                            Other                         Total
                                                  -----------------  Capital   Retained  Comprehensive  Comprehensive  Shareholders'
                                                   Shares    Amount  Surplus   Earnings     Income         Income         Equity
-----------------------------------------------------------------------------------------------------------------------------------
    BALANCES, DECEMBER 31, 1995                     26,453   $26,453 $253,986   $170,735    $10,250         --           $461,424
    Net income                                        --        --       --       60,179       --          $60,179         60,179
    Unrealized security loss and reclassification
     adjustment, net of $1,403 tax                    --        --       --          --      (2,370)        (2,370)        (2,370)
                                                                                                           --------
    Comprehensive income                              --        --       --          --        --          $57,809           --
    Cash dividends                                    --        --       --      (23,655)      --          ========       (23,655)
    5% stock dividend                                1,277     1,277   47,698    (48,975)      --                            --
    Stock repurchased                               (1,255)   (1,255) (43,606)       --        --                         (44,861)
    Stock reissued under dividend reinvestment
      and stock purchase plan                          262       262    6,596        --        --                           6,858
    Stock reissued due to conversion of
      subordinated debentures                           41        41      910        --        --                             951
---------------------------------------------------------------------------------------------------------               ----------
    BALANCES, DECEMBER 31, 1996                     26,778    26,778  265,584    158,284      7,880                       458,526
    Net income                                        --         --       --      60,660       --         $60,660          60,660
    Unrealized security gain and reclassification
       adjustment, net of $5,769 tax                  --         --       --         --       8,660         8,660           8,660
                                                                                                          -------
    Comprehensive income                              --         --       --         --        --         $69,320            --
    Cash dividends                                    --         --       --     (24,240)      --         =======         (24,240)
    5% stock dividend                                1,307     1,307   60,179    (61,486)      --                            --
    Stock repurchased                                 (877)     (877) (35,257)       --        --                         (36,134)
    Stock reissued under dividend reinvestment
      and stock purchase plan                          241       241    9,333        --        --                           9,574
    Stock reissued due to conversion of
      subordinated debentures                            8         8      149        --        --                             157
---------------------------------------------------------------------------------------------------------               ----------
    BALANCES, DECEMBER 31, 1997                     27,457    27,457  299,988    133,218     16,540                       477,203
    Net income                                        --         --       --      61,864       --         $61,864          61,864
    Unrealized security gain and reclassification
     adjustment, net of $1,303 tax                    --         --       --         --       2,420         2,420           2,420
                                                                                                          -------
    Comprehensive income                              --         --       --         --        --         $64,284            --
    Cash dividends                                    --         --       --     (25,290)      --         =======         (25,290)
    5% stock dividend                                1,366     1,366   71,552    (72,918)      --                            --
    Stock repurchased                                 (954)     (954) (45,748)       --        --                         (46,702)
    Stock reissued under dividend reinvestment
      and stock purchase plan                          402       402   16,239        --        --                          16,641
    Stock reissued due to conversion of
      subordinated debentures                          415       415    8,029        --        --                           8,444
---------------------------------------------------------------------------------------------------------               -----------
    BALANCES, DECEMBER 31, 1998                     28,686   $28,686 $350,060    $96,874    $18,960                      $494,580
=========================================================================================================               ===========
    The accompanying notes to consolidated financial statements are an integral part of this statement.



                                        OLD NATIONAL BANCORP
                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                        ($ in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Years Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              1998          1997          1996
--------------------------------------------------------------------------------------------------------------------------------
    CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                              $61,864       $60,660       $60,179
--------------------------------------------------------------------------------------------------------------------------------
    Adjustments to reconcile net income to cash provided by operating activities:
      Depreciation                                                                           10,104         9,112         8,285
      Amortization of intangible assets                                                       1,165         1,277         1,435
      Net premium amortization on investment securities                                       2,624         1,658         2,200
      Provision for loan losses                                                              11,420        12,022        10,711
      Net securities gains                                                                      (32)          (50)         (781)
      (Gain) loss on sale of other assets                                                      (820)         (223)          254
      (Increase) decrease in interest receivable                                                 18        (1,871)          526
      Increase in other assets                                                              (16,552)      (30,300)      (55,879)
      Increase in accrued expenses and other liabilities                                      9,661        10,119         4,237
--------------------------------------------------------------------------------------------------------------------------------
        Total adjustments                                                                    17,588         1,744       (29,012)
--------------------------------------------------------------------------------------------------------------------------------
      Net cash flows provided by operating activities                                        79,452        62,404        31,167
--------------------------------------------------------------------------------------------------------------------------------
    CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of investment securities available-for-sale                                   (598,163)     (401,094)     (453,068)
    Proceeds from maturities of investment securities available-for-sale                    458,976       301,722       333,963
    Proceeds from sales of investments securities available-for-sale                        110,412        59,866        29,372
    Net principal collected from (loans made to) customers:
      Commercial                                                                           (125,895)      (83,802)      (47,120)
      Commercial and residential real estate, net of loans originated for sale             (326,633)     (206,975)     (159,703)
      Consumer                                                                               12,273        20,247        (8,520)
    Residential real estate loans originated for sale                                       (67,145)      (26,775)      (44,400)
    Proceeds from sale of mortgage loans                                                     67,752        26,979        44,734
    Proceeds from sale of premises and equipment                                                682           976         1,059
    Purchase of premises and equipment                                                      (11,076)      (10,082)      (12,987)
--------------------------------------------------------------------------------------------------------------------------------
      Net cash flows used in investing activities                                          (478,817)     (318,938)     (316,670)
--------------------------------------------------------------------------------------------------------------------------------
    CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits, short-term and other borrowings:
      Noninterest-bearing demand deposits                                                    26,186       (10,005)       36,562
      Savings, NOW and money market deposits                                                 46,011       (63,840)       35,530
      Certificates of deposit $100,000 and over                                               6,755       101,707       (27,473)
      Other time deposits                                                                    65,790         2,844        40,323
      Short-term borrowings                                                                  63,634       106,701        72,643
      Other borrowings                                                                      251,480        96,444       111,891
    Net (payments on) proceeds from medium term notes                                        (2,000)       54,300        (6,000)
    Cash dividends paid                                                                     (25,290)      (24,240)      (23,655)
    Common stock repurchased                                                                (46,702)      (36,134)      (44,861)
    Common stock reissued, net of shares used to convert subordinated debentures             16,641         9,574         6,858
--------------------------------------------------------------------------------------------------------------------------------
      Net cash flows provided by financing activities                                       402,505       237,351       201,818
--------------------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents                                      3,140       (19,183)      (83,685)
    Cash and cash equivalents at beginning of period                                        167,109       186,292       269,977
--------------------------------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT END OF PERIOD                                             $170,249      $167,109      $186,292
================================================================================================================================
    The accompanying notes to consolidated financial statements are an integral part of this statement.


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


LOANS
Loans are stated at the principal amount outstanding. Interest income is accrued on the principal balances of loans outstanding, except on discounted loans which are recognized using other methods that generally approximate the interest method. A loan is generally placed on nonaccrual status when principal or interest becomes 90 days past due unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collection of principal or interest. Interest accrued during the current year on such loans is reversed against earnings. Interest accrued in the prior year, if any, is charged to the allowance for loan losses.

As an element of managing interest rate risk exposure, certain
ONB affiliate banks pre-sell fixed rate mortgage loans to third parties. At December 31, 1998, approximately $2.1 million of such mortgage loans were held and carried at cost which approximated market value.

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

Total acquisition costs over the fair value of net assets acquired was $11.7 million at December 31, 1998 and is being amortized on the straight-line basis over periods ranging from 20 to 25 years. The recoverability of such assets and their carrying value are periodically evaluated.

NET INCOME PER SHARE
Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note 9) and all mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the earliest year presented.
Diluted net income per share is computed as above and assumes the conversion of outstanding subordinated debentures (Note 10). Below is a table reconciling basic and diluted earnings per share ("EPS").


  NOTE 1 - EARNINGS PER SHARE RECONCILIATION
 ($ and shares in thousands except per share data)
-------------------------------------------------------------------------------------------------------------------------------
                                     For the Year Ended              For the Year Ended                 For the Year Ended
                                     December 31, 1998                December 31, 1997                 December 31, 1996
-------------------------------------------------------------------------------------------------------------------------------
                                                     Per-Share                       Per-Share                       Per-Share
                                 Income     Shares    Amount      Income    Shares    Amount     Income    Shares     Amount
-------------------------------------------------------------------------------------------------------------------------------
    BASIC EPS
    Income from continuing
     operations available to
     common stockholders        $71,718     28,904     $2.48     $65,665    29,084    $2.26      $59,685    30,130      $1.98
                                                      =======                        =======                           =======
    EFFECT OF
    DILUTIVE SECURITIES
    Stock options                 --            66                    --        99                     --       95
    8% convertible debentures     1,138      1,242                 1,469     1,572                 1,477     1,580
---------------------------------------------------            --------------------            --------------------
    DILUTED EPS
    Income from continuing
     operations available to
     common stockholders
     + assumed conversions      $72,856     30,212     $2.41     $67,134    30,755    $2.18      $61,162    31,805      $1.92
===============================================================================================================================


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


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STATEMENT OF CASH FLOWS DATA
For the purpose of presentation in the accompanying Statement of Cash Flows, cash and cash equivalents are defined as cash, due from banks, and money market investments. Cash paid during the years ended December 31, 1998, 1997, and 1996, for interest was $219.9 million, $203.4 million, and $189.9 million, respectively. Total income tax payments during 1998, 1997, and 1996, were $22.4 million, $25.1 million, and $24.1 million, respectively.

IMPACT OF ACCOUNTING CHANGES
Effective January 1, 1998, ONB adopted the provisions of SFAS No.
130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components.

Effective January 1, 1998, ONB adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information on operating segments.

The adoption of both above statements did not have a material impact on ONB's financial condition or its results of operations.

In June 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for ONB). ONB doesn't expect the impact of this statement will be material to the results of operations or its financial position, due to its limited use of derivative instruments.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform with the 1998 presentation. Such reclassifications had no effect on net income.

NOTE 2 - BUSINESS COMBINATIONS AND DISCONTINUED OPERATIONS

Mergers-Pending

On May 27, 1998, ONB and Southern Bancshares LTD ("Southern") of Carbondale, Illinois, executed a definitive merger agreement.
ONB will issue common shares in exchange for all of the outstanding common shares of Southern. The transaction will be accounted for as a pooling-of-interests. As of December 31, 1998, Southern's financial statements reflected $254.6 million in total assets, net loans of $190.1 million, total deposits of $225.5 million and net income for the twelve months then ended of $2.4 million. This merger was consummated in January 29, 1999.

On October 29, 1998, ONB and Dulaney Bancorp (Dulaney) of Marshall, Illinois, executed a definitive merger agreement. ONB will issue common shares in exchange for all of the outstanding common shares of Dulaney. The transaction will be accounted for as a pooling-of-interests. As of December 31, 1998, Dulaney's financial statements reflected $38.9 million in total assets, net loans of $19.5 million, total deposits of $31.8 million and net income for the twelve months then ended of $339 thousand. This merger was consummated on February 5,1999.

Discontinued Operations

In April 1998, ONB announced it would look at exit strategies from its sub-prime lending affiliate, Consumer Acceptance Corporation (CAC). During June 1998, ONB finalized the sale of CAC's sub-prime auto loans, which closed in July 1998. ONB has accounted for this entity as discontinued operations on the consolidated financial statements. Net assets of the entity which were included in other assets were $79.2 million at December 31, 1997. The loss on discontinued operations included interest expense of $2.6 million in 1998, $2.3 million in 1997, and $1.1 million in 1996. Interest expense was directly attributable to the debt associated to this business unit. Income (loss) from discontinued operations for the years ended December 31, 1998, 1997, and 1996 were as follows ($ in thousands):


38


--------------------------------------------------------------------------------------------------------
                                                                        Years Ended December 31
--------------------------------------------------------------------------------------------------------
                                                               1998               1997            1996
--------------------------------------------------------------------------------------------------------
Income (loss) before taxes from operations of
  discontinued operations                                    $(7,943)           $(8,346)           $816
Income tax expense (benefit)                                  (3,183)            (3,341)            322
--------------------------------------------------------------------------------------------------------
Income (loss) from operations of discontinued operations      (4,760)            (5,005)            494
--------------------------------------------------------------------------------------------------------
Loss before taxes from disposal of discontinued operations    (8,489)                -               -
Income tax benefit                                            (3,395)                -               -
--------------------------------------------------------------------------------------------------------
Loss from disposal of discontinued operations                 (5,094)                -               -
--------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                   $(9,854)           $(5,005)           $494
========================================================================================================
Income (loss) from discontinued operations per common share
   Basic                                                     $ (0.34)            $(0.17)          $0.02
   Diluted                                                     (0.32)             (0.16)           0.02
========================================================================================================


NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the investment securities portfolio at December 31, 1998 and 1997, and the corresponding amounts of unrealized gains and losses therein ($ in thousands):


---------------------------------------------------------------------------------------------------
                                                                Available-for-Sale
---------------------------------------------------------------------------------------------------
                                               Amortized     Unrealized      Unrealized       Fair
                                                  Cost          Gains          Losses        Value
---------------------------------------------------------------------------------------------------
   December 31, 1998
    U.S. Treasury                              $   86,376      $  1,682      $     (2)   $   88,056
    U.S. Government agencies
      and corporations                            243,629         5,170           (72)      248,727
    Mortgage-backed securities                    712,291         6,577          (704)      718,164
    State and political subdivisions              467,812        18,860          (225)      486,447
    Other securities                               55,488            --            --        55,488
---------------------------------------------------------------------------------------------------
        Total                                  $1,565,596      $ 32,289      $ (1,003)   $1,596,882
===================================================================================================
    December 31, 1997
    U.S. Treasury                              $  116,135      $  1,130      $    (77)   $  117,188
    U.S. Government agencies
      and corporations                            222,886         3,466          (347)      226,005
    Mortgage-backed securities                    716,961         9,291          (813)      725,439
    State and political  subdivisions             438,020        15,059          (146)      452,933
    Other securities                               45,411            --            --        45,411
---------------------------------------------------------------------------------------------------
       Total                                  $1,539,413      $ 28,946      $ (1,383)   $1,566,976
===================================================================================================


The amortized cost and fair value of the investment securities portfolio at December 31, 1998 and 1997, are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investment securities available-for-sale were $110.4 million in 1998 and $59.9 million in 1997. In 1998 realized gains and losses were $0.1 million and $0.0 million, respectively. In 1997 realized gains and losses were $0.3 million and $0.2 million.

At December 31, investment securities were pledged to secure public and other funds with a carrying value of $612 million in 1998 and $564 million in 1997.


 ($ in thousands)
----------------------------------------------------------------------------------------------------
                                                          1998                          1997
----------------------------------------------------------------------------------------------------
                                               Amortized        Fair         Amortized        Fair
                                                  Cost         Value            Cost         Value
----------------------------------------------------------------------------------------------------
    Maturity
    Within one year                            $  243,989    $  245,691    $  190,717    $  191,265
    One to five years                             861,994       881,808       903,334       919,815
    Five to ten years                             325,890       334,299       362,688       371,853
    Beyond ten years                              133,723       135,084        82,674        84,043
----------------------------------------------------------------------------------------------------
        Total                                  $1,565,596    $1,596,882    $1,539,413    $1,566,976
====================================================================================================


NOTE 4 - LOANS

The composition of loans at December 31, 1998 and 1997, by lending classification was as follows ($ in thousands):

-------------------------------------------------------------------------
                                                       December 31,
-------------------------------------------------------------------------
                                                    1998          1997
-------------------------------------------------------------------------
    Commercial                                 $  982,159    $  855,737
    Economic development bonds                     20,345        22,953
    Commercial real estate                        944,615       762,505
    Residential real estate                     1,560,695     1,416,963
    Consumer credit, net                          654,427       672,044
-------------------------------------------------------------------------
        Total loans                            $4,162,241    $3,730,202
=========================================================================

Through its affiliates, ONB makes loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing, predominately in its tri-state region. The loan portfolio is diversified with no single industry exceeding
10% of the total.

Executive officers and directors of ONB and significant
subsidiaries and their related interests are loan customers of
ONB's affiliate banks in the normal course of business.  These loans are made on substantially the same terms, including
interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and
involve no unusual risk of collectibility.  An analysis of the
1998 activity of these loans is as follows ($ in thousands):
   ----------------------------------------------------------------------
    Balance, January 1, 1998                                  $  97,697
      New loans                                                 225,828
      Repayments                                               (208,598)
      Officer and director changes                                   76
   ----------------------------------------------------------------------
    Balance, December 31, 1998                                 $115,003
   ======================================================================


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 1998, 1997, and 1996 was as follows ($ in thousands):

--------------------------------------------------------------------------------------
                                                              December 31,
--------------------------------------------------------------------------------------
                                                    1998          1997          1996
--------------------------------------------------------------------------------------
    Balance at beginning of year                  $46,233       $41,448       $40,917
    Additions:
      Provision charged to expense                 11,420        12,022        10,711
    Deductions:
      Loans charged off                            11,519        11,642        14,549
      Recoveries                                   (3,303)       (4,405)       (4,369)
--------------------------------------------------------------------------------------
        Net charge-offs                             8,216         7,237        10,180
--------------------------------------------------------------------------------------
    Balance at end of year                        $49,437       $46,233       $41,448
======================================================================================


At December 31, 1998, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 was $6.1 million with no related allowance and $41.0 million with $8.7 million of related allowance. At December 31, 1997, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 was $6.8 million with no related allowance and $45.0 million with $11.2 million of related allowance.

For the year ended December 31, 1998, the average balance of impaired loans was $49.3 million, for which $2.8 million of interest was recorded. For the year ended December 31, 1997, the average balance of impaired loans was $54.1 million, for which $3.6 million of interest was recorded.



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

OTHER BORROWINGS
The fair value of FHLB borrowings and medium term notes is estimated using rates currently offered for obligations with similar remaining maturities. The fair value of subordinated debentures is estimated using rates currently available to ONB for debt with similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
Loan commitments and standby letters of credit are generally short-term and therefore, their carrying amount is a reasonable estimate of their fair value.

The estimated carrying and fair values of ONB's financial instruments as of December 31, 1998, are as follows ($ in thousands):


-----------------------------------------------------------------------------
                                                      Carrying        Fair
                                                        Value        Value
-----------------------------------------------------------------------------
Financial Assets:
 Cash, due from banks and
    money market investments                       $   170,249  $   170,249
 Investment securities                               1,596,882    1,596,882
 Loans, net                                          4,112,804    4,174,485

Financial Liabilities:
 Deposits                                            4,443,472    4,467,083
 Short-term borrowings                                 506,320      506,320
 Other borrowings                                      629,868      643,278

Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit                        1,007,049    1,007,049
 Letters of credit                                      35,745       35,745
-----------------------------------------------------------------------------


NOTE 7 - INCOME TAXES

Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded in the consolidated statement of income:

--------------------------------------------------------------------------------------
                                                    1998           1997          1996
--------------------------------------------------------------------------------------
Provision at statutory rate                        35.0%          35.0%         35.0%
Tax exempt income                                 (10.1)          (8.8)         (9.7)
State income taxes                                  3.6            4.0           3.6
Other, net                                         (0.3)          (0.6)          0.4
--------------------------------------------------------------------------------------
 Actual tax rate                                   28.2%          29.6%         29.3%
======================================================================================

The provision for income taxes consists of the following
components ($ in thousands):
--------------------------------------------------------------------------------------
                                                    1998           1997          1996
--------------------------------------------------------------------------------------
Income taxes currently payable - federal          $19,857        $20,382       $19,801
Income taxes currently payable - state              5,300          5,187         4,786
Deferred income taxes related to:
   Provision for loan losses                       (2,119)        (2,519)         (996)
   Other, net                                      (1,472)         1,285         1,478
---------------------------------------------------------------------------------------
Deferred income tax expense (benefit)              (3,591)        (1,234)          482
---------------------------------------------------------------------------------------
Provision for income taxes                         $21,566        $24,335       $25,069
=======================================================================================
Provision Detail:
 Continuing operations                             $28,144        $27,676       $24,747
 Discontinued operations                            (6,578)        (3,341)          322
---------------------------------------------------------------------------------------
 Total                                             $21,566        $24,335       $25,069
=======================================================================================


Significant components of ONB's net deferred tax assets at December 31 are as follows
($ in thousands):
--------------------------------------------------------------------------------------
                                                     1998                       1997
--------------------------------------------------------------------------------------
Deferred Tax Assets:
  Allowance for loan losses,net of recapture       $19,415                    $17,296
  Benefit plan accruals                              3,926                      4,110
  Other, net                                         2,348                        174
--------------------------------------------------------------------------------------
     Total deferred tax assets                      25,689                     21,580
--------------------------------------------------------------------------------------
Deferred Tax Liabilities:
 Premises and equipment                             (1,650)                    (2,389)
 Accretion on investment securities                   (852)                      (957)
 Unrealized gain on available-
    for-sale investment securities                 (12,326)                   (11,023)
 Lease receivable, net                              (3,439)                    (2,078)
--------------------------------------------------------------------------------------
    Total deferred tax liabilities                 (18,267)                   (16,447)
--------------------------------------------------------------------------------------
Net deferred tax assets                             $7,422                     $5,133
======================================================================================



NOTE 8 - EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN
ONB has a noncontributory defined benefit retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and compensation during the highest paid five years of employment. ONB's policy is to contribute at least the minimum funding requirement determined by the plan's actuary.

The following table sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December 31, 1998, 1997, and 1996 ($ in thousands):


EMPLOYEE BENEFIT PLANS (CONTINUED)

--------------------------------------------------------------------------------------------
                                                    1998             1997            1996
--------------------------------------------------------------------------------------------
Change in benefit obligation
Benefit obligation at beginning of year           $27,747          $24,356         $20,720
  Service cost                                      2,353            2,169           1,900
  Interest cost                                     2,070            1,884           1,720
  Acquisitions                                          -              262             641
  Benefits paid                                    (4,022)          (2,325)         (1,907)
  Actuarial loss                                    4,085            1,400           1,282
--------------------------------------------------------------------------------------------
Benefit obligation at end of year                  32,233           27,746          24,356
--------------------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets
  at beginning of year                             24,138           21,859          19,943
  Actual return on plan assets                      5,359            4,122           1,707
  Employer contributions                            3,305              188             946
  Transfers                                            84              447           1,328
  Benefits paid                                    (4,022)          (2,325)         (1,907)
  Administrative expenses                            (170)            (153)           (158)
--------------------------------------------------------------------------------------------
Fair value of plan assets at end of year           28,694           24,138          21,859
--------------------------------------------------------------------------------------------
Funded status                                      (3,539)          (3,608)         (2,497)
Unrecognized net actuarial loss                     1,106              446           1,128
Unrecognized transition asset                      (2,127)          (2,488)         (2,850)
Unrecognized prior service cost                       388              445             887
--------------------------------------------------------------------------------------------
Accrued benefit cost                             $ (4,172)         $(5,205)        $(3,332)
============================================================================================
Weighted-average assumptions as of December 31,
Discount rate                                        7.25%           7.75%           8.00%
Expected return on plan assets                       8.00            8.00            8.00
Rate of compensation increase                        5.00            5.00            5.00


The net pension expense and its components were as follows ($ in thousands):
--------------------------------------------------------------------------------------------
                                                    1998              1997            1996
--------------------------------------------------------------------------------------------
Service cost                                     $ 2,353            $ 2,169          $1,900
Interest cost                                      2,070              1,884           1,720
Expected return on plan assets                    (1,866)            (1,693)         (1,691)
Amortization of prior service cost                    58                 58              86
Amortization of transitional asset                  (362)              (362)           (362)
Recognized actuarial loss                             18                  5               -
--------------------------------------------------------------------------------------------
Net pension expense                              $ 2,271            $ 2,061          $1,653
============================================================================================


PROFIT SHARING PLAN
ONB has a profit sharing plan for all employees who have completed one year of service. Contributions to the plan are made when certain consolidated profit conditions are met. Additionally, employees may participate by contributing a percentage of their salary, a portion of which is matched by ONB. ONB's profit sharing expense for the years 1998, 1997, and 1996 was $4.5 million, $4.5 million, and $4.0 million, respectively.

RESTRICTED STOCK PLAN
ONB has a restricted stock plan which covers certain officers of ONB and its affiliates. Shares are earned each year based on the achievement of net income targets. Shares vest over a four-year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. In accordance with the plan, shares vesting were 33,148 in 1998, 28,158 in 1997, and 22,834 in 1996. Expense recorded in 1998, 1997, and 1996 was $1.9 million, $1.2 million, and $0.8 million, respectively.


NOTE 9 - SHAREHOLDERS' EQUITY

STOCK DIVIDEND
A 5% stock dividend was declared on December 10, 1998, and distributed on January 28, 1999. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
ONB has a dividend reinvestment and stock purchase plan under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 1998, 500 thousand authorized and unissued common shares were reserved for issuance under the plan.

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




NOTE 10 - FINANCING ACTIVITIES

LINES OF CREDIT
At December 31, 1998, ONB had $80.0 million in unsecured lines of credit with unaffiliated banks with $72.8 million unused. The lines bear interest at the bank's federal funds rate plus 60 to 80 basis points. During the years 1998, 1997, and 1996, the average interest rates on the lines were 6.25%, 6.26%, and 6.17%, respectively. The lines of credit include various arrangements to maintain compensating balances or pay fees to maintain the line.

FEDERAL HOME LOAN BANK
At December 31, 1998, ONB had $511.6 million borrowed from various Federal Home Loan Banks ("FHLB"). Floating-rate borrowings totaled $53.3 million and will mature in 1999. The remaining borrowings have a fixed interest rate and mature between 1999 and 2018. The weighted average rates of the FHLB borrowings were 5.25% and 5.96% at December 31, 1998 and 1997, respectively. A portion of these borrowings is secured by specific mortgage loans and securities which have a current book values of approximately $465 million and $48 million, respectively. FHLB requires collateral values up to 167% of the amount borrowed.

MEDIUM TERM NOTES
ONB has registered Series A Medium Term Notes in the principal amount of $50 million. The series has been fully issued. At December 31, 1998, a total of $32 million of the notes were outstanding with maturities ranging from two to five years and fixed interest rates ranging from 6.70% to 7.10%.

ONB also has registered Medium Term Notes in the principal amount of $150 million. These notes may be issued with maturities of nine months or more and rates may either be fixed or variable.
At December 31, 1998, a total of $64.3 million of the notes were outstanding, with maturities ranging from four to nine years and fixed interest rates from 6.40% to 7.03%

SUBORDINATED DEBENTURES
ONB has outstanding $22.0 million of 8% convertible subordinated debentures outstanding which are due September 15, 2012, unless previously converted or redeemed. The debentures are convertible into shares of ONB common stock at a conversion rate of 51.679 shares per $1,000 principal amount of debentures. During 1998, $8.4 million principal amount of debentures was converted into 415,597 shares of ONB common stock.

Interest on the debentures is payable March 15 and September 15 of each year. The debentures are redeemable, in whole or in part, at the option of ONB at a premium to par value. Debenture holders are entitled to an annual sinking fund beginning September 15, 1998, of $2.5 million less conversions and redemptions. The debentures are subordinated in right of payment to all senior indebtedness of ONB. At December 31, 1998, 1.1 million authorized and unissued common shares were reserved for conversion of the remaining debentures.


NOTE 11 - INTEREST RATE CONTRACTS

ONB uses interest rate contracts such as interest swaps and caps to manage its interest rate risk. These contracts are designated as hedges of specific assets and liabilities. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income or expense of the hedges asset or liability. The premium paid for an interest rate cap is included in the basis of the hedged item and is amortized as an adjustment to the interest income or expense on the related asset or liability.

At December 31, 1998, ONB had an interest rate swap with a notional value of $20 million. The contract is an exchange of interest payments with no effect on the principal amounts of the underlying hedged liability. The fair value of the swap contract was $0.3 million at December 31, 1998. ONB pays the counterparty of variable rate based on three-month LIBOR and receives a fixed rate of 6.50%. The contract terminates on or prior to March 13, 2008.

At December 31, 1998, ONB had an interest rate cap agreement ("cap") with a notional amount of $8 million with no fair value. This cap is indexed to LIBOR with a strike price of 5.00% and matures in 1999. The carrying value at December 31, 1998, was $0.1 million.

ONB is exposed to losses if a counterparty fails to make its payments under a contract in which ONB is in the receiving position. Although collateral or other security is not obtained, ONB minimizes its credit risk by monitoring the credit standing of the couterparties and anticipates that the counterparties will be able to fully satisfy their obligation under the agreements.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

LEASES
ONB rents certain premises and equipment under operating leases which expire at various dates. Many of these leases require ONB to pay property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $3.9 million in 1998, $3.8 million in 1997, and $3.8 million in 1996.

Following is a summary of future minimum lease commitments ($ in thousands):

1999     $3,133                      2002               $2,144
2000      2,515                      2003                1,679
2001      2,328                      2004 and after      1,288






LETTERS AND LINES OF CREDIT
In the normal course of business, ONB's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $1,007.0 million, including $576.9 million of short-term commitments with fixed-rates, and letters of credit of $35.7 million at December 31, 1998. These commitments are not reflected in the consolidated financial statements. No material losses are expected to result from these transactions.



LITIGATION
At December 31, 1998, various legal actions and proceedings were pending against ONB and its affiliate banks. These actions and proceedings are incidental to the banking business and are not expected to have a material adverse effect upon the consolidated financial position or results of operations of ONB or its affiliates.


NOTE 13 - REGULATORY RESTRICTIONS

RESTRICTIONS ON CASH AND DUE FROM BANKS
ONB's affiliate banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment purposes. The reserve balances at December 31, 1998 and 1997, were $23.3 million and $24.1 million, respectively.

RESTRICTIONS ON TRANSFERS FROM AFFILIATE BANKS
Regulations limit the amount of dividends an affiliate bank can declare in any year without obtaining prior regulatory approval.
Such approval has been regularly provided as all affiliate banks exceeded the regulatory definition of well-capitalized.

CAPITAL ADEQUACY
For additional information on capital adequacy see Table 16 in Management's Discussion and Analysis on page 29.


NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp ($ in thousands)


 OLD NATIONAL BANCORP (PARENT COMPANY ONLY) CONDENSED BALANCE SHEET
----------------------------------------------------------------------------------------------------
                                                                                    December 31,
----------------------------------------------------------------------------------------------------
                                                                                1998          1997
----------------------------------------------------------------------------------------------------
    ASSETS
    Deposits in affiliate banks                                              $    890      $    427
    Investment in affiliates:
      Banks, including purchase accounting intangible assets of
        $7,240 in 1998 and $7,927 in 1997                                     515,634       523,262
      Non-banks                                                                15,775        18,778
    Advances to affiliates                                                      8,777        76,888
    Other assets                                                               90,758        13,029
----------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                           $631,834      $632,384
====================================================================================================
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Short-term borrowings                                                    $  7,250      $ 17,008
    Other liabilities                                                          11,741         9,466
    Convertible subordinated debentures                                        21,963        30,407
    Medium term notes                                                          96,300        98,300
    Shareholders' equity                                                      494,580       477,203
----------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $631,834      $632,384
====================================================================================================


    OLD NATIONAL BANCORP (PARENT COMPANY ONLY) CONDENSED STATEMENT OF INCOME
----------------------------------------------------------------------------------------------------
                                                                        Years Ended December 31,
----------------------------------------------------------------------------------------------------
                                                                  1998          1997          1996
----------------------------------------------------------------------------------------------------
    INCOME
    Dividends from affiliates                                  $ 87,827      $ 82,746      $ 49,570
    Other income                                                  2,806           307         2,320
    Other income from affiliates                                 11,066        12,631         5,918
----------------------------------------------------------------------------------------------------
      TOTAL INCOME                                              101,699        95,684        57,808
----------------------------------------------------------------------------------------------------
    EXPENSE
    Interest on borrowings                                        9,653        10,283         7,014
    Amortization of intangibles                                     687           686           707
    Other expenses                                               13,435        10,187         9,378
----------------------------------------------------------------------------------------------------
      TOTAL EXPENSE                                              23,775        21,156        17,099
----------------------------------------------------------------------------------------------------
    Income before income taxes and equity in
      undistributed earnings of affiliates                       77,924        74,528        40,709
    Income tax benefit                                           (4,290)       (3,415)       (3,541)
----------------------------------------------------------------------------------------------------
    Income before equity in
      undistributed earnings of affiliates                       82,214        77,943        44,250
    Equity in undistributed earnings of affiliates              (20,350)      (17,283)       15,929
----------------------------------------------------------------------------------------------------
      NET INCOME                                                $61,864       $60,660       $60,179
====================================================================================================


    OLD NATIONAL BANCORP (PARENT COMPANY ONLY)CONDENSED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------------------------------------
                                                                      Years Ended December 31,
----------------------------------------------------------------------------------------------------
                                                                  1998          1997          1996
----------------------------------------------------------------------------------------------------
    CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                  $61,864       $60,660       $60,179
    Adjustments to reconcile net income to cash provided
    by operating activities:
      Depreciation                                                  435           275           201
      Amortization of intangible assets                             687           686           707
      (Increase) decrease in other assets                       (77,971)       (4,635)       34,857
      Increase (decrease) in other liabilities                    2,275         3,452          (330)
      Equity in undistributed earnings of affiliates             20,350        17,283       (15,929)
----------------------------------------------------------------------------------------------------
        Total adjustments                                       (54,224)       17,061        19,506
----------------------------------------------------------------------------------------------------
      Net cash flows provided by operating activities             7,640        77,721        79,685
----------------------------------------------------------------------------------------------------
    CASH FLOWS FROM INVESTING ACTIVITIES
    Net advances to affiliates                                   60,125       (30,295)      (59,908)
    Purchase of premises and equipment                             (193)       (1,987)         (283)
----------------------------------------------------------------------------------------------------
      Net cash flows provided by (used in) investing activit     59,932       (32,282)      (60,191)
----------------------------------------------------------------------------------------------------
    CASH FLOWS FROM FINANCING ACTIVITIES
    Net (payments on) proceeds from short-term borrowings        (9,758)      (50,198)       48,652
    Net (payments on) proceeds from medium term notes            (2,000)       54,300        (6,000)
    Cash dividends paid                                         (25,290)      (24,240)      (23,655)
    Common stock repurchased                                    (46,702)      (36,134)      (44,861)
    Common stock reissued, net of shares used to
        convert subordinated debentures                          16,641         9,574         6,858
----------------------------------------------------------------------------------------------------
      Net cash flows used in financing activities               (67,109)      (46,698)      (19,006)
----------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents            463        (1,259)          488
    Cash and cash equivalents at beginning of period                427         1,686         1,198
----------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $   890       $   427      $  1,686
====================================================================================================


NOTE 15 - SEGMENT INFORMATION
ONB's community banks have been aggregated into one reportable segment: community banking. Our community banks provide a wide range of financial services as discussed on page 12 and 13 of Management's Discussion & Analysis. The accounting policies of the segment are the same as those described in Note 1. Intersegment sales and transfers are not significant.

Summarized financial information concerning ONB's segments is shown in the following table, based on continuing operations. The other column includes ONB's insignificant non-bank affiliates and intercompany eliminations.


($ in thousands)
----------------------------------------------------------------------------------------------------
                                                Community
                                                 Banking                  Other             Total
----------------------------------------------------------------------------------------------------
1998
Net interest income                           $  218,179                $(3,329)         $  214,850
Income tax expense(benefit)                       33,029                 (4,885)             28,144
Segment profit (loss)                             78,080                 (6,362)             71,718
Total assets                                   6,078,797                 87,171           6,165,968
====================================================================================================
1997
Net interest income                           $  216,452                $(7,777)         $  208,675
Income tax expense(benefit)                       32,911                 (5,235)             27,676
Segment profit (loss)                             72,965                 (7,300)             65,665
Total assets                                   5,613,049                 75,166           5,688,215
====================================================================================================
1996
Net interest income                           $  206,830                $(5,549)         $  201,281
Income tax expense(benefit)                       30,183                 (5,436)             24,747
Segment profit (loss)                             67,972                 (8,287)             59,685
Total assets                                   5,319,728                 45,929           5,365,657
====================================================================================================



ANNUAL MEETING
The Annual Meeting of Shareholders will be held Thursday, April 15, 1999, at 10:30 a.m., Central Daylight Time, at Roberts Municipal Stadium,
2600 Division St., Evansville, Indiana.

CORPORATE OFFICE
 420 Main Street
 Evansville, Indiana 47708
 812-464-1434
 website: www.oldnational.com

STOCK INFORMATION
The stock of the company is traded over-the-counter on the NASDAQ National Market System under Ticker Symbol OLDB. The Stock Transfer Agent is:
 Old National Bancorp
 Post Office Box 718
 Evansville, Indiana 47705-0718

In December 1998, a 5% stock dividend was declared to shareholders of record on January 7, 1999. There were 14,271 shareholders of record as of December 31, 1998.

MARKET MAKERS
The following firms make a market in Old National Bancorp's stock:
 Herzog, Heine, Geduld, Inc.
 J.J.B. Hilliard, W.L. Lyons
 Keefe, Bruyette & Woods, Inc.
 McDonald & Company Sec., Inc.
 NatCity Investments, Inc.
 Salomon Smith Barney

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

ADDITIONAL INFORMATION
Shareholders and interested investors may obtain information about the company upon written request or by calling:
        John Claybon, CFA
        Assistant Vice President-Investor Relations
        Old National Bancorp
        Post Office Box 718
        Evansville,Indiana 47705-0718
        812-464-1442

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



The table below lists the NASDAQ price quotes and dividend data for Old National Bancorp stock over the last two years.*

--------------------------------------------------------------------------
                                Price Per Share
                            ---------------------      Share      Dividend
                                High      Low         Volume      Declared
1998
--------------------------------------------------------------------------
First Quarter                $45 15/32  $42 55/64     855,000     $ .22
Second Quarter                46 43/64   45 15/32     854,400       .22
Third Quarter                 53  3/32   45 17/32   1,197,100       .22
Fourth Quarter                55 23/32   47 55/64   1,137,300       .22
--------------------------------------------------------------------------
--------------------------------------------------------------------------
1997
--------------------------------------------------------------------------
First Quarter                $34 15/64  $32 7/8     1,197,400     $ .21
Second Quarter                40 23/64   34 1/64      919,200       .21
Third Quarter                 41 17/64   39 11/16   1,129,100       .21
Fourth Quarter                45 1/8     40 23/64     608,200       .21
--------------------------------------------------------------------------
*Data adjusted for all stock dividends, including a 5% stock dividend to shareholders of record on January 7, 1999, distributed on January 28, 1999.



                                                                   53