Form 10-K, Exhibit 13
period 2000-12-31
OLD NATIONAL BANCORP /IN/
filed 2001-03-08
CIK 707179

EXHIBIT 13

FINANCIAL HIGHLIGHTS

                                                      Years Ended December 31,
(dollars in thousands, except per share data)           2000           1999
--------------------------------------------------------------------------------
Income Data(1)
Net interest income                                 $   289,510     $   299,165
Noninterest income                                      101,713          83,150
  Total revenue                                         391,223         382,315
Provision for loan losses(2)                             26,002          14,798
Noninterest expense                                     228,034         223,897
Income taxes                                             49,766          50,363
  Operating earnings(2)                                  87,421          93,257
Merger and restructuring costs (after-tax)              (25,725)             --
Discontinued operations                                      --           4,101
  Net income                                        $    61,696     $    97,358
Per Share Data (diluted)(3)
Operating earnings                                  $      1.45     $      1.51
Operating earnings (cash basis)(4)                         1.52            1.55
Net income                                                 1.03            1.58
Cash dividends paid                                        0.65            0.60
Book value per share                                      10.39            9.86
Stock price at year end                                   28.51           29.42
Balance Sheet Data (at December 31)
Total assets                                        $ 8,767,748     $ 8,086,012
Loans                                                 6,348,313       5,714,688
Deposits                                              6,583,906       5,962,069
Shareholders' equity                                    626,341         584,995
Performance Ratios (based on operating earnings)
Return on average assets                                   1.03%           1.20%
Return on average shareholders' equity(5)                 14.33           15.13
Net interest margin(1)                                     3.65            4.09
Efficiency ratio(1)                                       58.29           58.56
Net charge-offs to average loans                           0.39            0.17
Allowance for loan losses to ending loans                  1.16            1.15
Non-performing loans to ending loans                       0.42            0.41
Other Data
Number of full-time equivalent employees                  2,873           2,942
Number of shareholders                                   25,008          20,946
Number of shares traded (in thousands)                   21,943          14,131
================================================================================
(1)  Tax equivalent basis.
(2)  Excludes portion related to merger and restructuring.
(3) Restated for all stock dividends, including a 5% stock dividend paid to shareholders on January 30, 2001. Assumes the conversion of subordinated debentures.
(4)  Excludes after-tax impact of intangible asset amortization.
(5)  Excludes unrealized gains (losses) on investment securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Selected Financial Data

                                                                                                                         Five-Year
(dollars in thousands,                                                                                                      Growth
except per share data)                   2000           1999          1998           1997           1996          1995       Rate
------------------------------------------------------------------------------------------------------------------------------------
Results of Operations(1)
Net interest income                  $  289,510     $  299,165    $  277,892     $  267,206     $  255,529    $  240,605       3.8%
Noninterest income                      101,713         83,150        72,898         62,505         59,487        51,465      14.6
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue                         391,223        382,315       350,790        329,711        315,016       292,070       6.0
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses(2)             26,002         14,798        14,987         15,265         12,723         9,009      23.6
Noninterest expense(2)                  228,034        223,897       199,088        186,345        184,288       177,636       5.1
Income taxes                             49,766         50,363        51,272         49,675         46,143        40,568       4.2
------------------------------------------------------------------------------------------------------------------------------------
  Operating earnings(2)                  87,421         93,257        85,443         78,426         71,862        64,857       6.2
Merger and restructuring
 costs (after-tax)                      (25,725)            --            --             --             --            --       N/M
Discontinued operations                      --          4,101        (9,854)        (5,005)           494            --       N/M
------------------------------------------------------------------------------------------------------------------------------------
  Net income                         $   61,696     $   97,358    $   75,589     $   73,421     $   72,356    $   64,857      (1.0)%
====================================================================================================================================
Per Share Data (diluted)(3)
Operating earnings                   $     1.45     $     1.51    $     1.38     $     1.26     $     1.13    $     1.02       7.3%
Operating earnings (cash basis)(4)         1.52           1.55          1.42           1.28           1.15          1.05       7.7
Net income                                 1.03           1.58          1.23           1.26           1.13          1.02       0.2
Cash dividends paid                        0.65           0.60          0.53           0.50           0.48          0.46       7.2
Book value at year-end                    10.39           9.86         10.15           9.66           9.06          8.72       3.6
Balance Sheet Data (at December 31)
Total assets                         $8,767,748     $8,086,012    $7,334,271     $6,715,787     $6,320,187    $5,966,574       8.0%
Loans                                 6,348,313      5,714,688     5,058,460      4,526,521      4,171,851     3,862,799      10.4
Deposits                              6,583,906      5,962,069     5,436,381      5,147,271      5,080,775     4,932,296       5.9
Shareholders' equity                    626,341        584,995       605,849        579,599        552,403       549,239       2.7
Performance Ratios
Based on operating earnings:
Return on average assets                   1.03%          1.20%         1.23%          1.21%          1.19%         1.12%
Return on average
 shareholders' equity(5)                  14.33          15.13         14.75          14.26          13.26         12.23
Equity to assets                           6.92           7.90          8.57           8.64           9.09          9.13
Primary capital to average assets          7.76           8.73          9.41           9.45           9.91          9.97
Net charge-offs to average loans           0.39           0.17          0.24           0.21           0.28          0.24
Allowance for loan losses
 to average loans                          1.21           1.21          1.25           1.29           1.24          1.28
Based on net income:
Return on average assets                   0.73%          1.25%         1.08%          1.13%          1.20%         1.12%
Return on average
 shareholders' equity(5)                  10.11          15.79         13.05          13.35          13.35         12.23
Dividend payout                           62.84          36.52         40.38
------------------------------------------------------------------------------------------------------------------------------------

(1)  Tax equivalent basis.
(2)  Excludes portion related to merger and restructuring.
(3) Restated for all stock dividends, including a 5% stock dividend paid to shareholders on January 30, 2001. Assumes the conversion of subordinated debentures.
(4)  Excludes after-tax impact of intangible asset amortization.
(5)  Excludes unrealized gains (losses) on investment securities.
N/M  = Not meaningful

Introduction

Formed in 1983, Old National Bancorp ("Old National") is a bank holding company headquartered in Evansville, Indiana, with banking activity in Indiana, Illinois, Kentucky, Tennessee, and Ohio. Old National's banking operations date back over 160 years. With 148 community banking locations, Old National serves customers in both urban and rural markets. These banking centers provide a wide range of financial services, such as:

-    making commercial and consumer loans;
-    originating and servicing mortgage loans;
-    leasing;
-    offering various deposit products;
-    issuing letters of credit;
-    selling credit life, accident and health insurance;
-    providing safe deposit facilities; and
-    offering alternative investments and brokerage services.

Old National's non-bank affiliates provide additional financial or support services incidental to its operations, including:

- issuance and reinsurance of credit life, accident, health, life, property, and casualty insurance;
-    investment services;
-    fiduciary and trust services;
-    and property ownership.

Financial Basis

The following discussion is an analysis of Old National's operating results for the years 1998 through 2000 and financial condition as of December 31, 2000 and 1999, and will assist readers of the accompanying consolidated financial statements and related notes beginning on page 28.

Management's forward-looking statements are intended to benefit the reader, but are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to: (1)economic conditions generally and in the market areas of the company; (2)increased competition in the financial services industry; (3)actions by the Federal Reserve Board and changes in interest rates; and (4)governmental legislation and regulation.

The financial information has been restated to reflect mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the date of the transaction.

During 1998, Old National sold the operations and related auto loans of its consumer finance subsidiary headquartered in Indianapolis. The sale and the operations prior to the sale resulted in a $9.9 million loss on discontinued operations, net of tax. In 1999 certain contingencies related to this sale were successfully resolved, resulting in a $4.1 million gain on discontinued operations. The discontinued operations' financial results in prior periods are similarly broken out from Old National's continuing operations. The subsidiary's net assets are included in other assets on the consolidated balance sheet for periods prior to the sale. For further details regarding the discontinued operations, see the consolidated financial statements and Note 2.

The following discussion and analysis of Old National's financial condition and results of operations relates to its continuing operations. References to operating earnings within this analysis represent net income from continuing operations excluding the impact of merger-related and restructuring expenses as discussed within this document.

Tax-exempt interest income in the following information has been increased to an amount comparable to interest subject to income taxes using a 35% federal statutory rate in effect for all periods. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data.
Net income is unaffected by these tax equivalent adjustments.

Competition And Economic Conditions

The banking industry and related financial service providers are highly competitive, especially as the industry continues to change. Within its geographic markets Old National's competition includes numerous local and regional banking institutions, thrifts, finance companies, credit unions, money market mutual funds, investment brokers, finance companies, and insurance companies. The competitive factors center around issues such as interest rates on loans and deposits, convenient locations and hours, types of services, and quality of service.

The economy in the United States and the Midwest which has experienced relatively low inflation and unemployment plus steady growth started to show signs of deterioration in 2000. Interest rates continued to increase during most of 2000. The Federal funds target rate established by the Federal Open Market Committee increased from 5.50% in January 2000 to 6.50% in June. The national prime lending rate similarly increased, rising from 8.50% to 9.50% in 2000. Although long-term treasury rates began to decrease in 2000, this was due primarily to the U.S. Department of Treasury decision to reduce outstanding government debt.

Short- and long-term interest rates increased during the second half of 1999, reversing the declines of 1998. The Federal funds target rate increased from 4.75% in June of 1999 to 5.50% by December 1999. The national prime lending rate moved in tandem with the Federal funds target rate, increasing from 7.75% to 8.50%. Long-term U.S. Treasury rates increased throughout 1999. The 30-year U.S. Treasury bond yield finished the year at 6.60%, approximately 150 basis points higher than in January 1999. The yield curve, as measured by the difference between rates on 6-month U.S. Treasury bills and 30-year Treasury bonds, steepened during 1999 from a fairly flat curve in 1998, reflecting continuing concern within the financial markets that interest rates would increase further.

Merger And Consolidation Activity

In the first quarter of 2000 Old National completed the acquisitions of ANB Corporation, Muncie, Indiana, with $880 million in total assets and Heritage Financial Services, Inc., Clarksville, Tennessee, with $246 million of total assets. These mergers were accounted for as pooling-of-interests. The financial statements have been restated accordingly. In the third quarter Old National purchased Permanent Bancorp, Inc. ("Permanent"), Evansville, Indiana, with $497 million in total assets. The assets and liabilities acquired from Permanent were adjusted to current market values. Goodwill and other intangibles from this acquisition totaled $60.5 million.

During 1999, Old National merged with Southern Bancshares Ltd. ("Southern"), Carbondale, Illinois, with $255 million in assets, and Dulaney Bancorp, Inc. ("Dulaney"), Marshall, Illinois, a $39 million asset banking company. Both mergers were consummated in the first quarter of 1999 and accounted for as pooling-of-interests. These financial statements have been restated to reflect the Southern merger. The Dulaney merger was not considered material.

In 1999 Old National implemented its charter consolidation project named One Bank and by December 31, 1999, consolidated its banking charters down to three banks. After completing the three major bank mergers in 2000, banking charters were down to two with the completion of the project scheduled for early 2001. The goals of One Bank included a single brand image, common products offered throughout the banking locations, and improved back-office efficiency.

Results Of Operations

Net Income

In 2000 Old National operations generated net income of $61.7 million and diluted income per share of $1.03, both lower than 1999. Operating earnings (net income from continuing operations, excluding the impact of merger-related and restructuring expenses of $41.3 million pretax, $25.7 million after tax, or $0.42 per share) were $87.4 million, a 6.3% decrease from 1999. The provision for loan losses increase contributed to the lower earnings, despite the revenue growth exceeding the growth in operating expenses. The specific effects of these factors are discussed in the following paragraphs.

In 1999 earnings rose 9.1% to reach $93.2 million, a $7.8 million increase. Diluted earnings per share totaled $1.51, a 9.4% increase over 1998. Strong revenue growth (tax equivalized net interest income plus noninterest income) of $31.5 million, a 9.0% increase, generated the earnings growth in 1999.

Net Interest Income

Over 70% of Old National's revenue arises from the interest and fee income received on earning assets, such as loans and investments, and the interest paid on deposits and borrowed funds. The difference between the income earned and the interest paid is net interest income. Net interest margin is net interest income, on a tax equivalent basis, expressed as a percentage of average earning assets. Incorporating the tax savings on certain assets permits effective yield comparability.

The net interest margin is influenced by a number of factors, such as the volume and mix of earning assets and funding sources, the interest rate environment, income tax rates, and the level of earning assets funded by interest-free funding sources (primarily noninterest-bearing demand deposits and equity capital). Old National can influence the effect of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed in detail later in this report. External factors, such as the overall condition of the economy, credit demand strength, Federal Reserve Board monetary policy, competitive pressures, and changes in tax laws, can also exert significant influence on changes in net interest income from one period to another.

Tax equivalized net interest income declined 3.2% in 2000, a $9.6 million decrease from 1999. The sharp increase in interest rates initiated by the Federal Reserve Bank during late 1999 and experienced throughout most of 2000 raised Old National's interest expense on its funding sources faster than its interest income on earning assets. Earning assets grew 8.4% or $617.7 million during 2000, and the yield on those assets rose 32 basis points. Goodwill from recent acquisitions produced the growth in nonearning assets. In 2000 low cost or free funding sources, such as NOW and savings deposits, equity, demand deposits, and other liabilities declined slightly. Old National funded the 8.6% growth in average assets primarily with borrowed funds and time deposits. The cost of interest-bearing deposits rose 65 basis points to 4.82% while the total cost of all interest-bearing liabilities increased 75 basis points to 5.16%. This significant shift in market interest rates and funding mix combined to lower Old National's net interest margin from 4.09% in 1999 to 3.65% in 2000.

In 1999 net interest income grew 7.7%, a $21.3 million increase over 1998. Average earning assets grew 12.2% or $796.6 million during 1999. Nonearning assets rose $24.6 million, in part due to increased cash in late 1999 as a precaution for the Year 2000 or Y2K issue. Much of the asset growth was funded by interest-bearing liabilities that increased $747.2 million or 13.1%. Noninterest-bearing deposits increased $46.6 million or 8.2%. Other liabilities and equity provided an additional $21.6 million in funding. Old National's net interest margin declined 17 basis points to 4.09%. Earning asset yield declined 30 basis points to 7.98%. The full year impact of declining interest rates in 1998 and competitive market pressures resulted in a 44 basis point decrease in loan yields, despite the Federal Reserve Bank raising interest rates throughout the last half of 1999. The cost of interest-bearing liabilities declined 17 basis points to 4.41%. Growth in higher-rate time deposits and borrowings contributed to the net interest margin compression, particularly during the last half of 1999.

Table 1 on page 17 details the changes in the components of net interest income. Table 2 on page 17 attributes Table 1 fluctuations to the impact of changes in the average balances of assets and liabilities and the yields earned or rates paid. Table 3 on page 18 presents a three-year average balance sheet and for each major asset and liability category, its related interest income and yield or its expense and rate.

NET INTEREST INCOME CHANGES (TABLE 1)
                                                                % Change From
                                                                  Prior Year
(tax equivalent basis,       2000       1999       1998         2000      1999
dollars in thousands)
------------------------------------------------------------------------------
Interest Income
Money market investments   $  1,619   $  1,859   $  1,963      (12.9)%    (5.3)%
Investment securities       128,577    125,378    117,826        2.6       6.4
Loans                       527,718    456,499    419,800       15.6       8.7
------------------------------------------------------------------------------
  Total interest income     657,914    583,736    539,589       12.7       8.2
------------------------------------------------------------------------------
Interest Expense
NOW deposits                 13,135     10,700     12,196       22.8     (12.3)
Savings deposits             12,086     11,211     11,803        7.8      (5.0)
Money market deposits        34,735     27,458     26,747       26.5       2.7
Time deposits               207,656    163,341    156,366       27.1       4.5
Short-term borrowings        42,446     28,550     19,252       48.7      48.3
Other borrowings             58,346     43,311     35,333       34.7      22.6
------------------------------------------------------------------------------
  Total interest expense    368,404    284,571    261,697       29.5       8.7
------------------------------------------------------------------------------
  Net interest income      $289,510   $299,165   $277,892       (3.2)%     7.7%
===============================================================================
  Net interest margin          3.65%      4.09%      4.26%
============================================================

NET INTEREST INCOME - RATE/VOLUME ANALYSIS (TABLE 2)

                                    2000 vs. 1999                     1999 vs. 1998
                           ---------------------------------  ----------------------------------
                                          Attributed to                       Attributed to
                            Total      ---------------------    Total     ----------------------
(tax equivalent basis,      Change      Volume       Rate       Change      Volume       Rate
dollars in thousands)
------------------------------------------------------------------------------------------------
Interest Income
Money market investments   $   (240)   $   (655)   $    415    $   (104)   $    (97)   $     (7)
Investment securities         3,199      (2,359)      5,558       7,552       7,956        (404)
Loans                        71,219      56,605      14,614      36,699      58,788     (22,089)
------------------------------------------------------------------------------------------------
  Total interest income      74,178      53,591      20,587      44,147      66,647     (22,500)
------------------------------------------------------------------------------------------------
Interest Expense
NOW deposits                  2,435         215       2,220      (1,496)        656      (2,152)
Savings deposits                875        (128)      1,003        (592)        668      (1,260)
Money market deposits         7,277          (8)      7,285         711       1,864      (1,153)
Time deposits                44,315      24,655      19,660       6,975      15,397      (8,422)
Short-term borrowings        13,896       6,836       7,060       9,298       8,119       1,179
Other borrowings             15,035       6,540       8,495       7,978       9,989      (2,011)
------------------------------------------------------------------------------------------------
  Total interest expense     83,833      38,110      45,723      22,874      36,693     (13,819)
------------------------------------------------------------------------------------------------
  Net interest income      $ (9,655)   $ 15,481    $(25,136)   $ 21,273    $ 29,954    $ (8,681)
=================================================================================================

The variance not solely due to rate or volume is allocated equally between the rate and volume variances.

THREE-YEAR AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (TABLE 3)

                                                2000                              1999                              1998
                                  ------------------------------  ---------------------------------  ------------------------------
(Tax equivalent basis,             Average    Interest   Yield/     Average     Interest    Yield/    Average     Interest   Yield/
dollars in thousands)              Balance    & Fees     Rate       Balance     & Fees      Rate      Balance     & Fees     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Earning Assets
Money market investments          $  24,130   $  1,619    6.71%   $   35,046    $  1,859    5.30%   $   36,892    $  1,963    5.32%
Investment securities:
  U.S. Treasury and
   Government agencies(1)         1,178,365     80,414    6.82     1,232,856      79,265    6.43     1,155,673      73,855    6.39
  State and political
   subdivisions                     542,469     40,636    7.49       551,189      41,178    7.47       519,166      39,534    7.61
  Other securities                   97,522      7,527    7.72        68,408       4,935    7.21        60,251       4,437    7.36
-----------------------------------------------------------------------------------------------------------------------------------
  Total investment securities     1,818,356    128,577    7.07     1,852,453     125,378    6.77     1,735,090     117,826    6.79
-----------------------------------------------------------------------------------------------------------------------------------
Loans:(2)
  Commercial                      1,476,135    136,941    9.28     1,277,572     111,604    8.74     1,120,020     102,445    9.15
  Commercial real estate          1,537,810    132,776    8.63     1,211,022      98,746    8.15       972,820      83,248    8.56
  Residential real estate         2,087,834    165,554    7.93     2,080,569     164,229    7.89     1,855,636     154,902    8.35
  Consumer, net of
   unearned income                  969,279     90,389    9.33       825,113      77,174    9.35       765,317      74,515    9.74
  Credit card                        16,811      2,058   12.24        30,872       4,746   15.37        30,298       4,690   15.48
-----------------------------------------------------------------------------------------------------------------------------------
  Total loans                     6,087,869    527,718    8.67     5,425,148     456,499    8.41     4,744,091     419,800    8.85
-----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets            7,930,355   $657,914   8.30%    7,312,647    $583,736    7.98%    6,516,073    $539,589    8.28%
                                             ==================                ===================               ==================
Less: Allowance for loan losses    (71,089)                         (64,051)                          (58,328)
Non-Earning Assets
Cash and due from banks             174,801                          174,916                           157,180
Other assets                        417,006                          361,836                           354,972
---------------------------------------------                  -------------                      ------------
  Total assets                   $8,451,073                       $7,785,348                        $6,969,897
=============================================                  =============                      ============
Interest-Bearing Liabilities
NOW deposits                     $  820,067   $ 13,135   1.60%    $  805,371    $ 10,700    1.33%    $ 760,607    $ 12,196    1.60%
Savings deposits                    479,314     12,086    2.52       484,645      11,211    2.31       457,345      11,803    2.58
Money market deposits               712,215     34,735    4.88       712,401      27,458    3.85       665,078      26,747    4.02
Time deposits                     3,542,215    207,656    5.86     3,099,269     163,341    5.27     2,814,812     156,366    5.56
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   deposits                       5,553,811    267,612    4.82     5,101,686     212,710    4.17     4,697,842     207,112    4.41
Short-term borrowings               708,840     42,446    5.99       583,209      28,550    4.90       413,230      19,252    4.66
Other borrowings                    878,262     58,346    6.64       771,552      43,311    5.61       598,136      35,333    5.91
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                    7,140,913   $368,404   5.16%     6,456,447    $284,571    4.41%    5,709,208    $261,697    4.58%
                                             ==================                ===================               ==================
Noninterest-Bearing
Demand deposits                     636,636                          613,366                           566,757
Other liabilities                    88,933                          100,114                            96,492
Shareholders' equity                584,591                          615,421                           597,440
---------------------------------------------                  -------------                      ------------
  Total liabilities and
  shareholders' equity           $8,451,073                       $7,785,348                        $6,969,897
=============================================                  =============                      ============
Interest Margin Recap
Interest income/average
 earning assets                               $657,914   8.30%                  $583,736    7.98%                 $539,589    8.28%
Interest expense/average
 earning assets                                368,404   4.65                    284,571    3.89                   261,697    4.02
-----------------------------------------------------------------------------------------------------------------------------------
   Net interest margin                        $289,510   3.65%                  $299,165    4.09%                 $277,892    4.26%
===================================================================================================================================

(1)  Includes Government agency mortgage-backed securities.
(2) Includes principal balances of nonaccrual loans. Interest income relating to nonaccrual loans is included only if received. Loan fees included above were $10.5 million in 2000, $11.3 million in 1999, and $11.2 million in 1998.

Asset/Liability Management- Interest Rate Sensitivity And Liquidity

Customer preferences for loans and deposits generate certain levels of interest rate risk, which is the impact changing interest rates have on net interest income. The goal of asset/liability management is to maximize and maintain adequate growth of net interest income within certain interest rate sensitivity and liquidity guidelines established by Old National's Funds Management and Balance Sheet Management Committees. These committees, comprised of Old National directors and senior managers, establish asset/liability guidelines and monitor balance sheet risk positions.

Old National uses income simulation methods to measure the impact of interest rate changes on its net interest income. Net interest income simulation modeling is used to quantify the impact of potential interest rate fluctuations on net interest income. With this understanding, management can best determine possible balance sheet changes, pricing strategies, and appropriate levels of capital and liquidity which allow Old National to generate strong net interest income while controlling and monitoring interest rate risk. Old National simulates both an immediate interest rate shock up and down 200 basis points and a gradual change in rates of 200 basis points up or down over 12 months and sustained for an additional 12 months. Key model assumptions include asset prepayment speeds; changes in market conditions, loan volumes, and pricing; deposit sensitivity; and customer preferences. Due to the inherent assumption uncertainty, the model cannot precisely estimate net interest income or the impact of interest rate changes. Actual results will differ from the simulated results due to timing, magnitude and frequency of interest rate changes, changes in market conditions and management strategies, among other factors. Old National's policy limit using the immediate rate change for the maximum negative impact on net interest income over 24 months is 5%. The following table shows Old National's estimated earnings sensitivity profile at December 31, 2000.

             Change in             Percentage change in
           Interest rates           Net Interest Income
           (Basis points)      12 months          24 months
           ------------------------------------------------
           +200                (2.13)%              (1.85)%
           -200                (1.04)               (3.20)

During the third quarter of 2000, Old National sold $600 million of seasoned, fixed-rate residential mortgage loans and securities as part of a balance sheet restructuring to improve its interest rate risk and liquidity positions. This resulted in a pre-tax loss of $18.3 million. On an ongoing basis, Old National sells much of the long-term, fixed-rate residential loans which conform to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association guidelines in order to reduce interest rate fluctuation exposure.

Liquidity Management

In addition to interest rate sensitivity, the Balance Sheet Management Committee monitors Old National's liquidity position. The objective is to ensure the ability to meet cash flow needs of customers, such as new loan demand and unexpected deposit withdrawals, while at the same time maximizing lending and investment opportunities. Core deposits, selling or pledging available assets and wholesale funding from the capital and money markets provide liquidity. At December 31, 2000, Old National Bank's short-term debt and deposits carried the following ratings: P2 by Moody's Investor Services ("Moody's"), A2 by Standard and Poor's ("S&P"), and F1 by Fitch IBCA, Inc. ("Fitch").

The parent company's sources of liquidity include: bank lines of credit, capital markets, and affiliate banks' dividends which are subject to regulatory limits and in some cases require regulatory approval. Notes 10 and 13 of the consolidated financial statements address this further. At year-end 2000 Old National had $25 million in an available line of credit from an unaffiliated bank. Old National has capacity to issue up to $85.7 million of a $150 million medium term note program and $150 million of trust preferred securities for future liquidity needs. Old National senior long-term debt was rated BAA1 by Moody's, BBB+ by S&P, and A- by Fitch while its trust preferred securities were rated bAA1 by Moody's and BBB- by S&P.

Noninterest Income

Besides net interest income, Old National generates additional revenue, noninterest income, through fees and sales commissions from its core banking franchise and other related businesses, such as investment products and insurance. This source of revenue has grown as a percentage of total revenue, excluding securities transactions, from 20.5% in 1998 to 26.0% in 2000. Noninterest income, excluding securities transactions, grew 26.5% in 2000 compared to 12.1% in 1999.

The trust fee income grew 3.9% in 2000 and 10.7% in 1999. The poor 2000 equity market negatively impacted trust fees. Service charges on deposit accounts rose 37.2% in 2000 compared to 22.2% in 1999. As part of One Bank, Worry Free checking was introduced in 1999 and produced higher levels of collectible overdraft fees. Loan fees declined 22.7% in 2000 after a 0.7% decrease in 1999. In 2000 Old National sold much of its credit card portfolio and the related fee income declined $2.3 million compared to 1999. This was partially offset by growth in mortgage banking revenue and other loan related fees. Insurance sales grew 73.9% or $4.9 million in 2000 after an 11.0% increase in 1999. Old National purchased agencies in December 1999 and in November 2000 that significantly contributed to insurance revenue in 2000. Investment and brokerage business increased 11.1% in 2000 with revenue exceeding $7.1 million despite the weaker investment markets after 19.6% growth in 1999. Bank-owned life insurance revenue, a new initiative in 1998 representing income on officers' life insurance coverage, grew 2.1% compared to 1999, the first full year for this revenue. The remaining other income category rose $7.0 million primarily due to the sale of the credit card portfolio and merchant processing business in 2000.

In 1999 Old National realized $2.6 million in net securities gains as management restructured the investment portfolio and used these one-time gains to partially offset the one-time charter consolidation expenses.

Table 4 below presents changes in the components of noninterest income for the years 1998 through 2000.

NONINTEREST INCOME (TABLE 4)

                                                                                   % Change From
                                                                                     Prior Year
(dollars in thousands)                        2000         1999        1998        2000     1999
--------------------------------------------------------------------------------------------------
Trust fees                                 $  22,566    $  21,722   $  19,621       3.9%    10.7%
Service charges on deposit accounts           34,337       25,022      20,480      37.2     22.2
Loan fees                                      5,124        6,630       6,679     (22.7)    (0.7)
Insurance premiums and commissions            11,502        6,615       5,960      73.9     11.0
Investment product fees                        7,125        6,416       5,363      11.1     19.6
Bank-owned life insurance                      4,350        4,260       3,860       2.1     10.4
Other income                                  16,828        9,848       9,845      70.9     --
--------------------------------------------------------------------------------------------------
  Subtotal                                   101,832       80,513      71,808      26.5     12.1
Net securities gains (losses)                   (119)       2,637       1,090    (104.5)   141.9
--------------------------------------------------------------------------------------------------
  Total noninterest income                 $ 101,713    $  83,150   $  72,898      22.3%    14.1%
==================================================================================================
  Noninterest income to total revenue (1)       26.0%        21.2%       20.5%
------------------------------------------------------------------------------

(1)  Excludes securities gains (losses) and uses tax equivalent revenue.

Noninterest Expense

Old National continues to strive to improve its efficiency through mergers, consolidation, cost control efforts, and technology advancements while still providing quality customer service. One key ratio used to evaluate performance is the efficiency ratio, with lower percentages representing positive trends. Old National's efficiency ratio using operating earnings, (noninterest expense divided by net interest income, tax equivalized, plus noninterest income, excluding securities gains) was 58.29% in 2000, 58.56% in 1999, and 56.75% in 1998.

Salaries and benefits, which comprised approximately 50% of total noninterest expense, grew 0.6% in 2000 and 14.5% in 1999. During the charter consolidation in 1999, Old National had duplicate expenses as centralized operations were staffed up to take over certain functions consolidated in late 1999. Salary incentives tied to financial results declined in 2000 by $4.0 million after increasing by $3.2 million in 1999. Equipment expense grew less than 2% in both 2000 and 1999. Marketing expense declined 1.2% in 2000 after a 14.1% increase in 1999 due to additional advertising for Worry Free checking, Y2K advertising, and charter consolidation. FDIC insurance premiums rose during 2000 and 1999 due to general rate increases. After the sale of the credit card portfolio in 2000, processing expense returned to 1998 levels after an 11.5% increase in 1999 when Old National outsourced credit card processing. In addition, Old National experienced higher expenses related to Y2K in 1999. Communications and transportation expense increased 9.5% in 2000 and 11.2% in 1999. Higher courier and dataline charges resulted from the consolidation process, in some cases due to duplicate costs in the short term. Postage costs rose in 1999 and subsequently declined due to Y2K and restructuring activities. Professional fees declined 39.6% in 2000 after a 67.5% increase in 1999 impacted by consolidation consulting services. Goodwill amortization rose in 2000 due to the Permanent and insurance agency acquisitions. Other expense rose 17.4% in 2000 after a 1.4% decline in 1999. Losses on deposit accounts rose $2.0 million in 2000 primarily due to a full year of Worry Free checking. Higher deposit service charge income exceeded these additional losses.

Table 5 below presents changes in the components of noninterest expense for the years 1998 through 2000.

NONINTEREST EXPENSE (TABLE 5)
                                                                  % Change From
                                                                    Prior Year
(dollars in thousands)               2000      1999      1998      2000    1999
--------------------------------------------------------------------------------
Salaries and employee benefits     $130,236  $129,419  $113,012     0.6%   14.5%
Occupancy                            14,198    13,396    11,903     6.0    12.5
Equipment                            17,378    17,081    16,864     1.7     1.3
Marketing                             7,958     8,056     7,061    (1.2)   14.1
FDIC insurance premiums               1,255       928       699    35.2    32.8
Processing                           10,070    11,391    10,213   (11.6)   11.5
Communications and transportation    10,236     9,346     8,402     9.5    11.2
Professional fees                     5,294     8,761     5,229   (39.6)   67.5
Intangible amortization               4,546     2,645     2,632    71.9     0.5
Other expense                        26,863    22,874    23,073    17.4    (0.9)
--------------------------------------------------------------------------------
  Subtotal                          228,034   223,897   199,088     1.8    12.5
Merger and restructuring costs       37,503        --        --     N/M     N/M
--------------------------------------------------------------------------------
  Total noninterest expense        $265,537  $223,897  $199,088    18.6%   12.5%
================================================================================
N/M = Not meaningful

Provision For Income Taxes

Old National records a provision for income taxes currently payable and for income taxes payable in the future which arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. The major differences between the effective tax rate applied to Old National's financial statement income and the federal statutory rate are caused by interest on tax-exempt securities and loans and state income taxes. Old National's effective tax rate was 19.1% in 2000, 25.8% in 1999, and 29.3% in 1998. The lower levels of overall income due to restructuring charges combined with higher tax-exempt income decreased the effective tax rate in 2000. The drop in rate in 1999 was due to a change in state tax laws and the implementation of certain tax saving strategies. See Note 7 to the consolidated financial statements for additional details on Old National's income tax provision.

Interim Financial Data

Table 6 below provides a detailed summary of quarterly results of operations for the years ended December 31, 2000 and 1999. These results contain all normal and recurring adjustments of a material nature necessary for a fair and consistent presentation.

INTERIM FINANCIAL DATA (TABLE 6)

-----------------------------------------------------------------------------------------------------------------------
                                                    Quarter Ended 2000                    Quarter Ended 1999
(unaudited, dollars and shares          December  September     June     March  December September      June     March
in thousands, except per share data)          31        30        30        31        31        30        30        31
-----------------------------------------------------------------------------------------------------------------------
Interest income                         $168,220  $166,407  $154,889  $148,759  $147,357  $145,253  $139,207  $133,996
Interest expense                         101,235    98,686    87,392    81,091    76,517    73,447    68,690    65,917
-----------------------------------------------------------------------------------------------------------------------
  Net interest income                     66,985    67,721    67,497    67,668    70,840    71,806    70,517    68,079
Provision for loan losses                 12,965     4,968     4,437     7,433     4,192     3,515     3,699     3,392
Noninterest income                        26,549    25,589    26,124    23,451    21,506    21,053    20,994    19,597
Noninterest expense                       62,445    73,159    56,113    73,820    61,670    55,019    54,723    52,485
-----------------------------------------------------------------------------------------------------------------------
  Income before income taxes              18,124    15,183    33,071     9,866    26,484    34,325    33,089    31,799
Income taxes                               2,500     1,960     9,214       874     4,606     9,528     9,206     9,100
-----------------------------------------------------------------------------------------------------------------------
  Net income from
  continuing operations                   15,624    13,223    23,857     8,992    21,878    24,797    23,883    22,699
Discontinued operations                       --        --        --        --       618        --     3,483        --
-----------------------------------------------------------------------------------------------------------------------
  Net income                            $ 15,624  $ 13,223  $ 23,857  $  8,992  $ 22,496  $ 24,797  $ 27,366  $ 22,699
=======================================================================================================================
Net income from continuing
  operations per share:
   Basic                                $   0.26  $   0.22  $   0.40  $   0.15  $   0.37  $   0.41  $   0.39  $   0.38
   Diluted                                  0.26      0.22      0.40      0.15      0.36      0.40      0.39      0.36
=======================================================================================================================
Net income per share:
   Basic                                $   0.26  $   0.22  $   0.40  $   0.15  $   0.38  $   0.41  $   0.45  $   0.38
   Diluted                                  0.26      0.22      0.40      0.15      0.37      0.40      0.45      0.36
=======================================================================================================================
Weighted average shares:
   Basic                                  60,576    60,403    58,415    59,072    59,535    60,286    60,416    60,260
   Diluted                                60,692    60,568    59,045    60,463    61,220    62,415    62,626    62,523
=======================================================================================================================

Financial Condition

Overview

Total assets reached $8.8 billion at December 31, 2000, 8.4% higher than the prior year-end. Loans increased $633.6 million or 11.1%. Total liabilities grew $640.4 million or 8.5% over 1999.

Investment Securities

Investment securities continued to decline as a percentage of total assets and stood at 20.7% at December 31, 2000, down from 22.5% in 1999. Investment securities declined $9.9 million, 0.5% from 1999, as Old National continued to emphasize loan growth to generate higher levels of interest income.

While it does not actively trade its investment securities, Old National has classified all securities as available-for-sale to maximize flexibility to adapt to interest rate changes. The principal and interest payments along with the ability to pledge or liquidate, if necessary, available-for-sale securities provide funding to help meet unforeseen liquidity needs. The entire portfolio has an effective duration of 2.89 years.

At December 31, 2000, Old National held investment securities issued by the certain states and their political subdivisions with the following aggregate market value: $107.5 million by Illinois and $95.0 million by Indiana. There were no other concentrations of investment securities issued by an individual state and its political subdivisions that were greater than 10% of shareholders' equity.

Average yields on the investment securities portfolio are calculated on a tax equivalent basis. Yields are based on the amortized cost and are weighted for the scheduled maturity of each investment. At year-end, average yields for the entire portfolio were 7.13% in 2000, 6.97% in 1999, and 6.95% in 1998. The yield rose in 2000 due to the change in the mix of securities within the portfolio. As part of the third quarter restructuring, Old National sold $300 million of long-duration, low-yielding mortgage-backed securities and replaced them with shorter-duration but higher-yielding agency securities.

Table 7 below presents the maturity distribution of the investment portfolio, along with weighted average yields thereon.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES (TABLE 7)

----------------------------------------------------------------------------------------------------------------------------------
                                                        December 31, 2000                                     December 31,
                                    Within         1 - 5        5 - 10        Beyond
(dollars in thousands)           1 Year Years      Years        Years        10 Years        Total         1999           1998
----------------------------------------------------------------------------------------------------------------------------------
Fair Value
U.S. Treasury                     $       30    $    2,016    $    2,367    $      894    $    5,307    $   39,266    $ 107,513
U.S. Government agencies
  and corporations                   466,321       162,991           300           210       629,822       352,087       314,420
Mortgage-backed securities            18,546        24,032       373,434        65,342       481,354       801,051       739,741
States and political subdivisions     37,990       197,748       266,204        44,102       546,044        549,18       536,158
Other securities                         690        28,188           661       119,497       149,036        79,854        63,728
----------------------------------------------------------------------------------------------------------------------------------
  Total                           $  523,577    $  414,975    $  642,966    $  230,045    $1,811,563    $1,821,438    $1,761,560
==================================================================================================================================
Amortized Cost
U.S. Treasury                     $       30    $    2,016    $    2,342    $      882    $    5,270    $   39,830    $  105,683
U.S. Government agencies
  and corporations                   467,760       160,946           300           210       629,216       363,901       309,009
Mortgage-backed securities            18,691        24,193       378,796        65,005       486,685       833,148       733,821
States and political subdivisions     37,836       195,175       262,816        42,468       538,295       553,253       516,007
Other securities                         673        27,797           654       119,914       149,038        80,038        63,845
----------------------------------------------------------------------------------------------------------------------------------
  Total                           $  524,990    $  410,127    $  644,908    $  228,479    $1,808,504    $1,870,170    $1,728,365
==================================================================================================================================
Weighted average yield, based
 on amortized cost
 (tax equivalent basis)                 6.83%         7.47%         7.00%         7.53%         7.13%         6.97%         6.95%
----------------------------------------------------------------------------------------------------------------------------------

Lending And Loan Administration

The key to Old National's success has long been its credit culture that features decision-making near the customer with corporate oversight. Community loan personnel have the authority to extend credit under guidelines established and administered by Old National's Credit Policy Committee. This committee, which meets quarterly, includes members from both the holding company and the community banks. The committee monitors credit quality through its review of information such as delinquencies, problem loans, and charge-offs. The committee regularly reviews the loan policy to assure it remains appropriate for the current lending environment. Executive and credit committees at the local level provide additional knowledge, judgment, and experience to Old National's lending administration.

Old National maintains an independent corporate loan review program. Its loan review system evaluates loan administration, credit quality, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes periodic on-site visits as well as regular off-site reviews of problem loan reports, delinquencies, and charge-offs.

Old National lends to commercial customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. Old National's policy is to concentrate its lending activity in the geographic market areas it serves, primarily Indiana, Illinois, Kentucky, Tennessee, and Ohio. Old National has no concentration of loans in any single industry exceeding 10% of its portfolio nor does its portfolio contain any loans to finance highly leveraged buyout transactions or loans to foreign countries.

The 11.1% loan growth in 2000 followed 13.0% growth in 1999. Commercial real estate led all loan types with a 38.6% increase in 2000 after 18.7% growth in 1999. Commercial loans also experienced significant growth with 20.0% in 2000 compared to 13.2% in 1999. The $60.7 million commercial loan made in 1998 to finance the sale of Old National's consumer finance subsidiary paid off in 1999. Residential real estate loans declined 12.0% in 2000 after growing 8.2% in 1999. In 2000 Old National sold much of its fixed-rate loans originated during the year and sold $250.1 million of residential mortgage loans as part of its balance sheet restructuring. Consumer loans rose 12.6% in 2000 and 15.6% in 1999.

The portfolio is well diversified with 25% in commercial loans, 28% in commercial real estate, 30% in residential real estate, and 16% in consumer credit. Over the past five years commercial and commercial real estate loans have grown faster relative to the other categories. With much of the originations being sold, the residential real estate loan balances should continue to decrease in dollars and as a percentage of the portfolio.

Old National's commercial lending is primarily to small- to medium-sized businesses in various industries in its region. Commercial real estate loans are generally made to similar companies in Old National's geographic area. These industries have been historically stable in Old National's market area and provide opportunities for growth. A significant percentage of commercial loans matures within one year, reflecting the short-term nature of a large portion of these loans. Table 8 below presents the maturity distribution and rate sensitivity of commercial loans and an analysis of these loans that have predetermined and floating interest rates.

DISTRIBUTION OF COMMERCIAL LOAN MATURITIES AT DECEMBER 31, 2000 (TABLE 8)

--------------------------------------------------------------------------------
                          Within           1-5        Beyond
(dollars in thousands)    1 Year          Years       5 years          Total
--------------------------------------------------------------------------------
Interest rates:
 Predetermined           $203,857       $303,571      $192,447      $  699,875
 Floating                 605,007        198,952       102,675         906,634
--------------------------------------------------------------------------------
  Total                  $808,864       $502,523      $295,122      $1,606,509
================================================================================

The significance of the residential real estate loans, primarily
1-4 family properties, to the loan portfolio has declined since 1998. The loan sales in 2000 contributed to the decrease during the year. Old National's portfolio includes both adjustable rate and fixed rate loans.

Consumer loans include automobile loans, personal and home equity loans and lines of credit, and student loans. Old National sold the bulk of its credit card loans in 2000.

In the past four years commercial loans increased an average of 14.3% per year while commercial real estate grew 21.6%. Consumer and residential real estate loans both increased approximately 5.0% over the same period. Table 9 below presents the composition of the loan portfolio for each of the last five years.

LOAN PORTFOLIO (TABLE 9)

------------------------------------------------------------------------------------------------------------------------
                                                                    December 31,                             Four Year
(dollars in thousands)                     2000          1999          1998          1997           1996    Growth Rate
------------------------------------------------------------------------------------------------------------------------
Commercial                              $1,606,509    $1,338,255    $1,181,678    $1,042,656    $  939,686      14.3%
Commercial real estate                   1,810,805     1,306,312     1,100,825       946,299       828,024      21.6
Residential real estate                  1,890,872     2,148,974     1,986,195     1,735,557     1,575,060       4.7
Consumer credit                          1,042,629       926,345       801,036       816,082       850,179       5.2
------------------------------------------------------------------------------------------------------------------------
  Subtotal                               6,350,815     5,719,886     5,069,734     4,540,594     4,192,949      10.9%
                                                                                                            ============
Less: Unearned income                        2,502         5,198        11,274        14,073        21,098
------------------------------------------------------------------------------------------------------------
  Total loans                            6,348,313     5,714,688     5,058,460     4,526,521     4,171,851
Less: Allowance for loan losses             73,833        65,685        59,371        55,567        49,580
------------------------------------------------------------------------------------------------------------
  Net loans                             $6,274,480    $5,649,003    $4,999,089    $4,470,954    $4,122,271
============================================================================================================
Composition Of Loan Portfolio By Type
Commercial                                    25.3%         23.4%         23.4%         23.0%     22.5%
Commercial real estate                        28.5          22.9          21.8          20.9      19.8
Residential real estate                       29.8          37.6          39.3          38.3      37.8
Consumer credit                               16.4          16.1          15.5          17.8      19.9
------------------------------------------------------------------------------------------------------------

The adequacy of the allowance for loan losses is evaluated on a quarterly basis. This evaluation is based on reviews of specific loans, changes in the loan type and volume of the portfolio given current and anticipated economic conditions, and historical loss experience. Loans are charged off when they are deemed uncollectible.

Charge-offs, net of recoveries, totaled $23.9 million in 2000 compared to $9.5 million in 1999 and $11.2 million in 1998. In 2000 commercial loan charge-offs accounted for the bulk of the increase and were focused in a limited number of credits. The 1999 improvement in net charge-offs occurred primarily within the consumer portfolio. Net charge-offs to average loans ranged from 0.17% to 0.39% over the last five years.

Old National makes monthly provisions at levels deemed necessary to provide assurance that the allowance for loan losses is sufficient to absorb estimated losses inherent in the loan portfolio. For homogeneous loans, such as residential mortgage and consumer, provision levels are determined using historic loss factors. For non-homogeneous loans, management allocates specific losses to loans in the highest risk categories and provides for the remainder of the portfolio using historical loss factors. In addition, provisions reflect other risks affecting the loan portfolio, such as economic conditions in the geographic area, specific industry financial conditions, and experience of lending staff. The provision for loan losses in 2000 totaled $29.8 million, including a $3.8 million provision related to mergers, compared to $14.8 million in 1999 and $15.0 million in 1998. The higher 2000 provision levels reflected continued strong loan growth and the deterioration and subsequent charge-off of a few large credits.

Table 10 below summarizes activity in the allowance for loan losses for the years 1996 through 2000, along with an allocation of the year-end balances and related statistics for the allowance and net charge-offs.

ALLOWANCE FOR LOAN LOSSES (TABLE 10)

-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         2000          1999          1998          1997          1996
-------------------------------------------------------------------------------------------------------------
Analysis
Balance, January 1                         $   65,685    $   59,371    $   55,567    $   49,580    $   48,120
Loans charged off:
  Commercial                                   19,561         6,977         4,938         3,825         4,756
  Commercial and residential real estate        1,500         1,524         1,312           736           852
  Consumer credit                               8,284         8,358         8,772         9,523        10,227
-------------------------------------------------------------------------------------------------------------
  Total charge-offs                            29,345        16,859        15,022        14,084        15,835
-------------------------------------------------------------------------------------------------------------
Recoveries on charged-off loans:
  Commercial                                    2,402         2,975         1,374         1,652         2,327
  Commercial and residential real estate          510           443           376         1,209           350
  Consumer credit                               2,546         3,957         2,089         1,945         1,895
-------------------------------------------------------------------------------------------------------------
  Total recoveries                              5,458         7,375         3,839         4,806         4,572
-------------------------------------------------------------------------------------------------------------
  Net charge-offs                              23,887         9,484        11,183         9,278        11,263
Provision charged to expense                   29,803        14,798        14,987        15,265        12,723
Acquired from acquisition                       2,232         1,000            --            --            --
-------------------------------------------------------------------------------------------------------------
Balance, December 31                       $   73,833    $   65,685    $   59,371    $   55,567    $   49,580
=============================================================================================================
Average loans for the year                 $6,087,869    $5,425,148    $4,744,091    $4,318,362    $3,994,795
Allowance/year-end loans                         1.16%         1.15%         1.17%         1.23%         1.19%
Allowance/average loans                          1.21          1.21          1.25          1.29          1.24
Net charge-offs/average loans                    0.39          0.17          0.24          0.21          0.28
Allocation At December 31
Commercial                                 $   30,372    $   28,386    $   26,277    $   26,211    $   23,131
Commercial and residential real estate         32,578        26,474        15,513        15,210        14,594
Consumer credit                                10,883        10,825        17,581        14,146        11,855
-------------------------------------------------------------------------------------------------------------
  Total                                    $   73,833    $   65,685    $   59,371    $   55,567    $   49,580
=============================================================================================================

Assets determined by the various evaluation processes to be under-performing receive special attention by Old National management. Under-performing assets consist of: 1) nonaccrual loans where the ultimate collectibility of interest is uncertain, but the principal is considered collectible; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because the borrower's financial condition deteriorated; 3) loans with principal or interest past due ninety (90) days or more; and 4) foreclosed properties. Each month, problem loan reports are prepared and reviewed at both the community and holding company levels. These reports include loans that show indications of being unable to meet debt obligations in the normal course of business, carry other characteristics deemed by bank management to warrant special attention, or have been criticized by regulators in the examination process. Besides the loans classified as under-performing, management closely monitors loans totaling $211.1 million at December 31, 2000, for the borrowers' ability to comply with present repayment terms. For these loans the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the portfolio's general condition and in establishing the allowance for loan losses. Interest income of approximately $3.0 million would have been recorded in 2000 on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded in 2000 on nonaccrual and restructured loans was $2.7 million.

Under-performing assets as of year-end totaled $33.1 million in 2000 and $28.6 million in 1999. As a percent of total loans and foreclosed properties, under-performing assets at December 31 ranged between 0.50% and 0.61%. While the under - performing assets rose $4.5 million in 2000, the total under-performing asset ratio increased only 2 basis points to 0.52%. The growth in nonaccruals in 1998 reflected a conservative change to the nonaccrual policy and not a general deterioration of the portfolio. At December 31, 2000, the allowance for loan losses to under-performing assets ratio stood at 223% compared to 229% in 1999 and 191% in 1998. Said in another way, at December 31, 2000, Old National had set aside $2.23 for every dollar of under-performing assets.

Table 11 below presents the components of under-performing assets for the last five years.

UNDER-PERFORMING ASSETS (TABLE 11)

--------------------------------------------------------------------------------------------------------
                                                                        December 31,
(dollars in thousands)                                2000       1999       1998      1997        1996
--------------------------------------------------------------------------------------------------------
Nonaccrual loans                                    $22,690    $19,286    $19,074    $12,626    $14,680
Renegotiated loans                                      227        450        458        920        895
Past due loans (90 days or more):
  Commercial                                          2,269      1,797      1,113      1,787      1,356
  Commercial and residential real estate              2,795      2,462      5,802      3,077      2,835
  Consumer                                            1,524        947      1,388      1,288        963
--------------------------------------------------------------------------------------------------------
  Total past due loans                                6,588      5,206      8,303      6,152      5,154
--------------------------------------------------------------------------------------------------------
Foreclosed properties                                 3,616      3,700      3,184      3,987      3,332
--------------------------------------------------------------------------------------------------------
  Total under-performing assets                     $33,121    $28,642    $31,019    $23,685    $24,061
========================================================================================================
Under-performing assets/total loans and
  foreclosed properties                                0.52%      0.50%      0.61%      0.52%      0.58%
Allowance for loan losses/under-performing assets    222.92     229.33     191.40     234.61     206.06
--------------------------------------------------------------------------------------------------------

Deposits And Other Funding

Customer deposits include noninterest-bearing demand, regular savings and NOW accounts, money market accounts, and time deposits. Average deposits increased 8.3% in 2000 compared to 8.6% in 1999. Deposit growth in 2000 was concentrated in time deposits after strong 1999 growth in all deposit categories. Other time deposits increased 14.3% in 2000 and 10.1% in 1999 and included brokered certificates of deposit of $829.4 million in 2000, $489.2 million in 1999, and $235.9 million in 1998.

Table 12 below presents changes in the average balances of all funding sources for the years 1998 through 2000.

FUNDING SOURCES - AVERAGE BALANCE (TABLE 12)

------------------------------------------------------------------------------------
                                                                   % Change From
                                                                     Prior Year
(dollars in thousands)        2000         1999         1998       2000     1999
------------------------------------------------------------------------------------
Demand deposits           $  636,636   $  613,366   $  566,757      3.8%     8.2%
NOW deposits                 820,067      805,371      760,607      1.8      5.9
Savings deposits             479,314      484,645      457,345     (1.1)     6.0
Money market deposits        712,215      712,401      665,078     --        7.1
Time deposits              3,542,215    3,099,269    2,814,812     14.3     10.1
------------------------------------------------------------------------------------
  Total deposits           6,190,447    5,715,052    5,264,599      8.3      8.6
Short-term borrowings        708,840      583,209      413,230     21.5     41.1
Other borrowings             878,262      771,552      598,136     13.8     29.0
------------------------------------------------------------------------------------
  Total funding sources   $7,777,549   $7,069,813   $6,275,965     10.0%    12.6%
====================================================================================

Table 13 below presents a maturity distribution for certificates of deposit with denominations of $100,000 and over.

CERTIFICATES OF DEPOSIT, $100,000 AND OVER (TABLE 13)

---------------------------------------------------------------------------
                                            Maturity Distribution
                                   ----------------------------------------
                        Year-End     1-90      91-180   181-365    Beyond
(dollars in thousands)  Balance      Days       Days      Days     1 Year
---------------------------------------------------------------------------
2000                    $845,637   $431,275   $253,691  $76,107    $84,564
1999                     524,511    248,264    111,960   97,515     66,772
1998                     482,393    205,644    107,255   89,980     79,514
---------------------------------------------------------------------------

Borrowings

Other short-term sources of funds include overnight borrowings from other financial institutions, securities sold under agreements to repurchase which generally mature within 30 days, and borrowings under U.S. Treasury demand notes. Collectively, the average short-term borrowings rose $125.6 million in 2000 and $170.0 million in 1999.

Table 14 below presents the distribution of Old National's short-term borrowings and related weighted average interest rates for each of the last three years.

SHORT-TERM BORROWINGS (TABLE 14)
------------------------------------------------------------------------
                                                            Other
                                    Funds     Repurchase  Short-term
(dollars in thousands)            Purchased   Agreements  Borrowings
------------------------------------------------------------------------
 2000
 Outstanding at year-end           $248,844    $239,064    $ 71,915
 Average amount
  outstanding                       355,140     268,505      85,195
 Maximum amount
  outstanding at any
month-end                           568,998     288,347     233,197
 Weighted average interest rate:
   During year                         6.47%       5.26%       6.30%
   End of year                         6.49        5.18        6.46
------------------------------------------------------------------------
1999
Outstanding at year-end            $379,611    $234,088    $ 65,760
Average amount outstanding          172,227     302,137     108,845
Maximum amount
  outstanding at any
month-end                           379,611     355,961     234,447
Weighted average interest rate:
   During year                         5.21%       4.65%       5.08%
   End of year                         4.90        5.62        4.36
------------------------------------------------------------------------
1998
Outstanding at year-end            $298,250    $197,189    $ 20,397
Average amount outstanding           86,020     217,301     109,909
Maximum amount
  outstanding at any
month-end                           298,250     236,324     183,577
Weighted average interest rate:
   During year                         5.37%       4.90%       5.95%
   End of year                         5.34        4.52        5.03
------------------------------------------------------------------------

Other borrowings generally provide longer term funding and include both short- and long-term debt from the Federal Home Loan Bank ("FHLB"), medium term notes, convertible subordinated debentures, and trust preferred securities, if not separately listed.

In 1997 Old National registered a $150 million medium term note program and issued $10 million in 1998 and $54.3 million in 1997. These borrowings, combined with prior issuances, totaled $83.8 million at December 31, 2000, and have a weighted average effective interest rate of 6.81% with maturities between 2001 and 2007. The funds were used to reduce Old National's lines of credit.

Holders of Old National's 8% convertible debentures converted to common stock the remaining $12.8 million in 2000 and $9.3 million in 1999. These conversions resulted in the issuance of common stock shares totaling 1,034,000 in 2000 and 749,000 in 1999 with a corresponding increase in shareholders' equity.

In March 2000, Old National issued through a subsidiary
$50 million of trust preferred securities which mature in 2030 and have a 9.50% annual distribution rate. These securities may be redeemed on or after March 15, 2005, and qualify as Tier 1 capital for regulatory purposes.

CAPITAL RESOURCES

Shareholders' equity totaled $626.3 million or 7.1% of total assets at December 31, 2000, and $585.0 million or 7.2% at December 31, 1999. Old National paid $0.65 cash dividends per share in 2000 which totaled $38.8 million (restated for the 5% stock dividend paid in January 2001).

Treasury shares were repurchased to provide shares for reissuance under Old National's dividend reinvestment and stock purchase plan and for stock dividends. Treasury shares repurchased reduced shareholders' equity by $131.9 million in 2000 and $78.5 million in 1999. Shares reissued pursuant to the above programs and in connection with conversions of Old National's subordinated debentures added to shareholders' equity $28.2 million in 2000 and $27.4 million in 1999. Stock issued for purchase transactions, such as the Permanent acquisition and insurance agencies, totaled $90.8 million in 2000 and $18.1 million in 1999.

The accumulated other comprehensive income component of equity is primarily comprised of unrealized security gains (losses), net of tax. The rising rate environment during late 1999 produced a negative or loss of $29.3 million. In late 2000 rates fell and generated a positive or gain of $2.0 million by December 31, 2000. This basically represents the estimated unrealized gain or loss, net of tax, on Old National's available-for-sale investment security portfolio at year-end.

Old National and the banking industry are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can elicit certain mandatory actions by regulators that, if undertaken, could have a direct material effect on Old National's financial statements. Capital adequacy in the banking industry is evaluated primarily by the use of ratios that measure capital against assets and certain off-balance-sheet items. Certain ratios weight these assets based on risk characteristics according to regulatory accounting practices. At December 31, 2000, Old National and its bank subsidiaries exceeded the regulatory minimums and met the regulatory definition of well-capitalized. Capital ratios for Old National and its significant bank subsidiary and the regulatory guidelines are presented in Table 15 below.

CAPITAL STRUCTURE AND REGULATORY GUIDELINES (TABLE 15)

--------------------------------------------------------------------------------------------------------------------------------
        December 31,  Regulatory Guidelines
(dollars in thousands)       2000   1999    1998   MinimumWell-Capitalized
--------------------------------------------------------------------------------------------------------------------------------
OLD NATIONAL BANCORP
Tier 1 Capital
Shareholders' equity(1)                                       $   624,387     $   614,316     $   585,718
Plus: guaranteed preferred beneficial interests in
 subordinated debentures                                           50,000              --              --
Less: intangibles                                                 (93,337)        (33,531)        (27,393)
----------------------------------------------------------------------------------------------------------
  Tier 1 capital                                                  581,050         580,785         558,325
Tier 2 Capital
Subordinated debentures                                                --          12,782          21,963
Qualifying allowance for loan losses                               73,833          65,255          58,652
----------------------------------------------------------------------------------------------------------
  Total capital                                               $   654,883     $   658,822     $   638,940
==========================================================================================================

Risk adjusted assets                                          $ 6,291,155     $ 5,457,624     $ 4,894,768
Tier 1 capital to risk-adjusted assets                               9.24%          10.64%          11.41%       4.00%     N/A
Total capital to risk-adjusted assets                               10.41           12.07           13.05        8.00      N/A
Tier 1 capital to quarterly average assets (leverage ratio)          6.68            7.46            8.01        4.00      N/A
--------------------------------------------------------------------------------------------------------------------------------

OLD NATIONAL BANK
Tier 1 Capital
Shareholders' equity(1)                                       $   679,691     $   501,390     $   487,653
Less: intangibles                                                 (75,072)         (3,801)         (4,849)
----------------------------------------------------------------------------------------------------------
  Tier 1 capital                                                  604,619         497,589         482,804
Tier 2 Capital
Qualifying allowance for loan losses                               71,159          52,125          47,885
----------------------------------------------------------------------------------------------------------
  Total capital                                               $   675,778     $   549,714     $   530,689
Risk adjusted assets                                          $ 6,263,810     $ 4,322,406     $ 3,959,096
==========================================================================================================
Tier 1 capital to risk-adjusted assets                               9.65%          11.51%          12.19%       4.00%    6.00%
Total capital to risk-adjusted assets                               10.79           12.72           13.40        8.00    10.00
Tier 1 capital to quarterly average assets (leverage ratio)          6.94            7.63            8.13        3.00     5.00
--------------------------------------------------------------------------------------------------------------------------------

(1) Excludes unrealized gains (losses) on investment securities.
N/A = Not Applicable

CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------
                                                                                   December 31,
(dollars and shares in thousands)                                              2000          1999
------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                    $   202,600   $   210,255
Money market investments                                                        13,549        16,686
------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                          216,149       226,941
Investment securities - available-for-sale, at fair value                    1,811,563     1,821,438
Loans, net of unearned income                                                6,348,313     5,714,688
Allowance for loan losses                                                      (73,833)      (65,685)
------------------------------------------------------------------------------------------------------
      Net loans                                                              6,274,480     5,649,003
------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                    131,793       117,501
Accrued interest receivable                                                     71,490        61,442
Other assets                                                                   262,273       209,687
------------------------------------------------------------------------------------------------------
      Total assets                                                         $ 8,767,748   $ 8,086,012
======================================================================================================
Liabilities
Deposits:
  Noninterest-bearing demand                                               $   711,413   $   643,553
  Interest-bearing:
    NOW                                                                        841,935       831,589
    Savings                                                                    478,400       496,247
    Money market                                                               761,179       680,953
    Time                                                                     3,790,979     3,309,727
------------------------------------------------------------------------------------------------------
      Total deposits                                                         6,583,906     5,962,069
------------------------------------------------------------------------------------------------------
Short-term borrowings                                                          559,823       679,459
Accrued expenses and other liabilities                                          84,513        91,434
Guaranteed preferred beneficial interests in subordinated debentures            50,000            --
Other borrowings                                                               863,165       768,055
------------------------------------------------------------------------------------------------------
      Total liabilities                                                      8,141,407     7,501,017
------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 12)
Shareholders' Equity
Preferred stock, 2,000 shares authorized, no shares issued or outstanding           --            --
Common stock, $1 stated value, 150,000 shares authorized, 60,311 and
  56,518 shares issued  and outstanding, respectively                           60,311        56,518
Capital surplus                                                                457,267       395,414
Retained earnings                                                              106,809       162,384
Accumulated other comprehensive income, net of tax                               1,954       (29,321)
------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                               626,341       584,995
------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                           $ 8,767,748   $ 8,086,012
======================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF INCOME

---------------------------------------------------------------------------------------------
                                                             Years Ended December 31,
(dollars and shares in thousands, except per share data)    2000        1999      1998
---------------------------------------------------------------------------------------------
Interest Income
Loans including fees:
  Taxable                                                $ 508,886   $ 443,211  $ 410,774
  Nontaxable                                                12,606       8,894      6,066
Investment securities:
  Taxable                                                   88,009      84,341     78,493
  Nontaxable                                                27,155      27,508     26,423
Money market investments                                     1,619       1,859      1,963
---------------------------------------------------------------------------------------------
    Total interest income                                  638,275     565,813    523,719
---------------------------------------------------------------------------------------------
Interest Expense
Deposits                                                   267,612     212,710    207,112
Short-term borrowings                                       42,446      28,550     19,252
Other borrowings                                            58,346      43,311     35,333
---------------------------------------------------------------------------------------------
    Total interest expense                                 368,404     284,571    261,697
---------------------------------------------------------------------------------------------
    Net interest income                                    269,871     281,242    262,022
Provision for loan losses                                   29,803      14,798     14,987
---------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses    240,068     266,444    247,035
---------------------------------------------------------------------------------------------
Noninterest Income
Trust fees                                                  22,566      21,722     19,621
Service charges on deposit accounts                         34,337      25,022     20,480
Loan fees                                                    5,124       6,630      6,679
Insurance premiums and commissions                          11,502       6,615      5,960
Investment product fees                                      7,125       6,416      5,363
Bank-owned life insurance                                    4,350       4,260      3,860
Net securities gains (losses)                                 (119)      2,637      1,090
Other income                                                16,828       9,848      9,845
---------------------------------------------------------------------------------------------
    Total noninterest income                               101,713      83,150     72,898
---------------------------------------------------------------------------------------------
Noninterest Expense
Salaries and employee benefits                             130,236     129,419    113,012
Occupancy                                                   14,198      13,396     11,903
Equipment                                                   17,378      17,081     16,864
Marketing                                                    7,958       8,056      7,061
FDIC insurance premiums                                      1,255         928        699
Processing                                                  10,070      11,391     10,213
Communication and transportation                            10,236       9,346      8,402
Professional fees                                            5,294       8,761      5,229
Intangible amortization                                      4,546       2,645      2,632
Other                                                       26,863      22,874     23,073
---------------------------------------------------------------------------------------------
  Subtotal                                                 228,034     223,897    199,088
Merger and restructuring costs                              37,503          --         --
---------------------------------------------------------------------------------------------
    Total noninterest expense                              265,537     223,897    199,088
---------------------------------------------------------------------------------------------
  Income before income taxes                                76,244     125,697    120,845
Income taxes                                                14,548      32,440     35,402
---------------------------------------------------------------------------------------------
  Net income from continuing operations                     61,696      93,257     85,443
Discontinued operations                                         --       4,101     (9,854)
---------------------------------------------------------------------------------------------
  Net income                                             $  61,696   $  97,358  $  75,589
=============================================================================================
Net Income From Continuing Operations Per Common Share
  Basic                                                  $    1.03   $    1.55  $    1.42
  Diluted                                                     1.03        1.51       1.38
=============================================================================================
 Net Income Per Common Share
  Basic                                                  $    1.03   $    1.62  $    1.26
  Diluted                                                     1.03        1.58       1.23
=============================================================================================
 Weighted Average Number Of Common Shares Outstanding
  Basic                                                     59,621      60,124     60,020
  Diluted                                                   60,200      62,175     62,598
=============================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------------
                                                                                        Accumulated
                                                                                           Other         Total
                                            Common Stock         Capital     Retained  Comprehensive  Shareholders' Comprehensive
(dollars and shares in thousands)        Shares      Amount      Surplus     Earnings      Income        Equity         Income
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997               38,079    $  38,079    $ 314,488    $ 208,844    $  18,188    $ 579,599
Net income                                   --           --           --       75,589           --       75,589    $  75,589
Unrealized net security gain and
  reclassification adjustment,
net of $1,724 tax                            --           --           --           --        1,943        1,943        1,943
Cash dividends                               --           --           --      (30,526)          --      (30,526)
5% stock dividend                         1,366        1,366       71,552      (72,918)          --           --
Stock repurchased                          (975)        (975)     (45,776)        (379)          --      (47,130)
Stock reissued under dividend
  reinvestment, stock options, and
stock purchase plans                        507          507       17,605         (182)          --       17,930
Stock reissued due to conversion of
  subordinated debentures                   415          415        8,029           --           --        8,444
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998               39,392       39,392      365,898      180,428       20,131      605,849    $  77,532
                                                                                                                    ===========
Net income                                   --           --           --       97,358           --       97,358    $  97,358
Unrealized net security loss and
  reclassification adjustment,
net of $32,566 tax                           --           --           --           --      (49,698)     (49,698)     (49,698)
Mergers                                     648          648       10,538        6,715          246       18,147
Cash dividends                               --           --           --      (35,557)          --      (35,557)
3 for 2 stock split and 5%
  stock dividend                         17,600       17,600       68,851      (86,451)          --           --
Stock repurchased                        (2,582)      (2,582)     (75,917)          --           --      (78,499)
Stock reissued under dividend
  reinvestment, stock options, and
stock purchase plans                        749          749       17,487         (109)          --       18,127
Stock reissued due to conversion of
  subordinated debentures                   711          711        8,557           --           --        9,268
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999               56,518       56,518      395,414      162,384      (29,321)     584,995    $  47,660
                                                                                                                    ===========
Net income                                   --           --           --       61,696           --       61,696    $  61,696
Unrealized net security gain and
  reclassification adjustment, net
of $20,515 tax                               --           --           --           --       31,275       31,275       31,275
Mergers                                   3,412        3,412       87,399           --           --       90,811
Cash dividends                               --           --           --      (38,768)          --      (38,768)
5% stock dividend                         2,872        2,872       75,631      (78,503)          --           --
Stock repurchased                        (4,336)      (4,336)    (127,572)          --           --     (131,908)
Stock reissued under dividend
  reinvestment, stock options, and
stock purchase plans                        811          811       14,770           --           --       15,581
Stock reissued due to conversion of
  subordinated debentures                 1,034        1,034       11,625           --           --       12,659
-------------------------------------------------------------------------------------------------------------------------------
 Balance December 31, 2000               60,311    $  60,311    $ 457,267    $ 106,809    $   1,954    $ 626,341    $  92,971
===============================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------------
                                                                                        Years Ended December 31,
(dollars in thousands)                                                             2000           1999           1998
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                                                                     $    61,696    $    97,358    $    75,589
-------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to cash provided
by operating activities:
  Depreciation                                                                      13,746         13,473         13,548
  Amortization of intangible assets                                                  4,546          2,645          2,632
  Net premium amortization on investment securities                                 (2,098)         1,194          2,627
  Provision for loan losses                                                         29,803         14,798         14,987
  Net securities gains (losses)                                                     15,396         (2,637)        (1,090)
  (Gain) loss on sale of other assets                                                6,452         (2,792)        (1,780)
  Residential real estate loans originated for sale                               (332,855)       (66,318)      (143,715)
  Proceeds from sale of mortgage loans                                             324,988         69,061        142,457
  Increase in interest receivable                                                  (10,048)        (3,682)        (1,885)
  (Increase) decrease in other assets                                               12,759        (22,181)       (16,649)
  Increase (decrease) in accrued expenses and other liabilities                    (19,977)        19,605         11,461
-------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                               42,712         23,166         22,593
-------------------------------------------------------------------------------------------------------------------------
  Net cash flows provided by operating activities                                  104,408        120,524         98,182
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
Cash and cash equivalents of subsidiaries acquired                                  13,397          8,070         82,252
Purchase of investment securities available-for-sale                              (758,464)    (1,159,107)      (681,522)
Proceeds from maturities of investment securities available-for-sale               285,045        616,035        506,209
Proceeds from sales of investment securities available-for-sale                    636,706        421,903        133,519
Net loans made to customers                                                       (339,608)      (646,564)      (540,414)
Proceeds from sale of premises and equipment                                         4,561          2,028            684
Purchase of premises and equipment                                                 (27,060)       (24,153)       (18,401)
-------------------------------------------------------------------------------------------------------------------------
   Net cash flows used in investing activities                                    (185,423)      (781,788)      (517,673)
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
Net increase (decrease) in deposits, short-term and other borrowings:
  Noninterest-bearing demand deposits                                               63,081        (19,670)        60,118
  Savings, NOW and money market deposits                                           (30,930)        23,672         60,788
  Time deposits                                                                    270,005        485,904         78,064
  Short-term borrowings                                                           (119,636)       163,623         51,280
  Other borrowings                                                                   5,298        101,578        246,956
Net payments on medium term notes                                                  (12,500)            --             --
Proceeds from guaranteed preferred beneficial interests in
  subordinated debentures                                                           50,000             --             --
Cash dividends paid                                                                (38,768)       (35,557)       (30,526)
Common stock repurchased                                                          (131,908)       (78,499)       (46,661)
Common stock reissued, net of shares used to convert subordinated debentures        15,581         18,127         17,462
-------------------------------------------------------------------------------------------------------------------------
  Net cash flows provided by financing activities                                   70,223        659,178        437,481
-------------------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash equivalents                             (10,792)        (2,086)        17,990
Cash and cash equivalents at beginning of period                                   226,941        229,027        211,037
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                     $   216,149    $   226,941    $   229,027
=========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis Of Presentation

The accompanying consolidated financial statements include the accounts of Old National Bancorp ("Old National") and its wholly owned affiliates and have been prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All significant intercompany transactions and balances have been eliminated. The statements have been restated to reflect mergers accounted for by the pooling-of-interests method of accounting. A summary of the more significant accounting and reporting policies used in preparing the statements is presented below.

Nature Of Operations

Old National, a bank holding company headquartered in Evansville, Indiana, operates in Indiana, Illinois, Kentucky, Tennessee, and Ohio. Through its bank and non-bank affiliates, Old National provides to its customers an array of financial services including loan, deposit, trust, investment, and insurance products.

Investment Securities

Old National has classified all investments as available-for-sale. Accordingly, these securities are recorded at fair value with the unrealized gains and losses, net of tax effect, recorded as a separate component of shareholders' equity. Realized gains and losses affect income and the prior fair value adjustments are reclassed.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Loans

Loans are stated at the principal amount outstanding. Interest income is accrued on the principal balances of loans outstanding, except on discounted loans which are recognized using other methods that generally approximate the interest method. A loan is generally placed on nonaccrual status when principal or interest becomes 90 days past due unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collectibility of principal or interest. Interest accrued during the current year on such loans is reversed against earnings. Interest accrued in the prior year, if any, is charged to the allowance for loan losses.

Allowance For Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, the risk characteristics of the various categories of loans given current economic conditions and other factors such as historical loss experience, the financial condition of the borrower, fair market value of the collateral, and growth of the loan portfolio. The allowance is increased through a provision charged to operating expense. Loans deemed to be uncollectible are charged to the allowance. Recoveries of loans previously charged off are added to the allowance.

A loan is considered impaired when it is probable that contractual interest or principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement. Old National's policy for recognizing income on impaired loans is to accrue interest unless a loan is placed on nonaccrual status.

Premises And Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense over the useful lives of the assets, principally on the straight-line method. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

Other Assets

Real estate properties acquired as a result of foreclosure are valued at the lower of the recorded investment in the related loan or fair value of the property less estimated cost to sell. The recorded investment is the sum of the outstanding principal loan balance, any accrued interest which has not been received, and acquisition cost associated with the loan. Any excess recorded investment over the fair value of the property received is charged to the allowance for loan losses. Any subsequent write-downs are charged to expense, as are the costs of operating the properties. Such costs are not material to Old National's results of operation.

Total acquisition costs over the fair value of net assets acquired was $96.9 million at December 31, 2000, and is being amortized on the straight-line basis over original periods ranging from 20 to 25 years. The recoverability of such assets and their carrying value are periodically evaluated.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note 9) and all mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the earliest year presented. Diluted net income per share is computed as above and assumes the conversion of outstanding subordinated debentures (Note 10). On the next page is a table reconciling basic and diluted earnings per share ("EPS") for the years ended 2000, 1999 and 1998:

EARNINGS PER SHARE RECONCILIATION

                                                             Years Ended December 31,
                                            2000                        1999                          1998
(dollars and shares in thousands,-----------------------    --------------------------    ---------------------------
except per share data)           Income    Shares  Amount   Income     Shares   Amount    Income     Shares   Amount
---------------------------------------------------------------------------------------------------------------------
Basic EPS
Income from continuing
  operations                    $61,696    59,621   $1.03   $93,257    60,124   $1.55     $85,443    60,020   $1.42
                                                    =====                       =====                         =====
Effect Of Dilutive Securities
Stock options                        --       202                --       349                  --       524
8% convertible debentures           130       377               834     1,703               1,138     2,054
-------------------------------------------------           -----------------             -----------------
Diluted EPS
Income from continuing
  operations and assumed
conversions                     $61,826    60,200   $1.03   $94,091    62,176   $1.51     $86,581    62,598   $1.38
====================================================================================================================

Income Taxes

Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities at income tax rates currently in effect. For Old National, this results in a net deferred tax asset which relates principally to differences in the recognition of loan losses for book and tax purposes.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, Old National's affiliate banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Statement Of Cash Flows Data

For the purpose of presentation in the accompanying Statement of Cash Flows, cash and cash equivalents are defined as cash, due from banks, and money market investments, which have maturities less than 90 days. Cash paid during the years ended December 31, 2000, 1999, and 1998, for interest was $363.8 million, $274.5 million, and $256.6 million, respectively. Total income tax payments during 2000, 1999, and 1998, were $26.4 million, $32.3 million, and $30.3 million, respectively.

Impact Of Accounting Changes

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. As issued, the Statement was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." The statement was effective upon issuance and it amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for Old National). On June 15, 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133." The Statement addresses a limited number of issues causing implementation difficulties for numerous entities that are required to implement SFAS No. 133. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, continues to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 expanded the derivative definition. Old National adopted SFAS No. 133 on January 1, 2001. A $35 thousand reduction to other comprehensive income was recorded as a transition adjustment.

In September 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities" that replaced SFAS No. 125. While much of SFAS No. 125 was incorporated into SFAS No. 140, certain standards for accounting for securitizations and other transfers of financial assets and disclosures were revised. This statement is effective for transfers made after March 31, 2001, and certain disclosures are effective for years ending after December 15, 2000. Old National does not believe the impact of this statement to be material to its financial conditions and results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform with the 2000 presentation. Such reclassifications had no effect on net income.

NOTE 2 - BUSINESS COMBINATIONS AND DISCONTINUED OPERATIONS

Completed Mergers

On March 1, 2000, Old National and Heritage Financial Services, Inc. ("Heritage") of Clarksville, Tennessee, consummated a merger in which Old National issued 2,191,322 common shares in exchange for all of the outstanding common shares of Heritage. The transaction was accounted for as a pooling-of-interests. Net income for Heritage prior to merger included in the 2000 financial statements for the period ended March 1, 2000, was $509 thousand.

On March 10, 2000, Old National and ANB Corporation ("ANB") of Muncie, Indiana, consummated a merger in which Old National issued 7,316,153 common shares in exchange for all of the outstanding common shares of ANB. The transaction was accounted for as a pooling-of-interests. Net income for ANB prior to merger included in the 2000 financial statements for the period ended March 10, 2000, was $1.3 million.

On July 27, 2000, Old National and Permanent Bancorp ("Permanent") of Evansville, Indiana, consummated a merger in which Old National issued 3,301,047 common shares in exchange for all of the outstanding common shares of Permanent. The transaction was accounted for as a purchase. Intangible assets of $60.5 million were recorded from this purchase and are being amortized no longer than 20 years. As part of the regulatory approval process for the transaction, the Department of Justice required two Permanent branches in Evansville to be sold to another banking company. These two branches had total deposits of approximately $41 million, and were divested on November 17, 2000.

The following table presents a restatement of net interest income, net income, and basic net income from continuing operations per share to reflect these pooling-of-interests transactions (dollars in thousands, except per share data):

--------------------------------------------------------------------------------------------------
                                                                                      As Restated
                                          Original    Southern    Heritage      ANB      Herein
--------------------------------------------------------------------------------------------------
1999
Net interest income                       $238,387   $       --   $ 10,871   $ 31,984   $281,242
Net income from continuing operations       82,694           --      2,851      7,712     93,257
Basic net income per share, as restated
  for stock dividends                         1.64                                          1.55
1998
Net interest income                       $214,850   $   10,071   $  9,557   $ 27,544   $262,022
Net income from continuing operations       71,718        2,417      2,852      8,456     85,443
Basic net income per share, as restated
  for stock dividends                         1.50                                          1.42
--------------------------------------------------------------------------------------------------

Discontinued Operations

In April 1998, Old National announced it would develop exit strategies from its sub-prime lending affiliate, Consumer Acceptance Corporation ("CAC"). During June 1998, the sale of CAC's sub-prime auto loans was finalized, which closed in July 1998 and was treated as discontinued operations on the consolidated financial statements. The loss on discontinued operations included interest expense of $2.6 million in 1998. Interest expense was directly attributable to the debt associated with this business unit. During 1999, contingencies related to the sale were favorably resolved. Income (loss) from discontinued operations for the years ended December 31, 1999, and 1998 were as follows (dollars in thousands):

DISCONTINUED OPERATIONS
---------------------------------------------------------------
                                      Years Ended December 31,
                                           1999      1998
---------------------------------------------------------------
Loss before taxes                        $    --   $(7,943)
Income tax benefit                            --    (3,183)
---------------------------------------------------------------
  Loss from discontinued operations           --    (4,760)
---------------------------------------------------------------
Gain (loss) before taxes from disposal     6,835    (8,489)
Income tax expense (benefit)               2,734    (3,395)
---------------------------------------------------------------
  Gain (loss) from disposal                4,101    (5,094)
---------------------------------------------------------------
  Income (loss) from
  discontinued operations                $ 4,101   $(9,854)
===============================================================
Income (loss) from discontinued
 operations per common share:
  Basic                                  $  0.07   $ (0.16)
  Diluted                                   0.07     (0.15)
===============================================================

NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the available-for-sale investment securities portfolio at December 31, 2000 and 1999, and the corresponding amounts of unrealized gains and losses therein (dollars in thousands):

----------------------------------------------------------------------------------------------
                                            Amortized  Unrealized  Unrealized      Fair
                                               Cost       Gains      Losses        Value
----------------------------------------------------------------------------------------------
December 31, 2000
U.S. Treasury                              $    5,270  $       37  $       --   $    5,307
U.S. Government agencies and corporations     629,216       3,617      (3,011)     629,822
Mortgage-backed securities                    486,685       2,413      (7,744)     481,354
State and political subdivisions              538,295       9,071      (1,322)     546,044
Other securities                              149,038         621        (623)     149,036
----------------------------------------------------------------------------------------------
  Total                                    $1,808,504  $   15,759  $  (12,700)  $1,811,563
==============================================================================================
December 31, 1999
U.S. Treasury                              $   39,830  $       48  $     (612)  $   39,266
U.S. Government agencies and corporations     363,901          17     (11,831)     352,087
Mortgage-backed securities                    833,148         409     (32,506)     801,051
State and political subdivisions              553,253       4,409      (8,482)     549,180
Other securities                               80,038          34        (218)      79,854
----------------------------------------------------------------------------------------------
  Total                                    $1,870,170  $    4,917  $  (53,649)  $1,821,438
==============================================================================================

Proceeds from sales of investment securities available-for-sale were $636.7 million in 2000 and $421.9 million in 1999. In 2000 realized gains were $0.1 million and losses were $15.5 million. Losses of $15.3 million were related to restructuring. In 1999 realized gains and losses were $3.3 million and $0.7 million, respectively.

At December 31, investment securities were pledged to secure public and other funds with a carrying value of $1,031 million in 2000 and $944 million in 1999.

The amortized cost and fair value of the investment securities portfolio at December 31, 2000 and 1999, are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

-----------------------------------------------------------------------
                               2000                      1999
                     Amortized      Fair       Amortized      Fair
(dollars in thousands)  Cost        Value         Cost        Value
-----------------------------------------------------------------------
Maturity
Within one year     $  524,990   $  523,577   $  203,428   $  200,167
One to five years      410,127      414,975      528,125      522,828
Five to ten years      644,908      642,966      738,773      712,338
Beyond ten years       228,479      230,045      399,844      386,105
-----------------------------------------------------------------------
  Total             $1,808,504   $1,811,563   $1,870,170   $1,821,438
=======================================================================

NOTE 4 - LOANS

The composition of loans at December 31, 2000 and 1999, by lending classification was as follows (dollars in thousands):

----------------------------------------------------
                                 December 31,
                              2000         1999
----------------------------------------------------
Commercial                $1,606,509   $1,338,255
Commercial real estate     1,810,805    1,306,312
Residential real estate    1,890,872    2,148,974
Consumer credit, net       1,040,127      921,147
----------------------------------------------------
  Total loans             $6,348,313   $5,714,688
====================================================

Through its affiliates, Old National makes loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing, predominantly in its five-state region. The loan portfolio is diversified with no single industry exceeding 10% of the total.

Executive officers and directors of Old National and significant subsidiaries and their related interests are loan customers of Old National's affiliate banks in the normal course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and involve no unusual risk of collectibility. An analysis of the 2000 activity of these loans is as follows (dollars in thousands):

--------------------------------------------------------------
                                                      2000
--------------------------------------------------------------
Balance, January 1                                  $107,632
New loans                                            342,464
Repayments                                          (375,583)
Officer and director changes                            (172)
--------------------------------------------------------------
Balance, December 31                                $ 74,341
==============================================================

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 2000, 1999, and 1998 was as follows (dollars in thousands):

----------------------------------------------------------------------
                                              December 31,
                                    2000        1999        1998
----------------------------------------------------------------------
Balance at beginning of year     $ 65,685    $ 59,371    $ 55,567
Additions:
  Provision charged to expense     29,803      14,798      14,987
  Acquired from acquisition         2,232       1,000          --
Deductions:
  Loans charged off                29,345      16,859      15,022
  Recoveries                       (5,458)     (7,375)     (3,839)
----------------------------------------------------------------------
    Net charge-offs                23,887       9,484      11,183
----------------------------------------------------------------------
Balance at end of year           $ 73,833    $ 65,685    $ 59,371
======================================================================

At December 31, 2000, the recorded investment in loans for which impairment has been recognized was $13.9 million with no related allowance and $126.8 million with $28.8 million of related allowance. At December 31, 1999, the recorded investment in loans for which impairment has been recognized was $9.1 million with no related allowance and $65.5 million with $15.3 million of related allowance.

For the year ended December 31, 2000, the average balance of impaired loans was $100.6 million, for which $10.9 million of interest was recorded. For the year ended December 31, 1999, the average balance of impaired loans was $62.6 million, for which $5.0 million of interest was recorded.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of certain financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, are required to be disclosed when it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each type of financial instrument.

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

Other Borrowings

The fair value of Federal Home Loan Bank ("FHLB") borrowings and medium term notes is estimated using rates currently offered for obligations with similar remaining maturities. The fair value of trust preferred securities is estimated using rates currently available to Old National for debt with similar terms and remaining maturities.

Off-Balance-Sheet Financial Instruments

Loan commitments and standby letters of credit are generally short-term and, therefore, their carrying amount is a reasonable estimate of their fair value.

The estimated carrying and fair values of Old National's financial instruments as of December 31, 2000, are as follows (dollars in thousands):

----------------------------------------------------------------------
                                           Carrying       Fair
                                             Value        Value
----------------------------------------------------------------------
Financial Assets
Cash, due from banks and
  money market investments                $  216,149   $  216,149
Investment securities                      1,811,563    1,811,563
Loans, net                                 6,348,313    6,361,238
Financial Liabilities
Deposits                                  $6,583,906   $6,601,873
Short-term borrowings                        559,823      559,823
Other borrowings                             913,165      923,176
Off-Balance Sheet Financial Instruments
Commitments to extend credit                           $1,152,835
Letters of credit                                          36,216
Interest rate swaps                                         1,560
----------------------------------------------------------------------

NOTE 7 - INCOME TAXES

Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded for continuing operations in the consolidated statement of income for the years ended December 31:

----------------------------------------------------------
                                2000     1999     1998
----------------------------------------------------------
Provision at statutory rate     35.0%    35.0%    35.0%
Tax exempt income              (17.3)    (9.8)    (9.1)
State income taxes               0.4      2.7      3.7
State apportionment changes       --     (1.1)      --
Other, net                       1.0     (1.0)    (0.3)
----------------------------------------------------------
  Actual tax rate               19.1%    25.8%    29.3%
==========================================================

The provision for income taxes consists of the following components for the years ended December 31 (dollars in thousands):

-----------------------------------------------------------------------
                                       2000        1999        1998
-----------------------------------------------------------------------
Income taxes currently payable:
  Federal                           $ 21,068    $ 28,446    $ 25,970
  State                                  758       5,565       6,727
Deferred income taxes related to:
  Provision for loan losses           (2,915)     (1,831)     (2,456)
  Other, net                          (4,363)      2,994      (1,417)
-----------------------------------------------------------------------
Deferred income tax expense
  (benefit)                           (7,278)      1,163      (3,873)
-----------------------------------------------------------------------
  Provision for income taxes        $ 14,548    $ 35,174    $ 28,824
=======================================================================
Provision Detail:
  Continuing operations             $ 14,548    $ 32,440    $ 35,402
  Discontinued operations                 --       2,734      (6,578)
-----------------------------------------------------------------------
   Total                            $ 14,548    $ 35,174    $ 28,824
=======================================================================

Significant components of net deferred tax assets at December 31 are as follows (dollars in thousands):

-----------------------------------------------------------------
                                         2000          1999
-----------------------------------------------------------------
Deferred Tax Assets
Allowance for loan losses,
 net of recapture                      $ 27,269      $ 24,106
Benefit plan accruals                     7,978         6,846
Unrealized loss on available-
 for-sale investment securities              --        19,411
AMT credit                                6,000            --
Purchase accounting                       3,034           650
-----------------------------------------------------------------
  Total deferred tax assets              44,281        51,013
-----------------------------------------------------------------
Deferred Tax Liabilities
Premises and equipment                   (2,427)       (2,942)
Accretion on investment securities       (1,114)         (664)
Unrealized gain on available-
 for-sale investment securities          (1,104)           --
Lease receivable, net                    (7,546)       (5,620)
Mortgage servicing rights                (1,421)         (294)
Other, net                               (3,267)       (1,130)
-----------------------------------------------------------------
  Total deferred tax liabilities        (16,879)      (10,650)
-----------------------------------------------------------------
  Net deferred tax assets              $ 27,402      $ 40,363
=================================================================

NOTE 8 - EMPLOYEE BENEFIT PLANS

Retirement Plan

Old National has a noncontributory defined benefit retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and compensation during the highest paid five years of employment. Old National's policy is to contribute at least the minimum funding requirement determined by the plan's actuary.

The following table sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December 31, 2000, 1999, and 1998 and includes the impact of acquisitions when they are added to the plan (dollars in thousands):

------------------------------------------------------------------------
                                      2000         1999         1998
------------------------------------------------------------------------
Change In Benefit Obligations
Balance at January 1               $ 30,811     $ 32,233     $ 27,746
Service cost                          2,998        2,813        2,353
Interest cost                         2,694        2,155        2,070
Acquisitions                          9,192           --           --
Benefits paid                        (4,096)      (3,182)      (4,022)
Actuarial (gain) loss                 2,234       (3,208)       4,086
------------------------------------------------------------------------
  Balance at December 31             43,833       30,811       32,233
------------------------------------------------------------------------
Change In Plan Assets
Fair value at January 1              30,152       28,694       24,138
Actual return on plan assets            315        3,450        5,359
Employer contributions                  133        1,269        3,305
Transfers                            13,662           80           84
Benefits paid                        (4,096)      (3,182)      (4,022)
Administrative expenses                (219)        (159)        (170)
------------------------------------------------------------------------
  Fair value at December 31          39,947       30,152       28,694
------------------------------------------------------------------------
  Funded status                      (3,886)        (659)      (3,539)
Unrecognized:
  Net actuarial (gain) loss          (2,670)      (3,430)       1,106
  Transition asset                   (1,724)      (1,765)      (2,127)
  Prior service cost                     31          329          388
------------------------------------------------------------------------
  Accrued benefit cost             $ (8,249)    $ (5,525)    $ (4,172)
========================================================================
Assumptions as of December 31:
  Discount rate                        7.75%        7.75%        7.25%
  Expected return on plan assets       8.00         8.00         8.00
  Rate of compensation increase        5.00         5.00         5.00
------------------------------------------------------------------------

The net pension expense and its components for the years ended December 31 were as follows (dollars in thousands):

------------------------------------------------------------------------
                                        2000        1999        1998
------------------------------------------------------------------------
Service cost                          $ 2,998     $ 2,813     $ 2,353
Interest cost                           2,694       2,155       2,070
Expected return on plan assets         (2,851)     (2,131)     (1,866)
Amortization of prior service cost        (23)         58          58
Amortization of transitional asset       (396)       (361)       (362)
Recognized actuarial loss (gain)          (89)         88          18
------------------------------------------------------------------------
  Net pension expense                 $ 2,333     $ 2,622     $ 2,271
========================================================================

Profit Sharing Plan

Old National has a profit sharing plan for all employees who meet eligibility requirements. Contributions to the plan are made when certain consolidated profit conditions are met. Employees may participate by contributing a percentage of their salary, a portion of which is matched by Old National.
The profit sharing expense was $5.7 million in 2000, $4.7 million in 1999, and $4.5 million in 1998.

Restricted Stock Plan

Old National has a restricted stock plan which covers certain officers. Shares are earned each year based on the achievement of net income targets. Shares vest over a four-year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. Shares vesting totaled 53,754 in 2000; 85,704 in 1999; and 54,818 in 1998. Expense recorded in 2000, 1999, and 1998 was
$1.5 million, $2.3 million, and $1.9 million, respectively.


NOTE 9 - SHAREHOLDERS' EQUITY

Stock Dividend

A 5% stock dividend was declared on December 7, 2000, and distributed on January 30, 2001. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend.

Dividend Reinvestment And Stock Purchase Plan

Old National has a dividend reinvestment and stock purchase plan under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 2000, 500 thousand authorized and unissued common shares were reserved for issuance under the plan.

Shareholder Rights Plan

Old National has adopted a Shareholder Rights Plan whereby one right was distributed for each outstanding share of Old National's common stock. The rights become exercisable on the tenth day following a public announcement that a person has acquired or intends to acquire beneficial ownership of 20% or more of Old National's outstanding common stock. Upon exercising the rights, the holder is entitled to buy 1/100 of a share of Junior Preferred Stock at $60 for every right held. Upon the occurrence of certain events, the rights may be redeemed by Old National at a price of $.01 per right.

In the event an acquiring party becomes the beneficial owner of 20% or more of Old National's outstanding shares, rights holders (other than the acquiring person) may purchase two shares of Old National common stock for the price of one share at the then market price. If Old National is acquired and is not the surviving corporation, or if Old National survives a merger but has all or part of its common stock exchanged, each rights holder will be entitled to acquire shares of the acquiring company with a value of two times the then exercise price of the rights for each right held.

NOTE 10 - FINANCING ACTIVITIES

Short-Term Borrowings

At December 31, 2000, Old National had $25.0 million in an unsecured line of credit with an unaffiliated bank, which was unused. This line bears interest at the lender's federal funds rate plus 50 basis points. During the years 2000, 1999, and 1998, the average interest rates on various lines of credit were 7.32%, 5.93%, and 6.25%, respectively. The lines of credit included various arrangements to maintain compensating balances or pay fees.

For additional details concerning short-term borrowings, see Table 14 on page 26 in Management's Discussion and Analysis.

Federal Home Loan Bank

At December 31, 2000, Old National had borrowed
$779.4 million from various FHLB's. Floating-rate borrowings totaled $185.6 million and will mature between 2001 and 2013. The remaining borrowings had a fixed interest rate and will mature between 2001 and 2019. The weighted average rates were 6.35% and 5.71% at December 31, 2000 and 1999, respectively. These borrowings are secured by investment securities and mortgage loans up to 150% of outstanding debt. At December 31, 1999, the outstanding balance was $658.9 million.

Medium Term Notes

At December 31, Old National had medium term notes outstanding of $83.8 million in 2000 and $96.3 million in 1999 with remaining maturities ranging from one to seven years and fixed interest rates ranging from 6.40% to 7.03%.

Convertible Subordinated Debentures

Old National called for redemption its 8% convertible subordinated debentures on May 14, 2000. Shares totaling 1,034,000 were issued during 2000 from conversions of the remaining debentures. At December 31, 1999, Old National had $12.8 million outstanding. During 1999, $9.3 million principal amount of debentures was converted into 749,000 common stock shares.

Guaranteed Preferred Beneficial Interests
In Subordinated Debentures

During March 2000, Old National authorized $200 million of trust preferred securities and issued $50 million through a subsidiary, Old National Capital Trust I. The trust preferred securities have a liquidation amount of $25 per share with a cumulative annual distribution rate of 9.50%, or $2.375 per share, payable quarterly, and maturing on March 15, 2030.

Old National may redeem the subordinated debentures and thereby cause a redemption of the trust preferred securities in whole (or in part from time to time) on or after March 15, 2005, or in whole (but not in part) following the occurrence and continuance of certain adverse federal income tax or capital treatment events.

Costs associated with the issuance of the trust preferred securities totaling $1.8 million were capitalized and are being amortized through the maturity date of the securities. The unamortized balance is included in other assets in the consolidated balance sheet.

NOTE 11 - INTEREST RATE CONTRACTS

Old National uses interest rate contracts such as interest rate swaps to manage its interest rate risk. These contracts are designated as hedges of specific assets and liabilities. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income or expense of the hedged asset or liability. The premium paid for an interest rate cap is included in the basis of the hedged item and is amortized as an adjustment to the interest income or expense on the related asset or liability.

At December 31, 2000, Old National had interest rate swaps with notional value of $175 million. The contract is an exchange of interest payments with no effect on the principal amount of the underlying hedged liability. The fair value of the swap contracts were $1.6 million at December 31, 2000. Old National pays the counterparty a variable rate based on three-month LIBOR and receives a fixed rate ranging from 5.50% to 7.23%. The contracts terminate on or prior to May 3, 2009.

At December 31, 1999, Old National had interest rate swaps with notional value of $75 million. The fair value of the swap contracts was ($3.7) million at December 31, 1999. Old National pays the counterparty a variable rate based on three-month LIBOR and receives a fixed rate ranging from 5.375% to 7.00%. The contracts terminate on or prior to May 3, 2009.

Old National is exposed to losses if it is in the receiving position and a counterparty fails to make payments under the contract. Old National anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. Old National minimizes its credit risk by obtaining collateral if the exposure exceeds $1 million on certain contracts and by monitoring the credit standing of the counterparties.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Leases

Old National rents certain premises and equipment under operating leases which expire at various dates. Many of these leases require the payment of property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $5.6 million in 2000, $5.1 million in 1999, and $4.7 million in 1998.

Following is a summary of future minimum lease commitments at December 31, 2000 (dollars in thousands):

2001                          $3,298
2002                           2,980
2003                           2,636
2004                           1,248
2005                             999
2006 and after                 7,694

Letters And Lines Of Credit

In the normal course of business, Old National's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $1,153 million, and letters of credit of $36 million at December 31, 2000. These commitments are not reflected in the consolidated financial statements. No material losses are expected to result from these transactions.

Litigation

At December 31, 2000, various legal actions and proceedings were pending against Old National and its affiliate banks. These actions and proceedings are incidental to the banking business and are not expected to have a material adverse effect upon the consolidated financial position or results of operations of Old National or its affiliates.

NOTE 13 - REGULATORY RESTRICTIONS

Restrictions On Cash And Due From Banks

Old National's affiliate bank is required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment purposes. The reserve balances at December 31 were $49.5 million in 2000 and $21.7 million in 1999.

Restrictions On Transfers From Affiliate Banks

Regulations limit the amount of dividends an affiliate bank can declare in any year without obtaining prior regulatory approval. At December 31, 2000, prior regulatory approval would be required for all affiliate banks. Such approval has been regularly provided since all affiliate banks exceed the regulatory definition of well-capitalized.

Capital Adequacy

For additional information on capital adequacy see Table 15 in Management's Discussion and Analysis on page 27.

NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp (dollars in thousands):

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEET
--------------------------------------------------------------
                                            December 31,
                                          2000        1999
--------------------------------------------------------------
Assets
Deposits in affiliate banks             $    102    $  2,151
Investment in affiliates:
  Banks, including purchase
   accounting intangible assets of
   $5,661 in 2000 and $6,221 in 1999     720,764     614,912
  Non-banks                                5,617      15,802
Advances to affiliates                    11,153      43,089
Other assets                              33,046      34,262
--------------------------------------------------------------
    Total assets                        $770,682    $710,216
==============================================================
Liabilities And Shareholders' Equity
Short-term borrowings                   $     --    $  5,000
Other liabilities                         10,541      11,139
Convertible subordinated debentures           --      12,782
Medium term notes                         83,800      96,300
Guaranteed preferred
 beneficial interests in
 subordinated debentures                  50,000          --
Shareholders' equity                     626,341     584,995
--------------------------------------------------------------
    Total liabilities and
     shareholders' equity               $770,682    $710,216
==============================================================

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED STATEMENT OF INCOME
------------------------------------------------------------------------
                                          Years Ended December 31,
                                     2000          1999          1998
------------------------------------------------------------------------
Income
Dividends from affiliates         $ 108,737     $  97,681     $  94,727
Other income                            577         5,905         2,860
Other income from affiliates         21,212        10,730        11,763
------------------------------------------------------------------------
    Total income                    130,526       114,316       109,350
------------------------------------------------------------------------
Expense
Interest on borrowings               10,136         8,440         9,653
Amortization of intangibles             560           587           715
Other expenses                       25,497        25,345        17,328
------------------------------------------------------------------------
    Total expense                    36,193        34,372        27,696
------------------------------------------------------------------------
  Income before income taxes
   and equity in undistributed
   earnings of affiliates            94,333        79,944        81,654
Income tax benefit                   (5,248)       (9,182)       (5,299)
------------------------------------------------------------------------
  Income before equity in
   undistributed earnings
   of affiliates                     99,581        89,126        86,953
Equity in undistributed
 earnings of affiliates             (37,885)        8,232       (11,364)
------------------------------------------------------------------------
    Net income                    $  61,696     $  97,358     $  75,589
========================================================================

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------------
                                             Years Ended December 31,
                                          2000         1999         1998
----------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                             $  61,696    $  97,358    $  75,589
Adjustments to reconcile net
 income to cash provided
 by operating activities:
  Depreciation                               888          947          896
  Amortization of
   intangible assets                         560          587          715
  (Increase) decrease in
   other assets                              651       60,178      (78,632)
  Increase (decrease) in
   other liabilities                        (598)      (1,760)       2,756
  Equity in undistributed
   earnings of affiliates                 37,885       (8,232)      11,364
----------------------------------------------------------------------------
    Total adjustments                     39,386       51,720      (62,901)
----------------------------------------------------------------------------
  Net cash flows provided by
   operating activities                  101,082      149,078       12,688
----------------------------------------------------------------------------
Cash Flows From Investing Activities
Net advances to affiliates                19,910      (50,014)      59,825
Purchase of premises
 and equipment                              (446)        (725)        (736)
----------------------------------------------------------------------------
  Net cash flows provided by
   (used in) investing activities         19,464      (50,739)      59,089
----------------------------------------------------------------------------
Cash Flows From Financing Activities
Net payments on
 short-term borrowings                    (5,000)      (2,250)      (9,758)
Net payments on
 medium term notes                       (12,500)          --       (2,000)
Proceeds from
 guaranteed preferred
 beneficial interest in
 subordinated debentures                  50,000           --           --
Cash dividends paid                      (38,768)     (35,557)     (30,526)
Common stock repurchased                (131,908)     (78,499)     (46,661)
Common stock reissued,
 net of shares used to convert
 subordinated debentures                  15,581       18,127       17,462
----------------------------------------------------------------------------
  Net cash flows used in
   financing activities                 (122,595)     (98,178)     (71,483)
----------------------------------------------------------------------------
  Net increase (decrease) in
   cash and cash equivalents              (2,049)         161          294
Cash and cash equivalents at
 beginning of period                       2,151        1,990        1,696
----------------------------------------------------------------------------
  Cash and cash equivalents
   at end of period                    $     102    $   2,151    $   1,990
============================================================================

NOTE 15 - SEGMENT INFORMATION

Old National has been divided into two reportable segments: community banking and treasury. Our community banks provide a wide range of financial services as discussed on page 15 of Management's Discussion and Analysis. Treasury manages investments and obtains non-deposit funding. The accounting policies of the segments are the same as those described in Note 1. Intersegment sales and transfers are not significant. The charter consolidation during 1999 impacted the internal reporting and makes prior years' financial data not comparable to the new format.

Summarized financial information concerning segments is shown in the following table, based on continuing operations. The other column includes insignificant non-bank affiliates and intercompany eliminations.


------------------------------------------------------------------------
                  Community
                   Banking       Treasury       Other          Total
(dollars in thousands)
------------------------------------------------------------------------
2000
Net interest
 income          $   293,873   $  (21,440)  $    (2,562)   $   269,871
Income
 tax expense
 (benefit)            32,279       (2,860)      (14,871)        14,548
Segment
 profit (loss)        68,893       24,129       (31,326)        61,696
Total assets       6,738,249    1,950,280        79,219      8,767,748
========================================================================
1999
Net interest
 income          $   259,677          N/A   $    21,565    $   281,242
Income
 tax expense          21,595          N/A        10,845         32,440
Segment profit        67,568          N/A        25,689         93,257
Total assets       6,573,016          N/A     1,512,996      8,086,012
========================================================================
1998
Net interest
 income          $   265,144          N/A   $    (3,122)   $   262,022
Income
 tax expense
 (benefit)            40,813          N/A        (5,411)        35,402
Segment
 profit (loss)        93,641          N/A        (8,198)        85,443
Total assets       7,263,232          N/A        71,039      7,334,271
========================================================================
N/A Not Available

NOTE 16 - MERGER AND RESTRUCTURING COSTS

During the first quarter of 2000, Old National closed two mergers, finalized the charter consolidation efforts which began in 1999 and recorded related merger and restructuring charges of $22.5 million. Included in these charges were merger related costs, system conversion costs, balance sheet restructuring, elimination of duplicate or unnecessary facilities, centralization of certain support functions and personnel severance costs related to these items. During the third quarter, Old National completed an asset sale and reinvestment program designed to shorten the duration of its investment and fixed-rate mortgage loan portfolios. Approximately $600 million of mortgage-backed securities and residential mortgage loans were sold during the quarter with $500 million of the proceeds reinvested in shorter duration investments and the remainder of the net proceeds used to reduce borrowings and fund commercial loan growth. The components of the charges are shown below (dollars in thousands):

-------------------------------------------------------------------
                                                  Year Ended
                                              December 31, 2000
-------------------------------------------------------------------
Professional fees                                   $ 5,744
Severance and related costs                           4,501
Fixed asset write-downs                               3,687
Losses on sale of securities                         15,277
Losses on sale of loans                               6,407
Other                                                 1,887
-------------------------------------------------------------------
  Included in noninterest expense                    37,503
-------------------------------------------------------------------
Provision for loan losses                             3,801
-------------------------------------------------------------------
  Total                                             $41,304
===================================================================

To The Shareholders And The Board Of Directors
Of Old National Bancorp:

In our opinion, based on our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Old National Bancorp and affiliates (the "Company") at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Old National Bancorp and Heritage Financial Services, Inc. on March 1, 2000, and the merger of Old National Bancorp and ANB Corporation and subsidiaries on March 10, 2000, in transactions accounted for as poolings of interests, as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of Heritage Financial Services, Inc. or ANB Corporation and subsidiaries, which statements reflect total assets of $246,352,205 and $880,001,000, respectively, as of December 31, 1999 and net income of $2,850,723 and $7,712,000, respectively, for the year then ended. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Heritage Financial Services, Inc. and ANB Corporation and subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
January 24, 2001

To The Shareholders And The Board Of Directors
Of Old National Bancorp:

We have audited the consolidated balance sheet of Old National Bancorp (an Indiana Corporation) and affiliates as of December 31, 1998, and the related accompanying consolidated statement of income, change in shareholders' equity and cash flow for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Old National Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of ANB Corporation or Heritage Financial Services, Inc. included in the consolidated financial statements of Old National Bancorp, which statements reflect total assets constituting 9.7 percent and 2.8 percent, respectively, and net income from continuing operations constituting 9.9 percent and 3.3 percent, respectively, of the related consolidated totals in 1998. These statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ANB Corporation and Heritage Financial Services, Inc. is based solely upon the reports of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audit and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Old National Bancorp and affiliates as of December 31, 1998 and the results of their operations and their cash flow for the year ended December 31, 1998, after giving retroactive effect to the merger with ANB Corporation and Heritage Financial Services, Inc. as described in Note 2, all in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP
Indianapolis, Indiana,

January 27, 1999 (except with respect to the Southern Bancshares LTD, ANB Corporation and Heritage Financial Services, Inc. business combinations discussed in Note 2, as to which the dates are January 29, 1999, March 10, 2000 and March 1, 2000, respectively).

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

System Of Internal Accounting Controls

Management maintains a system of internal accounting controls which is believed to provide, in all material respects, reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, transactions are properly authorized and recorded, and the financial records are reliable for preparing financial statements and maintaining accountability for assets. In addition, Old National has a corporate code of conduct under which employees are to maintain high levels of ethical business standards. All systems of internal accounting controls are based on management's judgment that the cost of controls should not exceed the benefits to be achieved and that no system can provide absolute assurance that control objectives are achieved. Management believes Old National's system provides the appropriate balance between costs of controls and the related benefits.

In order to monitor compliance with this system of controls, Old National maintains an extensive internal audit program. Internal audit reports are issued to appropriate officers and significant audit exceptions, if any, are reviewed with management and the Audit Committee of the Board of Directors.

Audit Committee Of The Board

The Board of Directors, through an Audit Committee comprised solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The Audit Committee meets regularly with the Company's independent public accountants, PricewaterhouseCoopers LLP and the managers of internal auditing and loan review. During these meetings, the committee has the opportunity to meet privately with the independent public accountants as well as with internal audit and loan review personnel to review accounting, auditing, loan, and financial reporting matters. The appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee.

Independent Accountants

The financial statements in this annual report have been audited by PricewaterhouseCoopers LLP for the purpose of determining that the financial statements are presented fairly in all material respects. PricewaterhouseCoopers LLP's report on the financial statements appears on page 42. Their audit included a consideration of Old National's system of internal accounting controls, for the purpose of setting the scope and timing of their auditing procedures.

OLD NATIONAL DIRECTORS AND EXECUTIVE MANAGEMENT

OLD NATIONAL BANCORP

Board of Directors
James A. Risinger,              Phelps L. Lambert
  Chairman, President & CEO     Ronald B. Lankford
David L. Barning                Lucien H. Meis
Richard J. Bond                 Louis L. Mervis
Alan W. Braun                   John N. Royse
Wayne A. Davidson               Marjorie Z. Soyugenc
Larry E. Dunigan                Kelly N. Stanley
David E. Eckerle                Charles D. Storms
Andrew E. Goebel

OLD NATIONAL BANK

Board of Directors
James A. Risinger,              Phelps L. Lambert
  Chairman, President & CEO     Judd C. Peck
Alan W. Braun                   George S. Ridgway
W. Curtis Brighton              J. Steven Rudolph
Steven E. Chancellor            James R. Schrecongost
Michael V. Crouch               Kathryn J. Simonds
Larry E. Dunigan                Marjorie Z. Soyugenc
John M. Dunn                    Kelly N. Stanley
Andrew E. Goebel                Charles D. Storms
Harold A. Harrell               John A. Stovall

EXECUTIVE MANAGEMENT

James A. Risinger, Chairman,
  President and CEO
Thomas F. Clayton, Executive
  Vice President
Michael R. Hinton, Executive
  Vice President
Daryl D. Moore, Executive
  Vice President and Chief
  Credit Officer
John S. Poelker, Executive
  Vice President and Chief
  Financial Officer
James R. Schrecongost,
  Chairman of Old National
  Trust Company and
  American National
  Trust and Investment
  Management Company

Regional Executives
David E. Eckerle,
  Central Region
Jerome J. Gassen,
  Eastern Region
John W. Stanley,
  Evansville Region
William R. Britt,
  Northern Region
Sanford L. Peyton,
  Southern Region
Joe R. Kesler,
  Southern Illinois Region

Bank Presidents
Central Region                  Eastern Region
Jasper, Indiana                 Marion, Indiana
  Paul R. Nolting                 Larry A. Myers
Lawrenceville, Illinois         Muncie, Indiana
  Bradley P. Wolfe                Jerome J. Gassen
Paoli, Indiana                  Union City, Ohio
  John W. Key                     James C. Gower
Vincennes, Indiana              Winchester, Indiana
  P. R. Sweeney                   Chris L. Talley
Washington, Indiana
  Eric J. Lane

Evansville Region               Northern Region
Carmi, Illinois                 Bloomington, Indiana
  James L. Whetstone              Dan L. Doan
Evansville, Indiana             Clinton, Indiana
  John W. Stanley                 Robert J. Rendaci
Henderson, Kentucky             Covington, Indiana
  Keith A. Utley                  Robert D. Smith
Mt. Carmel, Illinois            Danville, Illinois
  Robert A. Reasor                Richard T. Pittelkow
Mt. Vernon, Indiana             Greencastle, Indiana
  Steven A. Bennett               Terry M. Osborne
Tell City, Indiana              Oblong, Illinois
  Jonathan Hartz                   Steven H. Holliday
                                Rockville, Indiana
                                  Gregory A. Harbison
                                Terre Haute, Indiana
                                  William R. Britt

Southern Region                 Southern Illinois Region
Clarksville, Tennessee          Carbondale, Illinois
  Earl O. Bradley, III            Joe R. Kesler
Fulton, Kentucky                Harrisburg, Illinois
  Robert K. Burrow                Ronald W. Gibbons
Greenville, Kentucky            Mt. Vernon, Illinois
  Peggy M. Williams               Randall L. Forby
Madisonville, Kentucky
  R. Steven Cox
Morganfield, Kentucky
  Jerry R. Ruark
Owensboro, Kentucky
  Sanford L. Peyton

Other Subsidiary Presidents
American National Trust
and Investment Management Company
  Kim T. Stacey
Old National Service Division
  Annette W. Hudgions
Old National Trust Company
  John S. Staser
ONB Insurance Group, Inc.
  Don W. Scott
ONB Investments
  Kenneth J. Ellsperman


      [MAP OF COMMUNITIES WITH OLD NATIONAL BANKING CENTERS APPEARS HERE]

Shareholder information                   Market Makers
                                          The following firms make a market
Annual Meeting                            in Old National Bancorp's stock:
The annual meeting of shareholders        Herzog, Heine, Geduld, Inc.
will be held Thursday, April 19, 2001,    J.J.B. Hilliard, W.L. Lyons
at 10:30 a.m. Central Daylight Time,      Keefe, Bruyette & Woods, Inc.
at The Centre, Evansville, Indiana.       Knight Securities L.P.
                                          Lehman Brothers, Inc.
Corporate Office                          McDonald & Company Sec., Inc.
420 Main Street                           NatCity Investments, Inc.
Evansville, Indiana  47708                Salomon Smith Barney
812-464-1434                              Sandler O'Neill & Partners
Web site: www.oldnational.com             Sherwood Securities Corp.
                                          Spear, Leeds & Kellogg
Stock Information
The stock of the company is traded        Stock Purchase And Dividend
over-the-counter on the NASDAQ            Reinvestment Plan
National Market System under the          The company offers a direct stock
ticker symbol OLDB.                       purchase and dividend reinvestment
                                          plan to all interested investors.
The Stock Transfer Agent is:              For information concerning this
Old National Bancorp                      convenient method of purchasing
Post Office Box 718                       shares of stock contact:
Evansville, Indiana  47705-0718           Shareholder Services Department
                                          Old National Bancorp
In December 2000, a 5% stock              Post Office Box 718
dividend was declared to shareholders     Evansville, Indiana 47705-0718
of record on January 9, 2001. There       812-464-1296
were 25,008 shareholders of record        1-800-677-1749
as of December 31, 2000.

Additional Information
Shareholders and interested investors
may obtain information about the
company upon written request or
by calling:
Lynell J. Walton, CPA
Old National Bancorp
Post Office Box 718
Evansville, Indiana 47705-0718
812-464-1366

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



The table below lists the NASDAQ price quotes and dividend data for Old National Bancorp stock over the last two years.*

---------------------------------------------------------------------------
                          Price Per Share            Share        Dividend
                        High           Low           Volume       Declared
---------------------------------------------------------------------------
2000
First Quarter          $31.84         $21.96        6,912,700      $0.16
Second Quarter          33.33          27.14        6,356,600       0.16
Third Quarter           30.06          24.97        4,781,900       0.16
Fourth Quarter          29.41          27.20        3,891,500       0.17
---------------------------------------------------------------------------

---------------------------------------------------------------------------
1999
---------------------------------------------------------------------------
First Quarter          $33.41         $27.06         2,171,200     $0.14
Second Quarter          32.96          27.21         2,883,700      0.15
Third Quarter           28.97          24.60         5,694,900      0.15
Fourth Quarter          30.61          26.13         3,380,900      0.16
---------------------------------------------------------------------------

*Data adjusted for all stock dividends, including a 5% stock dividend to shareholders of record on January 9, 2001, distributed on January 30, 2001.