Form 10-K, Exhibit 13
period 2001-12-31
OLD NATIONAL BANCORP /IN/
filed 2002-03-14
CIK 707179

Exhibit 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Selected Financial Data
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Five-Year
(dollars in thousands,                                                                                                    Growth
except per share data)                       2001          2000          1999         1998          1997          1996      Rate
---------------------------------------------------------------------------------------------------------------------------------
Results of Operations(1)
Net interest income                   $   312,620   $   289,510   $   299,165  $   277,892   $   267,206   $   255,529      4.1%
Noninterest income                        112,967       101,713        83,150       72,898        62,505        59,487     13.7
---------------------------------------------------------------------------------------------------------------------------------
  Total revenue                           425,587       391,223       382,315      350,790       329,711       315,016      6.2
---------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses (2)              28,700        26,002        14,798       14,987        15,265        12,723     17.7
Noninterest expense (2)                   245,109       228,034       223,897      199,088       186,345       184,288      5.9
Income taxes                               52,814        49,766        50,363       51,272        49,675        46,143      2.7
---------------------------------------------------------------------------------------------------------------------------------
  Operating earnings (2)                   98,964        87,421        93,257       85,443        78,426        71,862      6.6
Merger and restructuring
 costs (after-tax)                         (5,920)      (25,725)           --           --            --            --      N/M
Discontinued operations (after-tax)            --            --         4,101       (9,854)       (5,005)          494      N/M
---------------------------------------------------------------------------------------------------------------------------------
   Net income                         $    93,044   $    61,696   $    97,358  $    75,589   $    73,421   $    72,356      5.2%
=================================================================================================================================
Per Share Data (diluted)(3)
Operating earnings                    $      1.59   $      1.38   $      1.44  $      1.31   $      1.20   $      1.08      8.0%
Operating earnings (cash basis) (4)          1.69          1.45          1.48         1.35          1.22          1.10      9.0
Net income                                   1.49          0.98          1.50         1.17          1.20          1.08      6.6
Cash dividends paid                          0.65          0.62          0.57         0.50          0.48          0.46      7.2
Book value at year-end                      10.45          9.90          9.39         9.66          9.20          8.63      3.9
Stock price at year-end                     24.05         27.15         28.02        30.58         25.27         19.52      4.3
Balance Sheet Data (at December 31)
Total assets                          $ 9,080,473   $ 8,767,748   $ 8,086,012  $ 7,334,271   $ 6,715,787   $ 6,320,187      7.5%
Loans                                   6,132,854     6,348,313     5,714,688    5,058,460     4,526,521     4,171,851      8.0
Deposits                                6,616,440     6,583,906     5,962,069    5,436,381     5,147,271     5,080,775      5.4
Shareholders' equity                      639,235       626,341       584,995      605,849       579,599       552,403      3.0
Performance Ratios
Based on operating earnings:
Return on average assets                     1.12%         1.03%         1.20%        1.23%         1.21%         1.19%
Return on average
 shareholders' equity (5)                   15.86         14.33         15.13        14.75         14.26         13.26
Equity to assets                             7.27          6.92          7.90         8.57          8.64          9.09
Net interest margin (1)                      3.77          3.65          4.09         4.26          4.40          4.51
Efficiency ratio (1)                        57.59         58.29         58.56        56.75         56.52         58.50
Net charge-offs to average loans             0.45          0.39          0.17         0.24          0.21          0.28
Allowance for loan losses to:
  Average loans                              1.18          1.21          1.21         1.25          1.29          1.24
  Ending loans                               1.21          1.16          1.15         1.17          1.23          1.19
Based on net income:
Return on average assets                     1.05%         0.73%         1.25%        1.08%         1.13%         1.20%
Return on average
 shareholders' equity (5)                   14.91         10.11         15.79        13.05         13.35         13.35
Dividend payout                             43.13         62.84         36.52        40.38         39.45
Other Data
Number of full-time
 equivalent employees                       2,741         2,873
Number of shareholders                     24,838        25,008
Number of shares traded
 (in thousands)                            16,367        23,825
---------------------------------------------------------------------------------------------------------------------------------

(1)  Tax equivalent basis.
(2)  Excludes portion related to merger and restructuring.
(3) Restated for all stock dividends, including 5% stock dividend paid to shareholderes on January 25, 2002. Assumes the conversion of subordinated debentures and stock options.
(4)  Excludes after-tax impact of intangible asset amortization.
(5)  Excludes other comprehensive income.
N/M = Not meaningful

Introduction
Formed in 1982, Old National Bancorp ("Old National") is a financial holding company headquartered in Evansville, Indiana with banking activity in Indiana, Illinois, Kentucky, Tennessee, and Ohio. Old National's banking operations date back over 160 years. With over 140 community banking locations Old National serves customers in both urban and rural markets. These banking centers provide a wide range of financial services, such as:

-    commercial, real estate, and consumer loans;
-    lease financing;
-    checking, savings, time deposits and other depository accounts;
-    letters of credit;
-    cash management services;
-    credit life, accident and health insurance;
-    safe deposit facilities;
-    investments and brokerage products;
-    debit cards and other electronically accessed banking services; and
-    Internet banking.

Old National's non-bank affiliates provide additional financial or support services incidental to its operations, including:

- issuance and reinsurance of credit life, accident, health, life, property, and casualty insurance;
-    investment services;
-    fiduciary and trust services; and
-    property ownership.

Financial Basis
The following discussion is an analysis of Old National's operating results for the years 1999 through 2001 and financial condition as of December 31, 2001 and 2000, and will assist readers of the accompanying consolidated financial statements and related notes beginning on page 28. Old National's critical accounting policies which may require management's judgment are discussed throughout the applicable areas of Management's Discussion and Analysis.

Management's forward-looking statements are intended to benefit the reader, but are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to: (1) economic conditions generally and in the market areas of the company; (2) increased competition in the financial services industry; (3) actions by the Federal Reserve Board and changes in interest rates; and (4) governmental legislation and regulation.

The financial information has been restated to reflect mergers accounted for as poolings-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the date of the transaction.

During 1998, Old National sold the operations and related auto loans of its consumer finance subsidiary headquartered in Indianapolis. The sale and the operations prior to the sale resulted in a $9.9 million loss on discontinued operations, net of tax. In 1999 certain contingencies related to this sale were successfully resolved, resulting in a $4.1 million after-tax gain on discontinued operations. The discontinued operations' financial results in prior periods are similarly broken out from Old National's continuing operations. The subsidiary's net assets are included in other assets on the consolidated balance sheet for periods prior to the sale. For further details regarding the discontinued operations, see the consolidated financial statements and Note 2.

The following discussion and analysis of Old National's financial condition and results of operations relates to its continuing operations. References to operating earnings within this analysis represent net income from continuing operations excluding the impact of merger-related and restructuring expenses as discussed within this document and further explained in Note 16 of the consolidated financial statements.

Tax-exempt or nontaxable interest income in the following information has been increased to be comparable to interest subject to income taxes using the federal statutory rate in effect of 35% for all periods. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data. Net income is unaffected by these tax equivalent adjustments.

Competition And Economic Conditions
The banking industry and related financial services providers operate in a highly competitive market. Within its five-state geography Old National's competition includes numerous local, regional, and national banking institutions, thrifts, finance companies, credit unions, money market mutual funds, investment brokers, and finance and insurance companies. The competitive factors center around issues such as interest rates on loans and deposits, convenient locations and hours, types of services and products, and quality of service.

The Federal Reserve Open Market Committee engineered a series of reductions in its targeted Federal funds rate during 2001. The Federal funds target rate began 2001 at 6.50% and reached 1.75% by year-end. Correspondingly, the national prime lending rate decreased from 9.50% in January 2001 to 4.75% by year-end. The Federal Reserve's actions were intended to help stimulate the U.S. economy that officially dipped into a recession during the second quarter of 2001. Longer-term interest rates, like those that determine fixed-rate residential mortgage rates, moved generally downward during 2001, but not as dramatically as the Federal funds rate. The 10-year U.S. Treasury note yield was characterized by exceptional volatility in 2001, beginning the year at 5.10%, reaching a low of 4.18% in November, and closing 2001 at 5.05%.

The interest rate declines of 2001 reversed an eighteen-month period of rising short-term rates from June 1999 through December 2000. The Federal funds target rate increased from 4.75% to 6.50% during this period. During this period, the 10-year U.S. Treasury note yield decreased from 6.50% at the beginning of 2000 to 5.10% by December 31.

Merger And Consolidation Activity

During 2001, Old National completed its One Bank consolidation project that started in 1999 with the merger of its remaining banking charters into one bank. The goals of One Bank included a single brand image, common products offered throughout the banking locations, and improved back-office efficiency. In the second quarter of 2001, Old National further streamlined its regional banking administrative structure and incurred expenses in the consolidation of acquisitions made in 2000. The $5.9 million in after-tax expenses have been excluded from operating earnings as discussed herein.

In the first quarter of 2000 Old National completed the acquisitions of ANB Corporation, Muncie, Indiana, with $880 million in total assets and Heritage Financial Services, Inc., Clarksville, Tennessee with $246 million of total assets. These mergers were accounted for as poolings-of-interests. The consolidated financial statements have been restated accordingly. In the third quarter of 2000 Old National purchased Permanent Bancorp, Inc. ("Permanent"), Evansville, Indiana with $497 million in total assets. The assets and liabilities acquired from Permanent were adjusted to current market values. Goodwill and other intangibles from this acquisition totaled $61.8 million.

Results Of Operations

Net Income
In 2001 Old National achieved net income of $93.0 million and diluted income per share of $1.49, both increased over 50% from 2000 results. Operating earnings (net income from continuing operations excluding the impact of merger-related and restructuring expenses of $9.7 million pretax, $5.9 million after tax or $0.10 per share) were $99.0 million, a 13.2% increase over 2000. Revenue growth exceeded the increase in provision for loan losses and expenses. The specific effects of these factors are discussed in the following paragraphs.

In 2000 Old National generated net income of $61.7 and diluted income per share of $0.98, both lower than in 1999. Operating earnings (net income from continuing operations excluding the impact of merger-related and restructuring expenses of $41.3 million pretax, $25.7 million after tax or $0.40 per share) were $87.4 million, a 6.3% decrease from 1999. The provision for loan losses increase contributed to the lower earnings, despite the revenue growth exceeding the growth in operating expenses.

Net Interest Income
Over 70% of Old National's revenue results from the interest and fee income on earning assets, such as loans and investments, less the interest paid on deposits and borrowed funds. This difference between income earned and interest paid is net interest income. Net interest margin is net interest income, on a tax equivalent basis, expressed as a percentage of average earning assets. Incorporating the tax savings on certain assets permits effective yield comparability between taxable and nontaxable investments and loans.

Net interest income and margin are influenced by many factors, but the primary determinants are the volume and mix of earning assets and funding sources. Loans typically generate more interest income than investment securities with similar maturities. Funding from customer deposits, especially noninterest-bearing accounts, and equity generally cost less than wholesale funding sources. Factors such as general economic activity, Federal Reserve Board monetary policy, and price volatility of competing alternative investments, can also exert significant influence on Old National's ability to optimize its mix of assets and funding and its net interest income and margin.

Tax equivalized net interest income rose $23.1 million in 2001 or 8.0% over 2000. This increase was the result of a 4.6% increase in earning assets, an asset mix shift toward higher-yielding loans and investments, a lower-rate environment, and core deposit growth resulting in a reduction in Old National's funding costs. While earning assets grew over $368.4 million in 2001, the yield declined 46 basis points to 7.84%. This was offset by the 63 basis point decline in the interest-bearing liabilities to 4.53%. These factors combined to generate net interest margin of 3.77%, up 12 basis points over 2000.

Tax equivalized net interest income declined 3.2% in 2000, a $9.6 million decrease from 1999. The sharp increase in interest rates initiated by the Federal Reserve Bank during late 1999 and experienced throughout most of 2000 raised Old National's interest expense on its funding sources faster than its interest income on earning assets. Earning assets grew 8.4% or $617.7 million during 2000. The yield on those assets rose 32 basis points. Goodwill from recent acquisitions produced nonearning assets growth. In 2000 low cost or free funding sources, such as NOW and savings deposits, equity, demand deposits, and other liabilities declined slightly. Old National funded the 8.6% growth in average assets primarily with borrowed funds and time deposits. The cost of interest-bearing deposits rose 65 basis points to 4.82% while the total cost of all interest-bearing liabilities increased 75 basis points to 5.16%. This significant shift in the market interest rates and funding mix combined to lower Old National's net interest margin from 4.09% in 1999 to 3.65% in 2000.

Table 1 details the changes in the components of net interest income. Table 2 attributes Table 1 fluctuations to the impact of changes in the average balances of assets and liabilities and the yields earned or rates paid. Table 3 presents a three-year average balance sheet and for each major asset and liability category, its related interest income and yield or its expense and rate.

NET INTEREST INCOME CHANGES (TABLE 1)
-----------------------------------------------------------------------------------
                                                                  % Change From
                                                                    Prior Year
(tax equivalent basis,
dollars in thousands)          2001        2000        1999        2001      2000
-----------------------------------------------------------------------------------
Interest Income
Money market investments   $    805    $  1,619    $  1,859      (50.3)%   (12.9)%
Investment securities       130,924     128,577     125,378        1.8       2.6
Loans                       519,299     527,718     456,499       (1.6)     15.6
-----------------------------------------------------------------------------------
  Total interest income     651,028     657,914     583,736       (1.0)     12.7
-----------------------------------------------------------------------------------
Interest Expense
NOW deposits                 14,712      13,135      10,700       12.0      22.8
Savings deposits              7,839      12,086      11,211      (35.1)      7.8
Money market deposits        25,864      34,735      27,458      (25.5)     26.5
Time deposits               205,199     207,656     163,341       (1.2)     27.1
Short-term borrowings        23,462      42,446      28,550      (44.7)     48.7
Other borrowings             61,332      58,346      43,311        5.1      34.7
-----------------------------------------------------------------------------------
  Total interest expense    338,408     368,404     284,571       (8.1)     29.5
-----------------------------------------------------------------------------------
  Net interest income      $312,620    $289,510    $299,165        8.0%     (3.2)%
===================================================================================
Net interest margin            3.77%       3.65%       4.09%
------------------------------------------------------------

NET INTEREST INCOME - RATE/VOLUME ANALYSIS (TABLE 2)
-----------------------------------------------------------------------------------------------------
                                       2001 vs. 2000                       2000 vs. 1999
                              ------------------------------     -------------------------------
                                            Attributed to                       Attributed to
(tax equivalent basis,         Total   ---------------------      Total    ---------------------
dollars in thousands)         Change     Volume        Rate      Change      Volume        Rate
-----------------------------------------------------------------------------------------------------
Interest Income
Money market investments   $   (814)   $   (128)   $   (686)   $   (240)   $   (655)   $    415
Investment securities         2,347      12,115      (9,768)      3,199      (2,359)      5,558
Loans                        (8,419)     16,354     (24,773)     71,219      56,605      14,614
-----------------------------------------------------------------------------------------------------
  Total interest income      (6,886)     28,341     (35,227)     74,178      53,591      20,587
-----------------------------------------------------------------------------------------------------
Interest Expense
NOW deposits                  1,577       1,752        (175)      2,435         215       2,220
Savings deposits             (4,247)     (1,555)     (2,692)        875        (128)      1,003
Money market deposits        (8,871)      2,713     (11,584)      7,277          (8)      7,285
Time deposits                (2,457)      9,359     (11,816)     44,315      24,655      19,660
Short-term borrowings       (18,984)     (4,231)    (14,753)     13,896       6,836       7,060
Other borrowings              2,986       9,163      (6,177)     15,035       6,540       8,495
-----------------------------------------------------------------------------------------------------
  Total interest expense    (29,996)     17,201     (47,197)     83,833      38,110      45,723
-----------------------------------------------------------------------------------------------------
  Net interest income      $ 23,110    $ 11,140    $ 11,970    $ (9,655)   $ 15,481    $(25,136)
=====================================================================================================

The variance not solely due to rate or volume is allocated equally between the rate and volume variances.

THREE-YEAR AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (TABLE 3)

-----------------------------------------------------------------------------------------------------------------------------------
                                               2001                             2000                             1999
                                  ------------------------------   ------------------------------   ------------------------------
(tax equivalent basis,            Average    Interest     Yield/   Average    Interest      Yield/  Average    Interest      Yield/
dollars in thousands)             Balance     & Fees       Rate    Balance     & Fees        Rate   Balance     & Fees        Rate
-----------------------------------------------------------------------------------------------------------------------------------
Earning Assets
Money market investments        $   21,683   $    805      3.71% $   24,130   $  1,619       6.71% $   35,046   $  1,859       5.30%
Investment securities:
  U.S. Treasury and
   Government agencies(1)        1,254,893     79,644      6.35  $1,178,365     80,414       6.82   1,232,856     79,265       6.43
  State and political
 subdivisions                      581,725     41,125      7.07     542,469     40,636       7.49     551,189     41,178       7.47
  Other securities                 159,501     10,155      6.37      97,522      7,527       7.72      68,408      4,935       7.21
-----------------------------------------------------------------------------------------------------------------------------------
  Total investment securities    1,996,119    130,924      6.56   1,818,356    128,577       7.07   1,852,453    125,378       6.77
-----------------------------------------------------------------------------------------------------------------------------------
Loans:(2)
  Commercial                     1,691,817    138,433      8.18   1,476,135    136,941       9.28   1,277,572    111,604       8.74
  Commercial real estate         1,855,338    152,575      8.22   1,537,810    132,776       8.63   1,211,022     98,746       8.15
  Residential real estate        1,682,167    130,664      7.77   2,087,834    165,554       7.93   2,080,569    164,229       7.89
  Consumer, net of
   unearned income               1,050,467     97,564      9.29     969,279     90,389       9.33     825,113     77,174       9.35
  Credit card                        1,206         63      5.22      16,811      2,058      12.24      30,872      4,746      15.37
-----------------------------------------------------------------------------------------------------------------------------------
  Total loans                    6,280,995    519,299      8.27   6,087,869    527,718       8.67   5,425,148    456,499       8.41
-----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets           8,298,797   $651,028      7.84%  7,930,355   $657,914       8.30%  7,312,647   $583,736       7.98%
                                             ===================              ====================              ====================
Less: Allowance for loan losses    (74,491)                         (71,089)                          (64,051)
Non-Earning Assets
Cash and due from banks            180,227                          174,801                           174,916
Other assets                       459,941                          417,006                           361,836
------------------------------------------                       ----------                        ----------
  Total assets                  $8,864,474                       $8,451,073                        $7,785,348
==========================================                       ==========                        ==========
Interest-Bearing Liabilities
NOW deposits                    $  930,120   $ 14,712      1.58% $  820,067   $ 13,135       1.60% $  805,371   $ 10,700       1.33%
Savings deposits                   409,220      7,839      1.92     479,314     12,086       2.52     484,645     11,211       2.31
Money market deposits              778,366     25,864      3.32     712,215     34,735       4.88     712,401     27,458       3.85
Time deposits                    3,706,416    205,199      5.54   3,542,215    207,656       5.86   3,099,269    163,341       5.27
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
  deposits                       5,824,122    253,614      4.35   5,553,811    267,612       4.82   5,101,686    212,710       4.17
Short-term borrowings              622,141     23,462      3.77     708,840     42,446       5.99     583,209     28,550       4.90
Other borrowings                 1,023,271     61,332      5.99     878,262     58,346       6.64     771,552     43,311       5.61
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
  liabilities                    7,469,534   $338,408      4.53%  7,140,913   $368,404       5.16%  6,456,447   $284,571       4.41%
                                             ===================              ====================              ====================
Noninterest-Bearing Liabilities
Demand deposits                    664,347                          636,636                           613,366
Other liabilities                   86,499                           88,933                           100,114
Shareholders' equity               644,094                          584,591                           615,421
------------------------------------------                       ----------                        ----------
  Total liabilities and
  shareholders' equity          $8,864,474                       $8,451,073                        $7,785,348
==========================================                       ==========                        ==========
Interest Margin Recap
Interest income/average
 earning assets                              $651,028      7.84%              $657,914       8.30%              $583,736       7.98%
Interest expense/average
 earning assets                               338,408      4.07                368,404       4.65                284,571       3.89
-----------------------------------------------------------------------------------------------------------------------------------
  Net interest income
   and margin                                $312,620      3.77%              $289,510       3.65%              $299,165       4.09%
===================================================================================================================================

(1)  Includes Government agency mortgage-backed securities.
(2) Includes principal balances of nonaccrual loans. Interest income relating to nonaccrual loans is included only if received. Loan fees included above were $12.0 million in 2001, $10.5 million in 2000 and $11.3 million in 1999.

Market Risk Management
Inherent in Old National's balance sheet is the risk that interest rates on its assets and liabilities will not move in the same direction or at the same pace as market interest rates fluctuate, also known as interest rate risk. This exposure is Old National's largest market risk. Other market exposures, such as foreign exchange rates and commodity or equity prices, are not significant.

The goal of interest rate risk management at Old National is to minimize the impact market interest rate fluctuations have on net interest income. Old National's Funds Management Committee and the Balance Sheet Management Committee, comprised of directors and senior executive managers, establish interest rate risk guidelines and monitor risk positions.

Old National uses net interest income simulation and market value of equity models to evaluate the likely impact of interest rate fluctuations. Net interest income simulation quantifies the possible impact of potential interest rate changes on net interest income. While Old National simulates many different interest rate scenarios, it has established guidelines for the acceptable impact of immediate yield curve shocks up and down 200 basis points measured over 24 months. Market value of equity modeling simulates the possible changes in the net present value of assets less liabilities (equity) in the event of significant interest rate changes. Such modeling estimates the impact of interest rate changes over a longer time horizon.

Key model assumptions for both methodologies include asset prepayment speeds, especially mortgage loans and mortgage- related securities; changes in market conditions, loan volumes, and pricing; deposit sensitivity; and customer preferences. Due to the inherent assumption uncertainty, the models cannot precisely estimate net interest income or the impact of interest rate changes. Actual results will differ from the simulated results due to timing, magnitude and frequency of interest rate changes, changes in market conditions, and management strategies, among other factors. As of December 31, 2001, Old National's interest rate sensitivity in a down 200 basis point yield curve shock was outside its guideline of +/-5.00%. The Funds Management Committee and the Balance Sheet Management Committee believe that this is acceptable due to the current, unusually low interest rate environment. The following table shows Old National's estimated interest rate sensitivity profile at December 31, 2001.

YIELD CURVE SHOCK
-------------------------------------------------------------------
                  Cumulative 24-Month
                  Estimated Impact On       Change In Market
Change In         Net Interest Income       Value Of Equity
Interest Rates  ---------------------   -------------------------
(basis points)  Guideline      Actual    Guideline         Actual
-------------------------------------------------------------------
  +200           +/-5.00%     (1.00)%   +/-12.00%         (4.70)%
  -200           +/-5.00      (8.50)    +/-12.00          (7.35)
-------------------------------------------------------------------

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

Liquidity Management
The Funds Management and Balance Sheet Management Committees establish liquidity risk guidelines and monitor risk. The objective of liquidity risk management is to ensure that Old National can meet its cash flow needs in all business environments. Core deposits, selling, securitizing, or pledging available assets, and funding from the wholesale capital markets provide the necessary liquidity. The parent company's sources of liquidity include: unaffiliated bank lines of credit, capital markets, and affiliate dividends which may be subject to regulatory limits and in some cases require regulatory approval. Notes 10 and 13 of the consolidated financial statements address this further. At year-end 2001 the parent company had $25 million in available lines of credit from an unaffiliated bank. It has the capacity to issue up to $85.7 million of a $150 million medium term note program and $150 million of trust preferred securities available for future liquidity needs.

The following table shows the senior debt ratings for the parent company and the bank as of December 31, 2001.

SENIOR DEBT RATINGS
----------------------------------------------------------------------------------------------
                        Fitch IBCA, Inc.     Standard and Poor's   Moody's Investment Services
                        ----------------     -------------------   ---------------------------
                     Short-term  Long-term  Short-term  Long-term     Short-term  Long-term
----------------------------------------------------------------------------------------------
Old National Bancorp    N/A         A-         N/A        BBB+            N/A       Baa1
Old National Bank       F1          A-         A2         A3              P2        A-
----------------------------------------------------------------------------------------------

N/A = not applicable

Noninterest Income
Besides net interest income, Old National generates additional revenue, noninterest income, through fees and sales commissions from its core banking franchise and other related businesses, such as trust, investment products and insurance. This source of revenue has grown as a percentage of total revenue, excluding securities transactions, from 21.2% in 1999 to 25.7% in 2001. Noninterest income, excluding securities transactions, grew 6.3% in 2001 compared to 26.5% in 2000.

Trust fee income declined 8.4% in 2001 after a 3.9% increase in 2000. The weak 2000 equity market continued through 2001 and negatively impacted trust fees. Service charges on deposit accounts rose 17.9% in 2001 compared to 37.2% in 2000. The introduction of Worry Free Checking in late 1999 produced higher levels of collectible overdraft fees in both years. During 2000, Old National began selling a significant portion of its mortgage loan production. As a result, mortgage banking revenue rose significantly and benefited from declining interest rates in 2001. Insurance sales grew 15.6% in 2001 after a

73.9% increase in 2000. Agencies purchased in December 1999 and November 2000 contributed considerably to the insurance revenue growth. Investment and brokerage fees decreased 4.3% in 2001 due to weaker investment markets after 11.0% growth in 2000. Bank-owned life insurance revenue, representing income on officers' life insurance coverage, rose 23.0% in 2001 following 2.1% growth in 2000 as the return on the insurance contracts improved. The remaining other income categories declined $7.7 million in 2001 after a $4.8 million increase in 2000. This revenue fluctuation was primarily due to the gain on credit card portfolio and merchant processing sold during 2000.

In 2001 Old National realized net securities gains of $4.8 million as interest rates fell and debt security values rose during the year. As part of its ongoing balance sheet and interest rate risk management process, certain investments were sold with the proceeds reinvested or used to reduce borrowings. In 1999 realized net securities gains totaled $2.6 million as management restructured the investment portfolio and used these one-time gains to partially offset the one-time charter consolidation expenses.

Table 4 below presents changes in the components of noninterest income for the years 1999 through 2001.

NONINTEREST INCOME (TABLE 4)
------------------------------------------------------------------------------------------------------
                                                                                     % Change From
                                                                                        Prior Year
(dollars in thousands)                            2001        2000         1999        2001     2000
------------------------------------------------------------------------------------------------------
Trust fees                                   $  20,681   $  22,566    $  21,722      (8.4)%     3.9%
Service charges on deposit accounts             40,478      34,337       25,022      17.9      37.2
Mortgage banking revenue                         9,893       2,588        1,956     282.3      32.3
Loan fees                                        1,126       2,536        4,674     (55.6)    (45.8)
Insurance premiums and commissions              13,296      11,502        6,615      15.6      73.9
Investment product fees                          6,819       7,125        6,416      (4.3)     11.0
Bank-owned life insurance                        5,349       4,350        4,260      23.0       2.1
Other income                                    10,555      16,828        9,848     (37.3)     70.9
------------------------------------------------------------------------------------------------------
  Subtotal                                     108,197     101,832       80,513       6.3      26.5
Net securities gains (losses)                    4,770        (119)       2,637       N/M    (104.5)
------------------------------------------------------------------------------------------------------
  Total noninterest income                   $ 112,967   $ 101,713    $  83,150      11.1%     22.3%
======================================================================================================
Noninterest income to total revenue(1)            25.7%       26.0%       21.2%
------------------------------------------------------------------------------------------------------

(1) Excludes securities gains (losses) and uses tax equivalent revenue N/M = not meaningful

Noninterest Expense
Old National strives to improve its efficiency through mergers, consolidation, cost control efforts, and technology advancements while still providing quality customer service. One key ratio used to evaluate performance is the efficiency ratio, with lower percentages representing positive trends. Old National's efficiency ratio using operating earnings (noninterest expense divided by net interest income, tax equivalized, plus noninterest income) was 57.59% in 2001, 58.29% in 2000, and 58.56% in 1999.

Salaries and benefits, which comprised approximately 50% of total noninterest expense, grew 6.1% in 2001 and 0.6% in 2000. Direct compensation rose 2.2% in 2001 and 3.2% in 2000. Salary incentives tied to financial results rose $0.9 million in 2001 after declining $4.0 million in 2000. Employee health insurance expense increased $3.3 million in 2001 as Old National experienced higher claims and costs. Occupancy rose 9.9% in 2001 and 6.0% in 2000 reflecting the impact of the Permanent acquisition and new branches opened in certain markets. Equipment expense declined 6.7% in 2001 after a 1.7% increase in 2000 as 2000 and 1999 had higher expenditures related to consolidation and Y2K. Marketing expense experienced minimal fluctuations during these periods. FDIC insurance premiums changed minimally in 2001 after an increase in 2000 due to general rate increases. Processing expense changed minimally in 2001 after a 6.1% decrease in 2000 reflecting lower expense following the credit card portfolio sale. Communications and transportation expense increased 6.6% in 2001 and 9.5% in 2000. Higher courier, telephone, and dataline charges resulted from general increases, new branches, and the consolidation process. Professional fees rose 58.9% in 2001 due to one-time consulting expenses, especially to implement the new Privacy Act, and higher levels of legal expenses. Following consolidation consulting expenses in 1999, professional fees declined 46.7% in 2000. Goodwill amortization grew in 2001 and 2000 due to the Permanent and insurance agency acquisitions. Other expense increased 11.2% in 2001 or $3.0 million as a rate-driven, refinancing surge increased loan related expenses and higher losses were incurred related to deposit accounts and operations. In 2000 other expense rose 17.4% as losses on deposit accounts increased $2.0 million primarily due to a full year of Worry Free checking. Higher deposit service charge income exceeded these additional losses.

Table 5 on the next page presents changes in the components of noninterest expense for the years 1999 through 2001.

NONINTEREST EXPENSE (TABLE 5)
--------------------------------------------------------------------------------------
                                                                        % Change From
                                                                          Prior Year
(dollars in thousands)                  2001       2000       1999      2001     2000
--------------------------------------------------------------------------------------
Salaries and employee benefits      $138,210   $130,236   $129,419      6.1%     0.6%
Occupancy                             15,599     14,198     13,396      9.9      6.0
Equipment                             16,206     17,378     17,081     (6.7)     1.7
Marketing                              8,109      7,958      8,056      1.9     (1.2)
FDIC insurance premiums                1,222      1,255        928     (2.6)    35.2
Processing                            10,757     10,698     11,391      0.6     (6.1)
Communications and transportation     10,907     10,236      9,346      6.6      9.5
Professional fees                      7,415      4,666      8,761     58.9    (46.7)
Intangible amortization                6,810      4,546      2,645     49.8     71.9
Other expense                         29,874     26,863     22,874     11.2     17.4
--------------------------------------------------------------------------------------
  Subtotal                           245,109    228,034    223,897      7.5      1.8
Merger and restructuring costs         9,703     37,503         --      N/M      N/M
--------------------------------------------------------------------------------------
  Total noninterest expense         $254,812   $265,537   $223,897     (4.0)%   18.6%
======================================================================================

N/M = Not meaningful

Provision For Income Taxes
Old National records a provision for income taxes currently payable and for income taxes payable in the future which arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. The major difference between the effective tax rate applied to Old National's financial statement income and the federal statutory rate is caused by interest on tax-exempt securities and loans. Old National's effective tax rate was 22.9% in 2001, 19.1% in 2000, and 25.8% in 1999. In 2001 tax-exempt income constituted a lower percentage of income, raising the effective tax rate slightly. In 2000 the lower levels of overall income due to restructuring charges combined with higher tax-exempt income lowered the effective tax rate. See Note 7 to the consolidated financial statements for additional details on Old National's income tax provision.

Interim Financial Data
Table 6 below provides a detailed summary of quarterly results of operations for the years ended December 31, 2001 and 2000. These results contain all normal and recurring adjustments necessary for a fair and consistent presentation.

INTERIM FINANCIAL DATA (TABLE 6)
--------------------------------------------------------------------------------------------------------------------
                                           Quarter Ended 2001                           Quarter Ended 2000
                              ------------------------------------------   -----------------------------------------
(unaudited, dollars and
shares in thousands,           December  September       June      March   December  September       June      March
except per share data)               31         30         30         31         31         30         30         31
--------------------------------------------------------------------------------------------------------------------
Interest income                $147,172   $155,740   $161,479   $165,316   $168,220   $166,407   $154,889   $148,759
Interest expense                 72,718     82,315     87,881     95,494    101,235     98,686     87,392     81,091
--------------------------------------------------------------------------------------------------------------------
  Net interest income            74,454     73,425     73,598     69,822     66,985     67,721     67,497     67,668
Provision for loan losses        11,300      7,400      6,000      4,000     12,965      4,968      4,437      7,433
Noninterest income               31,114     27,326     29,266     25,261     26,549     25,589     26,124     23,451
Noninterest expense              62,400     58,639     71,835     61,938     62,445     73,159     56,113     73,820
--------------------------------------------------------------------------------------------------------------------
  Income before income taxes     31,868     34,712     25,029     29,145     18,124     15,183     33,071      9,866
Income taxes                      7,141      8,578      4,946      7,045      2,500      1,960      9,214        874
--------------------------------------------------------------------------------------------------------------------
  Net income                   $ 24,727   $ 26,134   $ 20,083   $ 22,100   $ 15,624   $ 13,223   $ 23,857   $  8,992
====================================================================================================================
Net income per share:
  Basic                        $   0.40   $   0.42   $   0.32   $   0.35   $   0.25   $   0.21   $   0.38   $   0.14
  Diluted                          0.40       0.42       0.32       0.35       0.25       0.21       0.38       0.14
--------------------------------------------------------------------------------------------------------------------
Weighted average shares:
  Basic                          61,328     61,729     62,564     62,950     63,605     63,424     61,336     62,026
  Diluted                        61,412     61,819     62,655     63,053     63,727     63,597     61,998     63,486
--------------------------------------------------------------------------------------------------------------------

FINANCIAL CONDITION

Overview
Total assets reached $9.1 billion at December 31, 2001, 3.6% higher than the prior year-end. Investments rose $436.8 million while loans declined $215.5 million. Total liabilities grew $299.8 million over 2000.

Investment Securities
Investment securities increased 24.1% over 2000 as loan growth slowed during the year and securities became a short-term alternative source of earning assets. As a result, investments reached 24.8% of total assets at December 31, 2001, up from 20.7% at December 2000.

While it does not actively trade its investment securities, Old National has classified all securities as available-for-sale to maximize flexibility to adapt to interest rate changes. The principal and interest payments along with the ability to pledge or liquidate, if necessary, available-for-sale securities provide funding to help meet unforeseen liquidity needs. The entire portfolio has an effective duration of 3.35 years.

At December 31, 2001, Old National held investment securities issued by certain states and their political subdivisions with the following aggregate market value: $118.1 million by Indiana and $111.9 million by Illinois. There were no other concentrations of investment securities issued by an individual state and its political subdivisions that were greater than 10% of shareholders' equity.

Average yields on the investment securities portfolio are calculated on a tax equivalent basis. Yields are based on the amortized cost and are weighted for the scheduled maturity of each investment. At year-end, average yields for the entire portfolio were 6.20% in 2001, 7.13% in 2000, and 6.97% in 1999. In 2001
the yield decline reflected both the lower rate environment and the new portfolio growth. The yield rose in 2000 due to the mix of securities within the portfolio. As part of the 2000 third quarter restructuring, Old National sold $300 million of long-duration, low-yielding mortgage-backed securities and replaced them with shorter-duration, but higher-yielding agency securities.

Table 7 below presents the maturity distribution of the investment portfolio, along with weighted average yields thereon.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES (TABLE 7)
-----------------------------------------------------------------------------------------------------------------------------------
                                                         December 31, 2001                                          December 31,
                                    ------------------------------------------------------------------    ------------------------
                                        Within         1 - 5        5 - 10        Beyond
(dollars in thousands)                  1 Year         Years         Years      10 Years         Total          2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
Fair Value
U.S. Treasury                       $       --    $    5,300    $       --    $       --    $    5,300    $    5,307    $   39,266
U.S. Government agencies
  and corporations                     207,110       307,698        73,835           210       588,853       629,822       352,087
Mortgage-backed securities             186,635       661,722        89,706           645       938,708       481,354       801,051
States and political subdivisions       43,478       165,848       210,844       174,387       594,557       546,044       549,180
Other securities                         3,690        30,677           471        86,129       120,967       149,036        79,854
-----------------------------------------------------------------------------------------------------------------------------------
  Total                             $  440,913    $1,171,245    $  374,856    $  261,371    $2,248,385    $1,811,563    $1,821,438
===================================================================================================================================
Amortized Cost
U.S. Treasury                       $       --    $    5,177    $       --    $       --    $    5,177    $    5,270    $   39,830
U.S. Government agencies
  and corporations                     204,284       307,102        74,669           210       586,265       629,216       363,901
Mortgage-backed securities             183,836       653,674        88,756           619       926,885       486,685       833,148
States and political subdivisions       42,925       161,076       206,794       174,305       585,100       538,295       553,253
Other securities                         3,534        29,538           459        85,324       118,855       149,038        80,038
-----------------------------------------------------------------------------------------------------------------------------------
  Total                             $  434,579    $1,156,567    $  370,678    $  260,458    $2,222,282    $1,808,504    $1,870,170
===================================================================================================================================
Weighted average yield, based
  on amortized cost (tax
equivalent basis)                         5.62%         6.00%         6.67%         7.41%         6.20%         7.13%         6.97%
-----------------------------------------------------------------------------------------------------------------------------------

Lending And Loan Administration
The key to Old National's success has long been its credit culture that features decision-making near the customer with corporate oversight. Community loan personnel have the authority to extend credit under guidelines established and administered by Old National's Credit Policy Committee. This committee, which meets quarterly, includes members from both the holding company and community bank. The committee monitors credit quality through its review of information such as delinquencies, problem loans, and charge-offs. The committee regularly reviews the loan policy to assure it remains appropriate for the current lending environment. Executive and credit committees at the local level provide additional knowledge, judgment, and experience to Old National's lending administration.

Old National maintains an independent corporate loan review program. Its loan review system evaluates loan administration, credit quality, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes periodic on-site visits as well as regular off-site reviews of problem loan reports, delinquencies, and charge-offs.

Old National lends to commercial customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. Old National's policy is to concentrate its lending activity in the geographic market areas it serves, primarily Indiana, Illinois, Kentucky, Tennessee, and Ohio. Old National's only concentration of loans in any single industry exceeding 10% of its portfolio is real estate rental and leasing which comprise 12% of total loans. The portfolio does not contain any loans to finance highly leveraged buyout transactions or loans to foreign countries.

Loans, net of unearned income, decreased 3.4% after 11.1% loan growth in 2000 as the economy slowed and entered a recession. Commercial loans led the loan growth in 2001 with an 8.5% increase after achieving 20.0% growth in 2000. Commercial real estate activity slowed more significantly with 2.1% growth in 2001 compared to a 38.6% increase in 2000. Residential real estate loans continued to decline in 2001 with a 21.9% decrease after a 12.0% decline in 2000. Starting in 2000, Old National sold most of its fixed-rate loans originated and in 2000 sold $250.1 million of mortgage loans as part of its balance sheet restructuring. The lower rate environment in 2001 further contributed to the residential loan decrease by raising loan refinancing activity, much of which Old National sold. Consumer credit loans rose 2.3% in 2001 and 12.9% in 2000. Excluding residential mortgage loans due to the strategic change in 2000, total loans increased 4.4% in 2001 and 25.0% in 2000.

The portfolio is well diversified with 28.4% of the portfolio in commercial loans, 30.1% in commercial real estate, 24.1% in residential real estate, and 17.4% in consumer credit. Over the past five years, commercial and commercial real estate loans have grown faster relative to the other categories. With much of the originations being sold, residential real estate loan balances should continue to decrease in dollars and as a percentage of the portfolio.

Old National's commercial lending is primarily to small- to medium-sized businesses in various industries in its region. Commercial real estate loans are generally made to similar companies in Old National's geographical area. These industries have been stable in Old National's market area and provide opportunities for growth. A significant percentage of commercial loans are due within one year, reflecting the short-term nature of a large portion of these loans. Table 8 below presents the maturity distribution and rate sensitivity of commercial loans and an analysis of these loans that have predetermined and floating interest rates.

DISTRIBUTION OF LOAN MATURITIES
AT DECEMBER 31, 2001 (TABLE 8)
---------------------------------------------------------------------------
                           Within        1-5      Beyond
(dollars in thousands)     1 Year      Years     5 years        Total
---------------------------------------------------------------------------
Interest rates:
 Predetermined           $215,649   $346,898    $209,605   $  772,152
 Floating                 634,951    243,627      92,207      970,785
---------------------------------------------------------------------------
  Total                  $850,600   $590,525    $301,812   $1,742,937
===========================================================================

The significance of residential real estate loans, primarily 1-4 family properties, to the loan portfolio has declined since 1998. Higher levels of loan sales in 2001 and 2000 contributed to this trend. Old National's portfolio includes both adjustable-rate and fixed-rate loans.

Consumer loans include automobile loans, personal and home equity loans and lines of credit, and student loans. Old National sold the bulk of its credit card loans in 2000.

In the past four years, commercial loans increased an average of 13.7% per year while commercial real estate grew 18.2%. Consumer loans rose 6.9% while residential real estate loans declined 3.9% over the same period. Table 9 below presents the composition of the loan portfolio for each of the last five years.

LOAN PORTFOLIO AT YEAR-END (TABLE 9)
---------------------------------------------------------------------------------------------------------------
                                                                                                     Four-Year
(dollars in thousands)                  2001         2000         1999         1998         1997   Growth Rate
---------------------------------------------------------------------------------------------------------------
Commercial                        $1,742,937   $1,606,509   $1,338,255   $1,181,678   $1,042,656         13.7%
Commercial real estate             1,848,945    1,810,805    1,306,312    1,100,825      946,299         18.2
Residential real estate            1,477,180    1,890,872    2,148,974    1,986,195    1,735,557         (3.9)
Consumer credit                    1,064,109    1,042,629      926,345      801,036      816,082          6.9
---------------------------------------------------------------------------------------------------------------
  Subtotal                         6,133,171    6,350,815    5,719,886    5,069,734    4,540,594          7.8%
                                                                                                   ============
Less: Unearned income                    317        2,502        5,198       11,274       14,073
-------------------------------------------------------------------------------------------------
  Total loans                      6,132,854    6,348,313    5,714,688    5,058,460    4,526,521
Less: Allowance for loan losses       74,241       73,833       65,685       59,371       55,567
-------------------------------------------------------------------------------------------------
  Net loans                       $6,058,613   $6,274,480   $5,649,003   $4,999,089   $4,470,954
=================================================================================================
Composition Of Loan Portfolio By Type
Commercial                              28.4%        25.3%        23.4%        23.4%        23.0%
Commercial real estate                  30.1         28.5         22.9         21.8         20.9
Residential real estate                 24.1         29.8         37.6         39.3         38.3
Consumer credit                         17.4         16.4         16.1         15.5         17.8
-------------------------------------------------------------------------------------------------

The adequacy of the allowance for loan losses is evaluated on a quarterly basis. This evaluation is based on reviews of specific loans, changes in the loan type and volume of the portfolios given current and anticipated economic conditions, and historical loss experience. Loans are charged off when they are deemed uncollectible.

Charge-offs, net of recoveries, totaled $28.3 million in 2001, $23.9 million in 2000 and, $9.5 million in 1999. In 2001 and 2000 net charge-off growth was concentrated primarily in commercial loans reflecting the slowdown of the economy and deterioration in collateral values. Net charge-offs to average loans ranged from 0.17% to 0.45% for the last five years.

Old National makes monthly provisions at levels deemed necessary to provide assurance that the allowance for loan losses is sufficient to absorb probable losses in the loan portfolio. For homogeneous loans, such as residential mortgage and consumer, provision levels are determined using historical loss factors. For non-homogeneous loans, management allocates specific losses to loans in the highest risk categories with provisions for the remainder of the portfolio using formulas based in part upon historical loss factors. In addition, provisions reflect other risks affecting the loan portfolio, such as economic conditions in the geographic area, specific industry financial conditions, and experience of lending staff. The provision for loan losses in 2001 totaled $28.7 million, $29.8 million in 2000, including a $3.8 million provision related to mergers, and $14.8 million in 1999. The higher provision levels in 2001 and 2000 reflected the impact of the economic deterioration on the loan portfolio and higher charge-off levels.

Table 10 below summarizes activity in the allowance for loan losses for the years 1997 through 2001, along with an allocation of the year-end balances and related statistics for the allowance and net charge-offs.

ALLOWANCE FOR LOAN LOSSES (TABLE 10)
--------------------------------------------------------------------------------------------------------------
(dollars in thousands)                           2001          2000          1999          1998          1997
--------------------------------------------------------------------------------------------------------------
Analysis
Balance, January 1                         $   73,833    $   65,685    $   59,371    $   55,567    $   49,580
Loans charged off:
  Commercial                                   25,292        19,561         6,977         4,938         3,825
  Commercial and residential real estate        1,399         1,500         1,524         1,312           736
  Consumer credit                               9,461         8,284         8,358         8,772         9,523
--------------------------------------------------------------------------------------------------------------
  Total charge-offs                            36,152        29,345        16,859        15,022        14,084
--------------------------------------------------------------------------------------------------------------
Recoveries on charged-off loans:
  Commercial                                    5,013         2,402         2,975         1,374         1,652
  Commercial and residential real estate          165           510           443           376         1,209
  Consumer credit                               2,682         2,546         3,957         2,089         1,945
--------------------------------------------------------------------------------------------------------------
  Total recoveries                              7,860         5,458         7,375         3,839         4,806
--------------------------------------------------------------------------------------------------------------
  Net charge-offs                              28,292        23,887         9,484        11,183         9,278
Provision charged to expense                   28,700        29,803        14,798        14,987        15,265
Acquired by acquisition                            --         2,232         1,000            --            --
--------------------------------------------------------------------------------------------------------------
Balance, December 31                       $   74,241    $   73,833    $   65,685    $   59,371    $   55,567
==============================================================================================================
Average loans for the year                 $6,280,995    $6,087,869    $5,425,148    $4,744,091    $4,318,362
Allowance/year-end loans                         1.21%         1.16%         1.15%         1.17%         1.23%
Allowance/average loans                          1.18          1.21          1.21          1.25          1.29
Net charge-offs/average loans                    0.45          0.39          0.17          0.24          0.21
Allocation At December 31
Commercial                                 $   30,528    $   30,372    $   28,386    $   26,277    $   26,211
Commercial and residential real estate         36,563        32,578        26,474        15,513        15,210
Consumer credit                                 7,150        10,883        10,825        17,581        14,146
--------------------------------------------------------------------------------------------------------------
  Total                                    $   74,241    $   73,833    $   65,685    $   59,371    $   55,567
==============================================================================================================

Assets determined by the various evaluation processes to be under-performing receive special attention by Old National management. Under-performing assets consist of: 1) nonaccrual loans where the ultimate collectibility of interest is uncertain; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because the borrower's financial condition deteriorated; 3) loans with principal or interest past due ninety (90) days or more; and 4) foreclosed properties. Each month, problem loan reports are prepared and reviewed at both the bank and holding company levels. These reports include loans that show indications of being unable to meet debt obligations in the normal course of business, carry other characteristics deemed by bank management to warrant special attention, or have been criticized by regulators in the examination process. Besides the loans classified as under-performing, management closely monitors loans totaling $359.8 million at

December 31, 2001, for the borrowers' ability to comply with present repayment terms. For these loans the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the portfolio's general condition and in establishing the allowance for loan losses.

Interest income of approximately $9.0 million in 2001 and $5.7 million in 2000 would have been recorded on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded on nonaccrual and restructured loans was $4.5 million in 2001 and $2.7 million in 2000.

Under-performing assets as of year-end totaled $85.5 million in 2001 and $33.1 million in 2000. As a percent of total loans and foreclosed properties, under-performing assets at December 31 ranged between 0.50% and 1.39% over the last five years. In 2001 under-performing assets rose in most categories reflecting the weakening economy. The most significant change was the $25.7 million rise in renegotiated loans. This increase is concentrated in two borrowers whose loan payment schedules were modified to reduce their cashflow requirements while obtaining additional collateral and/or guarantees and shortening the loan term. At December 31, 2001, the allowance for loan losses to under-performing assets ratio stood at 87% compared to 223% in 2000 and 229% in 1999. The increase in renegotiated loans was the major factor in this ratio's trend in 2001.

Table 11 below presents the components of under-performing assets as of December 31 for the last five years.

UNDER-PERFORMING ASSETS (TABLE 11)
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                 2001       2000       1999       1998       1997
----------------------------------------------------------------------------------------------------------
Nonaccrual loans                                    $37,894    $22,690    $19,286    $19,074    $12,626
Renegotiated loans                                   25,871        227        450        458        920
Past due loans (90 days or more):
  Commercial                                          8,024      2,269      1,797      1,113      1,787
  Commercial and residential real estate              2,946      2,795      2,462      5,802      3,077
  Consumer                                            1,610      1,524        947      1,388      1,288
----------------------------------------------------------------------------------------------------------
  Total past due loans                               12,580      6,588      5,206      8,303      6,152
Foreclosed properties                                 9,204      3,616      3,700      3,184      3,987
----------------------------------------------------------------------------------------------------------
  Total under-performing assets                     $85,549    $33,121    $28,642    $31,019    $23,685
==========================================================================================================
Under-performing assets/total loans and
  foreclosed properties                                1.39%      0.52%      0.50%      0.61%      0.52%
Allowance for loan losses/under-performing assets     86.78     222.92     229.33     191.40     234.61
----------------------------------------------------------------------------------------------------------

Deposits And Other Funding
Customer deposits include noninterest-bearing demand, regular savings and NOW accounts, money market accounts, and time deposits. Average deposits increased 4.8% in 2001 compared to 8.3% in 2000. During these years, all categories, except savings, experienced deposit growth. Other time deposits increased 4.6% in 2001 and 14.3% in 2000 and included brokered certificates of deposit of $641.5 million in 2001, $829.4 million in 2000, and $489.2 million in 1999.

Table 12 below presents changes in the average balances of all funding sources for the years 1999 through 2001.

FUNDING SOURCES - AVERAGE BALANCES (TABLE 12)
-----------------------------------------------------------------------------------
                                                                   % Change From
                                                                     Prior Year
(dollars in thousands)          2001         2000         1999      2001     2000
-----------------------------------------------------------------------------------
Demand deposits           $  664,347   $  636,636   $  613,366      4.4%     3.8%
NOW deposits                 930,120      820,067      805,371     13.4      1.8
Savings deposits             409,220      479,314      484,645    (14.6)    (1.1)
Money market deposits        778,366      712,215      712,401      9.3     --
Time deposits              3,706,416    3,542,215    3,099,269      4.6     14.3
-----------------------------------------------------------------------------------
  Total deposits           6,488,469    6,190,447    5,715,052      4.8      8.3
Short-term borrowings        622,141      708,840      583,209    (12.2)    21.5
Other borrowings           1,023,271      878,262      771,552     16.5     13.8
-----------------------------------------------------------------------------------
  Total funding sources   $8,133,881   $7,777,549   $7,069,813      4.6%    10.0%
===================================================================================

Table 13 below presents a maturity distribution for certificates of deposit with denominations of $100,000 or more.

CERTIFICATES OF DEPOSIT, $100,000 AND OVER (TABLE 13)
------------------------------------------------------------------------------------------------
                                                          Maturity Distribution
                                        --------------------------------------------------------
                        Year-End            1-90         91-180          181-365         Beyond
(dollars in thousands)   Balance            Days           Days             Days          1 Year
------------------------------------------------------------------------------------------------
2001                    $984,632        $443,084        $256,004        $78,771         $206,773
2000                     845,637         431,275         253,691         76,107           84,564
1999                     524,511         248,264         111,960         97,515           66,772
------------------------------------------------------------------------------------------------

Borrowings
Other short-term sources of funds include overnight borrowings from other financial institutions, securities sold under agreements to repurchase which generally mature within 30 days, and borrowings under U.S. Treasury demand notes. Collectively, the average short-term borrowings declined $86.7 million in 2001 due to deposit and other borrowings growth after increasing $125.6 million in 2000.

Other borrowings generally provide longer term funding and include debt from the Federal Home Loan Bank ("FHLB"), medium term notes, convertible/nonconvertible subordinated debentures, and trust preferred securities, if not listed separately.

In 1997 Old National registered a $150 million medium term note program and issued $10 million in 1998 and $54.3 million in 1997. These borrowings, combined with prior issuances, totaled $82.3 million at December 31, 2001 and have a weighted average effective interest rate of 6.81% with maturities between 2002 and 2007.

Holders of Old National's 8% convertible debentures converted the remaining principal amount of $12.8 million in 2000 and $9.3 million in 1999. These conversions resulted in the issuance of common stock shares totaling 1,086,000 in 2000 and 786,000 in 1999 with a corresponding increase in shareholders' equity.

In October 2001, Old National issued through its bank subsidiary 6.75% fixed-rate subordinated bank notes totaling $150 million and maturing in 2011. The notes qualify as Tier 2 capital for regulatory purposes. This senior and subordinated global bank note program has remaining funding capacity of $850 million.

In March 2000, Old National issued through a subsidiary $50.0 million trust preferred securities that mature in 2030 and have a 9.50% annual distribution rate. These securities may be redeemed on or after March 15, 2005, and qualify as Tier 1 capital for regulatory purposes. This shelf registration has remaining funding capacity of $150 million.

Table 14 presents the distribution of Old National's short-term borrowings and related weighted average interest rates for each of the last three years.

SHORT-TERM BORROWINGS (TABLE 14)
--------------------------------------------------------------------------------
                                                             Other
                                     Funds  Repurchase  Short-term
(dollars in thousands)           Purchased  Agreements  Borrowings
--------------------------------------------------------------------------------
2001
Outstanding at year-end           $119,700    $434,086    $131,526
Average amount
  outstanding                      226,561     325,373      70,207
Maximum amount
  outstanding at any
  month-end                        468,799     434,086     184,453
Weighted average interest rate:
   During year                        4.21%       3.35%       4.30%
   End of year                        1.64        1.69        1.40
--------------------------------------------------------------------------------
2000
Outstanding at year-end           $248,844    $239,064    $ 71,915
Average amount
  outstanding                      355,140     268,505      85,195
Maximum amount
  outstanding at any
  month-end                        568,998     288,347     233,197
Weighted average interest rate:
   During year                        6.47%       5.26%       6.30%
   End of year                        6.49        5.18        6.46
--------------------------------------------------------------------------------
1999
Outstanding at year-end           $379,611    $234,088    $ 65,760
Average amount
  outstanding                      172,227     302,137     108,845
Maximum amount
  outstanding at any
  month-end                        379,611     355,961     234,447
Weighted average interest rate:
   During year                        5.21%       4.65%       5.08%
   End of year                        4.90        5.62        4.36
--------------------------------------------------------------------------------

Capital Resources
Shareholders' equity totaled $639.2 million or 7.0% of total assets at December 31, 2001, and $626.3 million or 7.1% of total assets at year-end 2000. Old National paid $0.65 cash dividends per share in 2001 which totaled $40.1 million (restated for the 5% stock dividend paid in January 2002).

Treasury shares were repurchased to provide shares for reissuance under Old National's dividend reinvestment and stock purchase plan and for stock dividends. Treasury shares repurchased reduced shareholders' equity by $54.7 million in 2001 and $131.9 million in 2000. Shares reissued pursuant to the above programs and in connection with conversions of Old National's subordinated debentures added to shareholders' equity $2.1 million in 2001 and $28.2 million in 2000. Stock issued for purchase transactions, such as the Permanent acquisition and insurance agencies, totaled $90.8 million in 2000.

The accumulated other comprehensive income component of equity is primarily comprised of unrealized net securities gains (losses), net of tax. In late 2000 rates fell and generated a positive or gain of $2.0 million by December 31, 2000. As rates continued to fall in 2001, the accumulated other comprehensive income reached $14.5 million.

Old National and the banking industry are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can elicit certain mandatory actions by regulators that, if undertaken, could have a direct material effect on Old National's financial statements. Capital adequacy in the banking industry is evaluated primarily by the use of ratios that measure capital against assets and certain off-balance-sheet items. Certain ratios weight these assets based on risk characteristics according to regulatory accounting practices. At December 31, 2001, Old National and its bank subsidiary exceeded the regulatory minimums and met the regulatory definition of well-capitalized. Capital ratios for Old National and its significant bank subsidiary and the regulatory guidelines are presented in Table 15 below.

CAPITAL STRUCTURE AND REGULATORY GUIDELINES (TABLE 15)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                 December 31,                Regulatory Guidelines
(dollars in thousands)                                               2001            2000            1999  Minimum  Well-Capitalized
----------------------------------------------------------------------------------------------------------------------------------
OLD NATIONAL BANCORP
Tier 1 Capital
Shareholders' equity(1)                                       $   624,703     $   624,387     $   614,316
Plus: guaranteed preferred beneficial interests in
 subordinated debentures                                           50,000          50,000              --
Less: intangibles                                                 (88,066)        (93,337)        (33,531)
----------------------------------------------------------------------------------------------------------
  Tier 1 capital                                                  586,637         581,050         580,785
Tier 2 Capital
Subordinated debt                                                 150,000              --          12,782
Qualifying allowance for loan losses                               74,241          73,833          65,255
----------------------------------------------------------------------------------------------------------
  Total capital                                               $   810,878     $   654,883     $   658,822
==========================================================================================================
Risk adjusted assets                                          $ 6,320,415     $ 6,291,155     $ 5,457,624
Tier 1 capital to risk-adjusted assets                               9.28%           9.24%          10.64%       4.00%       N/A
Total capital to risk-adjusted assets                               12.83           10.41           12.07        8.00        N/A
Tier 1 capital to quarterly average assets (leverage ratio)          6.58            6.68            7.46        4.00        N/A
----------------------------------------------------------------------------------------------------------------------------------

OLD NATIONAL BANK
Tier 1 Capital
Shareholders' equity(1)                                       $   657,333     $   679,691     $   501,390
Less intangibles                                                  (81,739)        (75,072)         (3,801)
----------------------------------------------------------------------------------------------------------
  Tier 1 capital                                                  575,594         604,619         497,589
Tier 2 Capital
Subordinated debt                                                 150,000              --              --
Qualifying allowance for loan losses                               73,298          71,159          52,125
----------------------------------------------------------------------------------------------------------
  Total capital                                               $   798,892     $   675,778     $   549,714
==========================================================================================================
Risk adjusted assets                                          $ 6,272,139     $ 6,263,810     $ 4,322,406
Tier 1 capital to risk-adjusted assets                               9.18%           9.65%          11.51%       4.00%      6.00%
Total capital to risk-adjusted assets                               12.74           10.79           12.72        8.00      10.00
Tier 1 capital to quarterly average assets (leverage ratio)          6.47            6.94            7.63        3.00       5.00
----------------------------------------------------------------------------------------------------------------------------------

(1) Excludes other comprehensive income
N/A = Not applicable

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

Audit Committee Of The Board
The Board of Directors, through an Audit Committee comprised solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The Audit Committee meets regularly with the Company's independent public accountants, PricewaterhouseCoopers LLP, and the managers of internal auditing and loan review. During these meetings, the committee has the opportunity to meet privately with the independent public accountants as well as with internal audit and loan review personnel to review accounting, auditing, loan, and financial reporting matters. The appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee.

Independent Accountants
The financial statements in this annual report have been audited by PricewaterhouseCoopers LLP, for the purpose of determining that the financial statements are presented fairly in all material respects. PricewaterhouseCoopers LLP's report on the financial statements appears on this page. Their audit included a consideration of Old National's system of internal accounting controls, for the purpose of setting the scope and timing of their auditing procedures.

REPORT OF INDEPENDENT ACCOUNTANTS

To The Shareholders And The Board Of Directors
Of Old National Bancorp:
In our opinion, based on our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Old National Bancorp and affiliates (the "Company") at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Old National Bancorp and Heritage Financial Services, Inc. on March 1, 2000, and the merger of Old National Bancorp and ANB Corporation and subsidiaries on March 10, 2000, in transactions accounted for as poolings of interests, as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of Heritage Financial Services, Inc. or ANB Corporation and subsidiaries, which statements reflect net income of $2,850,723 and $7,712,000, respectively, for the year ended December 31, 1999. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Heritage Financial Services, Inc. and ANB Corporation and subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
January 25, 2002

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------------------
                                                                          December 31,
(dollars and shares in thousands)                                      2001           2000
--------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                         $   224,663    $   202,600
Money market investments                                             71,703         13,549
--------------------------------------------------------------------------------------------
      Total cash and cash equivalents                               296,366        216,149
Investment securities - available-for-sale, at fair value         2,248,385      1,811,563
Loans, net of unearned income                                     6,132,854      6,348,313
Allowance for loan losses                                           (74,241)       (73,833)
--------------------------------------------------------------------------------------------
      Net loans                                                   6,058,613      6,274,480
--------------------------------------------------------------------------------------------
Premises and equipment, net                                         120,873        131,793
Accrued interest receivable                                          64,705         71,490
Other assets                                                        291,531        262,273
--------------------------------------------------------------------------------------------
      Total assets                                              $ 9,080,473    $ 8,767,748
=============================================================================================
Liabilities
Deposits:
  Noninterest-bearing demand                                    $   733,814    $   711,413
  Interest-bearing:
    NOW                                                           1,076,159        841,935
    Savings                                                         417,511        478,400
    Money market                                                    712,491        761,179
    Time                                                          3,676,465      3,790,979
--------------------------------------------------------------------------------------------
      Total deposits                                              6,616,440      6,583,906
--------------------------------------------------------------------------------------------
Short-term borrowings                                               685,312        559,823
Accrued expenses and other liabilities                               89,440         84,513
Guaranteed preferred beneficial interests in
subordinated debentures                                              50,000         50,000
Other borrowings                                                  1,000,046        863,165
--------------------------------------------------------------------------------------------
      Total liabilities                                           8,441,238      8,141,407
--------------------------------------------------------------------------------------------
Commitments and contingencies (Note 12)
Shareholders' Equity
Preferred stock, 2,000 shares authorized, no shares issued
or outstanding                                                           --             --
Common stock, $1 stated value, 150,000 shares authorized,
61,174 and 60,311 shares issued and outstanding, respectively        61,174         60,311
Capital surplus                                                     472,467        457,267
Retained earnings                                                    91,062        106,809
Accumulated other comprehensive income, net of tax                   14,532          1,954
--------------------------------------------------------------------------------------------
      Total shareholders' equity                                    639,235        626,341
--------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                $ 9,080,473    $ 8,767,748
=============================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF INCOME
----------------------------------------------------------------------------------------------
                                                                 Years Ended December 31,
(dollars and shares in thousands, except per share data)       2001        2000        1999
----------------------------------------------------------------------------------------------
Interest Income
Loans including fees:
  Taxable                                                 $ 495,138   $ 508,886    $ 443,211
  Nontaxable                                                 16,231      12,606        8,894
Investment securities:
  Taxable                                                    89,867      88,009       84,341
  Nontaxable                                                 27,666      27,155       27,508
Money market investments                                        805       1,619        1,859
----------------------------------------------------------------------------------------------
    Total interest income                                   629,707     638,275      565,813
----------------------------------------------------------------------------------------------
Interest Expense
Deposits                                                    253,614     267,612      212,710
Short-term borrowings                                        23,462      42,446       28,550
Other borrowings                                             61,332      58,346       43,311
----------------------------------------------------------------------------------------------
    Total interest expense                                  338,408     368,404      284,571
----------------------------------------------------------------------------------------------
    Net interest income                                     291,299     269,871      281,242
Provision for loan losses                                    28,700      29,803       14,798
----------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses     262,599     240,068      266,444
----------------------------------------------------------------------------------------------
Noninterest Income
Trust fees                                                   20,681      22,566       21,722
Service charges on deposit accounts                          40,478      34,337       25,022
Mortgage banking revenue                                      9,893       2,588        1,956
Loan fees                                                     1,126       2,536        4,674
Insurance premiums and commissions                           13,296      11,502        6,615
Investment product fees                                       6,819       7,125        6,416
Bank-owned life insurance                                     5,349       4,350        4,260
Net securities gains (losses)                                 4,770        (119)       2,637
Other income                                                 10,555      16,828        9,848
----------------------------------------------------------------------------------------------
    Total noninterest income                                112,967     101,713       83,150
----------------------------------------------------------------------------------------------
Noninterest Expense
Salaries and employee benefits                              138,210     130,236      129,419
Occupancy                                                    15,599      14,198       13,396
Equipment                                                    16,206      17,378       17,081
Marketing                                                     8,109       7,958        8,056
FDIC insurance premiums                                       1,222       1,255          928
Processing                                                   10,757      10,698       11,391
Communication and transportation                             10,907      10,236        9,346
Professional fees                                             7,415       4,666        8,761
Intangible amortization                                       6,810       4,546        2,645
Other                                                        29,874      26,863       22,874
Merger and restructuring costs                                9,703      37,503           --
----------------------------------------------------------------------------------------------
    Total noninterest expense                               254,812     265,537      223,897
----------------------------------------------------------------------------------------------
  Income from continuing operations before income taxes     120,754      76,244      125,697
Income taxes                                                 27,710      14,548       32,440
----------------------------------------------------------------------------------------------
  Income from continuing operations                          93,044      61,696       93,257
Discontinued operations                                          --          --        4,101
----------------------------------------------------------------------------------------------
  Net income                                              $  93,044   $  61,696    $  97,358
==============================================================================================
Net Income From Continuing Operations Per Common Share
  Basic                                                   $    1.49   $    0.98    $    1.48
  Diluted                                                      1.49        0.98         1.44
----------------------------------------------------------------------------------------------
Net Income Per Common Share
  Basic                                                   $    1.49   $    0.98    $    1.54
  Diluted                                                      1.49        0.98         1.50
----------------------------------------------------------------------------------------------
Weighted Average Number Of Common Shares Outstanding
  Basic                                                      62,137      62,602       63,130
  Diluted                                                    62,229      63,210       65,284
----------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         Accumulated
                                                                                               Other         Total
                                            Common Stock          Capital     Retained Comprehensive Shareholders' Comprehensive
(dollars and shares in thousands)        Shares       Amount      Surplus     Earnings        Income        Equity        Income
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998               39,392    $  39,392    $ 365,898    $ 180,428    $  20,131    $ 605,849
Net income                                   --           --           --       97,358           --       97,358    $  97,358
Unrealized net security loss and
  reclassification adjustment,
  net of $32,566 tax                         --           --           --           --      (49,698)     (49,698)     (49,698)
Mergers                                     648          648       10,538        6,715          246       18,147
Cash dividends                               --           --           --      (35,557)          --      (35,557)
3 for 2 stock split and
  5% stock dividend                      17,600       17,600       68,851      (86,451)          --           --
Stock repurchased                        (2,582)      (2,582)     (75,917)          --           --      (78,499)
Stock reissued under dividend
  reinvestment, stock options, and
stock purchase plan                         749          749       17,487         (109)          --       18,127
Stock reissued due to conversion of
  subordinated debentures                   711          711        8,557           --           --        9,268
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999               56,518       56,518      395,414      162,384      (29,321)     584,995    $  47,660
                                                                                                                    =========
Net income                                   --           --           --       61,696           --       61,696    $  61,696
Unrealized net security gain and
  reclassification adjustment,
  net of $20,515 tax                         --           --           --           --       31,275       31,275       31,275
Mergers                                   3,412        3,412       87,399           --           --       90,811
Cash dividends                               --           --           --      (38,768)          --      (38,768)
5% stock dividend                         2,872        2,872       75,631      (78,503)          --           --
Stock repurchased                        (4,336)      (4,336)    (127,572)          --           --     (131,908)
Stock reissued under dividend
  reinvestment, stock options, and
  stock purchase plan                       811          811       14,770           --           --       15,581
Stock reissued due to conversion of
  subordinated debentures                 1,034        1,034       11,625           --           --       12,659
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000               60,311       60,311      457,267      106,809        1,954      626,341    $  92,971
                                                                                                                    =========
Net income                                   --           --           --       93,044           --       93,044    $  93,044
Unrealized net security gain and
  reclassification adjustment, net
  of $8,760 tax                              --           --           --           --       14,284       14,284       14,284
Net derivative losses on cash flow
  hedges, net of $(1,069) tax                --           --           --           --       (1,706)      (1,706)      (1,706)
Cash dividends                               --           --           --      (40,131)          --      (40,131)
5% stock dividend                         2,913        2,913       65,747      (68,660)          --
Stock repurchased                        (2,131)      (2,131)     (52,592)          --           --      (54,723)
Stock reissued under dividend
  reinvestment, stock options, and
  stock purchase plan                        81           81        2,045           --           --        2,126
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001               61,174    $  61,174    $ 472,467    $  91,062    $  14,532    $ 639,235    $ 105,622
================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------
                                                                                           Years Ended December 31,
(dollars in thousands)                                                                2001           2000          1999
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                                                                     $    93,044    $    61,696    $    97,358
---------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to cash provided
by operating activities:
  Depreciation                                                                      13,513         13,746         13,473
  Amortization of intangible assets                                                  6,908          4,546          2,645
  Net premium amortization on investment securities                                  1,242         (2,098)         1,194
  Provision for loan losses                                                         28,700         29,803         14,798
  Net securities (gains) losses                                                     (4,770)        15,396         (2,637)
  (Gains) losses on sale of other assets                                              (102)         6,452         (2,792)
  Residential real estate loans originated for sale                               (751,164)      (332,855)       (66,318)
  Proceeds from sale of mortgage loans                                             752,193        324,988         69,061
  Increase in interest receivable                                                   (6,785)       (10,048)        (3,682)
  (Increase) decrease in other assets                                              (23,367)        12,759        (22,181)
  Increase (decrease) in accrued expenses and other liabilities                     (2,741)       (19,977)        19,605
---------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                               13,627         42,712         23,166
---------------------------------------------------------------------------------------------------------------------------
  Net cash flows provided by operating activities                                  106,671        104,408        120,524
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
Cash and cash equivalents of subsidiaries acquired                                      --         13,397          8,070
Purchase of investment securities available-for-sale                            (1,558,133)      (758,464)    (1,159,107)
Proceeds from maturities of investment securities available-for-sale               819,282        285,045        616,035
Proceeds from sales of investments securities available-for-sale                   328,601        636,706        421,903
Net principal collected from (loans made to) customers                             186,099       (339,608)      (646,564)
Proceeds from sale of premises and equipment                                         1,448          4,561          2,028
Purchase of premises and equipment                                                  (4,968)       (27,060)       (24,153)
---------------------------------------------------------------------------------------------------------------------------
  Net cash flows used in investing activities                                     (227,671)      (185,423)      (781,788)
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
Net increase (decrease) in deposits, short-term and other borrowings:
  Noninterest-bearing demand deposits                                               22,401         63,081        (19,670)
  Savings, NOW and money market deposits                                           124,647        (30,930)        23,672
  Time deposits                                                                   (115,004)       270,005        485,904
  Short-term borrowings                                                            125,489       (119,636)       163,623
  Other borrowings                                                                 (12,088)         5,298        101,578
Net payments on medium term notes                                                   (1,500)       (12,500)            --
Proceeds from issue of subordinated bank notes                                     150,000             --             --
Proceeds from guaranteed preferred beneficial interests in
  subordinated debentures                                                               --         50,000             --
Cash dividends paid                                                                (40,131)       (38,768)       (35,557)
Common stock repurchased                                                           (54,723)      (131,908)       (78,499)
Common stock reissued, net of shares used to convert subordinated debentures         2,126         15,581         18,127
---------------------------------------------------------------------------------------------------------------------------
  Net cash flows provided by financing activities                                  201,217         70,223        659,178
---------------------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash equivalents                              80,217        (10,792)        (2,086)
Cash and cash equivalents at beginning of period                                   216,149        226,941        229,027
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                     $   296,366    $   216,149    $   226,941
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis Of Presentation
The accompanying consolidated financial statements include the accounts of Old National Bancorp ("Old National") and its wholly-owned affiliates and have been prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All significant intercompany transactions and balances have been eliminated. The statements have been restated to reflect mergers accounted for by the pooling-of-interests method of accounting. A summary of the more significant accounting and reporting policies used in preparing the statements is presented below.

Nature Of Operations
Old National, a financial bank holding company headquartered in Evansville, Indiana, operates in Indiana, Illinois, Kentucky, Tennessee and Ohio. Through its bank and non-bank affiliates, Old National provides to its customers an array of financial services including loan, deposit, trust, investment, and insurance products.

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

As an element of managing interest rate risk exposure, Old National pre-sells residential mortgage loans to third parties. At December 31, 2001, approximately $28.1 million of such loans was held and carried at the lower of cost or fair value.

Allowance For Loan Losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, the risk characteristics of the various categories of loans given current economic conditions and other factors such as historical loss experience, financial condition of the borrower, fair market value of the collateral, and growth of the loan portfolio. The allowance is increased through a provision charged to operating expense. Loans deemed to be uncollectible are charged to the allowance. Recoveries of loans previously charged off are added to the allowance.

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

Total acquisition costs over the fair value of net assets acquired were $87.2 million at December 31, 2001 and are being amortized on the straight-line basis over periods ranging from 20 to 25 years through December 31, 2001. Future amortization beyond December 31, 2001 will be impacted by Financial Accounting Standards Board's Statements No. 141 and 142 as described later in this footnote. The recoverability of such assets and their carrying value are periodically evaluated.

Net Income Per Share
Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note 9) and all mergers accounted for as poolings-of-interests as if they had occurred at the beginning of the earliest year presented. Diluted net income per share is computed as above and assumes the conversion of outstanding subordinated debentures (Note 10) and certain stock options (Note 8). On the next page is a table reconciling basic and diluted earnings per share ("EPS") for the years ended 2001, 2000, and 1999.

EARNINGS PER SHARE RECONCILIATION
--------------------------------------------------------------------------------------------------------------
                                                          Years Ended December 31,
                                          2001                      2000                       1999
                                 ----------------------    ----------------------     ----------------------
(dollars and shares in thousands,
except per share data)           Income  Shares  Amount    Income  Shares  Amount     Income  Shares  Amount
--------------------------------------------------------------------------------------------------------------
Basic EPS
Income from continuing
  operations                    $93,044  62,137   $1.49   $61,696  62,602   $0.98    $93,257  63,130   $1.48
                                                  =====                     =====                      =====
Effect Of Dilutive Securities
Stock options                        --      92                --     212                 --     366
8% convertible debentures            --      --               130     396                834   1,788
-----------------------------------------------           ---------------            ---------------
Diluted EPS
Income from continuing
  operations and assumed
  conversions                   $93,044  62,229   $1.49   $61,826  63,210   $0.98    $94,091  65,284   $1.44
==============================================================================================================

Income Taxes
Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities at income tax rates currently in effect. For Old National, this results in a net deferred tax asset which relates principally to differences in the recognition of loan losses for book and tax purposes.

Off-Balance-Sheet Financial Instruments
In the ordinary course of business, Old National's affiliate banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Statement Of Cash Flows Data
For the purpose of presentation in the accompanying Statement of Cash Flows, cash and cash equivalents are defined as cash, due from banks, and money market investments, which have maturities less than 90 days. Cash paid during the years ended December 31, 2001, 2000, and 1999, for interest was $353.0 million, $363.8 million, and $274.5 million, respectively. Total income tax payments during 2001, 2000, and 1999, were $34.7 million, $26.4 million, and $32.3 million, respectively.

Impact Of Accounting Changes
Effective January 1, 2001, Old National adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No.
138. This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

Effective April 1, 2001, Old National adopted the provisions of SFAS No. 140, "Accounting for Transfers and Servicing Financial Assets and Extinguishments of Liabilities" that replaced SFAS No. 125.

The adoption of both statements did not have a material impact on Old National's financial condition or its results of operations.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." The Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combination." It requires all business combinations within the scope of the Statement to be accounted for using one method, the purchase method. It establishes criteria for the initial recognition of intangible assets acquired in a business combination. The provisions of the Statement apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." The Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Under this Statement, goodwill and other intangible assets that have indefinite useful lives will not be subject to amortization. The Statement is effective for fiscal years beginning after December 15, 2001. Certain provisions of the Statement are effective for goodwill and other acquired intangible assets for which the acquisition date is after June 30, 2001.

Old National adopted SFAS No. 141 and SFAS No. 142 effective January 1, 2002. The impact of adoption of SFAS No. 142 resulted in no impairment loss adjustment to goodwill and intangible balances, which were recorded at $87.2 million at January 1, 2002. It is estimated that the positive impact on 2002 earnings of the elimination of the amortization from $82.8 of indefinite-lived assets will be approximately $5.4 million.

Reclassifications
Certain prior year amounts have been reclassified to conform with the 2001 presentation. Such reclassifications had no effect on net income.

NOTE 2 - BUSINESS COMBINATIONS AND DISCONTINUED OPERATIONS

Completed Mergers
On March 1, 2000, Old National and Heritage Financial Services, Inc. ("Heritage") of Clarksville, Tennessee, consummated a merger in which Old National issued 2,191,322 common shares in exchange for all of the outstanding common shares of Heritage. The transaction was accounted for as a pooling-of-interests. Net income for Heritage prior to merger included in the 2000 financial statements for the period ended March 1, 2000 was $509 thousand.

On March 10, 2000, Old National and ANB Corporation ("ANB") of Muncie, Indiana, consummated a merger in which Old National issued 7,316,153 common shares in exchange for all of the outstanding common shares of ANB. The transaction was accounted for as a pooling-of-interests. Net income for ANB prior to merger included in the 2000 financial statements for the period ended March 10, 2000 was $1.3 million.

On July 27, 2000, Old National and Permanent Bancorp ("Permanent") of Evansville, Indiana, consummated a merger in which Old National issued 3,301,047 common shares in exchange for all of the outstanding common shares of Permanent. The transaction was accounted for as a purchase. Intangible assets of $61.8 million were recorded from this purchase and are being amortized no longer than 20 years. As part of the regulatory approval process for the transaction, the Department of Justice required two Permanent branches in Evansville to be sold to another banking company. These two branches had total deposits of approximately $41 million and were divested on November 17, 2000.

The following table presents a restatement of the 1999 net interest income, net income, and basic net income from continuing operations per share to reflect these pooling-of-interests transaction (dollars in thousands, except per share data):

BUSINESS COMBINATIONS AND DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------
                                                                    As restated
                                        Original  Heritage      ANB      herein
--------------------------------------------------------------------------------
1999
Net interest income                     $238,387   $10,871   $31,984   $281,242
Net income from continuing operations     82,694     2,851     7,712     93,257
Basic net income per share, as restated
  for stock dividends                       1.56                           1.48
--------------------------------------------------------------------------------

Discontinued Operations
During 1999, contingencies related to the June 1998 sale of Consumer Acceptance Corporation's sub-prime auto loans, which was treated as discontinued operations, were favorably resolved. Income from discontinued operations for the year ended December 31, 1999 was as follows (dollars in thousands):

DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------
                                               Year Ended December 31,
                                                                  1999
--------------------------------------------------------------------------------
Gain before taxes from disposal
  of discontinued operations                                    $6,835
Income tax expense                                               2,734
--------------------------------------------------------------------------------
  Income from discontinued operations                           $4,101
================================================================================
Income from discontinued operations per common share:
  Basic                                                         $ 0.06
  Diluted                                                         0.06
--------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the available-for-sale investment securities portfolio at December 31, 2001 and 2000, and the corresponding amounts of unrealized gains and losses therein (dollars in thousands):

------------------------------------------------------------------------------------------------
                                             Amortized   Unrealized    Unrealized         Fair
Available-for-Sale                                Cost        Gains        Losses        Value
------------------------------------------------------------------------------------------------
December 31, 2001
U.S. Treasury                               $    5,177   $      123   $       --    $    5,300
U.S. Government agencies and corporations      586,265        7,528       (4,940)      588,853
Mortgage-backed securities                     926,885       13,482       (1,659)      938,708
State and political subdivisions               585,100       11,651       (2,194)      594,557
Other securities                               118,855        2,211          (99)      120,967
------------------------------------------------------------------------------------------------
  Total                                     $2,222,282   $   34,995   $   (8,892)   $2,248,385
================================================================================================
December 31, 2000
U.S. Treasury                               $    5,270   $       37   $       --    $    5,307
U.S. Government agencies and corporations      629,216        3,617       (3,011)      629,822
Mortgage-backed securities                     486,685        2,413       (7,744)      481,354
State and political subdivisions               538,295        9,071       (1,322)      546,044
Other securities                               149,038          621         (623)      149,036
------------------------------------------------------------------------------------------------
  Total                                     $1,808,504   $   15,759   $  (12,700)   $1,811,563
================================================================================================

Proceeds from sales of investment securities available-for-sale were $328.6 million in 2001 and $636.7 million in 2000. In 2001 realized gains were $4.8 million. In 2000 realized gains were $0.1 million and losses were $15.5 million. Losses of $15.3 million were related to restructuring. At December 31, investment securities were pledged to secure public and other funds with a carrying value of $1,131 million in 2001 and $1,031 million in 2000.

The amortized cost and fair value of the investment securities portfolio at December 31, 2001 and 2000, are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------
(dollars in thousands)          2001                      2000
                     ----------------------    ----------------------
                     Amortized         Fair    Amortized         Fair
Maturity                  Cost        Value         Cost        Value
------------------------------------------------------------------------
Within one year     $  434,579   $  440,913   $  524,990   $  523,577
One to five years    1,156,567    1,171,245      410,127      414,975
Five to ten years      370,678      374,856      644,908      642,966
Beyond ten years       260,458      261,371      228,479      230,045
------------------------------------------------------------------------
  Total             $2,222,282   $2,248,385   $1,808,504   $1,811,563
========================================================================

NOTE 4 - LOANS

The composition of loans at December 31, 2001 and 2000, by lending classification was as follows (dollars in thousands):

-----------------------------------------------------------
                                    December 31,
                                2001             2000
-----------------------------------------------------------
Commercial                $1,742,937       $1,606,509
Commercial real estate     1,848,945        1,810,805
Residential real estate    1,477,180        1,890,872
Consumer credit, net       1,063,792        1,040,127
-----------------------------------------------------------
  Total loans             $6,132,854       $6,348,313
===========================================================

Through its affiliates, Old National makes loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing, predominately in its five-state region. The loan portfolio is diversified with the only industry exceeding 10% of total loans being real estate rental and leasing which comprise 12%.

Executive officers and directors of Old National and significant subsidiaries and their related interests are loan customers of Old National's affiliate banks in the normal course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and involve no unusual risk of collectibility. An analysis of the 2001 activity of these loans is as follows (dollars in thousands):

-------------------------------------------
                                      2001
-------------------------------------------
Balance, January 1              $  74,341
New loans                         255,410
Repayments                       (231,219)
Officer and director changes       (6,277)
-------------------------------------------
Balance, December 31            $  92,255
===========================================

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 2001, 2000, and 1999 was as follows (dollars in thousands):

--------------------------------------------------------------------
                                              December 31,
                                     2001        2000        1999
--------------------------------------------------------------------
Balance at beginning of year     $ 73,833    $ 65,685    $ 59,371
Additions:
  Provision charged to expense     28,700      29,803      14,798
  Acquired by acquisition              --       2,232       1,000
Deductions:
  Loans charged off                36,152      29,345      16,859
  Recoveries                       (7,860)     (5,458)     (7,375)
--------------------------------------------------------------------
    Net charge-offs                28,292      23,887       9,484
--------------------------------------------------------------------
Balance at end of year           $ 74,241    $ 73,833    $ 65,685
====================================================================

At December 31, 2001, the recorded investment in loans for which impairment has been recognized was $43.2 million with no related allowance and $196.6 million with $14.7 million of related allowance. At December 31, 2000, the recorded investment in loans for which impairment has been recognized was $13.9 million with no related allowance and $126.8 million with $28.8 million of related allowance.

For the year ended December 31, 2001, the average balance of impaired loans was $220.0 million for which $14.7 million of interest was recorded. For the year ended December 31, 2000, the average balance of impaired loans was $100.6 million, for which $10.9 million of interest was recorded.

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

Other Borrowings
The fair value of Federal Home Loan Bank ("FHLB") borrowings and medium term notes is estimated using rates currently offered for obligations with similar remaining maturities. The fair value of trust preferred securities and subordinated bank notes are estimated using rates currently available to Old National for debt with similar terms and remaining maturities.

Off-Balance-Sheet Financial Instruments
Loan commitments and standby letters of credit are generally short-term and therefore, their carrying amount is a reasonable estimate of their fair value.

The estimated carrying and fair values of Old National's financial instruments as of December 31, 2001 and 2000, are as follows (dollars in thousands):

-----------------------------------------------------------------------------
                                            Carrying         Fair
                                               Value        Value
-----------------------------------------------------------------------------
2001
Financial Assets
Cash, due from banks and
  money market investments                $  296,366   $  296,366
Investment securities                      2,248,385    2,248,385
Loans, net                                 6,058,613    6,129,438

Financial Liabilities
Deposits                                  $6,616,440   $6,642,489
Short-term borrowings                        685,312      686,786
Other borrowings                           1,050,046    1,082,596

Off-Balance-Sheet Financial Instruments
Commitments to extend credit                           $1,113,260
Letters of credit                                          53,940
-----------------------------------------------------------------------------

2000
Financial Assets
Cash, due from banks and
  money market investments                $  216,149   $  216,149
Investment securities                      1,811,563    1,811,563
Loans, net                                 6,274,480    6,287,255

Financial Liabilities
Deposits                                  $6,583,906   $6,601,873
Short-term borrowings                        559,823      559,823
Other borrowings                             913,165      923,176

Off-Balance-Sheet Financial Instruments
Commitments to extend credit                           $1,152,835
Letters of credit                                          36,216
Interest rate swaps                                         1,560
-----------------------------------------------------------------------------

NOTE 7 - INCOME TAXES

Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded in the consolidated statement of income for the years ended December 31:

-------------------------------------------------------------
                                 2001     2000     1999
-------------------------------------------------------------
Provision at statutory rate     35.0%    35.0%    35.0%
Tax-exempt income              (12.8)   (17.3)    (9.8)
State income taxes               0.2      0.4      2.7
State apportionment changes       --       --     (1.1)
Other, net                       (.5)     1.0     (1.0)
-------------------------------------------------------------
  Effective tax rate            22.9%    19.1%    25.8%
=============================================================

The provision for income taxes consists of the following components for the years ended December 31, (dollars in thousands):

------------------------------------------------------------------------
                                         2001        2000        1999
------------------------------------------------------------------------
Income taxes currently payable:
  Federal                           $ 32,375    $ 21,068    $ 28,446
  State                                   (9)        758       5,565
Deferred income taxes related to:
  Provision for loan losses             (758)     (2,915)     (1,831)
  Other, net                          (3,898)     (4,363)      2,994
------------------------------------------------------------------------
Deferred income tax
 expense (benefit)                    (4,656)     (7,278)      1,163
------------------------------------------------------------------------
  Provision for income taxes        $ 27,710    $ 14,548    $ 35,174
========================================================================
Provision detail:
  Continuing operations             $ 27,710    $ 14,548    $ 32,440
  Discontinued operations                 --          --       2,734
------------------------------------------------------------------------
    Total                           $ 27,710    $ 14,548    $ 35,174
========================================================================

Significant components of net deferred tax assets at December 31 are as follows (dollars in thousands):

-----------------------------------------------------------
                                          2001        2000
-----------------------------------------------------------
Deferred Tax Assets
Allowance for loan losses,
  net of recapture                   $ 28,225    $ 27,269
Benefit plan accruals                   9,738       7,978
AMT credit                              9,491       6,000
Purchase accounting                     1,939       3,034
Other, net                              1,167          --
-----------------------------------------------------------
  Total deferred tax assets            50,560      44,281
-----------------------------------------------------------
Deferred Tax Liabilities
Premises and equipment                 (1,564)     (2,427)
Accretion on investment securities       (678)     (1,114)
Unrealized gain on available-
  for-sale investment securities      (10,160)     (1,104)
Lease receivable, net                 (10,237)     (7,546)
Mortgage servicing rights              (3,440)     (1,421)
Other, net                                 --      (3,267)
-----------------------------------------------------------
  Total deferred tax liabilities      (26,079)    (16,879)
-----------------------------------------------------------
  Net deferred tax assets            $ 24,481    $ 27,402
===========================================================

NOTE 8 - EMPLOYEE BENEFIT PLANS

Retirement Plan
Old National has a noncontributory defined benefit retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and compensation during the highest paid five years of employment. Old National's policy is to contribute at least the minimum funding requirement determined by the plan's actuary.

During 2001, Old National amended this plan to freeze the benefits accrued for all participants, except active participants who have completed at least 20 years of service or who have attained age 50 with at least five years of vesting service. This curtailment resulted in $7.6 million reduction in the benefit obligation as of year-end 2001 and a $0.2 million reduction in pension expense in 2001. In addition, the amendment discontinues new enrollments under the Plan after December 31, 2001.

The following table sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December 31, 2001, 2000, and 1999 and includes the impact of acquisitions when they are added to the plan (dollars in thousands):

---------------------------------------------------------------------
                                    2001        2000        1999
---------------------------------------------------------------------
Change In Benefit Obligation
Balance at January 1           $ 43,833    $ 30,811    $ 32,233
Service cost                      3,600       2,998       2,813
Interest cost                     3,344       2,694       2,155
Acquisitions                         --       9,192          --
Benefits paid                    (6,426)     (4,096)     (3,182)
Actuarial (gain) loss            15,178       2,234      (3,208)
Curtailment adjustment           (7,617)         --          --
---------------------------------------------------------------------
  Balance at December 31         51,912      43,833      30,811
---------------------------------------------------------------------
Change In Plan Assets
Fair value at January 1          39,947      30,152      28,694
Actual return on plan assets     (1,170)        315       3,450
Employer contributions              217         133       1,269
Transfers                            --      13,662          80
Benefits paid                    (6,426)     (4,096)     (3,182)
Administrative expenses            (315)       (219)       (159)
---------------------------------------------------------------------
  Fair value at December 31      32,253      39,947      30,152
---------------------------------------------------------------------
  Funded status                 (19,659)     (3,886)       (659)
Unrecognized:
  Net actuarial (gain) loss       9,398      (2,670)     (3,430)
  Transition asset               (1,293)     (1,724)     (1,765)
  Prior service cost                300          31         329
---------------------------------------------------------------------
  Accrued benefit cost         $(11,254)   $ (8,249)   $ (5,525)
=====================================================================
Assumptions as of December 31
Discount rate                      7.25%       7.75%       7.50%
Expected return on plan assets     8.00        8.00        8.00
Rate of compensation increase      5.00        5.00        5.00
---------------------------------------------------------------------

The net pension expense and its components for the years ended December 31 were as follows (dollars in thousands):

---------------------------------------------------------------------
                                         2001       2000       1999
---------------------------------------------------------------------
Service cost                         $ 3,600    $ 2,998    $ 2,813
Interest cost                          3,344      2,694      2,155
Expected return on plan assets        (3,162)    (2,851)    (2,131)
Amortization of prior service cost       (42)       (23)        58
Amortization of transitional asset      (431)      (396)      (361)
Recognized actuarial loss                140        (89)        88
Curtailment gain included
  in current year                       (227)        --         --
---------------------------------------------------------------------
  Net pension expense                $ 3,222    $ 2,333    $ 2,622
=====================================================================

Profit Sharing Plan
Old National has a profit sharing plan for all employees who meet eligibility requirements. Contributions to the plan are made when certain consolidated profit conditions are met. Employees may participate by contributing a percentage of their salary, a portion of which is matched by Old National. The profit sharing expense was $7.6 million in 2001, $5.5 million in 2000 and $4.7 million in 1999.

Restricted Stock Plan
Old National has a restricted stock plan which covers certain officers. Shares are earned each year based on the achievement of net income targets. Shares vest over a four-year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. Shares vesting totaled 5,924 in 2001, 56,441 in 2000 and 89,989 in 1999. Expense recorded was $0.4 million in 2001, $1.5 million in 2000, and $2.3 million in 1999.

Stock Options
On June 27, 2001, Old National granted 1.5 million stock options to key employees at an exercise price of $25.13. The options vest 25% per year over a four year period and expire in 10 years. If certain financial targets are achieved, vesting is accelerated. Old National can grant up to 6.6 million shares of common stock under the 1999 Equity Incentive Plan. Under this plan, active employees with unvested restricted stock shares could exchange those shares for stock options by August 27, 2001. On that date, 36,468 unvested restricted stock shares were converted to stock options.

Old National applies APB Opinion No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized. Had compensation costs for Old National's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, net income and earnings per share would have been adjusted to the proforma amounts indicated on the next page.

Stock Option Plan
-------------------------------------------------------------------
(dollars in thousands, except per share data)              2001
-------------------------------------------------------------------
Net income:
  As reported                                           $93,044
  Pro forma                                              89,954
Net income per share:
  As reported - basic                                   $  1.49
  Pro forma - basic                                        1.45
-------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Sholes option-pricing model using the following weighted average assumptions: dividend yield of 2.7%, expected volatility of 18.2%, and a risk-free rate of 5.3%.

A summary of the status of Old National's stock option plan is presented below.

-------------------------------------------------------------
(shares in thousands)                               2001
-------------------------------------------------------------
                                                Weighted
                                                 Average
                                                Exercise
                                       Shares      Price
-------------------------------------------------------------
Outstanding at beginning of year          222     $12.64
Granted                                 1,871      25.13
Exercised                                 (47)     14.87
Forfeited                                  (9)     25.13
-------------------------------------------------------------
Outstanding at end of year              2,037     $24.02
=============================================================
Options exercisable at year-end           584     $21.26
Weighted-average fair value of options
  granted during the year                           6.79
-------------------------------------------------------------

Information pertaining to options outstanding at December 31, 2001 is as follows (shares in thousands):

----------------------------------------------------------------------------------------------------
                                Options Outstanding                        Options Exercisable
                  ------------------------------------------------   -------------------------------
                                Weighted Average  Weighted Average                Weighted Average
Range of          Number               Remaining          Exercise        Number          Exercise
Exercise Price    Outstanding   Contractual Life             Price   Exercisable             Price
----------------------------------------------------------------------------------------------------
$ 4.54 - 8.55             32           1.3 Years            $ 6.36            32            $ 6.36
  9.55 - 12.87            90           5.6                   11.89            90             11.89
 13.78 - 16.63            41           6.3                   15.43            41             15.43
 20.19 - 26.39         1,874           9.5                   25.09           421             24.96
----------------------------------------------------------------------------------------------------
  Total                2,037           9.1                  $24.02           584            $21.26
====================================================================================================

NOTE 9 - SHAREHOLDERS' EQUITY

Stock Dividend
A 5% stock dividend was declared on December 6, 2001, and distributed on January 25, 2002. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend.

Dividend Reinvestment and Stock Purchase Plan
Old National has a dividend reinvestment and stock purchase plan under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 2001, 500 thousand authorized and unissued common shares were reserved for issuance under the plan.

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

NOTE 10 - FINANCING ACTIVITIES

Lines Of Credit
At December 31, 2001, Old National had $25.0 million in an unsecured line of credit with an unaffiliated bank. The line bears interest at the lender's Federal funds rate plus 50 basis points. At December 31, 2001 and 2000, there were no borrowings under lines of credit. During the years 2001, 2000, and 1999, the average interest rates on various lines of credit were 5.61%, 7.32%, and 5.93%, respectively. The lines of credit included various arrangements to maintain compensating balances or pay fees.

For additional details concerning short-term borrowings, see Table 14 on page 25 in Management's Discussion and Analysis.

Federal Home Loan Bank
At December 31, 2001, Old National had $767.7 million borrowed from various FHLBs. Floating-rate borrowings totaled $60.0 million and will mature between 2002 and 2004. The remaining borrowings have a fixed interest rate and mature between 2002 and 2019. The weighted average rates of the FHLB borrowings were 5.90% and 6.35% at December 31, 2001 and 2000, respectively. These borrowings are secured by investment securities and mortgage loans up to 150% of outstanding debt. At December 31, 2000, the outstanding balance was $779.4 million.

Medium Term Notes
At December 31, Old National had medium term notes outstanding of $82.3 million in 2001 and $83.8 million in 2000 with remaining maturities ranging from one to six years and fixed interest rates ranging from 6.40% to 7.03%.

Subordinated Bank Notes
On October 5, 2001, Old National issued $150 million of subordinated bank notes bearing a fixed interest rate of 6.75%, payable semiannually, and maturing October 15, 2011. The issuance is in accordance with the senior and subordinated global bank note program in which Old National may issue and sell up to a maximum of $1 billion.

Convertible Subordinated Debentures
Old National called for redemption its 8% convertible subordinated debentures on May 14, 2000. Shares totaling 1,086,000 were issued during 2000 from conversions of the remaining debentures.

Guaranteed Preferred Beneficial Interests In Subordinated Debentures
During March 2000, Old National authorized $200 million of trust preferred securities and issued $50 million through a subsidiary Old National Capital Trust I. The trust preferred securities have a liquidation amount of $25 per share with a cumulative annual distribution rate of 9.5%, or $2.375 per share, payable quarterly, and maturing on March 15, 2030.

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

NOTE 11 - INTEREST RATE CONTRACTS

Old National adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133" on January 1, 2001. A $35 thousand reduction to current income was recorded as a transition adjustment.

Old National designates its derivatives based upon criteria established by SFAS No. 133. For a derivative designated as a fair value hedge, the derivative and the hedged item are recorded at fair value on the balance sheet. The derivative is included in other assets or liabilities. The change in fair value of the derivative and hedged item along with any ineffectiveness of the hedge is recorded in current earnings. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

Old National uses interest rate contracts such as interest swaps to manage its interest rate risk. These contracts are designated as hedges of specific assets and liabilities. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income or expense of the hedged asset or liability.

At December 31, Old National has interest rate swaps with a notional value of $223 million in 2001 and $175 million in 2000. The contracts are an exchange of interest payments with no effect on the principal amounts of the underlying hedged liabilities. The fair value of the swaps at year end was $7.0 million in 2001 and $1.6 million in 2000. Old National pays the counterparty a variable rate based on LIBOR and receives fixed rates ranging from 4.37% to 7.23%. The contracts terminate on or prior to January 28, 2009.

During 2001, Old National entered into a forecasted interest rate swap with a notional value of $50 million. The transaction was designated as a cash flow hedge with the effective portion of the derivative's loss initially reported as a component of accumulated other comprehensive income (loss). Upon termination, this amount is being reclassified into earnings as a yield adjustment over the 10-year term of the $150 million 6.75% fixed-rate subordinated bank notes issued on October 5, 2001.

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

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Leases
Old National rents certain premises and equipment under operating leases which expire at various dates. Many of these leases require the payment of property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $5.2 million in 2001, $5.6 million in 2000, and $5.1 million in 1999.

Following is a summary of future minimum lease commitments (dollars in thousands):

-----------------------------------------------------------------------------
2002                                                           $6,601
2003                                                            4,153
2004                                                            2,349
2005                                                            1,697
2006                                                            1,222
2007 and after                                                  8,798
-----------------------------------------------------------------------------

Letters And Lines Of Credit
In the normal course of business, Old National's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $1,113 million, and letters of credit of $54 million at December 31, 2001. These commitments are not reflected in the consolidated financial statements. No material losses are expected to result from these transactions.

Litigation
At December 31, 2001, various legal actions and proceedings were pending against Old National and its affiliates. These actions and proceedings are incidental to its business and are not expected to have a material adverse effect upon the consolidated financial position or results of operations of Old National or its affiliates.

NOTE 13 - REGULATORY RESTRICTIONS

Restrictions On Cash and Due From Banks
Old National's affiliate bank is required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment purposes. The reserve balances at December 31 were $61.9 million in 2001 and $49.5 million in 2000.

Restrictions On Transfers From Affiliate Banks
Regulations limit the amount of dividends an affiliate bank can declare in any year without obtaining prior regulatory approval. At December 31, 2001, prior regulatory approval would be required for Old National's affiliate bank. Such approval has been regularly provided as the affiliate bank exceeds the regulatory definition of well-capitalized.

Capital Adequacy
For additional information on capital adequacy see Table 15 in Management's Discussion and Analysis on page 26.

NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp (dollars in thousands):

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEET
---------------------------------------------------------------
                                              December 31,
                                            2001       2000
---------------------------------------------------------------
Assets
Deposits in affiliate bank              $     77   $    102
Investments at fair value                 17,607         23
Investment in affiliates:
  Bank, including purchase
  accounting intangible assets of
  $5,102 in 2001 and $5,661 in 2000      684,915    720,764
  Non-banks                                6,041      5,617
Advances to affiliates                    42,556     11,153
Other assets                              32,340     33,023
---------------------------------------------------------------
    Total assets                        $783,536   $770,682
===============================================================

Liabilities And Shareholders' Equity
Other liabilities                       $ 12,001   $ 10,541
Medium term notes                         82,300     83,800
Guaranteed preferred beneficial
 interests in subordinated debentures     50,000     50,000
Shareholders' equity                     639,235    626,341
---------------------------------------------------------------
    Total liabilities and
    shareholders' equity               $783,536   $770,682
===============================================================

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED STATEMENT OF INCOME
---------------------------------------------------------------------
                                         Years Ended December 31,
                                     2001        2000          1999
---------------------------------------------------------------------
Income
Dividends from affiliates       $ 145,500     $108,737    $  97,681
Other income                        1,171          577        5,905
Other income from affiliates       28,108       21,212       10,730
---------------------------------------------------------------------
  Total income                    174,779      130,526      114,316
---------------------------------------------------------------------
Expense
Interest on borrowings             10,758       10,136        8,440
Amortization of intangibles           559          560          587
Other expenses                     28,740       25,497       25,345
---------------------------------------------------------------------
  Total expense                    40,057       36,193       34,372
---------------------------------------------------------------------
  Income before income taxes
   and equity in undistributed
   earnings of affiliates         134,722       94,333       79,944
Income tax benefit                 (4,768)      (5,248)      (9,182)
---------------------------------------------------------------------
  Income before equity in
   undistributed earnings
   of affiliates                  139,490       99,581       89,126
Equity in undistributed
 earnings of affiliates           (46,446)     (37,885)       8,232
---------------------------------------------------------------------
    Net income                  $  93,044    $  61,696    $  97,358
=====================================================================

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------------
                                               Years Ended December 31,
                                            2001         2000         1999
----------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                             $  93,044    $  61,696    $  97,358
----------------------------------------------------------------------------
Adjustments to reconcile net
 income to cash provided by
 operating activities:
  Depreciation                               668          888          947
  Amortization of
   intangible assets                         559          560          587
  Decrease in other assets                 1,464          651       60,178
  Increase (decrease) in
   other liabilities                       1,460         (598)      (1,760)
  Equity in undistributed
   earnings of affiliates                 46,446       37,885       (8,232)
----------------------------------------------------------------------------
    Total adjustments                     50,597       39,386       51,720
----------------------------------------------------------------------------
  Net cash flows provided by
   operating activities                  143,641      101,082      149,078
----------------------------------------------------------------------------
Cash Flows From Investing Activities
Purchase of investment
 securities available-for-sale           (17,584)          --           --
Net advances to affiliates               (31,403)      19,910      (50,014)
Purchase of premises
 and equipment                              (451)        (446)        (724)
----------------------------------------------------------------------------
  Net cash flows provided by
  (used in) investing activities         (49,438)      19,464      (50,738)
----------------------------------------------------------------------------
Cash Flows From Financing Activities
Net payments on short-term
 borrowings                                   --       (5,000)      (2,250)
Net payments on medium
 term notes                               (1,500)     (12,500)          --
Proceeds from guaranteed
 preferred beneficial interest in
 subordinated debentures                      --       50,000           --
Cash dividends paid                      (40,131)     (38,768)     (35,557)
Common stock repurchased                 (54,723)    (131,908)     (78,499)
Common stock reissued, net of
 shares used to convert
 subordinated debentures                   2,126       15,581       18,127
----------------------------------------------------------------------------
  Net cash flows used in
   financing activities                  (94,228)    (122,595)     (98,179)
----------------------------------------------------------------------------
  Net increase (decrease) in
   cash and cash equivalents                 (25)      (2,049)         161
Cash and cash equivalents at
 beginning of period                         102        2,151        1,990
----------------------------------------------------------------------------
  Cash and cash equivalents
   at end of period                    $      77    $     102    $   2,151
============================================================================

NOTE 15 - SEGMENT INFORMATION

Old National has been divided into two reportable segments: community banking and treasury. Our community banks provide a wide range of financial services as discussed on page 14 of Management's Discussion and Analysis. Treasury manages investments and interest rate risk and obtains non-deposit funding. The accounting policies of the segments are the same as those described in Note 1. Intersegment sales and transfers are not significant.

Summarized financial information concerning segments is shown in the following table, based on continuing operations. The other column includes insignificant non-bank affiliates and intercompany eliminations.

-----------------------------------------------------------------------------
                   Community
                     Banking      Treasury          Other          Total
(dollars in thousands)
-----------------------------------------------------------------------------
2001
Net interest
 income          $   281,300   $     7,600    $     2,399    $   291,299
Income
 tax expense
 (benefit)            34,267        (3,793)        (2,764)        27,710
Segment
 profit (loss)        79,062        17,983         (4,001)        93,044
Total assets       6,417,619     2,454,986        207,868      9,080,473
-----------------------------------------------------------------------------
2000
Net interest
 income          $   294,561   $   (21,334)   $    (3,356)   $   269,871
Income
 tax expense
 (benefit)            30,546        (2,568)       (13,430)        14,548
Segment
 profit (loss)        59,146        24,721        (22,171)        61,696
Total assets       6,766,057     1,943,109         58,582      8,767,748
-----------------------------------------------------------------------------
1999
Net interest
 income          $   259,677           N/A    $    21,565    $   281,242
Income
 tax expense          21,595           N/A         10,845         32,440
Segment
 profit               67,568           N/A         25,689         93,257
Total assets       6,573,016           N/A      1,512,996      8,086,012
-----------------------------------------------------------------------------
N/A = not applicable

NOTE 16 - MERGER AND RESTRUCTURING COSTS

During the second quarter of 2001, Old National announced that it would further restructure its regional banking administrative structure and incur additional expenses in the consolidation of ANB Corporation, which it acquired in the first quarter of 2000. The restructuring of the banking operations involved consolidating the administrative structure of the banking franchise from six regions into three regions and the closure or sale of up to 10 branches. Approximately 100 positions were eliminated, and the charges associated with severance, facilities and equipment write-offs were $7.7 million. The operations and management integration plan was finalized for the ANB acquisition, and additional charges of $2.0 million for personnel costs and costs of consolidating the operation function of the Trust business were recorded. The remaining restructuring charge accrual was $4.1 million as of December 31, 2001.

During the first quarter of 2000, Old National closed two mergers, finalized the charter consolidation efforts which began in 1999 and recorded related merger and restructuring charges of $22.5 million. Included in these charges were merger related costs, system conversion costs, balance sheet restructuring, elimination of duplicate or unnecessary facilities, centralization of certain support functions and personnel severance costs related to these items. During the third quarter of 2000, Old National completed an asset sale and reinvestment program designed to shorten the duration of its investment and fixed-rate mortgage loan portfolios. Approximately $600 million of mortgage-backed securities and residential mortgage loans were sold during the quarter with $500 million of the proceeds reinvested in shorter duration investments. The remainder of the net proceeds were used to reduce borrowings and fund commercial loan growth. The components of the charges are shown below (dollars in thousands):

--------------------------------------------------------
Years Ended December 31,               2001      2000
--------------------------------------------------------
Professional fees                   $   428   $ 5,744
Severance and related costs           6,477     4,501
Fixed asset write-downs               2,047     3,687
Losses on sale of securities             --    15,277
Losses on sale of loans                  --     6,407
Other                                   751     1,887
--------------------------------------------------------
  Included in noninterest expense     9,703    37,503
Provision for loan losses                --     3,801
--------------------------------------------------------
  Total                             $ 9,703   $41,304
========================================================

OLD NATIONAL DIRECTORS AND EXECUTIVE MANAGEMENT

Old National Bancorp and Old National Bank Board of Directors

James A. Risinger,                      Phelps L. Lambert
 Chairman, President and CEO            Ronald B. Lankford
David L. Barning                        Lucien H. Meis
Richard J. Bond                         Louis L. Mervis
Alan W. Braun                           John N. Royse
Wayne A. Davidson                       Marjorie Z. Soyugenc
Larry E. Dunigan                        Kelly N. Stanley
David E. Eckerle                        Charles D. Storms
Andrew E. Goebel

Executive Management
James A. Risinger,
 Chairman, President and CEO
Thomas F. Clayton,
 Executive Vice President,
 Administration and Operations
Michael R. Hinton,
 Executive Vice President,
 Banking Operations
Christopher L. Melton,
 Chairman and President of
 Financial Services Network
Daryl D. Moore,
 Executive Vice President
 Chief Credit Officer
John S. Poelker,
 Executive Vice President
 Chief Financial Officer

Northeast Region                        Southern Region
Jerome J. Gassen                        John W. Stanley
 Regional Bank President                 Regional Bank President
 Chief Operating Officer                Wayne F. Henning
Dan L. Doan                              Evansville Metro Chief
 Indianapolis District                   Operating Officer
 President                              Steven A. Bennett
Janice A. Powers                         Southwest District
 Winchester District                     President
 President                              Jonathan Hartz
Joseph A. Walker                         Eastern Communities
 Bloomington District                    District President
 President                              Michael R. Griffin
Robert K. Weaver                         Evansville North District
 Muncie District President               Executive
                                        Gene A. Lechner
Northwest Region                        Evansville West District
William R. Britt                         Executive
 Regional Bank President                Stephen J. Witting
Richard T. Pittelkow                     Evansville East District
 Regional Chief Operating                Executive
 Officer                                Sanford L. Peyton
Steven H. Holliday                       Southern Community
 Danville District President             Chief Operating Officer
Eric J. Lane                             Owensboro District
 Washington District                     President
 President                              Robert K. Burrow
Paul R. Nolting                          Fulton District President
 Jasper District Chairman               Joe R. Kesler
Donald A. Schroeder                      Southern Illinois District
 Terre Haute District                    President
 President                              David L. Watson
                                         Clarksville District
                                         President
                                        Peggy M. Williams
                                         Western Kentucky District
                                         President

Other Subsidiary Presidents
Kenneth J. Ellspermann                  Donald W. Scott
 President, ONB                          Chairman, ONB Insurance
 Investments                            Kim T. Stacey
Annette W. Hudgions                      President, Old National
 President, Old National                 Trust East Region
 Service Division                       John S. Staser
                                         President, Old National
                                         Trust West Region


      [MAP OF COMMUNITIES WITH OLD NATIONAL BANKING CENTERS APPEARS HERE]

SHAREHOLDER INFORMATION

Annual Meeting
The Annual Meeting of Shareholders will be held Thursday, April 18, 2002, at 10:30 a.m. Central Daylight Time, at The Centre, 715 Locust Street, Evansville, Indiana.

Corporate Office
420 Main Street
Evansville, Indiana  47708
812-464-1434
Web site: www.oldnational.com

Stock Information
Through February 14, 2002, Old National stock was traded on the Nasdaq National Market System. Effective February 15, 2002, the stock is traded on the New York Stock Exchange (NYSE). Old National's ticker symbol is ONB.

The Stock Transfer Agent is:

                Old National Bancorp
                Post Office Box 929
                Evansville, Indiana  47706-0929

In December 2001, a 5% stock dividend was declared to shareholders of record on January 4, 2002. There were 24,838 shareholders of record as of December 31, 2001.

Stock Purchase And Dividend Reinvestment Plan
The company offers a direct stock purchase and dividend reinvestment plan to all interested investors. For information concerning this convenient method of purchasing shares of stock, contact:

                Shareholder Services Department
                Old National Bancorp
                Post Office Box 929
                Evansville, Indiana 47706-0929
                812-464-1296
                1-800-677-1749

Additional Information
Shareholders and interested investors may obtain information about the company upon written request or by calling:

                Lynell J. Walton, CPA
                Assistant Vice President
                Old National Bancorp
                Post Office Box 718
                Evansville, Indiana 47705-0718
                812-464-1366

Equal Opportunity Employer
The company maintains its commitment to equal opportunity and affirmative action in employment practices, policies, and procedures and pledges to recruit, hire, train, and promote individuals in all job classifications without regard to race, color, religion, age, sex, national origin, disability or veteran status.



The table below lists the Nasdaq price quotes and dividend data for Old National Bancorp stock over the last two years.*

---------------------------------------------------------------
                  Price Per Share        Share   Dividend
                   High      Low        Volume   Declared
---------------------------------------------------------------
2001
---------------------------------------------------------------
First Quarter     $27.50   $20.00    5,057,792      $0.16
Second Quarter     25.38    19.39    4,124,018       0.16
Third Quarter      25.30    22.38    4,188,626       0.16
Fourth Quarter     24.67    22.48    2,996,410       0.17

---------------------------------------------------------------
2000
---------------------------------------------------------------
First Quarter     $30.30   $20.92    7,451,905      $0.15
Second Quarter     31.75    25.85    7,139,586       0.16
Third Quarter      28.63    23.78    5,100,570       0.15
Fourth Quarter     28.01    25.91    4,132,673       0.16
---------------------------------------------------------------
*Data adjusted for all stock dividends, including a 5% stock dividend to shareholders of record on January 4, 2002, distributed on January 25, 2002.