Form 10-K, Exhibit 13
period 2002-12-31
OLD NATIONAL BANCORP /IN/
filed 2003-03-12
CIK 707179

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

SELECTED FINANCIAL DATA
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Five-Year
(dollars in thousands,                                                                                                  Growth
except per share data)                   2002         2001          2000          1999         1998          1997        Rate
---------------------------------------------------------------------------------------------------------------------------------
Results of Operations(1)
Net interest income                  $   314,606  $   312,620   $   289,510   $   299,165  $   277,892   $   267,206      3.3%
Noninterest income(2)                    142,024      112,967       101,713        83,150       72,898        62,505     17.8
---------------------------------------------------------------------------------------------------------------------------------
  Total revenue                          456,630      425,587       391,223       382,315      350,790       329,711      6.7
---------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses(2)              33,500       28,700        26,002        14,798       14,987        15,265     17.0
Noninterest expense(2)                   257,845      245,109       228,034       223,897      199,088       186,345      6.7
Income taxes                              55,635       52,814        49,766        50,363       51,272        49,675      2.3
---------------------------------------------------------------------------------------------------------------------------------
  Operating earnings(2)                  109,650       98,964        87,421        93,257       85,443        78,426      6.9
Gain on branch divestitures
  (after-tax)                              8,282           --            --            --           --            --      N/M
Merger and restructuring
  costs (after-tax)                           --       (5,920)      (25,725)           --           --            --      N/M
Discontinued operations (after-tax)           --           --            --         4,101       (9,854)       (5,005)     N/M
---------------------------------------------------------------------------------------------------------------------------------
  Net income                         $   117,932  $    93,044   $    61,696   $    97,358  $    75,589   $    73,421      9.9%
=================================================================================================================================

Per Share Data(3)
Net income (diluted)                 $      1.84  $      1.42   $      0.94   $      1.43  $      1.11   $      1.08     11.2%
Cash dividends paid                         0.69         0.62          0.59          0.54         0.48          0.46      8.4
Book value at year-end                     11.60         9.95          9.43          8.94         9.20          8.76      5.8
Stock price at year-end                    23.14        22.90         25.86         26.69        29.12         24.07     (0.8)

Balance Sheet Data (at December 31)
Total assets                         $ 9,612,556  $ 9,080,473   $ 8,767,748   $ 8,086,012  $ 7,334,271   $ 6,715,787      7.4%
Loans                                  5,769,635    6,132,854     6,348,313     5,714,688    5,058,460     4,526,521      5.0
Deposits                               6,439,280    6,616,440     6,583,906     5,962,069    5,436,381     5,147,271      4.6
Shareholders' equity                     740,710      639,235       626,341       584,995      605,849       579,599      5.0

Performance Ratios
  Based on Net Income
Return on average assets                    1.27%        1.05%         0.73%         1.25%        1.08%         1.13%
Return on average
  shareholders' equity(4)                  17.84        14.91         10.11         15.79        13.05         13.35
Dividend payout                            37.25        43.13         62.84         36.52        40.38         39.45
Average equity to average assets            7.47         7.27          6.92          7.90         8.57          8.64
Net interest margin(1)                      3.65         3.77          3.65          4.09         4.26          4.40
Efficiency ratio
  (noninterest expense/revenue)(1)(2)      56.47        57.59         58.29         58.56        56.75         56.52
Net charge-offs to average loans            0.34         0.45          0.39          0.17         0.24          0.21
Allowance for loan losses
  to ending loans                           1.52         1.21          1.16          1.15         1.17          1.23

Other Data
Number of full-time
  equivalent employees                     2,941        2,741
Number of shareholders                    25,718       24,838
Number of shares traded
  (in thousands)(3)                       11,749       17,185
---------------------------------------------------------------------------------------------------------------------------------

(1)  Tax equivalent basis.
(2) Excludes portions related to gain on branch divestitures in 2002, merger and restructuring expense in 2001 and 2000, and discontinued operations in 1999 and prior.
(3) All share and per share data have been adjusted for stock dividends and stock splits, including a 5% stock dividend paid to shareholders on January 27, 2003. Assumes the conversion of stock options and subordinated debentures.
(4)  Average equity excludes other comprehensive income.
N/M = Not meaningful


2002 Annual Report p13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

INTRODUCTION
Formed in 1982, Old National Bancorp ("Old National") is a financial holding company headquartered in Evansville, Indiana, with client-focused financial services operations in Indiana, Illinois, Kentucky, Tennessee, Ohio, and Missouri.

Old National's banking operations date back over 160 years. Old National serves customers in both urban and rural markets providing a wide range of financial services, including:

o    commercial, real estate, and consumer loans;
o    lease financing;
o    checking, savings, time deposits, and other depository accounts;
o    letters of credit;
o    cash management services;
o    safe deposit facilities;
o    debit cards and other electronically accessed banking services; and
o    Internet banking.

Old National's non-bank affiliates provide additional financial or support services incidental to its operations, including:

o    issuance and reinsurance of credit life insurance;
o    sales of accident, health, life, property, and casualty insurance products;
o    investment services;
o    fiduciary and trust services;
o    asset management and advisory services; and
o    investments and brokerage products.

FINANCIAL BASIS
The following discussion is an analysis of Old National's operating results for the years 2000 through 2002 and financial condition as of December 31, 2002 and 2001, and will assist readers of the accompanying consolidated financial statements and related notes beginning on page 28. Management's forwardlooking statements are intended to benefit the reader, but are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to: (1) economic conditions generally and in the financial services industry; (2) increased competition in the financial services industry;
(3) actions by the Federal Reserve Board and changes in interest rates; and (4) governmental legislation and regulation.

The financial information has been restated to reflect mergers accounted for as poolings-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the closing date of the transaction.

During 2002, Old National created Signal Capital Management, Inc. ("SCM") as a wholly-owned subsidiary of Old National Trust Company. SCM is a Registered Investment Advisor under the Investment Advisors Act of 1940 and will generate and implement investment advice for various clients delivered through various channels.

Also during 2002, Old National consolidated its mortgage banking activities into a centralized structure. Origination, production, and servicing functions previously conducted throughout the company were organized into a single unit and the servicing of mortgages held by Old National and serviced for others has been subcontracted to an outside company.

References to Old National's operating earnings within this analysis represent net income from operations excluding the gain on branch divestitures during 2002 and the impact of merger-related and restructuring expenses during 2001 and 2000, as discussed within this document and further explained in Notes 2 and 19 of the consolidated financial statements.

Tax-exempt or nontaxable interest income in the following information has been increased to be comparable to interest subject to income taxes using the federal statutory rate in effect of 35% for all periods. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data. Net income is unaffected by these tax equivalent adjustments.

COMPETITION AND ECONOMIC CONDITIONS
The banking industry and related financial services providers operate in a highly competitive market. Within its six-state geography, Old National's competition includes numerous local, regional, and national banking institutions, thrifts, finance companies, credit unions, investment brokers, asset managers and advisory services, and finance and insurance companies. The competitive factors center around issues such as interest rates on loans and deposits, convenient locations and hours, types of services and products, and quality of service.

The Federal funds target rate, the interest rate that dictates national prime rate and many other short-term consumer and commercial loan rates, was unchanged during most of 2002 at 1.75%. In November 2002, however, the Federal Reserve Open Market Committee lowered its Federal funds target rate to 1.25%. The decision to reduce the Federal funds target rate was the twelfth such easing since January 2001 when the target was lowered from 6.50% to 6.00%. At 1.25%, the Federal funds target rate is at its lowest since 1958. Long-term interest rates, those that impact rates on residential and commercial mortgages, declined steadily during 2002. For example, the 10-year U.S. Treasury note rate declined from 5.05% at the beginning of 2002 to 3.82% on December 31, 2002.

The interest rate declines of 2002 continued the interest rate trend of 2001. During 2001, the Federal funds target rate declined from 6.50% to 1.75%. The 10-year U.S. Treasury note rate declined from 5.10% at the beginning of 2001 to 4.18% by November 2001, before closing 2001 at 5.05%.

MERGER, CONSOLIDATION
AND DIVESTITURE ACTIVITY
On July 1, 2002, Old National completed the acquisition of Fund Evaluation Group, Inc. ("FEG"), Cincinnati, Ohio, with anticipated 2003 annual revenues of $12.3 million. On December 1, 2002, Old National acquired Terrill Group, Inc. ("TGI"), St. Louis, Missouri, with anticipated 2003 annual revenues of $17.7 million. Both transactions were accounted for as purchases with goodwill and other intangibles of $24.4 million related to FEG and $26.7 million related to TGI.

In addition, during the third quarter of 2002, Old National finalized sales of eight branches in markets no longer considered consistent with the company's strategy. The after-tax gain on the sales totaling $8.3 million has been excluded from operating earnings as discussed herein.

p14 Old National Bancorp

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

In the first quarter of 2000, Old National completed the acquisitions of ANB Corporation, Muncie, Indiana, with $880 million in total assets and Heritage Financial Services, Inc., Clarksville, Tennessee, with $246 million of total assets. These mergers were accounted for as poolings-of-interests. The financial statements have been restated accordingly. In the third quarter of 2000, Old National purchased Permanent Bancorp, Inc. ("Permanent"), Evansville, Indiana, with $497 million in total assets. The assets and liabilities acquired from Permanent were adjusted to current market values. Goodwill and other intangibles from this acquisition totaled $61.8 million.

CRITICAL ACCOUNTING POLICIES
AND ESTIMATES
The "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as disclosures found elsewhere in the annual report, are based upon Old National's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Old National to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of the mortgage servicing assets. Actual results could differ from those estimates.

o Allowance for Loan Losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. See Notes 1 and 5 of the consolidated financial statements for additional information.

o Mortgage Servicing Assets. Servicing assets are recognized as separate assets when loans are sold with servicing retained. Capitalized servicing rights are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are valued based upon the estimated fair value of the rights. Value is determined by stratifying rights by predominant characteristics, such as interest rates and terms, and using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Negative adjustments to the value (referred to as impairment), if any, are recognized through a valuation allowance by charges against mortgage servicing income. See Notes 1 and 7 of the consolidated financial statements for additional information.

Management believes the accounting estimates related to the allowance for loan losses and the capitalization, amortization, and valuations of mortgage servicing assets are "critical accounting estimates" because: (1) the estimates are highly susceptible to change from period to period because they require company management to make assumptions concerning the changes in the types and volumes of the portfolios, rates of future prepayments, and anticipated economic conditions, and (2) the impact of recognizing an impairment or loan loss could have a material effect on Old National's assets reported on the balance sheet as well as its net income. Management has discussed the development and selection of these critical accounting estimates with the audit committee of the board of directors and the audit committee has reviewed the company's disclosures relating to them in this Management's Discussion and Analysis.

RESULTS OF OPERATIONS

Net Income
In 2002, Old National generated net income of $117.9 million and diluted income per share of $1.84, both increased over 26% from 2001 results. Operating earnings (net income from operations excluding the gain on branch divestitures of $12.5 million pretax, $8.3 million after-tax or $0.13 per share) were $109.6 million, a 10.8% increase over 2001. Goodwill amortization ceased in 2002 increasing net income by $5.4 million over 2001. Securities gains of $12.4 million pretax were taken in 2002 to offset impairment losses related to the mortgage servicing rights and the increases in the provision for loan losses related to deteriorating economic conditions. The provision for loan losses was $33.5 million in 2002, a $4.8 million increase over the $28.7 million for 2001. This increase in the provision reflects the slowdown in the pace of current economic recovery during 2002. Increases in noninterest income, excluding these securities gains and the gain on branch divestitures, exceeded the increase in other expenses. The specific effects of these factors are discussed in the following paragraphs.

In 2001, Old National achieved net income of $93.0 million and diluted income per share of $1.42, both increased over 50% from 2000 results. Operating earnings (net income from operations excluding the impact of merger-related and restructuring expenses of $9.7 million pretax, $5.9 million after-tax or $0.09 per share) were $99.0 million, a 13.2% increase over 2000. Revenue growth exceeded the increase in provision for loan losses and expenses.

Net Interest Income
Over 68% of Old National's revenues arise from the interest and fee income on earning assets, such as loans and investments, less the interest paid on deposits and borrowed funds. This difference between interest income earned and paid is net interest income. Net interest margin is net interest income, on a tax equivalent basis, expressed as a percentage of average earning assets. Incorporating the tax savings on certain assets permits effective yield comparability between taxable and nontaxable investments and loans.

Net interest income and margin are influenced by many factors, but the primary determinants are the volume and mix of earning assets and funding sources. Loans typically generate more interest income than investment securities with similar maturities. Funding from customer deposits generally cost less than wholesale funding sources. Factors such as general economic activity, Federal Reserve Board monetary policy, and price volatility of competing alternative investments, can also exert significant

2002 Annual Report p15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

influence on Old National's ability to optimize its mix of assets and funding and its net interest income and margin.

Tax equivalent net interest income rose $2.0 million in 2002 or 0.6% over 2001. A significant down-turn in market interest rates during 2002 and the change in funding mix combined to lower Old National's net interest margin from 3.77% in 2001 to 3.65% in 2002. Average earning assets grew 3.8% or $316.6 million during 2002 with a notable shift from loans to investments that reflects weak loan demand. The yield on average earning assets declined 119 basis points to 6.65%. Much of the asset growth was funded by interest-bearing liabilities that increased $293.8 million or 3.9%. The cost of interest-bearing liabilities decreased 121 basis points to 3.32%. Noninterest-bearing deposits provided an additional $48.0 million in funding, and other liabilities and equity increased $57.7 million.

Tax equivalent net interest income rose $23.1 million in 2001 or 8.0% over 2000. This increase was the result of a 4.6% increase in average earning assets, an asset mix shift toward higher-yielding loans and investments, and a lower rate environment and core deposit growth allowing a reduction in Old National's funding costs. While average earning assets grew over $368.4 million in 2001, the yield declined 46 basis points to 7.84%. This was offset by the 63 basis point decline in the interestbearing liabilities to 4.53%. These factors combined to generate net interest margin of 3.77%, up 12 basis points over 2000.

Table 1 details the changes in the components of net interest income. Table 2 attributes Table 1 fluctuations to the impact of changes in the average balances of assets and liabilities and the yields earned or rates paid. Table 3 presents a three-year average balance sheet and for each major asset and liability category, its related interest income and yield or its expense and rate.

NET INTEREST INCOME CHANGES (TABLE 1)
--------------------------------------------------------------------------------
                                                              % Change From
                                                                Prior Year
(tax equivalent basis,                                       ---------------
dollars in thousands)         2002       2001       2000      2002     2001
--------------------------------------------------------------------------------
Interest Income
Money market investments   $    383   $    805   $  1,619    (52.4)%  (50.3)%
Investment securities       153,988    130,924    128,577     17.6      1.8
Loans                       418,189    519,299    527,718    (19.5)    (1.6)
--------------------------------------------------------------------------------
  Total interest income     572,560    651,028    657,914    (12.1)    (1.0)
--------------------------------------------------------------------------------
Interest Expense
NOW deposits                 15,033     14,712     13,135      2.2     12.0
Savings deposits              5,454      7,839     12,086    (30.4)   (35.1)
Money market deposits        10,003     25,864     34,735    (61.3)   (25.5)
Time deposits               156,070    205,199    207,656    (23.9)    (1.2)
Short-term borrowings        10,971     21,862     42,446    (49.8)   (48.5)
Other borrowings             60,423     62,932     58,346     (4.0)     7.9
--------------------------------------------------------------------------------
  Total interest expense    257,954    338,408    368,404    (23.8)    (8.1)
--------------------------------------------------------------------------------
  Net interest income      $314,606   $312,620   $289,510      0.6%     8.0%
================================================================================
Net interest margin            3.65%      3.77%      3.65%
--------------------------------------------------------------------------------

NET INTEREST INCOME - RATE/VOLUME ANALYSIS (TABLE 2)
------------------------------------------------------------------------------------------------------
                                       2002 vs. 2001                          2001 vs. 2000
                           ------------------------------------   ------------------------------------
                                            Attributed to                          Attributed to
(tax equivalent basis,       Total      ----------------------      Total      -----------------------
dollars in thousands)        Change       Volume        Rate        Change       Volume        Rate
------------------------------------------------------------------------------------------------------
Interest Income
Money market investments   $    (422)   $     108    $    (530)   $    (814)   $    (128)   $    (686)
Investment securities         23,064       43,761      (20,697)       2,347       12,115       (9,768)
Loans                       (101,110)     (30,974)     (70,136)      (8,419)      16,354      (24,773)
------------------------------------------------------------------------------------------------------
  Total interest income      (78,468)      12,895      (91,363)      (6,886)      28,341      (35,227)
------------------------------------------------------------------------------------------------------
Interest Expense
NOW deposits                     321        4,026       (3,705)       1,577        1,752         (175)
Savings deposits              (2,385)         827       (3,212)      (4,247)      (1,555)      (2,692)
Money market deposits        (15,861)      (3,275)     (12,586)      (8,871)       2,713      (11,584)
Time deposits                (49,129)     (11,932)     (37,197)      (2,457)       9,359      (11,816)
Short-term borrowings        (10,891)       2,829      (13,720)     (20,584)      (6,126)     (14,458)
Other borrowings              (2,509)      11,741      (14,250)       4,586       11,569       (6,983)
------------------------------------------------------------------------------------------------------
  Total interest expense     (80,454)       4,216      (84,670)     (29,996)      17,712      (47,708)
------------------------------------------------------------------------------------------------------
  Net interest income      $   1,986    $   8,679    $  (6,693)   $  23,110    $  10,629    $  12,481
======================================================================================================

The variance not solely due to rate or volume is allocated equally between the rate and volume variances.

p16 Old National Bancorp

THREE-YEAR AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (TABLE 3)
------------------------------------------------------------------------------------------------------------------------------------
                                             2002                              2001                                2000
                             --------------------------------  ---------------------------------  ----------------------------------
(tax equivalent basis,         Average     Interest    Yield/    Average     Interest     Yield/    Average      Interest     Yield/
dollars in thousands)          Balance      & Fees      Rate     Balance      & Fees       Rate     Balance       & Fees       Rate
------------------------------------------------------------------------------------------------------------------------------------
Earning Assets
Money market investments     $    25,841  $       383   1.48%  $    21,683  $       805    3.71%  $    24,130   $     1,619    6.71%
Investment securities:
  U.S. Treasury and
   Government agencies(1)      1,934,693      100,076   5.17     1,254,893       79,644    6.35     1,178,365        80,414    6.82
  States and political
   subdivisions                  656,085       46,777   7.13       581,725       41,125    7.07       542,469        40,636    7.49
  Other securities               120,467        7,135   5.92       159,501       10,155    6.37        97,522         7,527    7.72
------------------------------------------------------------------------------------------------------------------------------------
  Total investment securities  2,711,245      153,988   5.68     1,996,119      130,924    6.56     1,818,356       128,577    7.07
------------------------------------------------------------------------------------------------------------------------------------
Loans:(2)
  Commercial                   1,690,377      111,201   6.58     1,691,817      138,433    8.18     1,476,135       136,941    9.28
  Commercial real estate       1,844,492      127,877   6.93     1,855,338      152,575    8.22     1,537,810       132,776    8.63
  Residential real estate      1,286,664       94,135   7.32     1,682,167      130,664    7.77     2,087,834       165,554    7.93
  Consumer, net of
   unearned income             1,056,730       84,976   8.04     1,051,673       97,627    9.28       986,090        92,447    9.38
------------------------------------------------------------------------------------------------------------------------------------
  Total loans                  5,878,263      418,189   7.11     6,280,995      519,299    8.27     6,087,869       527,718    8.67
------------------------------------------------------------------------------------------------------------------------------------
  Total earning assets         8,615,349  $   572,560   6.65%    8,298,797  $   651,028    7.84%    7,930,355   $   657,914    8.30%
                                          ==================                ===================                 ===================
Less: Allowance for
  loan losses                    (81,365)                          (74,491)                           (71,089)

Non-Earning Assets
Cash and due from banks          186,534                           180,227                            174,801
Other assets                     543,421                           459,941                            417,006
----------------------------------------                     -------------                      -------------
  Total assets               $ 9,263,939                       $ 8,864,474                        $ 8,451,073
========================================                     =============                      =============
Interest-Bearing Liabilities
NOW deposits                 $ 1,215,858  $    15,033   1.24%  $   930,120  $    14,712    1.58%  $   820,067   $    13,135    1.60%
Savings deposits                 462,633        5,454   1.18       409,220        7,839    1.92       479,314        12,086    2.52
Money market deposits            644,037       10,003   1.55       778,366       25,864    3.32       712,215        34,735    4.88
Time deposits                  3,468,623      156,070   4.50     3,706,416      205,199    5.54     3,542,215       207,656    5.86
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   deposits                    5,791,151      186,560   3.22     5,824,122      253,614    4.35     5,553,811       267,612    4.82
Short-term borrowings            688,958       10,971   1.59       583,035       21,862    3.75       708,840        42,446    5.99
Other borrowings               1,283,225       60,423   4.71     1,062,377       62,932    5.92       878,262        58,346    6.64
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                 7,763,334  $   257,954   3.32%    7,469,534  $   338,408    4.53%    7,140,913   $   368,404    5.16%
                                          ==================                ===================                 ===================
Noninterest-Bearing
Liabilities
Demand deposits                  712,308                           664,347                            636,636
Other liabilities                 96,601                            86,499                             88,933
Shareholders' equity             691,696                           644,094                            584,591
----------------------------------------                     -------------                      -------------
  Total liabilities and
   shareholders' equity      $ 9,263,939                       $ 8,864,474                        $ 8,451,073
========================================                     =============                      =============
Interest Margin Recap
Interest income/average
  earning assets                           $   572,560  6.65%               $   651,028    7.84%                $   657,914    8.30%
Interest expense/average
  earning assets                               257,954  3.00                    338,408    4.07                     368,404    4.65
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income
    and margin                             $   314,606  3.65%               $   312,620    3.77%                $   289,510    3.65%
====================================================================================================================================

(1)  Includes Government agency mortgage-backed securities.
(2) Includes principal balances of nonaccrual loans. Interest income relating to nonaccrual loans is included only if received. Loan fees included above were $12.2 million in 2002, $12.0 million in 2001 and $10.5 million in 2000.

2002 Annual Report p17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

Market Risk Management
Inherent in Old National's balance sheet is the risk that interest rates on its assets and liabilities will not move in the same direction or at the same pace as market interest rates fluctuate, also known as interest rate risk. This exposure is Old National's largest market risk.

The goal of interest rate risk management at Old National is to minimize the impact interest rate fluctuations have on net interest income. The Funds Management Committee of the board of directors and the Balance Sheet Management Committee, comprised of senior executive managers, establish interest rate risk guidelines and monitor risk positions.

Old National uses two modeling techniques to quantify the impact of changing interest rates on the company, Net Interest Income at Risk and Market Value of Equity. Net Interest Income at Risk is used by management and the board of directors to evaluate the impact of changing rates over a two-year horizon while Market Value of Equity is more useful for long-term interest rate risk. Old National models interest rate risk in many possible interest rate environments. Old National's board of directors, through its Funds Management Committee, establishes policy guidelines for the allowable change in cumulative net interest income over a two-year period and the change in Market Value of Equity in an up or down 200 basis point instantaneous parallel change to the yield curve (+/- 200 basis point yield curve shock).

At December 31, 2002 and 2001, Old National's interest rate sensitivity in a down 200 basis point yield curve shock was outside its guideline of +/- 5.00%. The Funds Management Committee and the Balance Sheet Management Committee believe that this is acceptable due to the current, unusually low interest rate environment. The following table shows Old National's estimated interest rate sensitivity profile and guidelines at December 31, 2002 and 2001.

YIELD CURVE SHOCK
--------------------------------------------------------------------------------
                         Estimated 24-Month                Estimated Change
                         Cumulative Impact On                  in Market
 Interest                Net Interest Income                Value of Equity
Rate Change             ----------------------          -----------------------
(basis points)          Policy          Actual          Policy          Actual
--------------------------------------------------------------------------------
2002
  +200                  +/-5.00%        2.12%           +/-12.00%       (1.32)%
  -200                  +/-5.00        (6.64)           +/-12.00       (14.16)
--------------------------------------------------------------------------------
2001
  +200                  +/-5.00%       (1.00)%          +/-12.00%       (4.70)%
  -200                  +/-5.00        (8.50)           +/-12.00        (7.35)
--------------------------------------------------------------------------------

Liquidity Management
The Funds Management and Balance Sheet Management Committees establish liquidity risk guidelines and monitor risk. The objective of liquidity risk management is to ensure that Old National can meet its cash flow needs in all business environments. Core deposits, selling, securitizing or pledging available assets, and funding from the wholesale capital markets provide the necessary liquidity.

The parent company's sources of liquidity can include unaffiliated bank lines of credit, capital markets, and affiliate dividends which may be subject to regulatory limits and in some cases require regulatory approval. Notes 8 and 16 of the consolidated financial statements address this further. At year-end 2002 the parent company had $25 million in an available line of credit from an unaffiliated bank and has the capacity to issue up to $85.7 million of a $150 million mediumterm note program and $50 million of trust preferred securities available for future liquidity needs. In addition, at December 31, 2002, the bank has the capacity to issue $790 million of a $1.0 billion senior and subordinated global bank note program. See Table 15 for more information on contractual obligations and significant commitments.

The following table shows the senior debt ratings for the parent company and the bank at December 31, 2002.

SENIOR DEBT RATINGS
--------------------------------------------------------------------------------
                          Standard and Poor's         Moody's Investor Services
                        ----------------------        -------------------------
                        Long-term   Short-term        Long-term     Short-term
--------------------------------------------------------------------------------
Old National
Bancorp                     BBB+        N/A             Baa1            N/A
Old National
Bank                        A-          A2              A3              P2
--------------------------------------------------------------------------------
N/A = not applicable

Noninterest Income
Besides net interest income, Old National generates additional revenue, noninterest income, through fees and sales commissions from its core banking franchise and other related businesses, such as trust and asset management, investments products, and insurance. This source of revenue has grown as a percentage of total revenue, excluding securities transactions and the gain on branch divestitures, from 26.0% in 2000 to 29.2% in 2002. Noninterest income, excluding securities transactions and the gain on branch divestitures, grew 19.8% in 2002 compared to 6.3% in 2001.

A major contributor to this strong performance continues to be mortgage banking revenue, which increased $4.1 million or 41.0% in 2002. Loan origination volumes reached record levels during the year with total originations of $1.100 billion in 2002 compared to $929 million in 2001. Trust and asset management fee income increased 17.9% in 2002 after a decrease of 8.4% in 2001. The acquisition of FEG on July 1, 2002, contributed an additional $5.0 million of fee income for 2002. Service charges on deposit accounts rose 3.7% in 2002 compared to 17.9% in 2001. Insurance sales grew $3.4 million or 25.5% in 2002 compared to $1.8 million or a 15.6% increase in 2001. The purchase of TGI on December 1, 2002, added $1.5 million to the insurance revenue growth for 2002. Investment and brokerage business fees increased 31.7% in 2002, primarily from strong annuity sales, after a decrease of 4.3% in 2001. Bank-owned life insurance revenue, representing income on officers' life insurance coverage, rose 48.5% in 2002 compared to 23.0% in 2001 primarily from the addition of underlying assets during 2002. The remaining other income category increased $4.0 million in 2002 compared to a decline of $7.7 million in 2001 primarily due to the sale of the credit card portfolio and merchant processing business in 2000.

p18 Old National Bancorp

In 2002, Old National realized net securities gains of $12.4 million compared to net securities gains of $4.8 million in 2001. During 2002 as interest rates fell and investment securities values rose, management restructured the portfolio using the gains to partially offset increases to the provision for loan losses and as an economic hedge for mortgage banking impairment losses incurred during the year. In addition, as part of its ongoing balance sheet and interest rate risk management process, certain investments were sold with the proceeds reinvested or used to reduce borrowings.

Table 4 below presents changes in the components of noninterest income for the years 2000 through 2002.

NONINTEREST INCOME (TABLE 4)
--------------------------------------------------------------------------------------------------
                                                                                  % Change From
                                                                                    Prior Year
                                                                                  --------------
(dollars in thousands)                      2002         2001         2000         2002     2001
--------------------------------------------------------------------------------------------------
Trust and asset management fees          $  24,387    $  20,681    $  22,566       17.9%    (8.4)%
Service charges on deposit accounts         41,988       40,478       34,337        3.7     17.9
Mortgage banking revenue                    13,950        9,893        2,588       41.0    282.3
Insurance premiums and commissions          16,686       13,296       11,502       25.5     15.6
Investment product fees                      8,983        6,819        7,125       31.7     (4.3)
Bank-owned life insurance                    7,944        5,349        4,350       48.5     23.0
Other income                                15,642       11,681       19,364       33.9    (39.7)
--------------------------------------------------------------------------------------------------
  Subtotal                                 129,580      108,197      101,832       19.8      6.3
Net securities gains (losses)               12,444        4,770         (119)       N/M      N/M
Gain on branch divestitures                 12,473           --           --        N/M      N/M
--------------------------------------------------------------------------------------------------
  Total noninterest income               $ 154,497    $ 112,967    $ 101,713       36.8%    11.1%
==================================================================================================
Noninterest income to total revenue(1)        29.2%        25.7%       26.0%
--------------------------------------------------------------------------------------------------

(1) Ratio excludes gain on branch divestitures for 2002 and securities gains (losses) for all periods. Total revenue uses tax equivalent basis.
N/M = Not meaningful

Noninterest Expense
Old National strives to improve its efficiency through cost control efforts and technology advancements while still providing quality customer service. One key ratio used to evaluate performance is the efficiency ratio, with lower percentages representing positive trends. In 2002, increases in total revenue, primarily from noninterest income, exceeded increases in noninterest expense resulting in an improved efficiency ratio over previous years. Old National's efficiency ratio using operating earnings (noninterest expense divided by net interest income, tax equivalent, plus noninterest income) was 56.47% in 2002, 57.59% in 2001, and 58.29% in 2000.

Salaries and benefits, which comprised approximately 58% of total noninterest expense, grew 7.4% in 2002 and 6.1% in 2001. The acquisitions of FEG and TGI during the second half of 2002 added $4.0 million to salaries and benefits for the year. Direct compensation and incentives tied to financial results rose $10.5 million in 2002 and $3.0 million in 2001. Employee health insurance expense decreased $1.1 million in 2002 following an increase of $3.3 million in 2001 when Old National experienced high claims and costs.

Occupancy expense increased 3.6% in 2002 compared to a 9.9% increase in 2001. The lower increase in 2002 reflects the impacts of the branch sales and closings in certain markets. Marketing expense increased 36.0% in 2002 primarily related to a new marketing campaign used to better describe the broadening scope of financial services and markets being served by Old National. Processing expense increased 26.8% after a minimal change in 2001 reflecting costs associated with subcontracting the servicing functions of Old National's mortgage banking activities to an outside company during 2002. Communications and transportation expense increased 7.6% in 2002 and 6.6% in 2001. Higher courier, telephone, and dataline charges resulted from general increases and an additional 1.2% growth over prior year from acquisitions. Professional fees rose 20.8% in 2002 and 58.9% in 2001. The large increase in 2001 was due to one-time consulting expenses, especially to implement the new Privacy Act, and higher levels of legal expenses.

Goodwill amortization ceased in January 2002 in accordance with Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets." Intangible amortization increased 35.7% in 2002 due primarily to the acquisitions of FEG and TGI and 46.1% in 2001 due to the Permanent and insurance agency acquisitions. Other expense increased 1.7% in 2002 and increased 11.3% in 2001 or $3.0 million. The increase in 2001 was the result of increases in loan originations expense and overdraft write-offs.

Table 5 on the next page presents changes in the components of noninterest expense for the years 2000 through 2002.

2002 Annual Report p19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

NONINTEREST EXPENSE (TABLE 5)
------------------------------------------------------------------------------------------------------------
                                                                                            % Change From
                                                                                              Prior Year
(dollars in thousands)                                     2002       2001       2000        2002     2001
------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                           $148,450   $138,210   $130,236       7.4%     6.1%
Occupancy                                                  16,154     15,599     14,198       3.6      9.9
Equipment                                                  15,153     16,206     17,378      (6.5)    (6.7)
Marketing                                                  11,026      8,109      7,958      36.0      1.9
FDIC insurance premiums                                     1,132      1,222      1,255      (7.4)    (2.6)
Processing                                                 13,640     10,757     10,698      26.8      0.6
Communications and transportation                          11,738     10,907     10,236       7.6      6.6
Professional fees                                           8,959      7,415      4,666      20.8     58.9
Goodwill amortization                                          --      5,909      3,945    (100.0)    49.8
Core deposit-related and other intangible amortization      1,174        865        592      35.7     46.1
Other expense                                              30,419     29,910     26,872       1.7     11.3
------------------------------------------------------------------------------------------------------------
  Subtotal                                                257,845    245,109    228,034       5.2      7.5
Merger and restructuring costs                                 --      9,703     37,503       N/M      N/M
------------------------------------------------------------------------------------------------------------
  Total noninterest expense                              $257,845   $254,812   $265,537       1.2%    (4.0)%
============================================================================================================

N/M = Not meaningful

Provision For Income Taxes

Old National records a provision for income taxes currently payable and for income taxes payable in the future which arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. The major difference between the effective tax rate applied to Old National's financial statement income and the federal statutory rate is caused by interest on tax-exempt securities and loans. Old National's effective tax rate was 22.7% in 2002, 22.9% in 2001, and 19.1% in 2000. In 2001, tax-exempt income constituted a lower percentage of income, raising the effective tax rate slightly. See Note 10 to the consolidated financial statements for additional details on Old National's income tax provision.

Interim Financial Data

Table 6 below provides a detailed summary of quarterly results of operations for the years ended December 31, 2002 and 2001. These results contain all normal and recurring adjustments necessary for a fair and consistent presentation.

INTERIM FINANCIAL DATA (TABLE 6)
------------------------------------------------------------------------------------------------------------------------
                                                Quarters Ended 2002                          Quarters Ended 2001
                                   -----------------------------------------   -----------------------------------------
(unaudited, dollars and shares     December  September       June      March   December  September       June      March
in thousands, except per                 31         30         30         31         31         30         30         31
share data)
------------------------------------------------------------------------------------------------------------------------
Interest income                    $131,052   $136,277   $139,704   $140,350   $147,172   $155,740   $161,479   $165,316
Interest expense                     61,001     64,710     66,350     65,893     72,718     82,315     87,881     95,494
------------------------------------------------------------------------------------------------------------------------
  Net interest income                70,051     71,567     73,354     74,457     74,454     73,425     73,598     69,822
Provision for loan losses             7,500     11,000      7,500      7,500     11,300      7,400      6,000      4,000
Noninterest income                   40,354     52,512     31,124     30,507     31,114     27,326     29,266     25,261
Noninterest expense                  69,307     66,729     60,545     61,264     62,400     58,639     71,835     61,938
------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         33,598     46,350     36,433     36,200     31,868     34,712     25,029     29,145
Income taxes                          6,869     11,521      7,920      8,339      7,141      8,578      4,946      7,045
------------------------------------------------------------------------------------------------------------------------
  Net income                       $ 26,729   $ 34,829   $ 28,513   $ 27,861   $ 24,727   $ 26,134   $ 20,083   $ 22,100
========================================================================================================================
Net income per share:
  Basic                            $   0.42   $   0.55   $   0.44   $   0.43   $   0.38   $   0.40   $   0.31   $   0.33
  Diluted                              0.42       0.55       0.44       0.43       0.38       0.40       0.31       0.33
------------------------------------------------------------------------------------------------------------------------
Weighted average shares:
  Basic                              63,613     63,901     64,222     64,184     64,395     64,815     65,692     66,098
  Diluted                            63,679     64,075     64,383     64,281     64,483     64,910     65,788     66,205
------------------------------------------------------------------------------------------------------------------------

p20 Old National Bancorp

FINANCIAL CONDITION

Overview
Old National's assets at December 31, 2002, reached $9.6 billion, a 5.9% increase over the prior year-end. Investments rose $829.4 million while loans declined $363.2 million. Total liabilities grew $430.6 million over 2001. These results include the effects of the 2002 sales of eight branches which decreased total loans by $107.3 million and decreased total deposits by $202.9 million.

Investment Securities
Investment securities increased 36.9% over 2001 as loan growth remained slow during the year and securities continued to be a short-term alternative source of earning assets. As a result, investments reached 32.0% of total assets at December 31, 2002, up from 24.8% at December 31, 2001.

While it does not actively trade its investment securities, Old National has classified all securities as available-for-sale. Available-for-sale securities can be sold when market conditions are favorable or, if necessary, to provide funding for asset growth or deposit outflows. The investment portfolio has an average maturity of 3.10 years at December 31, 2002, compared to 4.25 years at December 31, 2001.

At December 31, 2002, Old National held investment securities issued by certain states and their political subdivisions with the following aggregate market value: $156.8 million by Indiana and $122.8 million by Illinois. There were no other concentrations of investment securities issued by an individual state and its political subdivisions that were greater than 10% of shareholders' equity.

Average yield on the investment securities portfolio is calculated on a tax equivalent basis. At year-end, average yields for the entire portfolio were 5.43% in 2002, 6.20% in 2001, and 7.13% in 2000. The yield decline during 2002 reflects the growth of the investment portfolio and reinvestment of investment portfolio cashflows during the year at lower interest rates.

Table 7 below presents the maturity distribution of the investment portfolio along with weighted average yields thereon.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES (TABLE 7)
------------------------------------------------------------------------------------------------------------------------------
                                                           December 31, 2002                               December 31,
                                    --------------------------------------------------------------   -------------------------
                                      Within       1 - 5        5 - 10       Beyond
(dollars in thousands)                1 Year       Years         Years      10 Years       Total        2001         2000
------------------------------------------------------------------------------------------------------------------------------
Fair Value
U.S. Treasury                       $       --   $    5,364   $       --   $       --   $    5,364   $    5,300   $    5,307
U.S. Government agencies
  and corporations                     313,988      413,201       49,560          459      777,208      588,853      629,822
Mortgage-backed securities             377,359    1,066,044       37,234          749    1,481,386      938,708      481,354
States and political subdivisions       37,697      151,526      175,547      343,427      708,197      594,557      546,044
Other securities                        12,535       10,877          421       81,810      105,643      120,967      149,036
------------------------------------------------------------------------------------------------------------------------------
  Total                             $  741,579   $1,647,012   $  262,762   $  426,445   $3,077,798   $2,248,385   $1,811,563
==============================================================================================================================
Amortized Cost
U.S. Treasury                       $       --   $    5,113   $       --   $       --   $    5,113   $    5,177   $    5,270
U.S. Government agencies
  and corporations                     311,402      405,082       48,287          459      765,230      586,265      629,216
Mortgage-backed securities             369,830    1,034,837       37,093          726    1,442,486      926,885      486,685
States and political subdivisions       37,142      143,962      165,261      329,706      676,071      585,100      538,295
Other securities                        12,181       10,638          404       79,483      102,706      118,855      149,038
------------------------------------------------------------------------------------------------------------------------------
  Total                             $  730,555   $1,599,632   $  251,045   $  410,374   $2,991,606   $2,222,282   $1,808,504
==============================================================================================================================
Weighted average yield,
  based on amortized cost
  (tax equivalent basis)                  4.92%        5.02%        6.34%        7.36%        5.43%        6.20%        7.13%
------------------------------------------------------------------------------------------------------------------------------

Lending and Loan Administration
Old National's credit culture has always featured decisionmaking near the customer with corporate oversight. Community loan personnel have the authority to extend credit under guidelines established and administered by Old National's Credit Policy Committee. This committee, which meets quarterly, includes members from both the holding company and the bank. The committee monitors credit quality through its review of information such as delinquencies, problem loans, and charge-offs. The committee regularly reviews the loan policy to assure it remains appropriate for the current lending environment. Executive and credit committees at the local level provide additional knowledge, judgment, and experience to Old National's lending administration.

Old National maintains an independent loan review program. Its loan review system evaluates loan administration, credit quality, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes periodic on-site visits as well as regular off-site reviews of problem loan reports, delinquencies, and charge-offs.

2002 Annual Report p21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

Old National lends to commercial customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. Old National's policy is to concentrate its lending activity in the geographic market areas it serves, primarily Indiana, Illinois, Kentucky, and Tennessee. Old National's consolidated loan portfolio is well diversified. As measured by the company, the only concentration of loans in any single industry exceeding 10% of its portfolio was in lessors of nonresidential buildings, which comprised 11.3% of total loans at December 31, 2002. Old National has minimal exposure to leveraged buyouts and no exposure in credits to foreign or lesser-developed countries.

Loans, excluding residential real estate, decreased 0.5% in 2002 after a 4.4% increase in 2001. Commercial loans decreased 2.7% in 2002, following an 8.5% increase in 2001. Commercial real estate activity showed minimal growth of 1.9% in 2002 and 2.1% growth in 2001. Consumer credit loans decreased 1.0% in 2002 after an increase of 2.3% in 2001. These results include the sales of eight branches during 2002 that decreased commercial and consumer loans by $79.4 million. Excluding the effects of the sales, commercial and consumer loans would have increased 1.2% in 2002.

Residential real estate loans continued to decline in 2002 with a 23.1% decrease after a 21.9% decrease in 2001. The decrease includes the sales of eight branches during 2002 that decreased residential real estate loans by $27.9 million, but is primarily due to the continued sales of new fixed-rate residential loans to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association. The lower-rate environment in 2002 and 2001 further contributed to the residential loan decrease by raising loan refinancing activity, much of which Old National sold when it funded the new loans.

The loan portfolio is well diversified with 29.4% of the portfolio in commercial loans, 32.6% in commercial real estate, 19.7% in residential real estate, and 18.3% in consumer credit. Over the past five years commercial and commercial real estate loans have grown faster relative to the other categories. With much of the originations being sold, the residential real estate loan balances should continue to decrease in dollars and as a percentage of the portfolio.

Old National's commercial lending is primarily to small- to medium-sized businesses in various industries in its region. Commercial real estate loans are generally made to similar companies in Old National's geographic area. Over the years, these industries have been stable in Old National's market area and have provided opportunities for growth. A significant percentage of commercial loans is due within one year, reflecting the short-term nature of a large portion of these loans. Table 8 below presents the maturity distribution and rate sensitivity of commercial loans and an analysis of these loans that have predetermined and floating interest rates.

DISTRIBUTION OF LOAN MATURITIES
AT DECEMBER 31, 2002 (TABLE 8)
---------------------------------------------------------------------
(dollars in       Within        1 - 5       Beyond
thousands)        1 Year        Years       5 Years       Total
---------------------------------------------------------------------
Interest rates:
  Predetermined $  176,800   $  370,325   $  213,225   $  760,350
  Floating         634,432      229,627       71,938      935,997
---------------------------------------------------------------------
  Total         $  811,232   $  599,952   $  285,163   $1,696,347
=====================================================================

The significance of residential real estate loans, primarily 1-4 family properties, to the loan portfolio has declined since 1998. Higher levels of loan sales in 2002 and 2001 contributed to this trend. Old National's portfolio includes both adjustable-rate and fixed-rate loans. Consumer loans include automobile loans, personal and home equity loans and lines of credit, and student loans.

In the past four years commercial loans increased an average of 9.5% per year while commercial real estate grew 14.4%. Residential real estate loans declined 13.0% while consumer loans rose 7.1% over the same period. Table 9 below presents the composition of the loan portfolio for each of the last five years.

LOAN PORTFOLIO AT YEAR-END (TABLE 9)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Four-Year
(dollars in thousands)                               2002         2001         2000         1999         1998    Growth Rate
----------------------------------------------------------------------------------------------------------------------------
Commercial                                        $1,696,347   $1,742,937   $1,606,509   $1,338,255   $1,181,678      9.5%
Commercial real estate                             1,883,303    1,848,945    1,810,805    1,306,312    1,100,825     14.4
Consumer credit                                    1,053,620    1,064,109    1,042,629      926,345      801,036      7.1
----------------------------------------------------------------------------------------------------------------------------
  Total loans excluding residential real estate    4,633,270    4,655,991    4,459,943    3,570,912    3,083,539     10.7
Residential real estate                            1,136,414    1,477,180    1,890,872    2,148,974    1,986,195    (13.0)
----------------------------------------------------------------------------------------------------------------------------
  Subtotal                                         5,769,684    6,133,171    6,350,815    5,719,886    5,069,734      3.3%
Less: Unearned income                                     49          317        2,502        5,198       11,274  =======
-----------------------------------------------------------------------------------------------------------------
  Total loans                                      5,769,635    6,132,854    6,348,313    5,714,688    5,058,460
Less: Allowance for loan losses                       87,742       74,241       73,833       65,685       59,371
-----------------------------------------------------------------------------------------------------------------
  Net loans                                       $5,681,893   $6,058,613   $6,274,480   $5,649,003   $4,999,089
=================================================================================================================
Composition Of Loan Portfolio By Type
Commercial                                              29.4%        28.4%        25.3%        23.4%        23.4%
Commercial real estate                                  32.6         30.1         28.5         22.9         21.8
Residential real estate                                 19.7         24.1         29.8         37.6         39.3
Consumer credit                                         18.3         17.4         16.4         16.1         15.5
-----------------------------------------------------------------------------------------------------------------

p22 Old National Bancorp

The adequacy of the allowance for loan losses is evaluated on a quarterly basis. This evaluation is based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. Loans are charged-off when they are deemed uncollectible.

Charge-offs, net of recoveries, totaled $20.0 million in 2002, $28.3 million in 2001, and $23.9 million in 2000. Although net charge-offs have been concentrated primarily in commercial loans reflecting the slowdown of the economy, no single industry segment represented a significant share of total net charge-offs. Net charge-offs to average loans, which ranged from 0.17% to 0.45% for the last five years, was 0.34% at December 31, 2002.

Old National makes monthly provisions at levels deemed necessary to provide assurance that the allowance for loan losses is sufficient to absorb probable losses in the loan portfolio. For homogeneous loans, such as residential mortgage and consumer, provision levels are determined using historical loss factors. For non-homogeneous loans, management allocates specific losses to loans in the highest risk categories with provisions for the remainder of the portfolio using historical loss factors. In addition, provisions reflect other risks affecting the loan portfolio, such as economic conditions in the geographic area, specific industry financial conditions, and experience of lending staff. The provision for loan losses totaled $33.5 million in 2002, $28.7 million in 2001, and $29.8 million in 2000. The higher provision level in 2002 reflects the recognition of a slowdown in the pace of the current economic recovery in the geographical areas served by the company. Credit quality continues to be a significant variable in the earnings of the company. Old National does not see any indicators of improvement in near-term economic conditions, which would have a positive impact on the credit portfolio.

Table 10 below summarizes activity in the allowance for loan losses for the years 1998 through 2002, along with an allocation of the year-end balances and related statistics for the allowance and net charge-offs.

ALLOWANCE FOR LOAN LOSSES (TABLE 10)
---------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         2002          2001          2000          1999          1998
---------------------------------------------------------------------------------------------------------------
Balance, January 1                         $   74,241    $   73,833    $   65,685    $   59,371    $   55,567
Loans charged-off:
  Commercial                                   12,374        25,292        19,561         6,977         4,938
  Commercial and residential real estate        5,266         1,399         1,500         1,524         1,312
  Consumer credit                               9,936         9,461         8,284         8,358         8,772
---------------------------------------------------------------------------------------------------------------
  Total charge-offs                            27,576        36,152        29,345        16,859        15,022
---------------------------------------------------------------------------------------------------------------
Recoveries on charged-off loans:
  Commercial                                    3,390         5,013         2,402         2,975         1,374
  Commercial and residential real estate        1,512           165           510           443           376
  Consumer credit                               2,675         2,682         2,546         3,957         2,089
---------------------------------------------------------------------------------------------------------------
  Total recoveries                              7,577         7,860         5,458         7,375         3,839
---------------------------------------------------------------------------------------------------------------
  Net charge-offs                              19,999        28,292        23,887         9,484        11,183
Provision charged to expense                   33,500        28,700        29,803        14,798        14,987
Acquired by acquisition                            --            --         2,232         1,000            --
---------------------------------------------------------------------------------------------------------------
Balance, December 31                       $   87,742    $   74,241    $   73,833    $   65,685    $   59,371
===============================================================================================================
Average loans for the year                 $5,878,263    $6,280,995    $6,087,869    $5,425,148    $4,744,091
Allowance/year-end loans                         1.52%         1.21%         1.16%         1.15%         1.17%
Allowance/average loans                          1.49          1.18          1.21          1.21          1.25
Net charge-offs/average loans                    0.34          0.45          0.39          0.17          0.24

Allocation at December 31
Commercial                                 $   41,616    $   30,528    $   30,372    $   28,386    $   26,277
Commercial and residential real estate         38,996        36,563        32,578        26,474        15,513
Consumer credit                                 7,130         7,150        10,883        10,825        17,581
---------------------------------------------------------------------------------------------------------------
  Total                                    $   87,742    $   74,241    $   73,833    $   65,685    $   59,371
===============================================================================================================

2002 Annual Report p23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

Assets determined by the various evaluation processes to be under-performing receive special attention by Old National management. Under-performing assets consist of: 1) nonaccrual loans where the ultimate collectibility of interest or principal is uncertain; 2) loans which have been renegotiated in some manner including to provide for a reduction or deferral of interest or principal payments because the borrower's financial condition deteriorated; 3) loans with principal or interest past due ninety (90) days or more; and 4) foreclosed properties. Each month, problem loan reports are prepared and reviewed. These reports include loans that show indications of being unable to meet debt obligations in the normal course of business, carry other characteristics deemed by bank management to warrant special attention, or have been criticized by regulators in the examination process. In addition to the loans classified as under-performing, management closely monitors loans totaling $455.7 million at December 31, 2002, for the borrowers' ability to comply with present repayment terms. For these loans the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a prudent approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the portfolio's general condition and in establishing the allowance for loan losses.

Interest income of approximately $14.2 million in 2002 and $9.0 million in 2001 would have been recorded on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded on nonaccrual and restructured loans was $3.8 million in 2002 and $4.5 million in 2001.

Under-performing assets as of year-end totaled $117.7 million in 2002 and $85.5 million in 2001. As a percent of total loans and foreclosed properties, under-performing assets at December 31 was 2.04% for 2002 and 1.39% for 2001. In 2002, the nonaccrual category of under-performing loans showed a significant increase reflecting the continuing weakness in the economy during 2002. At December 31, 2002, the allowance for loan losses to under-performing assets ratio stood at 75% compared to 87% in 2001 and 223% in 2000. The increase in nonaccrual loans was the major factor in this ratio's trend for 2002. Management believes it has appropriately identified and reserved for any loan loss associated with the increased level of nonaccrual loans at December 31, 2002. Management believes that future trends in nonaccrual loans will be influenced by the degree by which the economy strengthens in 2003. Renegotiated loans was the major factor in 2001.

Table 11 below presents the components of under-performing assets as of December 31 for the last five years.

UNDER-PERFORMING ASSETS (TABLE 11)
-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                2002        2001        2000        1999        1998
-------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                    $100,287    $ 37,894    $ 22,690    $ 19,286    $ 19,074
Renegotiated loans                                        --      25,871         227         450         458
Past due loans (90 days or more):
  Commercial                                           3,589       8,024       2,269       1,797       1,113
  Commercial and residential real estate               5,300       2,946       2,795       2,462       5,802
  Consumer                                               627       1,610       1,524         947       1,388
-------------------------------------------------------------------------------------------------------------
  Total past due loans                                 9,516      12,580       6,588       5,206       8,303
Foreclosed properties                                  7,916       9,204       3,616       3,700       3,184
-------------------------------------------------------------------------------------------------------------
  Total under-performing assets                     $117,719    $ 85,549    $ 33,121    $ 28,642    $ 31,019
=============================================================================================================
Under-performing assets/total loans and
  foreclosed properties                                 2.04%       1.39%       0.52%       0.50%       0.61%
Allowance for loan losses/under-performing assets      74.54       86.78      222.92      229.33      191.40
-------------------------------------------------------------------------------------------------------------

Deposits and Other Funding
Customer deposits include noninterest-bearing demand, regular savings and NOW accounts, money market accounts, and time deposits. Average deposits increased 0.2% in 2002 compared to 4.8% in 2001. The 2002 results include the effects of the sales of eight branches which decreased average deposits by $77.1 million. Including the effects of the sales during 2002, demand, NOW, and savings categories experienced deposit growth. Money market deposits declined 17.3% and time deposits decreased 6.4%.

Table 12 on the next page presents changes in the average balances of all funding sources for the years 2000 through 2002.

p24 Old National Bancorp

FUNDING SOURCES - AVERAGE BALANCES (TABLE 12)
--------------------------------------------------------------------------------
                                                                 % Change From
                                                                   Prior Year
                                                                ----------------
(dollars in thousands)      2002         2001         2000        2002     2001
--------------------------------------------------------------------------------
Demand deposits          $  712,308   $  664,347   $  636,636      7.2%     4.4%
NOW deposits              1,215,858      930,120      820,067     30.7     13.4
Savings deposits            462,633      409,220      479,314     13.1    (14.6)
Money market deposits       644,037      778,366      712,215    (17.3)     9.3
Time deposits             3,468,623    3,706,416    3,542,215     (6.4)     4.6
--------------------------------------------------------------------------------
  Total deposits          6,503,459    6,488,469    6,190,447      0.2      4.8
Short-term borrowings       688,958      583,035      708,840     18.2    (17.7)
Other borrowings          1,283,225    1,062,377      878,262     20.8     21.0
--------------------------------------------------------------------------------
  Total funding sources  $8,475,642   $8,133,881   $7,777,549      4.2%     4.6%
================================================================================

Table 13 below presents a maturity distribution for certificates of deposit with denominations of $100,000 and over.

CERTIFICATES OF DEPOSIT, $100,000 AND OVER (TABLE 13)
--------------------------------------------------------------------------------
                                          Maturity Distribution
                                  ----------------------------------------------
                        Year-End     1-90      91-180    181-365    Beyond
(dollars in thousands)  Balance      Days       Days       Days     1 Year
--------------------------------------------------------------------------------
2002                    $887,366   $507,218   $115,535   $53,242   $211,371
2001                     984,632    443,084    256,004    78,771    206,773
2000                     845,637    431,275    253,691    76,107     84,564
--------------------------------------------------------------------------------

Borrowings
Short-term borrowings include Federal funds purchased that are typically overnight borrowings from other financial institutions, securities sold under agreements to repurchase that generally mature within 30 days and are from Old National customers, and borrowings under U.S. Treasury demand notes. Collectively, the average short-term borrowings increased $105.9 million in 2002, offsetting a reduction in brokered certificates of deposit and taking advantage of a favorable short-term interest rate environment, after a decline of $125.8 million in 2001 due to deposit and other borrowings growth.

Other borrowings include longer term funding and include securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, medium-term notes, senior and subordinated bank notes, and trust preferred securities. See Notes 8 and 9 to the consolidated financial statements for additional details on Old National's financing activities.

Capital Resources
Shareholders' equity totaled $740.7 million or 7.7% of total assets at December 31, 2002, and $639.2 million or 7.0% of total assets at December 31, 2001. Old National paid cash dividends of $0.69 per share in 2002 (restated for the 5% stock dividend paid in January 2003), which totaled $43.9 million.

During the year, Old National purchased shares of its stock in the open market under an ongoing repurchase program. Shares repurchased reduced shareholders' equity by $31.6 million in 2002 and $54.7 million in 2001. Shares reissued for stock options and stock purchase plans added $6.4 million to shareholders' equity in 2002 and $2.1 million in 2001. Stock issued for purchase merger transactions totaled $15.4 million in 2002.

The accumulated other comprehensive income component of equity is comprised of unrealized security gains (losses) and derivative gains on cash flow hedges, net of tax. As rates fell in 2001, the accumulated other comprehensive income generated a gain of $14.5 million. As rates continued to fall in 2002, the accumulated other comprehensive income reached $51.8 million at year-end.

Old National and the banking industry are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can elicit certain mandatory actions by regulators that, if undertaken, could have a direct material effect on Old National's financial statements. Capital adequacy in the banking industry is evaluated primarily by the use of ratios that measure capital against assets and certain off-balance sheet items. Certain ratios weight these assets based on risk characteristics according to regulatory accounting practices. At December 31, 2002, Old National and its bank subsidiary exceeded the regulatory minimums and met the regulatory definition of well-capitalized. Capital ratios for Old National and its significant bank subsidiary and the regulatory guidelines are presented in Table 14 on the next page.

2002 Annual Report p25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

CAPITAL STRUCTURE AND REGULATORY GUIDELINES (TABLE 14)
-------------------------------------------------------------------------------------------------------------------------
                                                            December 31,                        Regulatory Guidelines
(dollars in thousands)                              2002            2001             2000     Minimum   Well-Capitalized
-------------------------------------------------------------------------------------------------------------------------
OLD NATIONAL BANCORP
Tier 1 Capital
Shareholders' equity(1)                      $   688,887     $   624,703     $   624,387
Plus: guaranteed preferred beneficial
  interests in subordinated debentures           150,000          50,000          50,000
Less: intangibles                               (138,826)        (88,066)        (93,337)
------------------------------------------------------------------------------------------
  Tier 1 capital                                 700,061         586,637         581,050

Tier 2 Capital
Subordinated debt                                150,000         150,000              --
Qualifying allowance for loan losses              78,787          74,241          73,833
------------------------------------------------------------------------------------------
  Total capital                              $   928,848     $   810,878     $   654,883
==========================================================================================
Risk-adjusted assets                         $ 6,295,624     $ 6,320,415     $ 6,291,155
Tier 1 capital to risk-adjusted assets             11.12%           9.28%           9.24%       4.00%        N/A
Total capital to risk-adjusted assets              14.75           12.83           10.41        8.00         N/A
Tier 1 capital to quarterly average assets
  (leverage ratio)                                  7.53            6.58            6.68        4.00         N/A
-------------------------------------------------------------------------------------------------------------------------
OLD NATIONAL BANK
Tier 1 Capital
Shareholders' equity(1)                      $   689,116     $   657,333     $   679,691
Less: intangibles                                (70,751)        (81,739)        (75,072)
------------------------------------------------------------------------------------------
  Tier 1 capital                                 618,365         575,594         604,619

Tier 2 Capital
Subordinated debt                                150,000         150,000              --
Qualifying allowance for loan losses              77,378          73,298          71,159
------------------------------------------------------------------------------------------
  Total capital                              $   845,743     $   798,892     $   675,778
==========================================================================================
Risk-adjusted assets                         $ 6,184,008     $ 6,272,139     $ 6,263,810
Tier 1 capital to risk-adjusted assets             10.00%           9.18%           9.65%       4.00%        6.00%
Total capital to risk-adjusted assets              13.68           12.74           10.79        8.00        10.00
Tier 1 capital to quarterly average assets
  (leverage ratio)                                  6.71            6.47            6.94        3.00         5.00
-------------------------------------------------------------------------------------------------------------------------

(1)  Excludes other comprehensive income
N/A = Not applicable

The following table presents Old National's significant fixed and determinable contractual obligations and significant commitments at December 31, 2002. Further discussion of each obligation or commitment is included in the referenced note to the consolidated financial statements.

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES,
AND OFF-BALANCE SHEET ARRANGEMENTS (TABLE 15)
-------------------------------------------------------------------------------------------------------------------
                                                                        Payments Due In
                                                     -------------------------------------------------
                                               Note   One Year         One to    Three to         Over
(dollars in thousands)                    Reference   or Less     Three Years  Five Years   Five Years        Total
-------------------------------------------------------------------------------------------------------------------
Deposits without stated maturity                     $3,208,295   $       --   $       --   $       --   $3,208,295
Consumer and brokered certificates of deposit         1,068,529    1,749,503      239,757      173,196    3,230,985
Short-term borrowings                            8      918,349           --           --           --      918,349
Guaranteed preferred beneficial
  interests in subordinated debentures           9           --           --           --      150,000      150,000
Other borrowings                                 9      184,230      401,753      182,442      479,432    1,247,857
Operating leases                                15        5,160        5,202        3,661        9,085       23,108
-------------------------------------------------------------------------------------------------------------------
Commitments to extend credit                    13    1,178,387           --           --           --    1,178,387
Letters of credit                               13      132,393           --           --           --      132,393
-------------------------------------------------------------------------------------------------------------------

p26 Old National Bancorp

REPORT OF MANAGEMENT REPORT OF INDEPENDENT ACCOUNTANTS

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

Audit Committee Of The Boards
The Board of Directors, through an Audit Committee comprised solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The Audit Committee meets regularly with Old National's independent public accountants, PricewaterhouseCoopers LLP, and the managers of internal auditing and loan review. During these meetings, the committee has the opportunity to meet privately with the independent public accountants as well as with internal audit and loan review personnel to review accounting, auditing, loan, and financial reporting matters. The appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee.

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


REPORT OF INDEPENDENT ACCOUNTANTS

To The Shareholders And Board Of Directors
Of Old National Bancorp:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Old National Bancorp and affiliates (the "Company") at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
January 22, 2003

2002 Annual Report p27

CONSOLIDATED BALANCE SHEET

---------------------------------------------------------------------------------------
                                                                   December 31,
(dollars and shares in thousands)                               2002           2001
---------------------------------------------------------------------------------------
Assets
Cash and due from banks                                     $   223,007    $   224,663
Money market investments                                         13,219         71,703
---------------------------------------------------------------------------------------
  Total cash and cash equivalents                               236,226        296,366
Investment securities - available-for-sale, at fair value     3,077,798      2,248,385
Loans, net of unearned income                                 5,769,635      6,132,854
Allowance for loan losses                                       (87,742)       (74,241)
---------------------------------------------------------------------------------------
  Net loans                                                   5,681,893      6,058,613
---------------------------------------------------------------------------------------
Premises and equipment, net                                     134,914        120,873
Accrued interest receivable                                      59,101         64,705
Goodwill                                                        110,648         82,772
Core deposit-related and other intangible assets                 27,042          4,412
Mortgage servicing rights                                        11,367          8,820
Other assets                                                    273,567        195,527
---------------------------------------------------------------------------------------
  Total assets                                              $ 9,612,556    $ 9,080,473
=======================================================================================
Liabilities
Deposits:
  Noninterest-bearing demand                                $   778,429    $   733,814
  Interest-bearing:
   NOW                                                        1,365,821      1,076,159
   Savings                                                      475,434        417,511
   Money market                                                 588,611        712,491
   Time                                                       3,230,985      3,676,465
---------------------------------------------------------------------------------------
    Total deposits                                            6,439,280      6,616,440
---------------------------------------------------------------------------------------
Short-term borrowings                                           918,349        602,312
Accrued expenses and other liabilities                          116,360         89,440
Guaranteed preferred beneficial interests in
  subordinated debentures                                       150,000         50,000
Other borrowings                                              1,247,857      1,083,046
---------------------------------------------------------------------------------------
  Total liabilities                                           8,871,846      8,441,238
---------------------------------------------------------------------------------------
Commitments and contingencies (Note 15)

Shareholders' Equity
Preferred stock, 2,000 shares authorized,
  no shares issued or outstanding                                    --             --
Common stock, $1 stated value,
  150,000 shares authorized, 63,856 and
  61,174 shares issued and outstanding,
  respectively                                                   63,856         61,174
Capital surplus                                                 528,379        472,467
Retained earnings                                                96,652         91,062
Accumulated other comprehensive
  income, net of tax                                             51,823         14,532
---------------------------------------------------------------------------------------
  Total shareholders' equity                                    740,710        639,235
---------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                $ 9,612,556    $ 9,080,473
=======================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

p28 Old National Bancorp

CONSOLIDATED STATEMENT OF INCOME

-------------------------------------------------------------------------------------------
                                                               Years Ended December 31,
(dollars and shares in thousands, except per share data)     2002        2001        2000
-------------------------------------------------------------------------------------------
Interest Income
Loans including fees:
  Taxable                                                 $ 391,412   $ 495,138   $ 508,886
  Nontaxable                                                 17,578      16,231      12,606
Investment securities:
  Taxable                                                   107,268      89,867      88,009
  Nontaxable                                                 30,742      27,666      27,155
Money market investments                                        383         805       1,619
-------------------------------------------------------------------------------------------
    Total interest income                                   547,383     629,707     638,275
-------------------------------------------------------------------------------------------
Interest Expense
Deposits                                                    186,560     253,614     267,612
Short-term borrowings                                        10,971      21,862      42,446
Other borrowings                                             60,423      62,932      58,346
-------------------------------------------------------------------------------------------
    Total interest expense                                  257,954     338,408     368,404
-------------------------------------------------------------------------------------------
    Net interest income                                     289,429     291,299     269,871
Provision for loan losses                                    33,500      28,700      29,803
-------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses     255,929     262,599     240,068
-------------------------------------------------------------------------------------------
Noninterest Income
Trust and asset management fees                              24,387      20,681      22,566
Service charges on deposit accounts                          41,988      40,478      34,337
Mortgage banking revenue                                     13,950       9,893       2,588
Insurance premiums and commissions                           16,686      13,296      11,502
Investment product fees                                       8,983       6,819       7,125
Bank-owned life insurance                                     7,944       5,349       4,350
Net securities gains (losses)                                12,444       4,770        (119)
Gain on branch divestitures                                  12,473          --          --
Other income                                                 15,642      11,681      19,364
-------------------------------------------------------------------------------------------
    Total noninterest income                                154,497     112,967     101,713
-------------------------------------------------------------------------------------------
Noninterest Expense
Salaries and employee benefits                              148,450     138,210     130,236
Occupancy                                                    16,154      15,599      14,198
Equipment                                                    15,153      16,206      17,378
Marketing                                                    11,026       8,109       7,958
FDIC insurance premiums                                       1,132       1,222       1,255
Processing                                                   13,640      10,757      10,698
Communication and transportation                             11,738      10,907      10,236
Professional fees                                             8,959       7,415       4,666
Goodwill amortization                                            --       5,909       3,945
Core deposit-related and other intangible amortization        1,174         865         592
Other expense                                                30,419      29,910      26,872
Merger and restructuring costs                                   --       9,703      37,503
-------------------------------------------------------------------------------------------
    Total noninterest expense                               257,845     254,812     265,537
-------------------------------------------------------------------------------------------
  Income before income taxes                                152,581     120,754      76,244
Income taxes                                                 34,649      27,710      14,548
-------------------------------------------------------------------------------------------
  Net Income                                              $ 117,932   $  93,044   $  61,696
===========================================================================================
Net Income Per Common Share
  Basic                                                   $    1.84   $    1.42   $    0.94
  Diluted                                                      1.84        1.42        0.94
-------------------------------------------------------------------------------------------
Weighted Average Number Of Common Shares Outstanding
  Basic                                                      63,978      65,244      65,732
  Diluted                                                    64,103      65,341      66,371
-------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

2002 Annual Report p29

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         Accumulated
                                                                                               Other         Total
(dollars and shares                          Common Stock         Capital     Retained Comprehensive Shareholders' Comprehensive
in thousands)                            Shares       Amount      Surplus     Earnings        Income      Equity       Income
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999               56,518    $  56,518    $ 395,414    $ 162,384    $ (29,321)   $ 584,995
Net income                                   --           --           --       61,696           --       61,696    $  61,696
Unrealized net securities gains,
  net of $20,468 tax                         --           --           --           --       31,203       31,203       31,203
Reclassification adjustment
  for gains included in net income,
  net of $47 tax                             --           --           --           --           72           72           72
Stock issued for acquisitions             3,412        3,412       87,399           --           --       90,811
Cash dividends                               --           --           --      (38,768)          --      (38,768)
5% stock dividend                         2,872        2,872       75,631      (78,503)          --           --
Stock repurchased                        (4,336)      (4,336)    (127,572)          --           --     (131,908)
Stock reissued under
  dividend reinvestment,
  stock options, and stock
  purchase plans                            811          811       14,770           --           --       15,581
Stock reissued due to
  conversion of subordinated
  debentures                              1,034        1,034       11,625           --           --       12,659
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000               60,311       60,311      457,267      106,809        1,954      626,341    $  92,971
                                                                                                                    =============
Net income                                   --           --           --       93,044           --       93,044    $  93,044
Unrealized net securities gains,
  net of $10,573 tax                         --           --           --           --       17,241       17,241       17,241
Reclassification adjustment
  for gains included in net income,
  net of $(1,813) tax                        --           --           --           --       (2,957)      (2,957)      (2,957)
Net unrealized derivative losses
  on cash flow hedges, net of
  $(1,069) tax                               --           --           --           --       (1,706)      (1,706)      (1,706)
Cash dividends                               --           --           --      (40,131)          --      (40,131)
5% stock dividend                         2,913        2,913       65,747      (68,660)          --           --
Stock repurchased                        (2,131)      (2,131)     (52,592)          --           --      (54,723)
Stock reissued under
  dividend reinvestment,
  stock options, and
  stock purchase plans                       81           81        2,045           --           --        2,126
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001               61,174       61,174      472,467       91,062       14,532      639,235    $ 105,622
                                                                                                                    =============
Net income                                   --           --           --      117,932           --      117,932    $ 117,932
Unrealized net securities gains,
  net of $28,458 tax                         --           --           --           --       44,075       44,075       44,075
Reclassification adjustment
  for gains included in net income,
  net of $(4,882) tax                        --           --           --           --       (7,562)      (7,562)      (7,562)
Net unrealized derivative gain on
  cash flow hedge, net of $389 tax           --           --           --           --          603          603          603
Reclassification adjustment
  on cash flow hedge, net
  of $113 tax                                --           --           --           --          175          175          175
Stock issued for acquisition                656          656       14,717           --           --       15,373
Cash dividends                               --           --           --      (43,926)          --      (43,926)
5% stock dividend                         3,040        3,040       65,376      (68,416)          --           --
Stock repurchased                        (1,302)      (1,302)     (30,250)          --           --      (31,552)
Stock reissued under stock
  option and stock purchase plans           288          288        6,069           --           --        6,357
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002               63,856    $  63,856    $ 528,379    $  96,652    $  51,823    $ 740,710    $ 155,223
=================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

p30 Old National Bancorp

CONSOLIDATED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------------------------------------
                                                                     Years Ended December 31,
(dollars in thousands)                                        2002           2001           2000
----------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
----------------------------------------------------------------------------------------------------
Net income                                               $   117,932    $    93,044    $    61,696
----------------------------------------------------------------------------------------------------
Adjustments to reconcile net
  income to cash provided by
  operating activities:
   Depreciation                                               12,401         13,513         13,746
   Amortization of goodwill                                       --          5,909          3,945
   Amortization of core deposit-related
    and other intangible assets                                1,174            865            592
   Net premium amortization on investment
    securities                                                 7,074          1,242         (2,098)
   Provision for loan losses                                  33,500         28,700         29,803
   Net securities (gains) losses                             (12,444)        (4,770)        15,396
   Gain on branch divestitures                               (12,473)            --             --
   (Gains) losses on sale of other assets                     (2,273)          (102)         6,452
   Residential real estate loans originated
    for sale                                                (827,057)      (751,164)      (332,855)
   Proceeds from sale of mortgage loans                      831,509        752,193        324,988
   Increase in interest receivable                            (5,740)        (6,785)       (10,048)
   (Increase) decrease in other assets                       (63,689)       (23,233)        12,768
   Decrease in accrued expenses and
    other liabilities                                        (10,167)        (2,741)       (19,977)
----------------------------------------------------------------------------------------------------
     Total adjustments                                       (48,185)        13,627         42,712
----------------------------------------------------------------------------------------------------
   Net cash flows provided by operating activities            69,747        106,671        104,408
----------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
Cash and cash equivalents of subsidiaries acquired                --             --         13,397
Purchases of investment securities available-for-sale     (2,339,004)    (1,558,133)      (758,464)
Proceeds from maturities, prepayments and calls of
  investment securities available-for-sale                   812,993        819,282        285,045
Proceeds from sales of investments securities
  available-for-sale                                         762,066        328,601        636,706
Purchases of subsidiaries, net of cash acquired              (30,115)            --             --
Payments related to branch divestitures                      (82,160)            --             --
Net principal collected from (loans made to) customers       239,471        186,099       (339,608)
Proceeds from sale of premises and equipment                   2,305          1,448          4,561
Purchases of premises and equipment                          (32,223)        (4,968)       (27,060)
----------------------------------------------------------------------------------------------------
  Net cash flows used in investing activities               (666,667)      (227,671)      (185,423)
----------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
Net increase (decrease) in deposits,
short-term and other borrowings:
  Noninterest-bearing demand deposits                         58,740         22,401         63,081
  Savings, NOW and money market deposits                     292,520        124,647        (30,930)
  Time deposits                                             (326,207)      (115,004)       270,005
  Short-term borrowings                                      316,037         42,489       (119,636)
  Other borrowings                                           128,911         70,912          5,298
Net payments on medium-term notes                            (24,100)        (1,500)       (12,500)
Proceeds from issuance of senior unsecured
  bank notes                                                  60,000             --             --
Proceeds from issuance of subordinated
  bank notes                                                      --        150,000             --
Proceeds from guaranteed
  preferred beneficial interests in
  subordinated debentures                                    100,000             --         50,000
Cash dividends paid                                          (43,926)       (40,131)       (38,768)
Common stock repurchased                                     (31,552)       (54,723)      (131,908)
Common stock reissued, net of shares
  used to convert subordinated debentures                      6,357          2,126         15,581
----------------------------------------------------------------------------------------------------
  Net cash flows provided by financing activities            536,780        201,217         70,223
----------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash
   equivalents                                               (60,140)        80,217        (10,792)
Cash and cash equivalents at beginning of period             296,366        216,149        226,941
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period               $   236,226    $   296,366    $   216,149
====================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

2002 Annual Report p31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Basis Of Presentation
The accompanying consolidated financial statements include the accounts of Old National Bancorp and its wholly-owned affiliates ("Old National") and have been prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All significant intercompany transactions and balances have been eliminated. The statements have been restated to reflect mergers accounted for by the pooling-of-interests method of accounting. A summary of the more significant accounting and reporting policies used in preparing the statements is presented below.

Nature Of Operations
Old National, a financial holding company headquartered in Evansville, Indiana, operates in Indiana, Illinois, Kentucky, Tennessee, Ohio, and Missouri. Through its bank and non-bank affiliates, Old National provides to its customers an array of financial services including loan, deposit, trust and asset management, investment, and insurance products.

Investment Securities
Old National has classified all investment securities as available-for-sale. Accordingly, these securities are recorded at fair value with the unrealized gains and losses, net of tax effect, recorded as a separate component of shareholders' equity. Realized gains and losses affect income and the prior fair value adjustments are reclassed.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Loans
Loans are stated at the principal amount outstanding. Interest income is accrued on the principal balances of loans outstanding, except on discounted loans, which are recognized using other methods that generally approximate the interest method. A loan is generally placed on nonaccrual status when principal or interest becomes 90 days past due unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collection of principal or interest. Interest accrued during the current year on such loans is reversed against earnings. Interest accrued in the prior year, if any, is charged to the allowance for loan losses.

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. As an element of managing interest rate risk exposure, Old National pre-sells residential mortgage loans to third parties. Loans held for sale were approximately $91.8 million at December 31, 2002, and $28.1 million at December 31, 2001.

Allowance For Loan Losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. The allowance is increased through a provision charged to operating expense. Loans deemed to be uncollectible are charged to the allowance. Recoveries of loans previously charged-off are added to the allowance.

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

Goodwill And Other Intangible Assets
The excess of the cost of acquired entities over the fair value of identifiable assets acquired less liabilities assumed is recorded as goodwill. Amortization on goodwill and indefinite-lived assets are no longer recorded as a result of Old National's adoption of Statement of Financial Accounting Standard ("SFAS") No. 142 as described further in this footnote. Other intangible assets are amortized, on a straight-line basis, over periods ranging from 4 to 40 years. The recoverability of goodwill and other intangible assets and their carrying value and useful lives are periodically evaluated.

Mortgage Servicing Assets
Servicing assets are recognized as separate assets when loans are sold with servicing retained. Capitalized servicing rights are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are valued based upon the estimated fair value of the rights. Value is determined by stratifying rights by predominant characteristics, such as interest rates and terms, and using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Negative adjustments to the value (referred to as impairment), if any, are recognized through a valuation allowance by charges against mortgage servicing income.

p32 Old National Bancorp

Financial Instruments
Old National designates its derivatives based upon criteria established by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. For a derivative designated as a fair value hedge, the derivative is recorded at fair value on the consolidated balance sheet. The change in fair value of the derivative and hedged item (related to the hedged risk) is recorded in current earnings. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. Old National assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. The ineffective portion of the gain or loss is reported in earnings immediately. No hedge ineffectiveness was recognized in 2002.

Old National uses interest rate contracts such as interest swaps to manage its interest rate risk. These contracts are designated as hedges of specific assets and liabilities. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income or expense of the hedged asset or liability. The premium paid for an interest rate cap is included in the basis of the hedged item and is amortized as an adjustment to the interest income or expense on the related asset or liability. In the ordinary course of business, Old National's affiliate bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Foreclosed Real Estate
Other assets include real estate properties acquired as a result of foreclosure and are valued at the lower of the recorded investment in the related loan or fair value of the property less estimated cost to sell. The recorded investment is the sum of the outstanding principal loan balance, any accrued interest which has not been received, and acquisition cost associated with the loan. Any excess recorded investment over the fair value of the property received is charged to the allowance for loan losses. Any subsequent write-downs are charged to expense, as are the costs of operating the properties. Such costs are not material to Old National's results of operation.

Net Income Per Share
Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note 12) and all mergers accounted for as poolings-of-interests as if they had occurred at the beginning of the earliest year presented. Diluted net income per share is computed as above and assumes the conversion of outstanding subordinated debentures and stock options. The following table reconciles basic and diluted earnings per share ("EPS") for the years ended 2002, 2001, and 2000.

EARNINGS PER SHARE RECONCILIATION
------------------------------------------------------------------------------------------------------------------------------
                                                                          Years Ended December 31,
(dollars and shares                                       2002                       2001                      2000
in thousands, except                          --------------------------   -----------------------   -------------------------
per share data)                                Income    Shares   Amount   Income   Shares  Amount   Income   Shares   Amount
------------------------------------------------------------------------------------------------------------------------------
Basic EPS
Income from operations                        $117,932   63,978   $1.84    $93,044  65,244   $1.42   $61,696   65,732   $0.94
                                                                  =====                      =====                      =====
Effect Of Dilutive Securities Stock options         --      125                 --      97                --      223
8% convertible debentures                           --       --                 --      --               130      416
---------------------------------------------------------------            ---------------           ----------------
Diluted EPS
Income from operations and
assumed conversions                           $117,932   64,103   $1.84    $93,044   65,341  $1.42   $61,826   66,371   $0.94
==============================================================================================================================

Income Taxes
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Statement Of Cash Flows Data
For the purpose of presentation in the accompanying consolidated statement of cash flows, cash and cash equivalents are defined as cash, due from banks, and money market investments, which have maturities less than 90 days. Cash paid during the years ended December 31, 2002, 2001, and 2000, for interest was $261.2 million (net of capitalized interest of $0.3 million), $353.0 million, and $363.8 million, respectively. Total income tax payments during 2002, 2001, and 2000, were $33.0 million, $34.7 million, and $26.4 million, respectively.

2002 Annual Report p33

Impact Of Accounting Changes
In November 2002, Financial Accounting Standards Board ("FASB") Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued. FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of FIN 45, including, among others, residual value guarantees under capital lease arrangements, commercial letters of credit, and loan commitments. The disclosure requirements of FIN 45 are effective as of December 31, 2002. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The impact of FIN 45 is not expected to have a material impact on results of operations, financial position, or liquidity.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation - Transition and Disclosure," which provides guidance on how to transition from the intrinsic value method of accounting for stock-based compensation under APB Opinion No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects.

Old National applies Accounting Principles Board ("APB") Opinion No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized. Had compensation cost for Old National's stock option plan been recorded based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, net income and net income per share would have been adjusted to the proforma amounts indicated below:

----------------------------------------------------------------------
(dollars in thousands,
except per share data)            2002                    2001
----------------------------------------------------------------------
Net income:
  As reported                   $117,932                $93,044
  Proforma                       114,940                 89,954
Net income per share:
  As reported -- basic          $   1.84                $  1.42
  Proforma -- basic                 1.80                   1.38
----------------------------------------------------------------------
For additional information see Note 11.

Effective January 1, 2001, Old National adopted the provisions of SFAS No. 133, as amended by SFAS No. 138. This Statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

Effective April 1, 2001, Old National adopted the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" that replaced SFAS No. 125.

The adoption of both SFAS No. 133, as amended, and SFAS No. 140 did not have a material impact on Old National's financial condition and its results of operations.

In June 2001, FASB issued SFAS No. 141, "Business Combinations." The Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combination." It requires all business combinations within the scope of the Statement to be accounted for using one method, the purchase method. It establishes criteria for the initial recognition of intangible assets acquired in a business combination. The provisions of the Statement apply to all business combinations initiated after June 30, 2001, and to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later.

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

Old National adopted SFAS No. 141 and SFAS No. 142 effective January 1, 2002. As of the date of adoption, Old National had unamortized goodwill in the amount of $82.8 million, and unamortized identifiable intangible assets in the amount of $4.4 million, all of which were subject to the transition provisions of SFAS No. 141 and 142. As part of the adoption, Old National performed a transitional impairment test on its goodwill assets, which indicated no impairment charge was required. As of the date of transition, Old National had no indefinite-lived intangible assets recorded in its consolidated balance sheet. In addition, no material reclassifications or adjustments to the useful lives of definite-lived intangible assets

p34 Old National Bancorp
were made as a result of adopting the new guidance. The following table is a reconciliation of net income and earnings per share had goodwill amortization been excluded for the years ended December 31, 2001 and 2000.

IMPACT OF ACCOUNTING CHANGE FOR GOODWILL
--------------------------------------------------------------------------------------

                                                        2001                2000
                                                 -----------------   -----------------
(dollars in thousands,                               Net  Earnings       Net  Earnings
except per share data)                            Income Per Share    Income Per Share
--------------------------------------------------------------------------------------
Basic earnings per
  common share computation:
   Reported net income                           $93,044   $ 1.42    $61,696   $ 0.94
   Add back goodwill amortization                  5,417     0.08      3,607     0.05
--------------------------------------------------------------------------------------
Adjusted net income/Earnings per share           $98,461   $ 1.50    $65,303   $ 0.99
======================================================================================
Diluted earnings per common share computation:
  Reported net income                            $93,044   $ 1.42    $61,696   $ 0.94
  Add back goodwill amortization                   5,417     0.08      3,607     0.05
--------------------------------------------------------------------------------------
Adjusted net income/Earnings per share           $98,461   $ 1.50    $65,303   $ 0.99
======================================================================================

Refer to Note 6 for additional information regarding goodwill and intangible assets.

Reclassifications
Certain prior year amounts have been reclassified to conform with the 2002 presentation. Such reclassifications had no effect on net income.

NOTE 2 - ACQUISITION AND DIVESTITURE ACTIVITY

Completed Mergers
On July 1, 2002, Old National completed the purchase of Fund Evaluation Group, Inc. ("FEG"), a Cincinnati, Ohio-based investment consulting firm. This cash transaction was accounted for as a purchase in accordance with SFAS No. 141. Definite-lived intangible assets of $9.0 million were recorded from this purchase, which are being amortized over ranges of 4 to 40 years. An indefinite-lived intangible asset of $2.8 million was also recorded. In addition, goodwill of $12.6 million was recorded from the acquisition. As of June 30, 2002, FEG's unaudited financial statements reflected $3.0 million in total assets and total revenue of $5.1 million for the six months then ended.

On December 1, 2002, Old National completed the purchase of Terrill Group, Inc. ("TGI"), an insurance agency located in St. Louis, Missouri. The transaction was accounted for as a purchase in accordance with SFAS No. 141. Old National issued 656,180 common shares as a part of the transaction. Definitelived intangible assets of $11.2 million were recorded and are being amortized from 21 to 24 years. Goodwill of $15.5 million was also recorded. As of November 30, 2002, TGI's unaudited financial statements reflected $10.0 million in total assets and total revenue of $14.7 million for the eleven months then ended.

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

Branch Divestitures
During the third quarter of 2002, Old National finalized the sales of eight branches resulting in a pre-tax gain totaling $12.5 million.

2002 Annual Report p35

(dollars in thousands) 2002 2001

NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the available-for-sale investment securities portfolio at December 31, 2002 and 2001, and the corresponding amounts of unrealized gains and losses therein (dollars in thousands):

-----------------------------------------------------------------------------------------------
                                             Amortized   Unrealized   Unrealized          Fair
Available-for-Sale                                Cost        Gains       Losses         Value
-----------------------------------------------------------------------------------------------
2002
U.S. Treasury                               $    5,113   $      251   $       --    $    5,364
U.S. Government agencies and corporations      765,230       11,978           --       777,208
Mortgage-backed securities                   1,442,486       39,000         (100)    1,481,386
States and political subdivisions              676,071       32,734         (608)      708,197
Other securities                               102,706        3,022          (85)      105,643
-----------------------------------------------------------------------------------------------
  Total                                     $2,991,606   $   86,985   $     (793)   $3,077,798
===============================================================================================
2001
U.S. Treasury                               $    5,177   $      123   $       --    $    5,300
U.S. Government agencies and corporations      586,265        7,528       (4,940)      588,853
Mortgage-backed securities                     926,885       13,482       (1,659)      938,708
States and political subdivisions              585,100       11,651       (2,194)      594,557
Other securities                               118,855        2,211          (99)      120,967
-----------------------------------------------------------------------------------------------
  Total                                     $2,222,282   $   34,995   $   (8,892)   $2,248,385
===============================================================================================

Proceeds from sales of investment securities available-for-sale were $762.1 million in 2002, $328.6 million in 2001, and $636.7 million in 2000. In 2002, realized gains were $12.7 million and losses were $0.3 million. In 2001, realized gains were $4.8 million. In 2000, realized gains were $0.1 million and losses were $15.5 million, of which $15.3 million related to restructuring. At December 31, investment securities were pledged to secure public and other funds with a carrying value of $1.489 billion in 2002 and $1.131 billion in 2001.

The amortized cost and fair value of the investment securities portfolio at December 31, 2002 and 2001, are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------
(dollars in                   2002                      2001
thousands)          -----------------------   -----------------------
                     Amortized         Fair    Amortized         Fair
Maturity                  Cost        Value         Cost        Value
--------------------------------------------------------------------------
Within one year     $  730,555   $  741,579   $  434,579   $  440,913
One to five years    1,599,632    1,647,012    1,156,567    1,171,245
Five to ten years      251,045      262,762      370,678      374,856
Beyond ten years       410,374      426,445      260,458      261,371
--------------------------------------------------------------------------
  Total             $2,991,606   $3,077,798   $2,222,282   $2,248,385
==========================================================================

NOTE 4 - LOANS
The composition of loans at December 31, 2002 and 2001, by lending classification was as follows (dollars in thousands):

----------------------------------------------------------------
                                      2002         2001
----------------------------------------------------------------
Commercial                         $1,696,347   $1,742,937
Commercial real estate              1,883,303    1,848,945
Residential real estate             1,136,414    1,477,180
Consumer credit, net of unearned    1,053,571    1,063,792
----------------------------------------------------------------
  Total loans                      $5,769,635   $6,132,854
================================================================

Through its affiliates, Old National makes loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. Old National predominately serves in the geographic market areas of Indiana, Illinois, Kentucky, and Tennessee. The loan portfolio is diversified with the only industry exceeding 10% of total loans being lessors of nonresidential buildings, which comprise 11.3%.

Executive officers and directors of Old National and significant subsidiaries and their related interests are loan customers of Old National's affiliate bank in the normal course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and involve no unusual risk of collectibility. An analysis of the 2002 activity of these loans is as follows (dollars in thousands):

------------------------------------------
                                  2002
------------------------------------------
Balance, January 1             $  92,255
New loans                        148,142
Repayments                      (173,188)
------------------------------------------
Balance, December 31           $  67,209
==========================================

p36 Old National Bancorp

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 2002, 2001, and 2000 was as follows (dollars in thousands):

--------------------------------------------------------------------
                                           December 31,
                                   2002        2001        2000
--------------------------------------------------------------------
Balance, January 1               $ 74,241    $ 73,833    $ 65,685
Additions:
  Provision charged to expense     33,500      28,700      29,803
  Acquired by acquisition              --          --       2,232
Deductions:
  Loans charged-off                27,576      36,152      29,345
  Recoveries                       (7,577)     (7,860)     (5,458)
--------------------------------------------------------------------
    Net charge-offs                19,999      28,292      23,887
--------------------------------------------------------------------
Balance, December 31             $ 87,742    $ 74,241    $ 73,833
===================================================================

The following is a summary of loans deemed by management to be impaired in accordance with accounting requirements (dollars in thousands):

---------------------------------------------------
                                   December 31,
                                 2002       2001
---------------------------------------------------
Impaired loans without a
  valuation allowance         $ 47,772   $ 43,247
Impaired loans with a
  valuation allowance          255,407    196,631
---------------------------------------------------
  Total impaired loans        $303,179   $239,878
===================================================
Valuation allowance related
  to impaired loans           $ 66,932   $ 44,557
---------------------------------------------------

For the year ended December 31, 2002, the average balance of impaired loans was $261.8 million for which $14.0 million of interest was recorded. For the year ended December 31, 2001, the average balance of impaired loans was $220.0 million for which $14.7 million of interest was recorded. No additional funds are committed to be advanced in connection with impaired loans. Loans deemed impaired are evaluated using the fair value of the underlying collateral.

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

At December 31, 2002 and 2001, Old National had goodwill in the amount of $110.6 million and $82.8 million, respectively. Old National performed its annual impairment testing resulting in no impairment for 2002 and 2001. The change in the carrying amount of goodwill by segment for the year ended December 31, 2002, is as follows (dollars in thousands):

------------------------------------------------------------------
                             Community    Non-bank
                               Banking    Services        Total
------------------------------------------------------------------
Balance, January 1           $  70,944   $  11,828    $  82,772
  Goodwill acquired during
   the year                         --      28,126       28,126
  Goodwill related
   to divestitures                  --        (250)        (250)
------------------------------------------------------------------
Balance, December 31         $  70,944   $  39,704    $ 110,648
==================================================================

Old National continues to amortize core deposit-related and other definite-lived intangible assets over the estimated remaining life of each respective asset. At December 31, 2002, Old National had $27.0 million in unamortized identifiable intangible assets, which included $2.8 million of indefinitelived assets. At December 31, 2001, unamortized identifiable intangible assets were $4.4 million. Total amortization expense associated with intangible assets in 2002 and 2001 was $1.2 million and $0.9 million, respectively. Below is the estimated amortization expense for the future years (dollars in thousands):

----------------------------------------------------
For the years ended:
2003                            $1,349,542
2004                             1,296,383
2005                             1,237,363
2006                             1,016,570
2007                               628,860
----------------------------------------------------

2002 Annual Report p37

NOTE 7 - MORTGAGE SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others at December 31 was $1.523 billion in 2002 and $1.148 billion in 2001. The key economic assumptions used to estimate the value of the mortgage servicing rights at December 31, 2002, include a discount rate of 8.5% and a weighted average prepayment rate of 473 PSA.

The fair value of capitalized mortgage servicing rights, net of valuation allowance, at December 31 was $11.4 million in 2002 and $8.8 million in 2001.

The following summarizes balances of mortgage servicing rights, (dollars in thousands):

------------------------------------------------------------
                                        2002        2001
------------------------------------------------------------
Balance, January 1                   $  8,820    $  3,941
  Rights capitalized                    8,245       7,798
  Amortization                         (3,033)     (1,842)
  Impairment                             (609)     (1,077)
  Additions to valuation allowance     (2,056)         --
------------------------------------------------------------
Balance, December 31, net of
  valuation allowance                $ 11,367    $  8,820
============================================================

NOTE 8 - SHORT-TERM BORROWINGS

The table below presents the distribution of Old National's short-term borrowings and related weighted average interest rates for each of the last three years.

----------------------------------------------------------------------------------------------------
                                                                               Other
                                           Federal Funds    Repurchase    Short-term
(dollars in thousands)                         Purchased    Agreements    Borrowings         Total
----------------------------------------------------------------------------------------------------
2002
Outstanding at year-end                       $  500,180    $  334,418    $   83,751    $  918,349
Average amount outstanding                       299,846       323,386        65,726       688,958
Maximum amount outstanding at any month-end      500,180       352,687       281,889     1,134,756
Weighted average interest rate:
  During year                                       1.67%         1.49%         1.76%         1.59%
  End of year                                       1.21          1.09          1.42          1.18
----------------------------------------------------------------------------------------------------
2001
Outstanding at year-end                       $  119,700    $  351,086    $  131,526    $  602,312
Average amount outstanding                       226,561       286,267        70,207       583,035
Maximum amount outstanding at any month-end      468,799       351,086       184,453     1,004,338
Weighted average interest rate:
  During year                                       4.21%         3.25%         4.30%         3.75%
  End of year                                       1.64          1.44          1.40          1.47
----------------------------------------------------------------------------------------------------
2000
Outstanding at year-end                       $  248,844    $  239,064    $   71,915    $  559,823
Average amount outstanding                       355,140       268,505        85,195       708,840
Maximum amount outstanding at any month-end      568,998       288,347       233,197     1,090,542
Weighted average interest rate:
  During year                                       6.47%         5.26%         6.30%         5.99%
  End of year                                       6.49          5.18          6.46          5.93
----------------------------------------------------------------------------------------------------

Lines Of Credit
At December 31, 2002 and 2001, Old National had $25 million in an unsecured line of credit with an unaffiliated bank. The line bears interest at various spreads over the Federal funds rate or LIBOR and various spreads under prime rate depending on Old National's indebtedness to tangible net worth ratio. At December 31, 2002 and 2001 there were no borrowings under the line of credit.

There were no borrowings on the line during 2002. During 2001 and 2000, the average interest rates on lines of credit were 5.61% and 7.32%, respectively. The lines of credit included various arrangements to maintain compensating balances or pay fees.

p38 Old National Bancorp

NOTE 9 - FINANCING ACTIVITIES

The following table summarizes Old National's other borrowings at December 31, 2002 and 2001.

------------------------------------------------------------------------
(dollars in thousands)                             2002        2001
------------------------------------------------------------------------
Old National Bancorp:
  Medium-term notes, Series A (fixed rate
   6.96%) maturing March 2003                  $    5,000   $   23,000
  Medium-term notes, Series 1997
   (fixed rates 6.40% to 7.03%) maturities
   March 2003 to November 2007                     53,200       59,300
Old National Bank:
  Securities sold under agreements to
   repurchase (fixed rate 2.36% and
   variable rates 2.84% to 3.22%)
   maturities September 2003 to May 2008           83,000       83,000
  Federal Home Loan Bank advances
   (fixed rates 3.59% to 8.34% and
   variable rates 2.42% to 3.35%)
   maturities January 2003 to October 2022        896,657      767,746
  Senior unsecured bank notes (variable
   rates 1.63% to 1.69%) maturities
   June 2004 to June 2006                          60,000           --
  Subordinated bank notes (fixed rate 6.75%)
   maturing October 2011                          150,000      150,000
------------------------------------------------------------------------
     Total other borrowings                    $1,247,857   $1,083,046
========================================================================

Federal Home Loan Bank
Federal Home Loan Bank advances had weighted average rates of 5.44% and 5.90% at December 31, 2002 and 2001, respectively. These borrowings are secured by investment securities and mortgage loans up to 150% of outstanding debt.

Subordinated Bank Notes
Subordinated bank notes qualify as Tier II Capital for regulatory purposes and are in accordance with the senior and subordinated global bank note program in which Old National Bank may issue and sell up to a maximum of $1 billion. Notes issued by Old National Bank under the global note program are not obligations of, or guaranteed by, Old National Bancorp.

The contractual maturities of long-term debt as of December 31, 2002, are as follows (dollars in thousands):

----------------------------------------------------
                            Guaranteed
                             Preferred
                            Beneficial
                           Interest in
                    Other Subordinated
               Borrowings   Debentures       Total
----------------------------------------------------
Due in 2003   $  184,230   $       --   $  184,230
Due in 2004      256,700           --      256,700
Due in 2005      145,053           --      145,053
Due in 2006       72,442           --       72,442
Due in 2007      110,000           --      110,000
Thereafter       479,432      150,000      629,432
----------------------------------------------------
  Total       $1,247,857   $  150,000   $1,397,857
====================================================

Guaranteed Preferred Beneficial Interests In Company's
Subordinated Debentures
During April 2002, Old National issued $100 million of trust preferred securities through a subsidiary, ONB Capital Trust II. The trust preferred securities have a liquidation amount of $25 per share with a cumulative annual distribution rate of 8.0% or $2.00 per share, payable quarterly, and maturing on April 15, 2032. As guarantor, Old National conditionally guarantees payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price when a trust preferred security is called for redemption, and amounts due if a trust is liquidated or terminated.

During March 2000, Old National issued $50 million of trust preferred securities through a subsidiary ONB Capital Trust I. The trust preferred securities have a liquidation amount of $25 per share with a cumulative annual distribution rate of 9.5%, or $2.375 per share, payable quarterly, and maturing on March 15, 2030.

Old National may redeem the subordinated debentures and thereby cause a redemption of the trust preferred securities in whole (or in part from time to time) on or after March 15, 2005 (for debentures owned by ONB Capital Trust I) and on or after April 12, 2007 (for debentures owned by ONB Capital Trust II), and in whole (but not in part) following the occurrence and continuance of certain adverse federal income tax or capital treatment events. These securities qualify as Tier 1 capital for regulatory purposes and the shelf registration has remaining funding capacity of $50 million.

Costs associated with the issuance of the trust preferred securities totaling $3.3 million in 2002 and $1.8 million in 2000, were capitalized and are being amortized through the maturity dates of the securities. The unamortized balance is included in other assets in the consolidated balance sheet.

NOTE 10 - TAXES

Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded in the consolidated statement of income for the years ended December 31:

---------------------------------------------------------
                                2002     2001     2000
---------------------------------------------------------
Provision at statutory rate     35.0%    35.0%    35.0%
Tax-exempt income              (12.5)   (12.8)   (17.3)
State income taxes               0.9      0.2      0.4
Other, net                      (0.7)     0.5      1.0
---------------------------------------------------------
  Effective tax rate            22.7%    22.9%    19.1%
=========================================================

2002 Annual Report p39

The provision for income taxes consists of the following components for the years ended December 31, (dollars in thousands):

-------------------------------------------------------------------------
                                          2002        2001        2000
-------------------------------------------------------------------------
Income taxes currently payable:
  Federal                               $ 31,829    $ 32,375    $ 21,068
  State                                    2,114          (9)        758
Deferred income taxes related to:
  Provision for loan losses               (5,642)       (758)     (2,915)
  Other, net                               6,348      (3,898)     (4,363)
-------------------------------------------------------------------------
Deferred income tax expense (benefit)        706      (4,656)     (7,278)
-------------------------------------------------------------------------
  Provision for income taxes            $ 34,649    $ 27,710    $ 14,548
=========================================================================

Significant components of net deferred tax assets (liabilities) at December 31 are as follows (dollars in thousands):

-------------------------------------------------------------------
                                                2002      2001
-------------------------------------------------------------------
Deferred Tax Assets
Allowance for loan losses, net of recapture   $ 33,867    $ 28,225
Benefit plan accruals                            8,922       9,738
AMT credit                                       8,480       9,491
Purchase accounting                                 --       1,939
Other, net                                          --       1,167
-------------------------------------------------------------------
  Total deferred tax assets                     51,269      50,560
-------------------------------------------------------------------
Deferred Tax Liabilities
Premises and equipment                          (1,257)     (1,564)
Accretion on investment securities                (417)       (678)
Unrealized gains on available-for-sale
  investment securities                        (33,553)    (10,160)
Lease receivable, net                          (12,041)    (10,237)
Mortgage servicing rights                       (4,433)     (3,440)
Purchase accounting                             (3,440)         --
Other, net                                      (1,499)         --
-------------------------------------------------------------------
  Total deferred tax liabilities               (56,640)    (26,079)
-------------------------------------------------------------------
  Net deferred tax assets (liabilities)       $ (5,371)   $ 24,481
===================================================================

NOTE 11 - EMPLOYEE BENEFIT PLANS

Retirement Plan
Old National has a noncontributory defined benefit retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and compensation during the highest paid five years of employment. Old National's policy is to contribute at least the minimum funding requirement determined by the plan's actuary.

During 2001, Old National amended this plan freezing the benefits accrued for all participants except active participants who had completed at least 20 years of service or who had attained age 50 with at least five years of vesting service. This curtailment resulted in $7.6 million reduction in the benefit obligation as of year-end 2001 and a $0.2 million reduction in pension expense in 2001. In addition, the amendment discontinued new enrollments under the Plan after December 31, 2001.

The following table sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December 31, 2002, 2001, and 2000, and includes the impact of acquisitions when they are added to the plan (dollars in thousands):

-----------------------------------------------------------------
                                  2002        2001        2000
-----------------------------------------------------------------
Change in Benefit Obligation
Balance at January 1           $ 51,912    $ 43,833    $ 30,811
Service cost                      1,816       3,600       2,998
Interest cost                     3,720       3,344       2,694
Acquisitions                         --          --       9,192
Benefits paid                    (6,422)     (6,426)     (4,096)
Actuarial (gain) loss             3,241      15,178       2,234
Curtailment adjustment               --      (7,617)         --
-----------------------------------------------------------------
  Balance at December 31         54,267      51,912      43,833
-----------------------------------------------------------------
Change in Plan Assets
Fair value at January 1          32,253      39,947      30,152
Actual return on plan assets     (2,549)     (1,170)        315
Employer contributions            4,127         217         133
Transfers                            --          --      13,662
Benefits paid                    (6,422)     (6,426)     (4,096)
Administrative expenses              --        (315)       (219)
-----------------------------------------------------------------
  Fair value at December 31      27,409      32,253      39,947
-----------------------------------------------------------------
  Funded status                 (26,858)    (19,659)     (3,886)
Unrecognized:
  Net actuarial (gain) loss      17,436       9,398      (2,670)
  Transition asset                 (862)     (1,293)     (1,724)
  Prior service cost                267         300          31
-----------------------------------------------------------------
  Accrued benefit cost         $(10,017)   $(11,254)   $ (8,249)
=================================================================
Assumptions as of December 31
Discount rate                      6.75%       7.25%       7.75%
Expected return on plan assets     8.00        8.00        8.00
Rate of compensation increase      5.00        5.00        5.00
-----------------------------------------------------------------

The net pension expense and its components for the years ended December 31 were as follows (dollars in thousands):

--------------------------------------------------------------------
                                       2002       2001       2000
--------------------------------------------------------------------
Service cost                         $ 1,816    $ 3,600    $ 2,998
Interest cost                          3,720      3,344      2,694
Expected return on plan assets        (2,622)    (3,162)    (2,851)
Amortization of prior service cost        33        (42)       (23)
Amortization of transitional asset      (431)      (431)      (396)
Recognized actuarial loss                373        140        (89)
Curtailment gain included
  in current year                         --       (227)        --
--------------------------------------------------------------------
    Net pension expense              $ 2,889    $ 3,222    $ 2,333
====================================================================

p40 Old National Bancorp

Profit Sharing Plan
Old National has a profit sharing plan for all employees who meet eligibility requirements. Contributions to the plan are made when certain consolidated profit conditions are met. Employees may participate by contributing a percentage of their salary, a portion of which is matched by Old National. The profit sharing expense was $7.7 million in 2002, $7.6 million in 2001, and $5.5 million in 2000.

Restricted Stock Plan
Old National has a restricted stock plan, which covers certain officers. Shares are earned each year based on the achievement of net income targets. Shares vest over a four-year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. Shares vesting totaled 6,219 in 2002, 6,220 in 2001 and 59,263 in 2000. Expense recorded was $0.1 million in 2002, $0.4 million in 2001, and $1.5 million in 2000.

Stock Options
On January 22, 2002, Old National granted 1.9 million of stock options to key employees at an exercise price of $22.70, the closing price of Old National's stock on that date. On June 27, 2001, Old National granted 1.5 million of stock options to key employees at an exercise price of $23.93, the closing price of Old National's stock on that date. The options vest 25% per year over a four-year period and expire in ten years. If certain financial targets are achieved, vesting is accelerated. Old National can grant up to 6.9 million shares of common stock under the 1999 Equity Incentive Plan. Under this plan, active employees with unvested restricted stock shares could exchange those shares for stock options by August 27, 2001. On that date, 38,291 unvested restricted stock shares were converted to stock options.

Old National applies APB Opinion No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized. See Note 1 for proforma net income and net income per share data.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions: dividend yield of 3.0% in 2002 and 2.7% in 2001; expected volatility of 18.0% in 2002 and 18.2% in 2001; and a risk-free rate of 5.4% in 2002 and 5.3% in 2001.

A summary of the status of Old National's stock option plan is presented below.

-----------------------------------------------------------------------------
                                               2002              2001
                                         ----------------   -----------------

                                                 Weighted          Weighted
                                                  Average           Average
                                                 Exercise          Exercise
(shares in thousands)                    Shares     Price   Shares    Price
-----------------------------------------------------------------------------
Outstanding, January 1                    2,139   $ 22.88     233   $ 12.04
Granted                                   1,886     22.70   1,965     23.93
Exercised                                   (54)     9.84     (49)    14.16
Forfeited                                  (110)    23.32     (10)    23.93
-----------------------------------------------------------------------------
Outstanding, December 31                  3,861   $ 22.96   2,139   $ 22.88
=============================================================================
Options exercisable at end of year          929   $ 22.31     613   $ 20.25
Weighted-average fair value of options
  granted during the year                            5.39              6.16
-----------------------------------------------------------------------------

Information pertaining to options outstanding at December 31, 2002 is as follows (shares in thousands):

------------------------------------------------------------------------
                          Options Outstanding        Options Exercisable
                ----------------------------------  --------------------
                                 Weighted
                                  Average Weighted              Weighted
                                Remaining  Average               Average
Range of            Number    Contractual Exercise      Number  Exercise
Exercise Price Outstanding           Life    Price Exercisable     Price
-------------------------------------------------- ---------------------
$5.60 -  8.15           19      0.9 Years  $ 6.88       19      $ 6.88
 9.10 - 12.26           59      4.4         11.37       59       11.37
13.12 - 15.83           39      5.4         14.75       39       14.75
17.44 - 18.92           13      5.1         18.14       13       18.14
22.70 - 23.93        3,731      8.8         23.33      799       23.93
------------------------------------------------------------------------
  Total              3,861      8.6        $22.96      929      $22.31
========================================================================

2002 Annual Report p41

NOTE 12 - SHAREHOLDERS' EQUITY

Stock Dividend
A 5% stock dividend was declared on December 5, 2002, and distributed on January 27, 2003, to the shareholders of record on January 6, 2003. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend.

Dividend Reinvestment And Stock Purchase Plan
Old National has a dividend reinvestment and stock purchase plan under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 2002, 500,000 authorized and unissued common shares were reserved for issuance under the plan.

Shareholder Rights Plan
Old National has adopted a Shareholder Rights Plan whereby one right was distributed for each outstanding share of Old National's common stock. The rights become exercisable on the tenth day following a public announcement that a person has acquired or intends to acquire beneficial ownership of 20% or more of Old National's outstanding common stock. Upon exercising the rights, the holder is entitled to buy 1/100 of a share of Junior Preferred Stock at $60, subject to adjustment, for every right held. Upon the occurrence of certain events, the rights may be redeemed by Old National at a price of $.01 per right.

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

NOTE 13 - FAIR VALUE OF
FINANCIAL INSTRUMENTS

The fair value of certain financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, are required to be disclosed when it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each type of financial instrument.

Cash, Due From Banks, And Money Market Investments
For these instruments, the carrying amount is a reasonable estimate of fair value.

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

Mortgage Servicing Rights
Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

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

Other Borrowings
The fair values of securities sold under agreements to repurchase, advances from Federal Home Loan Bank, medium-term notes, senior and subordinated bank notes, and trust preferred securities are estimated using rates currently available to Old National for obligations with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments
Loan commitments and letters of credit with customers are not included on the consolidated balance sheet. The notional amounts of these financial instruments are shown as the fair values.

p42 Old National Bancorp

The estimated carrying and fair values of Old National's financial instruments as of December 31, 2002 and 2001, are as follows (dollars in thousands):

--------------------------------------------------------
                                 Carrying         Fair
                                    Value        Value
--------------------------------------------------------
2002
Financial Assets
Cash, due from banks and
  money market investments     $  236,226   $  236,226
Investment securities           3,077,798    3,077,798
Loans, net                      5,681,893    5,706,802
Mortgage servicing rights          11,367       11,367

Financial Liabilities
Deposits                       $6,439,280   $6,522,471
Short-term borrowings             918,349      918,349
Other borrowings                1,397,857    1,429,949

Off-Balance Sheet
  Financial Instruments
Commitments to extend credit                $1,178,387
Letters of credit                              132,393
--------------------------------------------------------

2001
Financial Assets
Cash, due from banks and
money market investments       $  296,366   $  296,366
Investment securities           2,248,385    2,248,385
Loans, net                      6,058,613    6,129,438
Mortgage servicing rights           8,820        8,820

Financial Liabilities
Deposits                       $6,616,440   $6,642,489
Short-term borrowings             602,312      602,312
Other borrowings                1,133,046    1,167,070

Off-Balance Sheet
Financial Instruments
Commitments to extend credit                $1,113,260
Letters of credit                               53,940
--------------------------------------------------------

NOTE 14 - DERIVATIVE FINANCIAL INSTRUMENTS

Old National adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133" on January 1, 2001. A $35 thousand reduction to current income was recorded as a transition adjustment.

At December 31, Old National had interest rate swaps with a notional value of $824 million in 2002 and $223 million in 2001, respectively. The contracts are an exchange of interest payments with no effect on the principal amounts of the underlying hedged liabilities. The fair value of the swaps at year-end was $32.8 million in 2002 and $7.0 million in 2001. For the fair value hedges, Old National pays the counterparty a variable rate based on LIBOR and receives fixed rates ranging from 2.73% to 9.50%. The contracts terminate on or prior to April 15, 2032.

During 2002, Old National entered into a cash flow hedge with a notional value of $50 million. Old National pays the counterparty a variable rate based on prime and receives a fixed rate of 5.57%. The contract terminates on December 1, 2005. The fair value of the cash flow hedge at December 31, 2002, was approximately $1 million as a component of accumulated other comprehensive income (loss). Upon termination of the derivative, the gain or loss will be reclassified into earnings as a yield adjustment.

During 2001, Old National entered into an interest rate swap with a notional value of $75 million for a forecasted issuance of debt. The transaction was designated as a cash flow hedge with the effective portion of the derivative's loss initially reported as a component of accumulated other comprehensive income
(loss). Upon termination of the derivative, the loss on the interest rate swap of approximately $1.5 million is being reclassified into earnings as a yield adjustment over the 10-year term of the $150 million 6.75% fixed-rate subordinated bank notes issued on October 5, 2001.

Old National is exposed to losses if a counterparty fails to make its payments under a contract in which Old National is in the net receiving position. Old National anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. Collateral or other security is generally required, and Old National minimizes its credit risk by monitoring the credit standing of the couterparties and anticipates that the counterparties will be able to fully satisfy their obligation under the agreements.

2002 Annual Report p43

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Building Commitment
On October 11, 2002, Old National entered into a $52 million contract awarded to a company controlled by a director for the construction of its Evansville-based main banking center and bank headquarters. Construction began on June 27, 2002, and is expected to be complete in 2004.

Leases
Old National rents certain premises and equipment under operating leases, which expire at various dates. Many of these leases require the payment of property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $5.7 million in 2002, $5.2 million in 2001, and $5.6 million in 2000.

Following is a summary of future minimum lease commitments (dollars in thousands):

-------------------------------------------------
2003                                    $5,160
2004                                     2,964
2005                                     2,238
2006                                     1,650
2007                                     2,011
Thereafter                               9,085
-------------------------------------------------

Credit-Related Financial Instruments
In the normal course of business, Old National's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $1.178 billion and letters of credit of $132 million at December 31, 2002. In 2001, loan commitments were $1.113 billion and letters of credit were $54 million. These commitments are not reflected in the consolidated financial statements. No material losses are expected to result from these transactions.

Litigation
At December 31, 2002, various legal actions and proceedings were pending against Old National and its affiliates. These actions and proceedings are incidental to its business and are not expected to have a material adverse effect upon the consolidated financial position or results of operations of Old National or its affiliates.

NOTE 16 - REGULATORY RESTRICTIONS

Restrictions On Cash And Due From Banks
Old National's affiliate bank is required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment purposes. The reserve balances at December 31 were $52.2 million in 2002 and $61.9 million in 2001.

Restrictions On Transfers From Affiliate Bank
Regulations limit the amount of dividends an affiliate bank can declare in any year without obtaining prior regulatory approval. At December 31, 2002, prior regulatory approval would be required for Old National's affiliate bank. Such approval has been regularly provided as the affiliate bank exceeds the regulatory definition of well-capitalized.

Capital Adequacy
For additional information on capital adequacy see Table 14 in Management's Discussion and Analysis.

p44 Old National Bancorp

NOTE 17 - PARENT COMPANY

FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp (dollars in thousands):

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEET
----------------------------------------------------------------------
                                                   December 31,
                                                 2002       2001
----------------------------------------------------------------------
Assets
Deposits in affiliate bank                     $    127   $     69
Deposits in banks                                     8          8
Investments at fair value                           999     17,607
Investment in affiliates:
  Bank, including purchase accounting
  goodwill of $5,102 in 2002 and 2001           751,052    684,915
  Non-banks                                      75,280      6,041
Advances to affiliates                           77,807     42,556
Other assets                                     73,475     32,340
----------------------------------------------------------------------
  Total assets                                 $978,748   $783,536
======================================================================
Liabilities and Shareholders' Equity
Other liabilities                              $ 29,838   $ 12,001
Medium-term notes                                58,200     82,300
Guaranteed preferred beneficial interests in
  subordinated debentures                       150,000     50,000
Shareholders' equity                            740,710    639,235
----------------------------------------------------------------------
  Total liabilities and shareholders' equity   $978,748   $783,536
======================================================================

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED STATEMENT OF INCOME
-------------------------------------------------------------------------
                                          Years Ended December 31,
                                      2002         2001         2000
-------------------------------------------------------------------------
Income
Dividends from affiliates          $  71,550    $ 145,500    $ 108,737
Other income                           2,263        1,171          577
Other income from affiliates          22,311       28,108       21,212
-------------------------------------------------------------------------
  Total income                        96,124      174,779      130,526
-------------------------------------------------------------------------
Expense
Interest on borrowings                 9,726       10,758       10,136
Amortization of goodwill                  --          559          560
Other expenses                        19,709       28,740       25,497
-------------------------------------------------------------------------
  Total expense                       29,435       40,057       36,193
-------------------------------------------------------------------------
  Income before income taxes
   and equity in undistributed
   earnings of affiliates             66,689      134,722       94,333
Income tax benefit                    (3,417)      (4,768)      (5,248)
-------------------------------------------------------------------------
  Income before equity in
   undistributed earnings
   of affiliates                      70,106      139,490       99,581
Equity in undistributed earnings
  of affiliates                       47,826      (46,446)     (37,885)
-------------------------------------------------------------------------
Net income                         $ 117,932    $  93,044    $  61,696
=========================================================================

OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
CONDENSED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
Years Ended December 31,
                                               2002         2001         2000
--------------------------------------------------------------------------------
Cash Flows From
Operating Activities
Net income                                  $ 117,932    $  93,044    $  61,696
--------------------------------------------------------------------------------
Adjustments to reconcile net income to
  cash provided by operating activities:
   Depreciation                                   483          668          888
   Amortization of goodwill                        --          559          560
   (Increase) decrease in
    other assets                              (40,878)       1,464          651
   Increase (decrease) in
    other liabilities                          17,837        1,460         (598)
   Equity in undistributed
    earnings of affiliates                    (47,826)      46,446       37,885
--------------------------------------------------------------------------------
     Total adjustments                        (70,384)      50,597       39,386
--------------------------------------------------------------------------------
   Net cash flows provided by
    operating activities                       47,548      143,641      101,082
--------------------------------------------------------------------------------
Cash Flows From
  Investing Activities
Purchases of subsidiaries                     (31,863)          --           --
Purchases (sales) of investment
  securities available-for-sale                16,608      (17,584)          --
Net advances to affiliates                    (38,344)     (31,403)      19,910
Purchases of premises and equipment              (670)        (451)        (446)
--------------------------------------------------------------------------------
  Net cash flows provided by
   (used in) investing activities             (54,269)     (49,438)      19,464
--------------------------------------------------------------------------------
Cash Flows From
Financing Activities
Net payments on short-term borrowings              --           --       (5,000)
Net payments on medium-
  term notes                                  (24,100)      (1,500)     (12,500)
Proceeds from guaranteed preferred
  beneficial interest in subordinated
  debentures                                  100,000           --       50,000
Cash dividends paid                           (43,926)     (40,131)     (38,768)
Common stock repurchased                      (31,552)     (54,723)    (131,908)
Common stock reissued, net of shares
  used to convert subordinated debentures       6,357        2,126       15,581
--------------------------------------------------------------------------------
   Net cash flows provided by (used in)
    financing activities                        6,779      (94,228)    (122,595)
--------------------------------------------------------------------------------
   Net increase (decrease) in cash
    and cash equivalents                           58          (25)      (2,049)
--------------------------------------------------------------------------------
Cash and cash equivalents at beginning
  of period                                        77          102        2,151
--------------------------------------------------------------------------------
   Cash and cash equivalents at end of
    period                                  $     135    $      77    $     102
================================================================================

2002 Annual Report p45

NOTE 18 - SEGMENT INFORMATION

Old National has been divided into three reportable segments: community banking, non-bank services, and treasury. The community banking segment provides a wide range of banking services as discussed on page 14 of Management's Discussion and Analysis. The non-bank services segment combines the management and operations of trust, asset management, insurance brokerage, and investment and annuity sales. Treasury manages investments and interest rate risk and obtains nondeposit funding. The accounting policies of the segments are the same as those described in Note 1. Intersegment sales and transfers are not significant.

Summarized financial information concerning segments is shown in the following table. The "Other" column includes corporate overhead and intercompany eliminations. In 2002, the "Other" column also includes segment noninterest income of $12.5 million pretax gain and segment profit of $8.3 million after-tax gain related to the branch divestitures as discussed in Note 2. In 2001, the "Other" column includes segment noninterest expense of $9.7 million pretax loss and segment profit of $5.9 million after-tax loss related to merger and restructuring costs. In 2000, the "Other" column includes segment noninterest expense of $37.5 million pretax loss and segment profit of $25.7 million after-tax loss related to the merger and restructuring costs as discussed in
Note 19.

-------------------------------------------------------------------------------------------------------
                                 Community      Non-bank
(dollars in thousands)             Banking      Services      Treasury          Other          Total
-------------------------------------------------------------------------------------------------------
2002
Net interest income            $   298,734   $     1,901   $   (13,397)   $     2,191    $   289,429
Provision for loan losses           33,500            --            --             --         33,500
Noninterest income                  74,009        46,506        20,703         13,279        154,497
Noninterest expense                215,233        43,393             7           (788)       257,845
Income tax expense (benefit)        35,639         1,688        (8,143)         5,465         34,649
Segment profit                      88,371         3,326        15,442         10,793        117,932
Total assets                     6,024,839        43,739     3,359,323        184,655      9,612,556
-------------------------------------------------------------------------------------------------------
                                                                                                2001
Net interest income            $   281,759   $     1,221   $     5,954    $     2,365    $   291,299
Provision for loan losses           28,700            --            --             --         28,700
Noninterest income                  63,956        38,808         9,862            341        112,967
Noninterest expense                212,287        34,528           125          7,872        254,812
Income tax expense (benefit)        31,814         1,914        (3,792)        (2,226)        27,710
Segment profit (loss)               72,914         3,587        19,483         (2,940)        93,044
Total assets                     6,483,921        22,618     2,388,683        185,251      9,080,473
-------------------------------------------------------------------------------------------------------
                                                                                                2000
Net interest income            $   255,937   $       524   $    17,279    $    (3,869)   $   269,871
Provision for loan losses           26,002            --            --          3,801         29,803
Noninterest income                  60,083        39,636         4,367         (2,373)       101,713
Noninterest expense                203,895        30,059           267         31,316        265,537
Income tax expense (benefit)        29,142         4,505        (2,878)       (16,221)        14,548
Segment profit (loss)               56,981         5,596        24,257        (25,138)        61,696
Total assets                     6,772,645        46,113     1,936,497         12,493      8,767,748
-------------------------------------------------------------------------------------------------------

p46 Old National Bancorp

NOTE 19 - MERGER AND RESTRUCTURING COSTS

During the second quarter of 2001, Old National announced that it would further restructure its regional banking administrative structure and incur additional expenses in the consolidation of ANB Corporation, which it acquired in the first quarter of 2000. The restructuring of the banking operations involved consolidating the administrative structure of the banking franchise from six regions into three regions and the closure or sale of up to 10 branches. Approximately 100 positions were eliminated and the charges associated with severance, facilities, and equipment write-offs were $7.7 million. The operations and management integration plan was finalized for the ANB acquisition and additional charges of $2.0 million for personnel costs and costs of consolidating the operation function of the Trust business were recorded. The remaining restructuring charge accrual was not material as of December 31, 2002.

During the first quarter of 2000, Old National closed two mergers, finalized the charter consolidation efforts which began in 1999, and recorded related merger and restructuring charges of $22.5 million. Included in these charges were merger-related costs, system conversion costs, balance sheet restructuring, elimination of duplicate or unnecessary facilities, centralization of certain support functions, and personnel severance costs related to these items. During the third quarter of 2000, Old National completed an asset sale and reinvestment program designed to shorten the duration of its investment and fixed-rate mortgage loan portfolios. Approximately $600 million of mortgage-backed securities and residential mortgage loans were sold during the quarter with $500 million of the proceeds reinvested in shorter duration investments. The remainder of the net proceeds was used to reduce borrowings and fund commercial loan growth. The components of the charges are shown below (dollars in thousands):

---------------------------------------------------------
                                       Years Ended
                                       December 31,
                                      2001      2000
---------------------------------------------------------
Professional fees                   $   428   $ 5,744
Severance and related costs           6,477     4,501
Fixed asset write-downs               2,047     3,687
Losses on sale of securities             --    15,277
Losses on sale of loans                  --     6,407
Other                                   751     1,887
---------------------------------------------------------
  Included in noninterest expense     9,703    37,503
Provision for loan losses                --     3,801
---------------------------------------------------------
  Total                             $ 9,703   $41,304
=========================================================

2002 Annual Report p47

OLD NATIONAL DIRECTORS AND EXECUTIVE MANAGEMENT


Board of Directors

David L. Barning                  Ronald B. Lankford
Retired                           Retired

Richard J. Bond                   Lucien H. Meis
Retired                           President
                                  Meis Ventures, Inc.
Alan W. Braun
Chairman and                      Louis L. Mervis
Chief Executive Officer           President
Industrial Contractors, Inc.      Mervis Industries, Inc.

Larry E. Dunigan                  James A. Risinger
Chief Executive Officer           Chairman, President, and
Holiday Management Company        Chief Executive Officer
                                  Old National Bancorp
David E. Eckerle
Retired                           John N. Royse
                                  Retired

Niel C. Ellerbrook                Marjorie Z. Soyugenc
Chairman and                      Executive Director and
Chief Executive Officer           Chief Executive Officer
Vectren Corporation               Welborn Foundation, Inc.

Douglas D. French                 Kelly N. Stanley
President and                     President and
Chief Executive Officer           Chief Executive Officer
Ascension Health                  Ontario Corporation

Andrew E. Goebel                  Charles D. Storms
President and                     President and
Chief Operating Officer           Chief Executive Officer
Vectren Corporation               Red Spot Paint & Varnish Co., Inc.

Phelps L. Lambert
Partner, Bush & Lambert
Real Estate Development


Chairman's Committee

James A. Risinger                        Christopher L. Melton
Chairman, President, and                 Executive Vice President and Chairman,
Chief Executive Officer                  President, and Chief Executive Officer,
                                         Old National Signature Group
Thomas F. Clayton
Executive Vice President,                Daryl D. Moore
Administration and Operations            Executive Vice President and
                                         Chief Credit Officer
Michael R. Hinton
Executive Vice President,                John S. Poelker
Banking Operations                       Executive Vice President and
                                         Chief Financial Officer
Annette W. Hudgions
Executive Vice President and
President and Chief Executive Officer,
Old National Service Division






Signature Group Management

Kenneth J. Ellspermann                     Caroline J. Ellspermann
President, ONB Investment Services, Inc.   President, Old National
                                           Signature Select Group
Thomas M. Fields
President, ONB Insurance Group, Inc.       John C. Silletto
                                           President,
Scott B. Harsh                             Signal Capital Management, Inc.
President and
Chief Executive Officer,                   Kim T. Stacey
Fund Evaluation Group, LLC                 President, Old National
                                           Trust Company
Cynthia K. McDonald
Chief Financial and                        John W. Terrill
Chief Administrative Officer               Chairman and
                                           Chief Executive Officer,
                                           ONB Insurance Group, Inc.


Mortgage Company Management

Mark E. Faris
President and
Chief Executive Officer

Bank Management

Northern Region                            Southern Region

Jerome J. Gassen                           John W. Stanley
Regional Chief Executive Officer           Regional Chief Executive Officer

Richard T. Pittelkow                       Wayne F. Henning
Western Communities                        Evansville Metro
Chief Operating Officer                    Chief Operating Officer

                                           Sanford L. Peyton
                                           Southern Communities
                                           Chief Operating Officer
                                           Shareholder Information


p48 Old National Bancorp

SHAREHOLDER INFORMATION


ANNUAL MEETING
The Annual Meeting of Shareholders will be held Thursday, April 24, 2003 at 10:30 a.m. Central Daylight Time at The Centre, 715 Locust Street, Evansville, Indiana.

CORPORATE OFFICE
420 Main Street
Evansville, Indiana 47708
812-461-9387
www.oldnational.com

STOCK INFORMATION
Old National stock is traded on the New York Stock Exchange (NYSE) under the ticker symbol ONB.

The Stock Transfer Agent is:
Old National Bancorp
Post Office Box 929
Evansville, Indiana, 47706-0929

In December 2002, a 5% stock dividend was declared to shareholders of record on January 6, 2003. There were 25,718 shareholders of record as of December 31, 2002.

STOCK PURCHASE AND DIVIDEND
REINVESTMENT PLAN
The company offers a direct stock purchase and dividend reinvestment plan to all interested investors. For information concerning this convenient method of purchasing shares of stock, contact:

Shareholder Services Department
Old National Bancorp
Post Office Box 929
Evansville, Indiana 47706-0929
812-464-1296
800-677-1749
shareholderservices@oldnational.com

ADDITIONAL INFORMATION
Shareholders and interested investors may obtain information about the company upon written request or by calling:

Lynell J. Walton, CPA
Assistant Vice President
Old National Bancorp
Post Office Box 718
Evansville, Indiana 47705-0718
812-464-1366

EQUAL OPPORTUNITY EMPLOYER
The company maintains its commitment to equal opportunity and affirmative action in employment practices, policies, and procedures and pledges to recruit, hire, train, and promote individuals in all job classifications without regard to race, color, religion, age, sex, national origin, disability, or veteran status.

Old National's shares were listed on the New York Stock Exchange (NYSE) on February 15, 2002. The table below lists the NASDAQ price quotes, share volume and dividend data from January 1, 2001 to February 14, 2002. The NYSE price quotes, share volume and dividend data are used from February 15, 2002 to December 31, 2002.*

                                  2002                                     2001
------------------------------------------------------------------------------------------------
                   Price Per Share      Share Dividend    Price Per Share       Share Dividend
                    High      Low      Volume Declared      High      Low      Volume Declared
------------------------------------------------------------------------------------------------
First Quarter    $ 23.48  $ 22.37   2,557,275   $ 0.16   $ 26.19  $ 19.05   5,310,682   $ 0.15
Second Quarter     24.74    22.90   2,612,295     0.16     24.17    18.47   4,330,219     0.15
Third Quarter      25.24    21.72   3,193,050     0.18     24.10    21.31   4,398,057     0.16
Fourth Quarter     24.19    21.89   3,386,460     0.19     23.50    21.41   3,146,231     0.16
------------------------------------------------------------------------------------------------

* Data adjusted for all stock dividends, including a 5% stock dividend to shareholders of record on January 6, 2003, distributed on January 27, 2003.